Exhibit 99.1

Dear Stockholder:

I am pleased to inform you that the board of directors of Fidelity National Financial, Inc. (“FNF”) has approved the spin-off of our subsidiary, J. Alexander’s Holdings, Inc. J. Alexander’s Holdings, Inc. owns and operates three complementary upscale dining restaurant concepts. Each holder of FNFV Group common stock (“FNFV common stock”) will receive 0.17229 shares of J. Alexander’s Holdings, Inc. common stock for every one share of FNFV common stock held on September 22, 2015, the record date for this transaction.

The spin-off transaction will separate FNF and J. Alexander’s Holdings, Inc. into two distinct businesses with separate ownership and management. We believe this transaction will better enable both companies to capitalize on significant opportunities for growth. FNF will continue to focus on its title insurance, mortgage servicing technology, and other businesses. J. Alexander’s Holdings, Inc. will emerge as an independent, publicly-owned company and pursue its growth strategies and prioritize investment spending as it sees fit, without having to compete for capital or senior management resources with other FNF businesses. This transaction will provide holders of FNFV common stock with separate and distinct ownership interests in both FNF and J. Alexander’s Holdings, Inc., each with management teams focused on the unique needs and opportunities of their respective businesses. Certain executives of FNF will continue to provide consulting services to J. Alexander’s Holdings, Inc. pursuant to a Management Consulting Agreement described in the attached information statement.

The spin-off transaction will be in the form of a pro rata dividend to holders of FNFV common stock. The dividend will represent 100% of the common stock of J. Alexander’s Holdings, Inc. owned by FNF. FNF currently owns 87.44% of the issued and outstanding shares of capital stock J. Alexander’s Holdings, Inc.

Holders of FNFV common stock are not required to vote on or take any other action in connection with the spin-off transaction. Accordingly, you do not need to take any action to receive the shares of common stock of J. Alexander’s Holdings, Inc. to which you will be entitled as a holder of FNFV common stock. You do not need to pay any consideration or surrender or exchange your shares of FNFV common stock in connection with the spin-off transaction.

We expect that the spin-off transaction will be tax-free to stockholders and intend to complete the spin-off transaction only if we receive a favorable opinion of our tax advisor confirming the spin-off transaction’s tax-free status. The spin-off is also subject to other conditions, including the approval of the listing of the common stock of J. Alexander’s Holdings, Inc. on The New York Stock Exchange.

We encourage you to read the attached information statement, which is being provided to all holders of FNFV common stock. It describes the spin-off transaction in detail and contains important business and financial information about J. Alexander’s Holdings, Inc.

We believe the spin-off transaction is a positive event for our businesses and our stockholders. We look forward to your continued support as a stockholder of FNF and remain committed to working on your behalf to build long-term stockholder value.

Sincerely,

Raymond R. Quirk

Chief Executive Officer

September 8, 2015

Dear Future J. Alexander’s Holdings, Inc. Stockholder,

On behalf of the entire team at J. Alexander’s Holdings, Inc., I want to welcome you as a future stockholder. Our business consists of three complementary upscale dining restaurant concepts: J. Alexander’s, Redlands Grill and Stoney River Steakhouse and Grill. For more than 20 years, the J. Alexander’s team has provided its guests a quality dining experience with a contemporary American menu and high levels of customer service in restaurants with an attractive ambiance. As of the date hereof, we operate 41 locations across 14 states. During recent years, we have increased the number of restaurants we operate, increased same store sales and expanded our geographic reach.

As an independent, publicly-owned company, we believe we can more effectively execute on our strategic plans and deliver long-term value to you as a stockholder.

I encourage you to learn more about J. Alexander’s Holdings, Inc. and the strategies we are pursuing by reading the attached information statement. We look forward to our future as an independent, public company and your continued support as a J. Alexander’s Holdings, Inc. stockholder.

Sincerely,

Lonnie J. Stout II

President and Chief Executive Officer

September 8, 2015

INFORMATION STATEMENT

Distribution of Common Stock of

J. Alexander’s Holdings, Inc.

Fidelity National Financial, Inc. (“FNF”) is furnishing this information statement to the holders of FNFV Group common stock (“FNFV common stock”) in connection with the distribution by FNF to the holders of FNFV common stock of all of the issued and outstanding shares of common stock, par value $0.01 per share, of J. Alexander’s Holdings, Inc. held by FNF.

In this distribution, FNF will distribute the shares of J. Alexander’s Holdings, Inc. common stock on a pro rata basis to the holders of FNFV common stock. As a holder of FNFV common stock, you will receive 0.17229 shares of J. Alexander’s Holdings, Inc. common stock for every one share of FNFV common stock that you hold at the close of business on September 22, 2015, the record date for the distribution. You will receive cash in lieu of any fractional share of J. Alexander’s Holdings, Inc. common stock that you would otherwise have received. As discussed more fully in the “Distribution” section of this information statement, if you sell shares of FNFV common stock in the “regular way” market between September 18, 2015 and September 28, 2015, the distribution date, you will also be selling your right to receive shares of J. Alexander’s Holdings, Inc. common stock in the distribution. Immediately after the distribution is completed, J. Alexander’s Holdings, Inc. will be an independent, public company.

No stockholder action is necessary for you to receive the shares of J. Alexander’s Holdings, Inc. common stock to which you are entitled in the distribution. This means that you do not need to pay any consideration to FNF or to us for the shares of J. Alexander’s Holdings, Inc. common stock to be distributed to you and you do not need to surrender or exchange any shares of FNFV common stock to receive your shares of J. Alexander’s Holdings, Inc. common stock.

There is currently no trading market for J. Alexander’s Holdings, Inc. common stock. On September 18, 2015, shares of our common stock are expected to begin trading on a “when-issued” basis. We expect that “when-issued” trading will begin on or shortly before the record date and continue up to and including the distribution date, after which time all shares of our common stock will be traded on a regular settlement basis, or “regular-way” trading, on The New York Stock Exchange (“NYSE”) under the ticker symbol “JAX.” We cannot predict the trading prices for J. Alexander’s Holdings, Inc. common stock before, on or after the distribution date.

As you review this information statement, you should carefully consider the matters described in the “Risk Factors” section beginning on page 27.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell nor does it seek an offer to buy any securities.

The date of this information statement is September 8, 2015.

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INDUSTRY AND MARKET DATA

This information statement contains industry and market data, forecasts and projections that are based on internal data and estimates, independent industry publications, reports by market research firms or other published independent sources. In particular, we have obtained information regarding the restaurant industry from the National Restaurant Association (“NRA”) and Technomic, Inc. (“Technomic”). NRA is the largest foodservice trade association in the world, supporting nearly 500,000 restaurant businesses. Technomic is a national consulting market research firm. Other industry and market data included in this information statement are from internal analyses based upon data available from known sources or other proprietary research and analysis.

We believe the data used in this information statement to be reliable as of the date of this information statement, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified the market and industry data obtained from these third-party sources. Our internal data and estimates are based upon information obtained from trade and business organizations, other contacts in the markets in which we operate and our management’s understanding of industry conditions. Though we believe this information to be true and accurate, such information has not been verified by any independent sources. You should carefully consider the inherent risks and uncertainties associated with the market and other industry data contained in this information statement, including those discussed under the heading “Risk Factors” beginning on page 27 of this information statement.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own the trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. This information statement may also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, our trademarks, service marks, trade names and copyrights referred to in this information statement are listed without the TM, SM, © and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

BASIS OF PRESENTATION

Our fiscal year ends on the Sunday closest to December 31, and each quarter typically consists of 13 weeks. The period January 2, 2012 through September 30, 2012 included 39 weeks of operations, and the period October 1, 2012 through December 30, 2012 included 13 weeks of operations. Fiscal years 2013 and 2014 included 52 weeks of operations. Each of the six months ended June 28, 2015 and June 29, 2014 included 26 weeks of operations. All financial information herein relating to periods prior to the completion of the reorganization transactions described herein is that of J. Alexander’s Holdings, LLC and its consolidated subsidiaries. Financial information through and including September 30, 2012, the date Fidelity National Financial, Inc. (“FNF”) acquired J. Alexander’s Corporation (“JAC”) for accounting purposes, is referred to as “Predecessor” company information, which has been prepared using the previous basis of accounting. The financial information for periods beginning on or after October 1, 2012 is referred to as “Successor” company information and reflects the financial statement effects of recording fair value adjustments and the capital structure resulting from FNF’s acquisition of JAC.

Financial and operating information for all periods presented has been adjusted to reflect the impact of discontinued operations for comparative purposes.

References to our same store restaurants and same store sales or average weekly same store sales in this information statement refer to sales from our restaurants in operation at the end of the period which have been open for longer than 18 consecutive months prior to the end of a specified period.

CERTAIN DEFINITIONS

Unless otherwise expressly indicated in this information statement or the context otherwise requires:

•	references to “J. Alexander’s Holdings, Inc.” and the “issuer” refer to J. Alexander’s Holdings, Inc., a Tennessee corporation, and not to any of its subsidiaries;

•	references to “J. Alexander’s Holdings, LLC,” refer to J. Alexander’s Holdings, LLC, a Delaware limited liability company, the sole owner of J. Alexander’s, LLC;

•

references to “J. Alexander’s, LLC” refer to J. Alexander’s, LLC, a Tennessee limited liability company, which is a wholly owned subsidiary of J. Alexander’s Holdings, LLC and, together with its subsidiaries (which we refer to as our “Operating Subsidiaries”), conducts all of our business operations; J. Alexander’s, LLC is the successor upon conversion of J. Alexander’s Corporation, which we refer to as “JAC”);

•

references to the “company,” “we,” “us” and “our” refer to J. Alexander’s Holdings, Inc. and its consolidated subsidiaries, including J. Alexander’s Holdings, LLC and J. Alexander’s, LLC, and the Operating Subsidiaries, giving effect to the reorganization transactions described below;

•	references to “FNF” refer to Fidelity National Financial, Inc., a Delaware corporation, our parent company;

•

references to “FNFV” refer to Fidelity National Financial Ventures, LLC, a Delaware limited liability company and wholly owned subsidiary of FNF, and its predecessor, Fidelity National Special Opportunities, Inc., a Delaware corporation, which converted into FNFV in May 2014;

•

references to the “Management Consultant” refer to Black Knight Advisory Services, LLC, a Delaware limited liability company, which is owned by certain directors and executive officers of FNFV and J. Alexander’s Holdings, Inc., and which provides business consulting services to us;

•	references to the “Management Consulting Agreement” refer to the Management Consulting Agreement between us and the Management Consultant.

•	references to “Newport” refer to Newport Global Opportunities Fund AIV-A LP, a Delaware limited partnership, whose investment manager is Newport Global Advisors LP; and

•	references to “FNH” refer to Fidelity Newport Holdings, LLC, a Delaware limited liability company and a joint venture owned by FNFV, Newport and certain individuals.

NON-GAAP FINANCIAL MEASURES

In this information statement, we use the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”):

“Adjusted EBITDA,” defined as net income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items, is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

“Restaurant Operating Profit,” defined as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses, is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in this information statement in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or net cash provided by operating, investing or financing activities, each as presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is included in this information statement under the heading “Information Statement Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data.”

SUMMARY

This summary highlights selected information from this information statement relating to our company. For a more complete understanding of our business, the separation and the distribution, you should carefully read this entire information statement, including the “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations” sections and our combined historical and pro forma financial statements and notes to those statements appearing elsewhere in this information statement.

Unless otherwise indicated, the information included in this information statement assumes the completion of the separation of our company from FNF (the “separation”) and the distribution of our common stock to holders of FNFV common stock (the “distribution”).

Our Company

We own and operate three complementary upscale dining restaurant concepts: J. Alexander’s, Redlands Grill and Stoney River Steakhouse and Grill (“Stoney River”). For more than 20 years, J. Alexander’s guests have enjoyed a contemporary American menu, polished service and an attractive ambiance. In February 2013, our team brought our quality and professionalism to the steakhouse category with the addition of the Stoney River concept. Stoney River provides “white tablecloth” service and food quality in a casual atmosphere at a competitive price point. Our newest concept, Redlands Grill, offers guests a different version of our contemporary American menu and a distinct architectural design and feel.

Our business plan has evolved over time to include a collection of restaurant concepts dedicated to providing guests with what we believe to be the highest quality food, high levels of professional service and a comfortable ambiance. By offering multiple restaurant concepts and utilizing unique non-standardized architecture and specialized menus, we believe we are positioned to continue to scale and grow our overall restaurant business in an efficient manner in urban and affluent suburban areas. We want each of our restaurants to be perceived by our guests as a locally- managed, stand-alone dining experience. This multiple concept strategy permits us to successfully operate each of our concepts in the same geographic market and avoid being perceived as a “chain,” which we believe is less than ideal in the upscale segment of the restaurant industry. If this strategy continues to prove successful, we may expand beyond our current three concepts in the future.

While each concept operates under a unique trade name, each of our restaurants is identified as a “J. Alexander’s Holdings” restaurant. As of June 28, 2015, we operated a total of 41 locations across 14 states. To further expand our multiple concept strategy, we are currently planning to transition between 12 and 15 of our J. Alexander’s restaurants to Redlands Grill restaurants. Other restaurant locations may be added or converted in the future as we determine how best to position our multiple concepts in a given geographic market.

We believe our concepts deliver on our customers’ desire for freshly-prepared, high quality food and high quality service in a restaurant that feels “unchained” with architecture and design that varies from location to location. As a result, we have delivered strong growth in same store sales, average weekly sales, net sales and Adjusted EBITDA. Through our combination with Stoney River, we have grown from 33 restaurants across 13 states in 2008 to 41 restaurants across 14 states as of June 28, 2015. Our growth in same store sales since 2008 has allowed us to invest significant amounts of capital to drive growth through the continuous improvement of existing locations, the development of plans to open new restaurants, and the hiring of personnel to support our growth plans.

Our J. Alexander’s restaurants have generated 22 consecutive fiscal quarters of positive same store sales growth, which we believe demonstrates the strength of that concept. We have grown the average weekly sales at our J. Alexander’s concept from approximately $88,400 in 2008 to approximately $107,000 in 2014, representing an increase of 21.0% over that time period. We have also grown the average weekly sales at the Stoney River locations since February 2013, even while implementing significant operational and remodeling improvements. From 2008 to 2014, our annual net sales (not including restaurants categorized as discontinued operations) increased from $137,622,000 to $202,233,000 and Adjusted EBITDA increased from $10,494,000 to $22,358,000. We generated net income of $105,000 in 2008 and $8,515,000 in 2014. For the six-month period ended June 28, 2015, our net sales were $109,275,000 and our net income was $5,514,000. For a definition and reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, see “—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data.”

(1)

Adjusted EBITDA presented for the 2012 period, as adjusted. See - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Year Ended December 29, 2013 Compared to Supplemental Pro Forma MD&A Information for the Year Ended December 30, 2012 for a discussion of the adjustments included.

(2)	Stoney River is reflected in the 2014 and YTD through June 28, 2015 periods only.

Our Concepts

J. Alexander’s

J. Alexander’s was founded in 1991 in Nashville, Tennessee and for more than 20 years has offered a quality upscale dining experience with a contemporary American menu in an environment with an attractive ambiance. At J. Alexander’s, we pride ourselves on our attentive, highly professional service. The J. Alexander’s menu focuses on made-from-scratch menu items created with high quality, fresh ingredients. It features prime rib of beef, hardwood-grilled steaks, seafood and chicken, pasta, salads, soups, and assorted sandwiches, appetizers and desserts. The menu is complemented by a broad wine list with several exclusive offerings and signature cocktails. Each restaurant is open for lunch and dinner seven days a week and had an average check per guest of $29.69 in 2014. As of June 28, 2015, we operated 21 J. Alexander’s locations. We plan to transition a total of 12 to 15 of the original J. Alexander’s locations to the Redlands Grill concept by the end of fiscal 2015.

Stoney River Steakhouse and Grill

Stoney River was founded in 1996 in Atlanta, Georgia and is a steakhouse concept that seeks to provide the quality and service of a fine dining steakhouse at a more reasonable price point. Stoney River has a high quality steakhouse menu, but unlike many steakhouse competitors, the menu is not “a la carte” and every steak comes with a side item. The menu is broader than many steakhouses, and includes house specialties ranging from pasta and chicken to shrimp, salmon and baby back ribs, complemented by an extensive wine list and signature cocktails. Each restaurant is open seven days a week for dinner and had an average check per guest of $45.31 in 2014. Stoney River has been a part of the J. Alexander’s organization since February 2013 and, as of June 28, 2015, we operated ten Stoney River locations.

Redlands Grill

We have been working on the development of the Redlands Grill for over twelve months, and began the rollout in the first quarter of 2015. Redlands Grill offers a broad contemporary American cuisine featuring expanded menu offerings on a seasonal or rotational basis, including made-from-scratch flatbreads, sushi, and a strong emphasis on farm-to-table seasonal vegetables. Each restaurant is open for lunch and dinner seven days a week. Menu items are priced similarly to those at J. Alexander’s restaurants. As of June 28, 2015, we operated 10 Redlands Grills and plan to transition a total of 12 to 15 former J. Alexander’s locations to this concept by the end of fiscal 2015.

Competitive Landscape

The full-service restaurant business is highly competitive and highly fragmented, and the number, size and strength of competitors vary widely by region. We believe restaurant competition is based on quality of food products, customer service, reputation, restaurant décor, location, reputation and price. Each of our restaurant concepts compete with a number of other restaurants within each market location, including both locally-owned restaurants and restaurants that are part of regional or national chains. J. Alexander’s and Redlands Grill also compete with regional and national restaurant chains that market to the upscale restaurant customer, such as Del Frisco’s Grill, Kona Grill and Seasons 52. The principal competitors for our Stoney River concept include locally-owned upscale steakhouses. Stoney River also competes with the national “white tablecloth” steakhouse chains that market to the upscale steakhouse customer, such as The Capital Grille, Smith & Wollensky, The Palm, Ruth’s Chris Steak House, Morton’s The Steakhouse, Del Frisco’s and Fleming’s Prime Steakhouse and Wine Bar. Our concepts also compete with additional restaurants in the broader upscale and polished casual dining segments.

Our Strengths

Over our more than 20-year operating history, we have developed and refined the following strengths:

Three Distinct Yet Complementary Concepts

J. Alexander’s, Redlands Grill and Stoney River are concepts with more than 40 years of combined history, strong brand value and exceptional customer loyalty in their core markets. All three restaurant concepts blend what we believe are the best attributes of fine and casual dining: a focus on high quality food made with fresh ingredients in a scratch kitchen, exceptional service, diverse menus and individualized interior and exterior design unique to each community. Each concept has a distinct identity, and the differentiation in menu and restaurant design is substantial enough that they can successfully operate in the same markets or retail locations.

Over time, we anticipate that we will continue to grow with our multi-branding strategy. Each restaurant concept will have 15 to 20 restaurants competing in the upscale casual dining segment of the restaurant industry. All of our restaurants will take advantage of our professional service system, made-from-scratch high-quality menu items, and unique architectural designs supported by upscale ambiance. We believe that this strategy will increase our national footprint and overall competitive advantage.

Delivering a Superior Dining Experience with the Highest Quality Service at a Reasonable Price Point

Our concepts seek to provide a high quality dining experience that appeals to a wide range of consumer tastes at reasonable price points, which we believe helps us to cultivate long-term, loyal guests who place a premium on the price-value relationships that our concepts offer.

Premium, Freshly Made Cuisine

Each of our concepts is committed to preparing high quality food from innovative menus. We are selective in the grade and freshness of our ingredients and in our menu offerings. Substantially all the protein and vegetables we use are delivered fresh to our restaurants and are not frozen in transport or in storage prior to being served, and are predominately preservative and additive-free. Virtually all of our made-to-order menu items are prepared from scratch. Stocks, sauces and desserts are made in-house daily. Our food menus are complemented by comprehensive wine lists that offer both familiar varietals as well as wines exclusive to our restaurants. While each menu has its own distinctive profile, we strive to continuously innovate with new ingredients and local “farm-to-table” produce to provide limited-time featured items to keep the experience new and interesting for our guests. Quality control is a key part of our mission and we have developed a taste plate process at all of our restaurants whereby all of our menu items are taste-tested daily by restaurant managers to ensure they meet our presentation and taste standards.

Outstanding Service

Prompt, courteous and efficient service delivered by a knowledgeable staff is an integral part of each of our concepts. Our goal is to have all staff working together to achieve the highest guest satisfaction, and we believe that our low table-to-server ratio, when coupled with team serving by a dedicated staff, ensures that our guests receive exceptional service.

Sophisticated Experience

Our concepts use a variety of architectural designs and building finishes to create beautiful, upscale décor with contemporary and timeless finishes. We are aggressive with our repair and maintenance program in all locations, ensuring that no restaurant ever looks “highly trafficked” or dated. This results in a reduced need for periodic major remodels to reimage a given location to acceptable standards.

Attractive Unit Economics and Consistent Execution

We believe that we have a long standing track record of consistently producing high average unit sales volumes and have proven the viability of our concepts in multiple markets and regions. We have successfully increased our average unit volumes at a compound annual growth rate of 3.2% from approximately $4,600,000 in 2008 to approximately $5,600,000 in 2014 for the J. Alexander’s concept. Our highest volume J. Alexander’s restaurant generated approximately $8,400,000 in net sales in

2014. From 2008 to 2014, we have increased our Restaurant Operating Profit Margin (as defined herein) at J. Alexander’s by 5.9% to 15.7%. Since we began operating Stoney River, we have been able to increase the average weekly sales and Restaurant Operating Profit Margin at our Stoney River restaurants even while implementing significant operational improvements and remodeling several locations. We believe that additional remodels of locations in each of our concepts will contribute to increases in same store sales. Once operational for 36 months, we are targeting average unit volumes and Restaurant Operating Profit Margins for new locations to exceed system-wide fiscal year 2014 levels for all of our concepts.

Strong Cultural Focus on Continuous Training

We believe that our stringent hiring standards, coupled with our extensive and continuous training programs for all employees, provide our guests with outstanding service at each of our concepts. We prefer to hire general managers and regional management from within the organization; currently approximately 55% of those roles are filled by individuals promoted from within. We also seek to hire general manager prospects from top U.S. culinary and hospitality programs and train them in our systems and processes, which can be a three to five-year process. We believe that our hiring and training, and our focus on internal promotion help to ensure that our culture of excellent service is thoroughly disseminated throughout our organization.

Sophisticated and Scalable Back Office and Operations

Our back office and operations have developed over the last 20 years to provide us with advantages in our purchasing and shared services model. Most of our protein purchases are negotiated directly with our suppliers. Direct relationships with vendors provide us with cost and flexibility advantages that may not be available from third party distributors. We also have a shared service model for our back office that has centralized certain functions for all of our concepts at our corporate headquarters. Services shared between our concepts include staff training and recruiting, real estate development, purchasing, human resources, information technology, finance and accounting. From our vendor team to our shared services model, we believe that we have developed a scalable platform with the bench strength to support our planned growth with limited additions.

Experienced Management Team

We are led by a management team with significant experience in all aspects of restaurant operations. Our team of industry veterans at the executive level has an average of 30 years of restaurant experience. Our 41 general managers have an average tenure of approximately 9.8 years at J. Alexander’s, 10.6 years at Redlands Grill, and 6.1 years at Stoney River as of July 2015. Despite a challenging economic environment, this management team has achieved 22 consecutive fiscal quarters of same store sales growth at the J. Alexander’s concept, improved restaurant-level performance, integrated Stoney River operations and established new restaurant development efforts.

In addition, pursuant to the Management Consulting Agreement, we will continue to be able to leverage key management resources of FNF which have contributed significantly to our growth and financial performance since we were acquired by FNF in 2012.

Our Growth Strategies

We believe that there are significant opportunities to grow our business, strengthen our competitive position and enhance our concepts through the implementation of the following strategies:

Deliver Consistent Same Store Sales Growth Through Continuing to Provide High Quality Food and Service

We believe we will be able to continue to generate same store sales growth by consistently providing an attractive price/value proposition for our guests through excellent service in an upscale environment. We remain focused on delivering freshly prepared, contemporary American cuisine, with exceptional quality and service for the price, while continuing to explore ways to increase the flexibility of dining options for our guests. We will continue to adapt to changing consumer tastes and incorporate local offerings to reinforce our boutique restaurant feel through limited-time featured food and drink offerings and potential menu additions. We also have a program of continuous investment in all of our locations to maintain our store images at the highest level to ensure a consistent guest experience across all concepts. We believe that our level of repair and maintenance expense, coupled with our planned remodeling schedule, will also contribute to improvements in same store sales.

Pursue Disciplined New Restaurant Growth in Target Markets

We believe that upscale casual dining has significant growth potential and we are in the early stages of our growth story. We have built a scalable infrastructure, successfully grown J. Alexander’s, commenced the conversion of certain J. Alexander’s to Redlands Grill, and completed the integration of the Stoney River locations. Historically, we have focused on organic growth, but in 2013, we began to establish a new restaurant development pipeline. The first of our new restaurant openings occurred in Columbus, Ohio in the fourth quarter of 2014, and we have two additional new sites under lease as of July 2015. We believe that there are significant opportunities to grow our concepts in both existing and new markets nationwide where we believe we can generate attractive unit economics. Developing the Redlands Grill concept is expected to further accelerate our growth as it will allow us to open additional restaurants in growing markets in which we already operate a J. Alexander’s and/or a Stoney River.

We are constantly evaluating potential sites for new restaurant openings and currently have approximately 30 locations in approximately 20 separate markets under various stages of review and development. We believe that having a large number of sites under review at any one time is necessary in order to meet our development goals. In our experience, sites under analysis often will not result in a new restaurant location for any number of reasons, including the delay or cancelation of larger development projects on which a future restaurant may depend, the loss of potential site locations to competitors or our ultimate determination that a site under review is not appropriate for one of our concepts. We believe that the number of available and potential sites under review by us, the anticipated cost of opening a new restaurant location, and the capital resources anticipated to be available to us following completion of the distribution will support four to five new restaurant openings annually starting in 2016. However, our ability to open any particular number of restaurants in any calendar year is dependent upon many factors, risks and uncertainties beyond our control as discussed more fully elsewhere in this information statement under the heading “Risk Factors—Risks Related to Our Business.”

Leverage Our Infrastructure to Enhance Profitability

We believe that we have a scalable infrastructure and can continue to expand our margins as we execute our strategy, particularly as we continue to improve the operations at the Stoney River locations. While each of our restaurant concepts has independent store-level operations, we use our shared services platform to conduct many of the training, quality control and administrative functions for our concepts. We believe that this approach will enhance our profitability as we grow. We believe we have the personnel in place to support our current growth plan without significant additional investments in infrastructure.

Capitalization

After completion of the distribution by FNF of our common stock, which we refer to as the “spin-off” or “distribution”, our outstanding capital stock will consist of approximately 15 million shares of common stock. Stockholders will hold shares of common stock of J. Alexander’s Holdings, Inc., the sole managing member of J. Alexander’s Holdings, LLC. See “Description of Capital Stock.”

History and Corporate Structure

The first J. Alexander’s restaurant opened in 1991 in Nashville, Tennessee. From 1991 to 2012, J. Alexander’s was owned and operated by JAC, the predecessor to J. Alexander’s, LLC, and grew from a single location in 1991 to 33 restaurants located in Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.

Stoney River was founded by a group of entrepreneurs in Atlanta, Georgia in 1996. In 2000, O’Charley’s, Inc. (“O’Charley’s”) acquired Stoney River, which at that time operated two restaurant locations in suburban Atlanta, Georgia. From 2000 until 2012, O’Charley’s owned and operated Stoney River, adding additional locations in Georgia, Illinois, Kentucky, Maryland, Missouri and Tennessee.

In April of 2012, FNFV acquired O’Charley’s and in May of that year transferred its ownership in O’Charley’s to FNH. In September of 2012, FNFV acquired JAC and in February 2013, JAC was transferred to J. Alexander’s Holdings, LLC, then a newly formed, wholly owned subsidiary of FNFV. In February of 2013, FNH transferred the Stoney River Assets (as defined herein) to J. Alexander’s Holdings, LLC.

Redlands Grill is a new restaurant concept that we launched in the first quarter of 2015.

Corporate Structure

J. Alexander’s Holdings, Inc. was incorporated in the State of Tennessee on August 15, 2014 for the purpose of conducting an initial public offering of shares of its common stock. For reasons described in this information statement under the heading “The Distribution—Strategic Evaluation and Reasons for the Distribution,” including our long-term revenue growth objectives and desire to maximize value for holders of FNFV common stock, we terminated the offering in the second quarter of 2015. To date, J. Alexander’s Holdings, Inc. has engaged only in activities in contemplation of the terminated offering and the proposed spin-off. Prior to the completion of the spin-off, all of our business operations are being conducted through J. Alexander’s Holdings, LLC and its subsidiaries.

In anticipation of the spin-off and planned public offering, beginning in August 2014 we commenced an internal restructuring that, following the completion of the proposed spin-off, will have resulted in the following:

•	the formation of the issuer;

•	the formation of JAX Investments, Inc. (“JAX Investments”) by the issuer and the transfer to it of 1% of the Class A membership interests in J. Alexander’s Holdings, LLC;

•

the issuance of shares of common stock by us to the holders of Class A Units of J. Alexander’s Holdings, LLC, including FNFV and Newport but excluding JAX Investments, in exchange for their membership interests in J. Alexander’s Holdings, LLC; and

•

the restatement of the current limited liability company agreement of J. Alexander’s Holdings, LLC (referred to herein as the “Restated Operating Agreement”) to provide for the governance and control of J. Alexander’s Holdings, LLC by us as its sole managing member and to establish the terms upon which the Management Consultant and other holders of “Class B Units” in J. Alexander’s Holdings, LLC may exchange such “Class B Units” for shares of our common stock or, with regard to Class B Units issued to certain members of management, a cash payment, to be determined at our option.

Following the consummation of the reorganization transactions and the spin-off, we will be a holding company and through our sole managing member, will control the business and affairs of J. Alexander’s Holdings, LLC and its subsidiaries. Our principal asset will be our direct ownership of 99% of the Class A Units and an indirect ownership through JAX Investments of the remaining 1% of the Class A Units of J. Alexander’s Holdings, LLC. In addition, following the consummation of the reorganization transactions and the spin-off, we will be treated as a corporation for U.S. federal income tax purposes, while J. Alexander’s Holdings, LLC will continue to be treated as a partnership for U.S. federal income tax purposes.

In this information statement, we refer to the transactions described above as the “reorganization transactions.” For a detailed description of the reorganization transactions, including a summary of the material terms and conditions of the documents and agreements adopted or entered into in connection with the reorganization transactions, please see “Certain Relationships and Related Party Transactions.”

The diagram below summarizes our organizational structure immediately after completion of the reorganization transactions and the spin-off.

*	Members of management who were previously granted Class B Units

See “Certain Relationships and Related Party Transactions,” and “Description of Capital Stock” for more information on our corporate structure and the rights associated with our common stock and Class B Units of J. Alexander’s Holdings, LLC.

About FNF

FNF is a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters—Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York—that collectively issue more title insurance policies than any other title company in the United States. FNF also provides industry-leading mortgage technology solutions and transaction services, including MSP ®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiary, ServiceLink Holdings, LLC. In addition, FNF indirectly owns majority and minority equity investment stakes in a number of entities, including Ceridian HCM, Inc., Digital Insurance, Inc., FNH and us.

Our Principal Shareholders

Newport is a limited partnership private equity investment fund managed by Newport Global Advisors LP, a Delaware limited partnership (“Newport Global Advisors”) and its controlled affiliates. Newport Global Advisors is a registered investment advisor, with $525 million in assets under management.

Agreements with FNF and its Affiliates

In addition to the documents and agreements described above that comprise the reorganization transactions, in connection with the spin-off, we intend to enter into a Tax Matters Agreement with FNF and a Management Consulting Agreement with Black Knight Advisory Services, LLC, which is owned and controlled by certain key executive officers and directors of FNFV and J. Alexander’s Holdings, Inc. who have provided core advisory services to us since we were originally acquired by FNF. See, “Certain Relationships and Related Party Transactions” for a more complete description of the foregoing agreements.

Risk Factors

We face numerous risks and uncertainties in our operations that could have a material adverse effect on our business, results of operations and financial condition. Below is a summary of certain risk factors associated with our business that you should consider in evaluating an investment in our common stock. These risks are discussed more fully in the section titled “Risk Factors” immediately following this summary. Some of the more significant challenges and risks include the following:

•	the impact of, and our ability to react to, general economic conditions and changes in consumer preferences;

•

our ability to open new restaurants and operate them profitably, including our ability to locate and secure appropriate sites for restaurant locations, obtain favorable lease terms, attract customers to our restaurants or hire and retain personnel;

•	our ability to successfully develop and improve our Stoney River and Redlands Grill concepts;

•	our ability to successfully transition certain existing J. Alexander’s locations to Redlands Grill locations;

•	our ability to obtain financing on favorable terms, or at all;

•	the strain on our infrastructure caused by the implementation of our growth strategy;

•	the significant competition we face for customers, real estate and employees;

•	the impact of economic downturns or other disruptions in markets in which we have revenue or geographic concentrations within our restaurant base;

•	the impact of increases in the price of, and/or reductions in the availability of, commodities, particularly beef; and

•	the impact of negative publicity or damage to our reputation, which could arise from concerns regarding food safety and food-borne illnesses or other matters.

Corporate Information

We were incorporated in Tennessee on August 15, 2014. Our principal executive offices are located at 3401 West End Avenue, Suite 260, Nashville, Tennessee 37203, and our telephone number is (615) 269-1900. Our website address is www.jalexandersholdings.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this information statement.

Questions and Answers About the Distribution

Q:            Why is FNF separating its premium restaurant business from its other businesses?

A:            The board of directors of FNF believes that the separation will enable: (i) J. Alexander’s to pursue a more focused, industry-specific strategy; (ii) FNF to allocate resources and deploy capital in a manner consistent with its own priorities; (iii) better align management incentives with stockholder interests; and (iv) in the case of our upscale dining concepts, provide greater transparency for investors. Furthermore, the board of directors of FNF believes that the separation of FNF and J. Alexander’s will (i) facilitate stock acquisitions using either company’s stock and (ii) enhance the equity compensation programs of FNF and J. Alexander’s. For more information, see “The Distribution—Reasons for the Distribution.”

In deciding whether to separate its upscale dining concept business, FNF’s senior management and board of directors considered certain potentially negative factors including: (i) the disruption to J. Alexander’s operations due to the substantial time and attention required by its executive management team in connection with the restructuring transactions and agreements with FNF effectuating the separation, (ii) the increased cost associated with building out a corporate infrastructure and retention of the Management Consultant to perform functions which have historically been provided by FNF; (iii) the ongoing compliance and reporting cost of being a publicly traded company; and (iv) risks associated with no longer being part of a diversified holding company including, but not limited to, not having access to capital generated by FNF’s other businesses and becoming more susceptible to market fluctuations and other adverse events.

Q:            Why did FNF decide to separate its upscale dining concepts business now?

A:            In 2014, FNF’s senior management and board of directors undertook a strategic review of FNF’s businesses, including an assessment of the market and growth characteristics of each of its businesses and the role of each business within FNF’s overall business portfolio. FNF originally pursued an initial public offering of J. Alexander’s but, due primarily to J. Alexander’s long-term revenue growth objectives and desire to maximize value for holders of FNFV common stock, terminated the IPO in the second quarter of 2015, and determined to undertake the separation and distribution. For more information, see “The Distribution—Reasons for The Distribution.”

Q:            How will FNF accomplish the separation of (and distribution of shares in) J. Alexander’s?

A:            The separation will be accomplished through a series of transactions resulting in FNF owning 87.44% of our common stock. In the distribution, FNF will then distribute to its holders of FNFV common stock, 100% of the shares of J. Alexander’s it owns. Following the distribution, J. Alexander’s will be an independent, publicly-owned company.

Q:            What will I receive in the distribution, and when will the distribution occur?

A:            FNF will distribute 0.17229 shares of our common stock for every one share of FNFV common stock outstanding at 5:00 p.m. Eastern Time on September 22, 2015, the record date for the distribution. You will pay no consideration and will not give up any portion of your FNFV common stock to receive shares in the distribution. FNF will distribute the shares on September 28, 2015, which we refer to as the “distribution date.”

Q:            As a holder of FNFV common stock on the record date, what do I need to do to participate in the distribution?

A:            Nothing. You do not need to take any action, but we urge you to read this entire information statement carefully. No stockholder approval of the distribution is required or sought. You are not being asked for a proxy. You are not required to make any payment, surrender or exchange any of your shares of FNFV common stock or take any other action to receive your shares of our common stock.

Q:            How will fractional shares be treated in the distribution?

A:            FNF will not distribute any fractional shares of our common stock to holders of FNFV common stock. Fractional shares of our common stock to which FNFV stockholders of record would otherwise be entitled will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of the sales will be distributed pro rata to each holder who would otherwise have been entitled to receive a fractional share in the distribution. No interest will be paid on the amount paid in lieu of a fractional share. Proceeds from these sales will generally result in a taxable gain or loss to those stockholders. If you are entitled to receive cash proceeds from fractional shares, you should consult your tax advisor as to your particular circumstances. The tax consequences of the distribution are described in more detail under “The Distribution—Material U.S. Federal Income Tax Consequences of the Distribution.”

Q:            If I sell my stock, after the record date and on or before the distribution date, shares of FNFV common stock that I held on the record date, am I still entitled to receive shares of J. Alexander’s common stock in the distribution?

A:            Beginning on or shortly before the record date and continuing up to and including the distribution date, we expect that there will be two markets in FNFV common stock: a “regular way” market and an “ex-distribution” market. Shares of FNFV common stock that trade on the regular way market will trade with an entitlement to receive shares of our common stock in the distribution. Therefore, if you owned shares of FNFV common stock on the record date and sell those shares on the regular way market before the distribution date, you will also be selling the right to receive shares of our common stock in the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the distribution, so that holders who sell shares ex-distribution will remain entitled to receive shares of our common stock even though they have sold their shares of FNFV common stock after the record date. You are encouraged to consult your financial adviser regarding the specific implications of selling your FNFV common stock prior to or on the distribution date.

Q:            Will the distribution affect the number of shares of FNFV common stock that I currently hold?

A:            No. The number of shares of FNFV common stock held by a stockholder will be unchanged as a result of the distribution. The market value of each share of FNFV common stock, however, is expected to decline to reflect the impact of the distribution. See “The Distribution—The Number of Shares You Will Receive.”

Q:            What are the material United States federal income tax consequences of the distribution?

A:            FNF has requested an opinion from KPMG LLP, its tax advisor, to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the request, the distribution will qualify as a transaction that is tax-free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Please see “Risk Factors—Risks Related to our Separation from FNF,” “Risk Factors—Risks Related to Our Common Stock” and “The Distribution—Material U.S. Federal Income Tax Consequences of the Distribution” for more information regarding the potential tax consequences of the distribution. Holders of FNFV common stock should consult their tax advisors regarding the particular tax consequences of the distribution.

Q:            Will I receive a stock certificate for the shares of J. Alexander’s Holding’s shares distributed to me in the distribution?

A:            No. Registered holders of FNFV common stock (meaning FNFV stockholders who hold FNFV common stock directly through an account with the transfer agent for FNFV common stock, Computershare) who are entitled to participate in the distribution will receive from Computershare, the distribution agent, a book-entry account statement reflecting their ownership of our common stock. For additional information, registered stockholders should contact the distribution agent at (609) 430-7400 or through its website at www.computershare.com.

Q:            What if I hold my shares in “street name” through a broker, bank or other nominee?

A:            Holders of FNFV common stock who hold their shares through a broker, bank or other nominee will have their brokerage accounts credited with our common stock. For additional information, those stockholders should contact their broker, bank or other nominee directly.

Q:            What if I have stock certificates reflecting my shares of FNFV common stock? Should I send them to FNF’s transfer agent or to FNF?

A:            No. You should not send your stock certificates to Computershare or to FNF. You should retain your FNFV stock certificates.

Q:            Can FNF decide to cancel the distribution, even if all of the conditions are met?

A:            Yes. Until the distribution has occurred, the FNF board of directors has the right, in its sole discretion, to terminate the distribution, even if all of the conditions are met. Should the FNF board of directors determine to amend or modify any material terms of the spin-off and related transactions, we will file an amendment to this information statement discussing the reasons for such amendment or modification. Should the FNF board of directors determine to abandon the spin-off and related transactions in their entirety, FNF will file a Current Report on Form 8-K and issue a press release to disclose such abandonment.

Q:            Will J. Alexander’s incur any debt prior to or at the time of separation?

A:            No.

Q:            Does J. Alexander’s intend to pay dividends?

A:            The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors, and subject to regulatory and other constraints. See “Dividend Policy.”

Q:            Will my shares of J. Alexander’s common stock trade on a stock market?

A:            Yes. Currently, there is no public market for our common stock, but we intend to list our common stock on the New York Stock Exchange (“NYSE”) under the ticker symbol “JAX.” We cannot predict the trading prices for our common stock when such trading begins or thereafter.

Q:            Will the distribution affect the market price of my FNFV shares?

A:            Yes. The trading price of FNFV common stock immediately after the distribution is expected to be lower than the trading price immediately before the distribution because the trading price immediately after the distribution will no longer reflect the value of J. Alexander’s business. Furthermore, until the market has fully analyzed the value of FNFV common stock after the distribution, FNFV common stock may experience more stock price volatility than usual. It is possible that the combined trading prices of FNFV common stock and our common stock immediately after the distribution will be less than the trading price of shares of FNFV common stock immediately before the distribution.

Q:            What are the conditions to the distribution?

A:            The Distribution is subject to final approval by the Board of FNF as well as a number of additional conditions, including, among others:

•	The receipt of a tax opinion from KPMG LLP;

•	The United States Securities and Exchange Commission declaring effective the registration statement on Form 10 of which this information statement forms a part;

•	The Separation and Distribution Agreement will not have been terminated;

•	Any government approvals and other material consents necessary to consummate the distribution will have been obtained and be in full force and effect;

•	The approval by the NYSE of the listing of our shares of common stock; and

•	Additional conditions as set forth in the Separation and Distribution Agreement.

Q:            Were the terms and conditions of the separation and related transactions determined on an arm’s-length basis?

A:            The terms and conditions of the separation and related transactions have not been negotiated or determined on an arm’s-length basis, because they have been negotiated and determined while we are still a majority-owned subsidiary of FNF. No independent committee of FNF’s board of directors or other independent body has negotiated the terms of the separation and related transactions on our behalf, and no fairness opinion has been or will be obtained. As a result, the terms and conditions of the separation and related transactions may not reflect terms and conditions that would have resulted from arm’s-length negotiations between unaffiliated third parties. See “Risk Factors—Risks Related to our Separation from FNF” and “Certain Relationships and Related Party Transactions—Agreements with FNF.”

Q:            Will J. Alexander’s incur costs in connection with separation and related transactions?

A:            Yes. We estimate that we will incur legal, accounting and other transactional costs equal to approximately $2,000,000, in the aggregate. We also expect to incur additional ongoing costs associated with operating as an independent, publicly traded company.

Q:            What will the relationship be between FNF and J. Alexander’s after the distribution?

A:            Following the distribution, we will be an independent public company, and FNF will not retain any of our common stock. In connection with the separation and distribution, we will enter into a Separation and Distribution Agreement and a Tax Matters Agreement with FNF for the purpose of both effecting the separation and distribution and governing our relationship with FNF following the separation. We describe these agreements in more detail under “Certain Relationships and Related Party Transactions— Agreements with FNF.”

Q:            Why is J. Alexander’s entering into the consulting agreement with Black Knight Advisory Services, LLC?

A:            Our executive management team has substantial experience in the restaurant industry, particularly the upscale dining segment. The principals of the Management Consultant, most of whom who also serve as executive officers and directors of FNFV, have substantial experience in mergers, acquisitions, accessing public capital markets, managing public reporting and corporate governance, as well as extensive knowledge of our business, strategic plan, and finances. Rather than hiring additional executive management personnel with these skills or outsourcing to another consulting firm, in each case without the experience, background, track record and input on our business, we determined that using the services of the Management Consultant was the most cost effective way to provide us with these services. Factors considered included the cost savings from screening, recruiting and hiring such persons into our Company, reducing the burden on our operational management team to integrate and educate new officers or consultants, and the fact that the majority of the compensation payable to the Management Consultant is based on the performance of the Company. We describe this agreement in more detail under “Certain Relationships and Related Party Transactions—Management Consulting Agreement.”

Q:            What compensation is payable to Black Knight Advisory Services, LLC as a result of its consulting agreement with J. Alexander’s, and what potential dilution to J. Alexander’s stockholders may result from such compensation?

A:            Black Knight Advisory Services, LLC will receive compensation for the services that it will provide under the consulting agreement. Such compensation will consist of: (i) 3% of the Adjusted EBITDA of the Company for each year during the term of the consulting agreement, and (ii) a grant of Class B Units of J. Alexander’s Holdings, LLC, the Company’s operating subsidiary, which vest over a period of three years from the date of grant. The grant of Class B Units will not be dilutive to the stockholders of the Company initially and would potentially become dilutive upon the occurrence of one of the following events: (a) an exercise of Class B Units by Black Knight Advisory Services, LLC in accordance with the three year vesting schedule and the subsequent exchange of such Class B Units for Company common stock, (b) the Company exceeding certain financial thresholds of profitability, after which the holders of Class B Units, including Black Knight Advisory Services, LLC, could benefit from a distribution to them, or (c) a liquidation of J. Alexander’s Holdings, LLC, each of which events are set forth in the Second Amended and Restated Limited Liability Agreement of J. Alexander’s Holdings, LLC. The grant of Class B Units to Black Knight Advisory

Services, LLC could be dilutive to public stockholders of the Company by up to 10%. However, on the distribution date, the Class B Units will have no immediate value. We describe the Class B Units in more detail under “Our Corporate Structure – The Management Consultant’s Profit Interests.”

Q:            Are there risks to owning J. Alexander’s common stock?

A:            Yes. These risks are described under “Risk Factors.” We encourage you to read that entire section carefully.

Q:            Will I have appraisal rights in connection with the separation and distribution?

A:            No. Holders of FNFV common stock are not entitled to appraisal rights in connection with the separation or the distribution.

Q:            Where can I get more information?

A:            If you have any questions relating to the transfer or mechanics of the distribution, you should contact the distribution agent at:

Computershare

250 Royall Street

Canton, MA 02051

(609) 430-7400

For other questions relating to the separation or the distribution, prior to the distribution, or for questions relating to FNFV common stock after the distribution, you should contact FNF’s investor relations department at:

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

(904) 854-8100

For other questions relating to the separation or the distribution, after the distribution, you should contact our investor relations department at:

J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

(615) 269-1900

DISTRIBUTION

The following is a brief summary of the terms of the distribution. For a full discussion of the distribution, see “Distribution.”

Distributing Company:	Fidelity National Financial, Inc., a Delaware corporation, which after the distribution will not own any shares of our common stock.

Distributed Company:	J. Alexander’s Holdings, Inc., a Tennessee corporation, which is a majority-owned subsidiary of FNF. After the distribution, we will be an independent public company.

Distributed Shares:

All of the outstanding shares of our common stock owned by FNF immediately prior to the distribution, constituting 87.44% of all of our issued and outstanding shares, will be distributed to the holders of FNFV common stock in the distribution. The number of shares that FNF will distribute to its holders of FNFV common stock will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of our common stock, as described below.

Distribution Ratio:	0.17229 shares of our common stock for every one share of FNFV common stock that you hold at the close of business on the record date for the distribution.

Fractional Shares:

FNF will not distribute any fractional shares of our common stock to the holders of FNFV common stock. Instead, the distribution agent will aggregate fractional shares into whole shares and sell them in the open market at prevailing market prices and distribute the proceeds pro rata to each person who otherwise would have been entitled to receive a fractional share in the distribution. You will not be entitled to any interest on the amount of payment made in lieu of a fractional share.

Record Date:	September 22, 2015 (5:00 p.m., New York City time).

Distribution Date:	September 28, 2015.

Distribution:

On or about the distribution date, the distribution agent will distribute the shares of our common stock by crediting such shares to book-entry accounts for persons who were holders of FNFV common stock at the close of business on the record date. You will not be required to make any payment or surrender or exchange your FNFV common stock or take any other action to receive your shares of our common stock. The transfer agent will mail an account statement to each such holder of FNFV common stock stating the number of shares of our common stock credited to such holder’s account. Beneficial stockholders will receive information from their brokerage firms. If you sell shares of FNFV common stock in the “regular way” market between the record date and the distribution date, you will also be selling your right to receive shares of our common stock in the distribution.

Under the Separation and Distribution Agreement, FNF may, in its sole and absolute discretion, without liability, decide not to proceed with the proposed distribution or change the terms of the distribution at any time prior to the time that the distribution is effected. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements with FNF—Separation and Distribution Agreement.”

Distribution Agent:	Computershare.

Transfer Agent and Registrar for our Shares:	Computershare.

Stock Exchange Listing:

We have applied to list our common stock on the NYSE under the ticker symbol “JAX.” There is currently no trading market for our common stock. On September 18, 2015, trading of shares of our common stock is expected to begin on a “when-issued” basis. See “Distribution—Trading Between the Record Date and Distribution Date.”

Current Debt:

On September 3, 2013, we entered into a loan agreement with Pinnacle Bank for a credit facility that includes a three-year $1,000,000 revolving line of credit and a seven-year $15,000,000 term loan. We used proceeds from the credit facility to retire our previously outstanding mortgage debt. On December 9, 2014, we executed an Amended and Restated Loan Agreement to provide for a five-year $15,000,000 development line of credit. Additionally, in May 2015, we increased our existing development line of credit to $20,000,000 and obtained a new term loan in the principal amount of $10,000,000, the proceeds of which were used to repay in full a promissory note payable to FNF. For additional information relating to our revolving credit facility and term loan facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

Tax Considerations:

FNF has requested an opinion from KPMG LLP, its tax advisor, to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the request, the distribution will qualify as a transaction that is tax-free under Section 355 and other provisions of the Code. The distribution is conditioned upon the receipt by FNF of such a favorable opinion of its tax advisor confirming the distribution’s tax-free status. See “Distribution—Material U.S. Federal Income Tax Consequences of the Distribution.”

In connection with the distribution, we will be subject to restrictions on certain post-distribution actions, including significant transfers of our stock or assets, which could affect the qualification of the distribution as a tax-free transaction. We will also generally indemnify FNF if the distribution fails to qualify as a tax-free transaction for specified reasons. For additional information regarding these matters, see “Certain Relationships and Related Party Transactions—Tax Matters Agreement.”

Dividend Policy:

The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and subject to regulatory and other constraints. See “Dividend Policy.”

Relationship with FNF:

Prior to the distribution, we will enter into a Separation and Distribution Agreement and a Tax Matters Agreement with FNF to effect the separation and distribution and provide a framework for our relationship with FNF after the separation. For a discussion of these arrangements, see “Certain Relationships and Related Party Transactions- Agreements with FNF.”

Relationship with Management Consultant:

Prior to the distribution, we will enter into a Management Consulting Agreement with Black Knight Advisory Services, LLC, which is owned by certain executive officers and directors of FNFV and J. Alexander’s Holdings, Inc. For a discussion of this arrangement, see “Certain Relationships and Related Party Transactions - Management Consulting Agreement.”

Risk Factors:	The separation, distribution and ownership of our common stock involve various risks. You should carefully read the “Risk Factors” section of this information statement.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present J. Alexander’s Holdings, Inc.’s summary historical consolidated financial and operating data as of the dates and for the periods indicated. J. Alexander’s Holdings, Inc. was formed as a Tennessee corporation on August 15, 2014. J. Alexander’s Holdings, Inc. has not engaged in any business or other activities except in connection with its formation, the reorganization transactions and the distribution. Accordingly, all financial and other information herein relating to periods prior to the completion of the distribution is that of J. Alexander’s Holdings, LLC and its consolidated subsidiaries. Financial information through and including September 30, 2012 is referred to as “Predecessor” company information, which has been prepared using the previous basis of accounting. The financial information for periods beginning on or after October 1, 2012 is referred to as “Successor” company information and reflects the financial statement effects of recording fair value adjustments and the capital structure resulting from FNFV’s acquisition of JAC. The summary consolidated financial data as of and for the years ended December 30, 2012, December 29, 2013 and December 28, 2014 are derived from the audited consolidated financial statements included elsewhere in this information statement. The summary consolidated financial data as of June 28, 2015 and for the six months ended June 28, 2015 and June 29, 2014 are derived from the unaudited condensed consolidated financial statements included elsewhere in this information statement. The results for the six months ended June 28, 2015 are not necessarily indicative of the results that may be expected for the entire year.

The summary unaudited pro forma consolidated financial data for the six months ended June 28, 2015 and the fiscal year ended December 28, 2014 present our consolidated results of operations giving pro forma effect to the reorganization transactions and the distribution as if they had occurred at the beginning of fiscal 2014. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable in order to reflect on a pro forma basis, the impact of the reorganization transactions and the distribution on the historical financial information of J. Alexander’s Holdings, LLC. The pro forma results are for informational purposes only and do not reflect the actual results that we would have achieved had we operated as a public company and are not indicative of our future results of operations. See “Unaudited Pro Forma Consolidated Financial Information”.

Financial information for all periods presented has been adjusted to reflect discontinued operations for comparative purposes. The following summary consolidated financial data should be read together with the audited consolidated financial statements, unaudited condensed consolidated financial statements, the unaudited pro forma consolidated financial information, and accompanying notes and information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

	Pro Forma	Pro Forma	Successor	Successor	Successor	Predecessor	Successor
Dollars in thousands, except Average Weekly Same Store Sales	Six months Ended June 28, 2015	Year Ended December 28, 2014	Year Ended December 28, 2014(1)	Year Ended December 29, 2013(1)	October 1, 2012 to December 30, 2012(1)	January 2, 2012 to September 30, 2012(1)	Six Months Ended
							June 28, 2015(1)	June 29, 2014(1)
	(unaudited)	(unaudited)					(unaudited)	(unaudited)
Statement of Operations Data:
Net sales	$109,275	$202,233	$202,233	$188,223	$40,341	$116,555	$109,275	$102,196
Cost of sales	34,596	64,591	64,591	61,432	12,883	36,858	34,596	32,339
Restaurant labor and related costs	32,636	61,539	61,539	59,032	12,785	38,050	32,636	30,711
Depreciation and amortization of restaurant property and equipment	4,039	7,652	7,652	7,228	1,425	4,117	4,039	3,777
Other operating expenses	21,550	40,440	40,440	39,016	7,849	23,175	21,550	20,491
General and administrative expense	9,637	17,873	14,450	11,981	2,330	8,109	7,863	6,537
Pre-opening expense	2	681	681	-	-	-	2	21
Transaction and integration expenses	-	-	785	(217)	183	4,537	2,113	102
Asset impairment charges and restaurant closing costs	2	5	5	2,094	-	-	2	4
Total operating expenses	102,462	192,781	190,143	180,566	37,455	114,846	102,801	93,982
Operating income	6,813	9,452	12,090	7,657	2,886	1,709	6,474	8,214
Interest expense	402	668	2,908	2,888	187	1,174	776	1,491
Other, net	48	104	104	3,055	26	(161)	48	76
Income from continuing operations before income taxes	6,459	8,888	9,286	7,824	2,725	374	5,746	6,799
Income tax (expense) benefit	(2,454)	(3,378)	(328)	(138)	(1)	79	(21)	(37)
Loss from discontinued operations, net	-	-	(443)	(4,785)	(506)	(1,412)	(211)	(224)
Net income (loss)	$-	$-	$8,515	$2,901	$2,218	$(959)	$5,514	$6,538

Income from continuing operations attributable to non-controlling interests	590	578
Income from continuing operations attributable to J. Alexander’s Holdings, Inc.	3,415	4,932

Balance Sheet Data
Cash and cash equivalents	-	-	$13,301	$18,069	$11,127	$6,853	$15,152	$23,938
Working capital (deficit)(2)	-	-	(4,102)	1,001	(640)	(1,416)	1,449	8,132
Total assets	-	-	150,908	151,101	132,749	83,872	151,344	156,121
Total debt	-	-	22,921	34,640	20,654	17,648	22,084	33,781
Total membership equity	-	-	96,889	88,455	91,394	42,508	102,612	94,975

	Successor	Successor	Successor	Predecessor	Successor
Dollars in thousands, except Average Weekly Same Store Sales	Year Ended December 28, 2014(1)	Year Ended December 29, 2013(1)	October 1, 2012 to December 30, 2012(1)	January 2, 2012 to September 30, 2012(1)	Six Months Ended
					June 28, 2015(1)	June 29, 2014(1)
					(unaudited)	(unaudited)
Other Financial Data:
Net cash provided by operating activities	$17,955	$15,907	$5,656	$3,036	$7,455	$9,377
Net cash used in investing activities	(10,693)	(6,126)	(1,159)	(2,608)	(4,599)	(2,630)
Net cash used in financing activities	(12,030)	(2,839)	(223)	(7,941)	(1,005)	(878)
Capital expenditures	10,536	6,610	1,159	2,535	4,541	2,510
Restaurant Operating Profit (4)	28,011	21,515	5,399	14,355	16,454	14,878
Restaurant Operating Profit Margin(5)	13.9%	11.4%	13.4%	12.3%	15.1%	14.6%
Adjusted EBITDA(6)	22,358	17,739	4,662	11,184	13,318	12,512
Adjusted EBITDA Margin(7)	11.1%	9.4%	11.6%	9.6%	12.2%	12.2%
Operating Data:
J. Alexander’s/Redlands Grill:
Restaurants (end of period)	31	30	33	33	31	30
Total same store restaurants (end of period)(3)	30	30	31	31	30	30
Average Weekly Same Store Sales(3)	$107,000	$102,200	$99,700	$96,400	$114,600	$108,700
Change in Average Weekly Same Store Sales(3)	4.7%	5.0%	2.0%	3.8%	5.4%	4.6%
Stoney River:
Restaurants (end of period)	10	10	-	-	10	10
Total same store restaurants (end of period)(3)	10	10	-	-	10	10
Average Weekly Same Store Sales(3)	$66,200	$64,200	-	-	$71,000	$67,100
Change in Average Weekly Same Store Sales(3)	3.1%	-	-	-	5.8%	2.3%

(1)

We utilize a 52- or 53-week accounting period which ends on the Sunday closest to December 31, and each quarter typically consists of 13 weeks. The period January 2, 2012 to September 30, 2012, included 39 weeks of operations, and the period October 1, 2012 to December 30, 2012, included 13 weeks of operations. Fiscal years 2014 and 2013 each included 52 weeks of operations. Each of the six-month periods ended June 28, 2015 and June 29, 2014 included 26 weeks of operations.

(2)	Defined as total current assets minus total current liabilities.

(3)

We consider a restaurant to be comparable in the first full accounting period following the eighteenth month of operations. Changes in same store restaurant sales reflect changes in sales for the same store group of restaurants over a specified period of time.

(4)

Restaurant Operating Profit is a metric used by management to measure operating performance at the restaurant level. Restaurant Operating Profit represents net income (loss) before losses from discontinued operations, income tax (expense) benefit, interest expense, gain on extinguishment of debt, stock option expense, general and administrative costs, asset impairment charges and restaurant closing costs, transaction and integration expenses, and other, net non-operating income or expense. Management believes this measure is useful to investors because it allows for an assessment of our operating performance without the effect of general and administrative expenses and other non-operating or unusual costs incurred at the corporate level. The following table presents a reconciliation of Restaurant Operating Profit to net income (loss) for all periods presented:

	Successor			Predecessor	Successor
(Dollars in thousands)	Year Ended December 28, 2014	Year Ended December 29, 2013	October 1, 2012 to December 30, 2012	January 2, 2012 to September 30, 2012	Six Months Ended
					June 28, 2015	June 29, 2014
					(unaudited)	(unaudited)

Net income (loss)	$8,515	$2,901	$2,218	$(959)	$5,514	$6,538
Loss from discontinued operations, net	443	4,785	506	1,412	211	224
Income tax (expense) benefit	(328)	(138)	(1)	79	(21)	(37)
Interest expense	2,908	2,888	187	1,174	776	1,491
Gain on extinguishment of debt	-	(2,938)	-	-	-	-
Stock option expense	-	-	-	229	-	-
Other, net	(104)	(117)	(26)	(68)	(48)	(76)
General and administrative expenses	14,450	11,981	2,330	8,109	7,863	6,537
Asset impairment charges and restaurant closing costs	5	2,094	-	-	2	4
Transaction and integration expenses	785	(217)	183	4,537	2,113	102
Pre-opening expense	681	-	-	-	2	21
Restaurant Operating Profit	$28,011	$21,515	$5,399	$14,355	$16,454	$14,878

(5)	“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

(6)

Adjusted EBITDA is a financial measure that management uses to evaluate operating performance and the effectiveness of its business strategies. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items. Management believes Adjusted EBITDA is a useful metric for investors because it provides a comparative assessment of our operating performance relative to our performance based on our results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Specifically, Adjusted EBITDA allows for an assessment of our operating performance without the effect of non-cash depreciation and amortization expenses or our ability to service or incur indebtedness. The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for all periods presented:

	Successor			Predecessor	Successor
(Dollars in thousands)	Year Ended December 28, 2014	Year Ended December 29, 2013	October 1, 2012 to December 30, 2012	January 2, 2012 to September 30, 2012	Six Months Ended
					June 28, 2015	June 29, 2014
					(unaudited)	(unaudited)
Net income (loss)	$8,515	$2,901	$2,218	$(959)	$5,514	$6,538
Income tax (expense) benefit	(328)	(138)	(1)	79	(21)	(37)
Interest expense	2,908	2,888	187	1,174	776	1,491
Depreciation and amortization	7,992	7,483	1,470	4,164	4,219	3,941
EBITDA	19,743	13,410	3,876	4,300	10,530	12,007
Asset impairment charges and restaurant closing costs	5	2,094	-	-	2	4
Loss on disposals of fixed assets	179	406	62	218	121	73
Transaction and integration costs	785	(217)	183	4,537	2,113	102
Non-cash compensation	522	199	35	717	339	81
Loss from discontinued operations, net	443	4,785	506	1,412	211	224
Gain on debt extinguishment	-	(2,938)	-	-	-	-
Pre-opening expense	681	-	-	-	2	21
Adjusted EBITDA	$22,358	$17,739	$4,662	$11,184	$13,318	$12,512

(7)	“Adjusted EBITDA Margin” is defined as the ratio of Adjusted EBITDA to net sales.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for the predecessor periods indicated below, which are reflected in the Adjusted EBITDA graph included above under “Summary—Our Company” and “Business” elsewhere in this information statement. The financial data for the years ended January 2, 2011 and January 1, 2012 have been derived from the audited consolidated financial statements of our predecessor that are not included in this information statement.

	Predecessor	Predecessor
(Dollars in thousands)	Year Ended January 1, 2012	Year Ended January 2, 2011
Net income (loss)	$857	$2,795
Income tax (expense) benefit	(290)	2,352
Interest expense	1,664	1,853
Depreciation and amortization	5,619	5,682

EBITDA	8,430	7,978
Asset impairment charges and restaurant closing costs	-	-
Loss on disposals of fixed assets	276	298
Transaction and integration costs	-	-
Non-cash compensation	962	869
Loss from discontinued operations, net	2,081	2,281
Gain on debt extinguishment	-	-
Pre-opening expense	-	-

Adjusted EBITDA	$11,749	$11,426

Adjusted EBITDA, Restaurant Operating Profit, Adjusted EBITDA Margin and Restaurant Operating Profit Margin are not measurements of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. We caution investors that amounts presented above in accordance with the definitions of Adjusted EBITDA and Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Moreover, Adjusted EBITDA as presented throughout this information statement is not the same as similar terms in the applicable covenants of our credit facility or in the calculation of management incentive compensation.

Our management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. Although Adjusted EBITDA may be used by securities analysts, lenders and others as tools for evaluating performance, the measure has limitations as an analytical tool. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in the financial statements. Some additional limitations are:

•	Adjusted EBITDA does not reflect discretionary cash available to us to invest in the growth of our business;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect non-cash compensation expense, which is and will likely remain a key element of our overall long-term incentive compensation package; and

•	Adjusted EBITDA excludes tax payments that may represent a reduction in cash available to us.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this information statement. Based on the information currently known to us, we believe that the following information identifies the material risk factors affecting our company in each of the noted risk categories: (i) Risks Relating to Our Business; (ii) Risks Relating to Our Separation from FNF; (iii) Risks Relating to Our Structure; and (iv) Risks Relating to Our Common Stock. However, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also have a material adverse effect on our business.

If any of the following risks and uncertainties develop into actual events, they could have a material adverse effect on our business, results of operations and financial condition. In such a case, the trading price of our common stock could decline.

Risks Relating to Our Business

Changes in general economic conditions, including any economic downturn or continuing economic uncertainty, have adversely impacted our business and results of operations in the past and may do so again.

Purchases at our restaurants are discretionary for consumers, and we are therefore susceptible to economic slowdowns. We believe that consumers generally are more willing to make discretionary purchases, including upscale and high-end restaurant meals, during favorable economic conditions. The most recent economic downturn, uncertainty and disruptions in the overall economy, including high unemployment, reduced access to credit and financial market volatility and unpredictability, and the related reduction in consumer confidence, negatively affected customer traffic and sales throughout our industry, including our category. If the economy experiences a new downturn or there are continued uncertainties regarding U.S. budgetary and fiscal policies, our customers, particularly price-sensitive families and couples and cost-conscious business clientele, may reduce their level of discretionary spending, impacting the frequency with which they choose to dine out or the amount they spend on meals while dining out.

There is also a risk that, if uncertain economic conditions persist for an extended period of time, consumers might make long-lasting changes to their discretionary spending behavior, including dining out less frequently on a more permanent basis. The ability of the U.S. economy to withstand this uncertainty is likely to be affected by many national and international factors that are beyond our control. These factors, including national, regional and local politics and economic conditions, the impact of higher gasoline prices, and reductions in disposable consumer income and consumer confidence, also affect discretionary consumer spending. Uncertainty in or a worsening of the economy, generally or in a number of our markets, and our customers’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new restaurant openings, close restaurants and delay our remodeling of existing locations.

Changes in consumer preferences and discretionary spending patterns could adversely affect our business and results of operations.

The restaurant business is often affected by changes in consumer preferences, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. Our success depends in part on our ability to anticipate and respond quickly to these changes. Shifts in consumer preferences away from meals at our price point or our beef, seafood and signature cocktails and wine menu offerings, which are significant components of our concepts’ menus and appeal, whether as a result of economic, competitive or other factors, could adversely affect our business and results of operations.

In addition, we place a high priority on maintaining the competitive positioning of our concepts, including the image and condition of our restaurant facilities and the quality of our customer experience. Consequently, we may need to evolve our concepts in order to compete with popular new restaurant formats or concepts that emerge from time to time, which could result in significant capital expenditures in the future for remodeling and updating. In addition, with improving product offerings, including an increased number of health-focused options at fast casual restaurants and quick-service restaurants, combined with the effects of uncertain economic conditions and other factors, consumers may choose less expensive alternatives, which could also negatively affect customer traffic at our restaurants. Any unanticipated slowdown in demand at any of our restaurants due to industry competition may adversely affect our business and results of operations.

Our future growth depends in part on our ability to open new restaurants and operate them profitably, and if we are unable to successfully execute this strategy, our business and results of operations could be adversely affected.

Our financial success depends in part on management’s ability to execute our growth strategy. One key element of our growth strategy is opening new restaurants. However, future developments, including macroeconomic changes, could cause us to re-evaluate this growth strategy. Additionally, in the past, we have experienced delays in opening some restaurants, and that could happen again. Delays or failures in opening new restaurants and operating them profitably could materially and adversely affect our growth strategy and expected results.

Our ability to open new restaurants on a timely basis, or at all, and operate them profitably is dependent upon a number of factors, many of which are beyond our control, including:

•	finding quality site locations, competing effectively to obtain quality site locations and reaching acceptable agreements to lease or purchase sites;

•

complying with applicable zoning, land use and environmental regulations and obtaining, for an acceptable cost and in a timely manner, required permits and approvals, including permits for construction, as well as required business and alcohol licenses;

•	having adequate capital for construction and opening costs and efficiently managing the time and resources committed to building and opening each new restaurant;

•	engaging and relying on third-party architects, contractors and their subcontractors responsible for building our restaurants to our specifications, on budget and within anticipated timelines;

•

timely hiring and training and retaining the skilled management and other employees necessary to meet staffing needs consistent with our superior professional service expectations in each local market;

•	successfully promoting our new locations and competing in their markets;

•	acquiring food and other supplies for new restaurants from local suppliers; and

•	addressing unanticipated problems or risks that may arise during the development or opening of a new restaurant or entering a new market.

It has generally been our experience that new restaurants generate operating losses while they build sales levels to maturity, with maturity typically achieved within 18 to 24 months but in certain instances has taken considerably longer. This is due to lower sales generated by new restaurants compared to our restaurants operated in other areas, the costs associated with opening a new restaurant and higher operating costs caused by start-up and other temporary inefficiencies associated with opening new restaurants. For example, there are a number of factors which may impact the amount of time and money we commit to the construction and development of new restaurants, including landlord delays, shortages of skilled labor, labor disputes, shortages of materials, delays in obtaining necessary permits, local government regulations and weather interference. Once the restaurant is open, how quickly it achieves a desired level of profitability is impacted by many factors, including the level of market awareness and acceptance of our concepts when we enter new markets, as well as the availability of experienced, professional staff. Our business and profitability may be adversely affected if it takes longer than expected for our new restaurants to achieve the desired level of profitability.

Our ability to successfully execute new restaurant development depends heavily on successful site selection. If a site does not produce the anticipated results, a restaurant location may never reach our desired level of profitability, if it becomes profitable at all. In those cases, we may be forced to close restaurants and will incur significant costs associated with our exit from those markets, including costs associated with lease terminations or potential losses on the sale of real property that we own. For example, we have recently closed restaurants in Orlando, Scottsdale and Chicago because management determined that these restaurants were not producing acceptable levels of profitability. Additionally, previously successful restaurants may cease to produce acceptable or desired results in the future due to changes within the market in which they operate, such as a geographic shift in commercial development that drives customers away from the area in which we have an existing location. In those cases, if we determine that the market is still desirable, we may choose to relocate our existing restaurant or restaurants within that same market, which could result in increased costs associated with the purchase or lease of new property.

The failure to successfully develop and improve our Stoney River concept to achieve operational and quality standards consistent with those of our J. Alexander’s concept could have a material adverse effect on our financial condition and results of operations.

In February 2013, FNH transferred the Stoney River Assets to us, which had previously been operated by a separate restaurant company. Since that time, our focus has been on the improvement of restaurant-level operations and the integration of Stoney River into our existing infrastructure. Our growth strategy for Stoney River will continue to require significant capital expenditures and management attention. There can be no assurance that we will be successful in achieving the desired level of profitability at Stoney River while delivering on the quality standards that we expect, and a failure to achieve the desired profitability of our Stoney River concept may adversely affect our business and results of operations. Further, new openings of Stoney River restaurants may take longer to achieve the desired level of profitability than has been our experience with J. Alexander’s restaurants. We may not be able to attract enough customers to meet targeted levels of performance at new restaurants because potential customers may be unfamiliar with Stoney River or the atmosphere or menu might not appeal to them. In addition, although we believe that the differentiation in the menu and restaurant design between our concepts is substantial enough that they can both successfully operate within the same market, opening a new Stoney River in an existing market could reduce the revenue of our existing J. Alexander’s restaurants in that market, and vice versa. If we cannot successfully execute our growth strategies for Stoney River, or if customer traffic generated by Stoney River results in a decline in customer traffic at one of our other restaurants in the same market, our business and results of operations may be adversely affected.

Significant capital is required to develop new restaurants and to maintain existing restaurants and to the extent financing is available to us, it may only be available on terms that could impose significant operating and financial restrictions on us.

We believe that the required capital investment in our upscale restaurants is high compared to more casual dining restaurants. Failure of a new restaurant to generate satisfactory net sales and profits in relation to its investment could result in our failure to achieve the desired financial return on the restaurant. Additionally, we may require capital beyond the cash flow provided from operations in order to open new units, which may be difficult to obtain on favorable terms, if at all. The terms of any financing we may obtain could impose restrictions on our operations, development and new financings. Further, after a restaurant is opened, we continue to incur significant capital costs associated with our strategy to reinvest in our restaurants in order to maintain the highly attractive, contemporary and comfortable environment in each of our locations that we believe our customers expect. For example, during 2015, we remodeled one of our J. Alexander’s locations at a cost of approximately $1,700,000. In addition, we expect to complete remodels of two Stoney River locations at an average cost of $600,000 per location and intend to complete reinvestments and improvements at our other remaining locations across all of our concepts at an approximate total cost of $6,800,000. Consequently, our ability to carry out our growth strategy and to execute on development and capital expenditure decisions that we believe to be in our long-term best interest could be limited by the availability of additional financing sources and could involve additional borrowing which would further increase our long-term debt and interest expense.

Our growth, including the development and improvement of our Stoney River and Redlands Grill concepts, may strain our infrastructure and resources, which could delay the opening of new restaurants and adversely affect our ability to manage our existing restaurants.

Following the distribution, we believe there are opportunities to open four to five restaurants annually beginning in 2016. Our targeted growth will increase our operating complexity and place increased demands on our management as well as our human resources, purchasing and site management teams. We also need to develop concept identity and concept awareness of our new Redlands Grill concept. This may require the commitment of a significant amount of human capital and marketing expenditures. While we have committed significant resources to expanding our current restaurant management systems, financial and management controls and information systems in connection with our integration of the Stoney River concept and development of our Redland Grills concept, if this infrastructure is insufficient to support our anticipated expansion, our ability to open new restaurants and to manage our existing restaurants could be adversely affected. If we fail to continue to improve our infrastructure or if our infrastructure fails, we may be unable to implement our growth strategy or maintain current levels of operating performance in our existing restaurants.

If we are unable to successfully transition certain of our J. Alexander’s locations to Redlands Grill locations, we may experience reduced revenue and margins at these locations, which could materially and adversely affect our financial condition and results of operation.

A key element of our business model is to pursue a multiple concept strategy consisting of the development of a number of restaurant concepts competing in the upscale casual dining segment of the restaurant industry. This is intended to, among other things, allow us to avoid being identified as a chain restaurant and to operate multiple concepts in the same market. In furtherance of this strategy, over the past twelve months we have developed the Redlands Grill concept and have commenced the conversion of a limited number of J. Alexander’s restaurants into Redlands Grills. These conversions are being undertaken in markets and particular locations where we believe the Redlands Grill concept will be successful. We have initiated the transition of ten J. Alexander’s restaurants to Redlands Grill restaurants, and we may experience a decrease in traffic, revenue or margins related to our strategy.

If consumer preferences change, acceptance of the Redlands Grill concept is not as strong as expected, or the existing customer base patronizing these converted locations diminishes or discontinues, revenue at these restaurants would likely decrease and we could be required to expend additional resources on advertising and promotion which would reduce profit margins at these locations which would likely have a material adverse effect on our overall financial performance.

If our restaurants are not able to compete successfully with other restaurants, our business, financial condition and results of operations may be adversely affected.

Our industry is highly fragmented and intensely competitive with respect to price, quality of service, restaurant location, ambiance of facilities and type and quality of food. A substantial number of national and regional restaurant chains and independently owned restaurants compete with us for customers, real estate and qualified management and other restaurant staff. The principal competitors for our concepts are local, chef-driven restaurants and regional, high-quality restaurant chains in each of our local markets. However, we also compete with other upscale national chains. Some of our competitors have greater financial and other resources, have been in business longer, have greater name recognition and are better established in the markets where our restaurants are located or where we may expand. Additionally, in recent years many upscale and high-end restaurants have expanded into the smaller and midsize markets in which some of our restaurants are located. Our inability to compete successfully with other restaurants may harm our ability to maintain acceptable levels of revenue growth, limit or otherwise inhibit our ability to grow one or more of our concepts, or force us to close one or more of our restaurants.

As a result of revenue or geographic concentrations within our restaurant base, we may be more exposed to economic downturns or other disruptions in certain locations that could harm our business, financial condition and results of operation.

At June 28, 2015, we operated 41 restaurants in 14 states. Because of our relatively small restaurant base, unsuccessful restaurants could have a more adverse effect in relation to our financial condition and results of operations than would be the case in a restaurant company with a greater number of restaurants. For example, our J. Alexander’s locations in Franklin, Tennessee and Plantation, Florida represented approximately 4.9% and 5.0% of our revenues in 2014, respectively.

We currently have a high concentration of J. Alexander’s and Redlands Grill restaurants within the south Florida market (and in broader geographic markets, with respect to the concentration of J. Alexander’s and Redlands Grill restaurants in Ohio and the concentration of J. Alexander’s, Redlands Grill and Stoney River restaurants in Tennessee) and may in the future have similar concentrations of J. Alexander’s, Redlands Grill and Stoney River restaurants within one or more overlapping markets as we execute on our growth strategy. This concentration exposes us to risks that one or more of these markets may be adversely affected by factors that are unique to that particular market, such as negative publicity, changes in consumer preferences, demographic shifts or other adverse economic impacts, which could adversely affect our business, results of operations or financial condition.

In addition, any natural disaster, prolonged inclement weather, act of terrorism or national emergency, accident, system failure or other unforeseen event in or around regions in which we operate multiple locations could result in significant and prolonged declines in customer traffic in these geographic regions, or a temporary or permanent closing of those locations, any of which could adversely affect our business, financial condition and results of operations.

If we are unable to increase our sales at existing J. Alexander’s, Redlands Grill and Stoney River restaurants or improve our margins at existing Stoney River restaurants, our profitability and overall results of operations may be adversely affected.

Another key aspect of our growth strategy is increasing same store sales across all restaurants and improving the restaurant-level margins at our Stoney River restaurants to the level achieved at our existing J. Alexander’s and Redlands Grill restaurants. Improving same store sales and restaurant-level margins depends in part on whether we achieve revenue growth through increases in the average check or traffic counts. Our ability to improve margins at Stoney River is further impacted by the costs that we have incurred, and will continue to incur, as we strive to improve the quality standards at Stoney River to make them consistent with those at our J. Alexander’s and Redlands Grill restaurants. We believe that there are opportunities to increase the average check at our restaurants through, for example, selective introduction of new profitable menu items and increases in menu pricing. However, these strategies may prove unsuccessful, especially in times of economic hardship, as customers may not order new or higher priced items. Further, we believe that part of the appeal of our concepts is the opportunity to experience outstanding, professional service and high-quality menu items at reasonable prices. Consequently, any price increases must be balanced with our desire to meet customer expectations with respect to service and quality at a reasonable value. Modest price increases generally have not adversely impacted customer traffic; however, we expect that there is a price level at which point customer traffic would be adversely affected. It is also possible that these changes could cause our sales volume to decrease. If we are not able to increase our sales at existing restaurants for any reason, our profitability and results of operations could be adversely affected.

Increases in the prices of, and/or reductions in the availability of commodities, primarily beef and seafood, could adversely affect our business and results of operations.

Our profitability is dependent in part on our ability to purchase food commodities which meet our specifications and to anticipate and react to changes in food costs and product availability. Ingredients are purchased from suppliers on terms and conditions that management believes are generally consistent with those available to similarly situated restaurant companies. Although alternative distribution sources are believed to be available for most products, increases in overall food prices, failure to perform by suppliers or distributors or limited availability of products at reasonable prices could cause our food costs to fluctuate and/or cause us to make adjustments to our menu offerings.

Beef costs represented approximately 31.7% of our food and beverage costs during 2014. We currently do not purchase beef pursuant to any long-term contractual arrangements with fixed pricing or use futures contracts or other financial risk management strategies to reduce our exposure to potential price fluctuations. The beef market is particularly volatile and is subject to extreme price fluctuations due to seasonal shifts, climate conditions, the price of feed, industry demand, energy demand and other factors. We expect beef prices will continue to increase, perhaps substantially, through the remainder of 2015 compared to prices incurred in 2014.

In addition, our dependence on frequent deliveries of fresh seafood subjects us to the risk of possible shortages or interruptions in supply caused by adverse weather, environmental factors or other conditions that could adversely affect the availability and cost of such items. In the past, certain types of seafood have experienced fluctuations in availability. In addition, some types of seafood have been subject to adverse publicity due to certain levels of contamination at their source or a perceived scarcity in supply, which can adversely affect both supply and market demand. We can make no assurances that in the future either seafood contamination or inadequate supplies of seafood might not have a significant and materially adverse effect on our operating results.

Finally, the prices of other commodities can affect our costs as well, including corn and other grains, which are ingredients we use regularly and are also used as cattle feed and therefore affect the price of beef. Additional factors beyond our control, including adverse weather and market conditions, disease and governmental food safety regulation and enforcement, may also affect food costs and product availability. Energy prices can also affect our bottom line, as increased energy prices may cause increased transportation costs for beef and other supplies, as well as increased costs for the utilities required to run each restaurant. Historically, we have passed increased commodity and other costs on to our customers by increasing the prices of our menu items. While we believe these price increases generally have not affected our customer traffic, there can be no assurance that additional price increases would not affect future customer traffic. Although we believe that our integrated cost systems allows us to anticipate and quickly respond to fluctuations in commodity prices, including beef prices, if prices increase in the future and we are unable to anticipate or react to these increases, or if there are beef shortages, our business and results of operations could be adversely affected.

Negative customer experiences or negative publicity surrounding our restaurants or other restaurants could adversely affect sales in one or more of our restaurants and make our concepts less valuable.

Because we believe that our success depends significantly on our ability to provide exceptional food quality, outstanding service and an excellent overall dining experience, adverse publicity, whether or not accurate, relating to food quality, public health concerns, illness, safety, injury or government or industry findings concerning our restaurants, restaurants operated by other foodservice providers or others across the food industry supply chain could affect us more than it would other restaurants that compete primarily on price or other factors. If customers perceive or experience a reduction in our food quality, service or ambiance or in any way believe we have failed to deliver a consistently positive experience, the value and popularity of one or more of our concepts could suffer. Further, because we rely heavily on “word-of-mouth,” as opposed to more conventional mediums of advertisement, to establish concept recognition, our business may be more adversely affected by negative customer experiences than other upscale dining establishments, including those of our competitors.

Negative publicity relating to the consumption of beef, seafood, chicken, produce and our other menu offerings, including in connection with food-borne illness, could result in reduced consumer demand for our menu offerings, which could reduce sales.

Shifts in consumer preferences away from the kinds of food we offer, particularly beef and seafood, whether because of dietary or other health concerns or otherwise, would make our restaurants less appealing and could reduce customer traffic and/or impose practical limits on pricing. In addition, instances of food-borne illness, such as Bovine Spongiform Encephalopathy, which is also known as BSE or mad cow disease, as well as hepatitis A, listeria, salmonella and E. coli, whether or not found in the United States or traced directly to one of our suppliers or our restaurants, could reduce demand for our menu offerings. Any negative publicity relating to these and other health-related matters may affect consumers’ perceptions of our restaurants and the food that we offer, reduce customer visits to our restaurants and negatively impact demand for our menu offerings. Adverse publicity relating to any of these matters, beef in general or other similar concerns could adversely affect our business and results of operations.

Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition and results of operations.

We are subject to various federal, state and local regulations, including those relating to building and zoning requirements and those relating to the preparation and sale of food. The development and operation of restaurants depends to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. Our restaurants are also subject to state and local licensing and regulation by health, alcoholic beverage, sanitation, food and occupational safety and other agencies. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations or cause increases in development costs.

We are subject to the U.S. Americans with Disabilities Act (the “ADA”) and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including our restaurants. We may in the future have to modify restaurants by adding access ramps or redesigning certain architectural fixtures, for example, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our operations are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state and local laws that govern these and other employment law matters. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters, and we have been party to such matters in the past. Compliance with these laws can be costly and a failure or perceived failure to comply with these laws could result in negative publicity that could harm our reputation. In addition, federal, state and local proposals related to paid sick leave or similar matters could, if implemented, materially adversely affect our business, financial condition and results of operations.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Compliance with the aforementioned laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.

Legislation and regulations requiring the display and provision of nutritional information for our menu offerings and new information or attitudes regarding diet and health could result in changes in consumer consumption habits that could adversely affect our results of operations.

Regulations and consumer eating habits may change as a result of new information or attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain menu offerings. Such changes may include federal, state and local regulations that impact the ingredients and nutritional content of the food and beverages we offer. The growth of our restaurant operations is dependent, in part, upon our ability to effectively respond to changes in any consumer health regulations and our ability to adapt our menu offerings to trends in food consumption. If consumer health regulations or consumer eating habits change significantly, we may choose or be required to modify or retire certain menu items, which may adversely affect the attractiveness of our restaurants to new or returning customers. We may also experience higher costs associated with the implementation of those changes. To the extent that we are unwilling or unable to respond with appropriate changes to our menu offerings, it could materially affect consumer demand and have an adverse impact on our business, financial condition and results of operations.

Such changes have also resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. For example, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants. These requirements may be different or inconsistent with requirements under the Patient Protection and Affordable Care Act of 2010 (the “PPACA”), which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the PPACA requires chain restaurants with 20 or more locations operating under the same name to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The PPACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request.

While we do not anticipate that we will have more than 20 locations operating under the same name when this particular component of the PPACA becomes effective on December 1, 2016, compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items will likely be costly and time-consuming. The risks and costs associated with nutritional disclosures on our menus could also impact our operations, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of nutritional information obtained from third-party suppliers.

We may not be able to effectively respond to changes in consumer health perceptions or our ability to successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu labeling laws could materially adversely affect our business, financial condition and results of operations, as well as our position within the restaurant industry in general.

Compliance with environmental laws may negatively affect our business.

We are subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our restaurants. Environmental conditions relating to releases of hazardous substances at prior, existing or future restaurant sites could materially adversely affect our business, financial condition and results of operations. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could materially adversely affect our business, financial condition and results of operations.

The effect of changes to healthcare laws in the United States may increase the number of employees who choose to participate in our healthcare plans, which may significantly increase our healthcare costs and negatively impact our financial results.

In 2010, the PPACA was signed into law in the United States to require healthcare coverage for many uninsured individuals and expand coverage to those already insured. We currently offer and subsidize a portion of comprehensive healthcare coverage, primarily for our salaried employees. Starting in 2015, the PPACA required us to offer healthcare benefits to all full-time employees

(including full-time hourly employees) that meet certain minimum requirements of coverage and affordability, or face penalties. Starting in 2014, the PPACA also required most individuals to obtain coverage or face individual penalties. The amount of the individual penalty will increase significantly in future years. Accordingly, employees who are eligible for but currently elect not to participate in our healthcare plans may find it more advantageous to elect to participate in our healthcare plans. It is also possible that by making changes or failing to make changes in the healthcare plans offered by us we will become less competitive in the market for our labor. Finally, implementing the requirements of the PPACA is likely to impose additional administrative costs. The costs and other effects of these new healthcare requirements are not anticipated to have a significant effect on our business, financial condition or results of operations in fiscal 2015, but they may significantly increase our healthcare coverage costs in future periods and could materially adversely affect our business, financial condition and results of operations.

Changes to minimum wage laws and potential labor shortages could increase our labor costs substantially, which could slow our growth and adversely impact our ability to operate our restaurants.

Under the minimum wage laws in most jurisdictions, we are permitted to pay certain hourly employees a wage that is less than the base minimum wage for general employees because these employees receive tips as a substantial part of their income. As of June 28, 2015, approximately 40% of our employees earn this lower minimum wage in their respective locations since tips constitute a substantial part of their income. If cities, states or the federal government change their laws to require all employees to be paid the general employee minimum base wage regardless of supplemental tip income, our labor costs would increase substantially. In addition, any increase in the minimum wage, such as the last increase in the minimum wage on July 24, 2009 to $7.25 per hour under the Federal Minimum Wage Act of 2007, would increase our costs. Certain states in which we operate restaurants have adopted or are considering adopting minimum wage statutes that exceed the federal minimum wage as well. Any increases in federal or state minimum wages may cause us to increase the wages paid to our employees who already earn above-minimum wages in order to continue to attract and retain highly skilled personnel. We may be unable or unwilling to increase our prices in order to pass these increased labor costs on to our customers, in which case our business and results of operations could be adversely affected.

A failure to recruit, develop and retain effective leaders, the loss or shortage of personnel with key capacities and skills, could jeopardize our ability to meet growth targets.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff, hosts and servers, necessary to meet the needs of our existing restaurants and anticipated expansion schedule, and who can meet the high standards necessary to deliver the levels of food quality, service and professionalism on which our concepts are based. Qualified individuals of the caliber and number needed to fill these positions are in short supply in some communities and competition for qualified employees could require us to pay higher wages and provide greater benefits to attract sufficient employees. Any inability to recruit and retain qualified individuals may also delay the planned openings of new restaurants and could adversely impact our existing restaurants. Any such inability to retain or recruit qualified employees, increased costs of attracting qualified employees or delays in restaurant openings could adversely affect our business and results of operations. Further, increases in employee turnover could have an adverse effect on food quality and guest service resulting in an adverse effect on net sales and results of operations.

Restaurant companies, including ours, have been the target of claims and lawsuits. Proceedings of this nature, if successful, could result in our payment of substantial costs and damages.

In recent years, we and other restaurant companies have been subject to claims and lawsuits alleging various matters, including those that follow. Claims and lawsuits may include class action lawsuits, alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, the sharing of tips amongst certain employees, overtime eligibility of assistant managers and failure to pay for all hours worked. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these matters. Accordingly, if we are required to pay substantial damages and expenses as a result of these types or other lawsuits, our business and results of operations would be adversely affected.

Occasionally, our customers file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our restaurants, including actions seeking damages resulting from food-borne illness and relating to notices with respect to chemicals contained in food products required under state law. We are also subject to a variety of other claims from third parties arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state laws. In addition, most of our restaurants are subject to state “dram shop” or similar laws which generally allow a person to sue us if that person was injured by a legally intoxicated person who was wrongfully served alcoholic beverages at one of our restaurants. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers. In addition, we may also be subject to lawsuits from our employees or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits in the restaurant industry have resulted in the payment of substantial damages by the defendants.

Additionally, certain of our tax returns and employment practices are subject to audits by the U.S. Internal Revenue Service (the “IRS”) and various state tax authorities. Such audits could result in disputes regarding tax matters that could lead to litigation that would be costly to defend or could result in the payment of additional taxes, which could affect our business, results of operations and financial condition.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert resources away from our operations. In addition, they may generate negative publicity, which could reduce customer traffic and sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. Defense costs, even for unfounded claims, or a judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could adversely affect our business, results of operations and financial condition.

Our insurance policies may not provide adequate levels of coverage against all claims, and fluctuating insurance requirements and costs could negatively impact our profitability.

We currently maintain insurance coverage that we believe is reasonable for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. These losses, if they occur, could have a material and adverse effect on our business and results of operations. Additionally, health insurance costs in general have risen significantly over the past few years and are expected to continue to increase. These increases could have a negative impact on our profitability, and there can be no assurance that we will be able to successfully offset the effect of such increases with plan modifications and cost control measures, additional operating efficiencies or the pass-through of such increased costs to our customers or employees.

Health concerns arising from food-related pandemics, outbreaks of flu viruses or other diseases may have an adverse effect on our business.

The United States and other countries have experienced, or may experience in the future, outbreaks of viruses, such as norovirus, avian flu or “SARS”, H1N1 or “swine flu” or other diseases such as bovine spongiform, encephalopathy, commonly known as “mad cow disease.” If a virus or disease is foodborne, or perceived to be foodborne, future outbreaks may adversely affect the price and availably of certain food products and cause our guests to eat less of a product, or could reduce public confidence in food handling and/or public assembly. If we change a restaurant menu in response to such concerns, we may lose guests who do not prefer the new menu, and we may not be able to attract a sufficient new guest base to produce the sales needed to make the restaurant profitable. We also may have different or additional competitors for our intended guests as a result of such a change and may not be able to successfully compete against such competitors. If a virus is transmitted by human contact, our employees or guests could become infected, or could choose, or be advised, to avoid gathering in public places, any of which events could adversely affect our restaurant guest volume, and our ability to adequately staff our restaurants, receive deliveries on a timely basis or perform functions at the corporate level.

We occupy most of our restaurants under long-term, non-cancelable leases for which we may remain obligated to perform under even after a restaurant closes, and we may be unable to renew leases at the end of their terms.

We are a lessee under both ground leases (under which we lease the land and build our own restaurants on such land) and improved leases (where the lessor owns the land and the building) with respect to 23 current locations. Many of our current leases are non-cancelable and typically have terms ranging from approximately 15 to 20 years and provide for rent escalations and for one or more five-year renewal options. We are generally obligated to pay the cost of property taxes, insurance and maintenance under such leases, and certain of our leases provide for contingent rentals based upon a percentage of sales at the leased location. We believe that leases that we enter into in the future will be on substantially similar terms. If we were to close or fail to open a restaurant at a location we lease, we would generally remain committed to perform our obligations under the applicable lease, which could include, among other things, payment of the base rent for the balance of the lease term. Our obligation to continue making rental payments and fulfilling other lease obligations in respect of leases for closed or unopened restaurants could have a material adverse effect on our business and results of operations. Alternatively, at the end of the lease term and any renewal period for a restaurant, we may be unable to renew the lease without substantial additional cost, if at all. If we cannot renew such a lease we may be forced to close or relocate a restaurant, which could subject us to construction and other costs and risks. If we are required to make payments under one of our leases after a restaurant closes, or if we are unable to renew our restaurant leases, our business and results of operations could be adversely affected.

The impact of negative economic factors, including the availability of credit, on our landlords and other retail center tenants could negatively affect our financial results.

Negative effects on our existing and potential landlords due to any inaccessibility of credit and other unfavorable economic factors may, in turn, adversely affect our business and results of operations. If our landlords are unable to obtain financing or remain in good standing under their existing financing arrangements, they may be unable to provide construction contributions or satisfy other lease covenants to us. If any landlord files for bankruptcy protection, the landlord may be able to reject our lease in the bankruptcy proceedings. While we would have the option to retain our rights under the lease, we could not compel the landlord to perform any of its obligations and would be left with damages as our sole recourse. In addition, if our landlords are unable to obtain sufficient credit to continue to properly manage their retail sites, we may experience a drop in the level of quality of such retail centers. Our development of new restaurants may also be adversely affected by the negative financial situations of developers and potential landlords. In recent years, many landlords have delayed or cancelled development projects (as well as renovations of existing projects) due to the instability in the credit markets and declines in consumer spending, which has reduced the number of high-quality locations available that we would consider for our new restaurants. These failures may lead to reduced customer traffic and a general deterioration in the surrounding retail centers in which our restaurants are located or are proposed to be located and may contribute to lower customer traffic at our restaurants. If any of the foregoing affect any of our landlords or their other retail tenants our business and results of operations may be adversely affected.

Fixed rental payments account for a significant portion of our operating expenses, which increases our vulnerability to general adverse economic and industry conditions and could limit our operating and financing flexibility.

Payments under our operating leases account for a significant portion of our operating expenses and we expect the new restaurants we open in the future will similarly be leased by us. Specifically, cash payments under our operating leases accounted for approximately 2.8% of our restaurant operating expenses in 2014. Our substantial operating lease obligations could have significant negative consequences, including:

•	requiring a substantial portion of our available cash flow to be applied to our rental obligations, thus reducing cash available for other purposes;

•	limiting our flexibility in planning for or reacting to changes in our business or the industry in which we compete;

•	increasing our vulnerability to general adverse economic and industry conditions; and

•	limiting our ability to obtain additional financing.

We depend on cash flow from operations to pay our lease obligations and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities and sufficient funds are not otherwise available to us from borrowings under our credit facility or other sources, we may not be able to meet our operating lease obligations, grow our business, respond to competitive challenges or fund our other liquidity and capital needs, which could adversely affect our business and results of operations.

Our level of indebtedness and any future indebtedness we may incur may limit our operational and financing flexibility and negatively impact our business.

J. Alexander’s, LLC is currently the borrower on a Second Amended and Restated Loan Agreement with Pinnacle Bank which consists of the following loans:

•	A seven-year $15,000,000 mortgage loan dated September 3, 2013.

•	A five-year $20,000,000 development line of credit dated May 20, 2015.

•	A five-year $10,000,000 term loan dated May 20, 2015.

•	A three-year $1,000,000 line of credit dated September 3, 2013.

We may incur substantial additional indebtedness in the future. Our credit facility, and other debt instruments we may enter into in the future, may have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we are required to use a significant portion of our cash flows from operations to pay interest on our indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

•	our level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect that we will depend primarily on cash generated by our operations for funds to pay our expenses and any amounts due under our credit facility and any other indebtedness we may incur. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flows from operations in the future and our currently anticipated growth in revenues and cash flows may not be realized, either or both of which could result in our being unable to repay indebtedness or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then existing debt, sell assets or borrow more money, in each case on terms that are not acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including our existing credit facility, may restrict us from adopting some or any of these alternatives. Our inability to recapitalize and incur additional debt in the future could also delay or prevent a change in control of our Company, make some transactions more difficult and impose additional financial or other covenants on us. In addition, any significant levels of indebtedness in the future could make us more vulnerable to economic downturns and adverse developments in our business. Our current indebtedness and any inability to pay our debt obligations as they come due or inability to incur additional debt could adversely affect our business and results of operations.

The terms of our credit facility impose operating and financial restrictions on us.

Our credit facility contains certain restrictions and covenants that generally limit our ability to, among other things:

•	pay dividends or purchase stock or make other restricted payments to our equity holders;

•	incur additional indebtedness;

•	use assets as security in other transactions;

•	sell assets or merge with or into other companies; and

•	sell equity or other ownership interests in our subsidiaries.

Our credit facility may limit our ability to engage in these types of transactions even if we believed that a specific transaction would contribute to our future growth or improve our operating results. Our credit facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Specifically, these covenants require that we have a fixed charge coverage ratio of at least 1.25:1 and maintain a leverage ratio (adjusted debt to EBITDAR (as defined in the credit facility)) that may not exceed 4.0:1, in each case, as of the end of any fiscal quarter. As of June 28, 2015, we were in compliance with each of these tests. Specifically, as of June 28, 2015, the fixed charge coverage ratio was 2.86:1 and our leverage ratio was 1.85:1. Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these debt covenants or our inability to comply with required financial ratios in our credit facility could result in a default under the credit facility in which case the lenders would have the right to declare all borrowings, which includes any principal amount outstanding, together with all accrued, unpaid interest and other amounts owing in respect thereof, to be immediately due and payable. If we are unable to repay all borrowings when due, whether at maturity or if declared due and payable following a default, the lenders would have the right to proceed against the collateral granted to secure the indebtedness. If we breach these covenants or fail to comply with the terms of the credit facility and the lenders accelerate the amounts outstanding under the credit facility our business and results of operations would be adversely affected.

Our credit facility carries floating interest rates, thereby exposing us to market risk related to changes in interest rates. Accordingly, our business and results of operations may be adversely affected by changes in interest rates. Assuming a 100 basis point increase on our base interest rate on our credit facility and a full drawdown on both of the revolving lines of credit, our interest expense would increase by approximately $435,000 over the course of 12 months. As of June 28, 2015, the balance outstanding under the $15,000,000 term loan was $12,084,000, and we had no borrowings outstanding under the $1,000,000 revolving credit facility or the $20,000,000 development line of credit. At June 28, 2015, we also had $10,000,000 outstanding under the $10,000,000 term loan dated May 20, 2015, which was used to refinance the remaining outstanding balance under the FNF Note.

We depend on the services of key executives and management-level employees, and our business and growth strategy could be materially harmed if we were to lose these individuals and were unable to replace them with executives of equal experience and capabilities.

Our success is materially dependent upon the contributions of our senior executives and management-level employees because their experience in the restaurant industry and tenure with us allow for their invaluable contributions in setting our strategic direction, day-to-day operations, and recruiting and training key personnel. The loss of the services of such key employees could adversely affect our business until a suitable replacement of equal experience and capabilities could be identified. We believe that they could not quickly be replaced with executives of equal experience and capabilities and their successors may not be as effective. See “Management.”

The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to the names and marks used by our restaurants, which could adversely affect the value of our concepts.

We have registered the names J. Alexander’s Restaurant, Redlands Grill, Stoney River Legendary Steaks and certain other names and logos used by our restaurants as trade names, trademarks or service marks with the United States Patent and Trademark Office (“PTO”). The success of our business depends in part on our continued ability to utilize our existing trade names, trademarks and service marks as currently used in order to increase our restaurant concept awareness. In that regard, we believe that our trade names, trademarks and service marks are valuable assets that are critical to our success. The unauthorized use or other misappropriation of our trade names, trademarks or service marks could diminish the value of our restaurant concepts and may cause a decline in our revenues and force us to incur costs related to enforcing our rights. In addition, the use of trade names, trademarks or service marks similar to ours in some markets may keep us from entering those markets. While we may take protective actions with respect to our intellectual property, these actions may not be sufficient to prevent, and we may not be aware of all incidents of, unauthorized usage or imitation by others. Any such unauthorized usage or imitation of our intellectual property, including the costs related to enforcing our rights, could adversely affect our business and results of operations.

Information technology system failures or breaches of our network security, including with respect to confidential information, could interrupt our operations and adversely affect our business.

We rely on our computer systems and network infrastructure across our operations, including point-of-sale processing at our restaurants and integrated cost systems that are instrumental in our procurement processes and in managing our food costs. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could limit our ability to anticipate and react quickly to changing food costs and could subject us to litigation or actions by regulatory authorities. In addition, the majority of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information of their customers has been stolen or compromised. If this or another type of breach occurs at one of our restaurants, we may become subject to lawsuits or other proceedings for purportedly fraudulent transactions arising out of the actual or alleged theft of our customers’ credit or debit card information. Although we have made significant efforts to secure our computer network and to update and maintain our systems and procedures to meet the payment card industry data security standards, our computer network could be compromised and confidential information, such as guest credit card information, could be misappropriated. Any such claim, proceeding or action by a regulatory authority, or any adverse publicity resulting from such breaches and disruptions (or allegations of such breaches and disruptions), could adversely affect our business and results of operations.

If we are unable to effectively grow revenue and profitability at certain of our locations, we may be required to record impairment charges to our restaurant assets, the carrying value of our goodwill or other intangible assets, which could adversely affect our financial condition and results of operations.

We assess the potential impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying value of the assets or asset group may not be recoverable. Factors considered include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner in which an asset is being used, an expectation that an asset will be disposed of significantly before the end of its previously estimated useful life and significant negative industry or economic trends. We regularly review and compare the carrying value of our assets and properties, including goodwill, to the fair value of our assets and properties. We cannot accurately predict the amount and timing of any recorded impairment to our assets. Should the value of goodwill or other intangible assets become impaired, there could be an adverse effect on our financial condition and results of operations.

From time to time we may evaluate acquisitions, joint ventures or other initiatives that could distract management from our business or have an adverse effect on our financial performance.

We may be presented with opportunities to buy or acquire rights to other companies, businesses, restaurant concepts or assets that might be complementary or adjacent to our current strategic direction at the time and may provide growth opportunities. Any involvement in any such acquisition, merger, joint venture, alliance or divestiture may create inherent risks, including without limitation:

•	inaccurate assessment of value, growth potential, weaknesses, liabilities, contingent or otherwise, and expected profitability of potential acquisitions or joint ventures;

•	inability to achieve any anticipated operating synergies or economies of scale;

•	potential loss of key personnel of any acquired business;

•	challenges in successfully integrating, operating and managing acquired businesses and workforce and instilling our Company’s culture into new management and staff;

•	difficulties in aligning enterprise management systems and policies and procedures;

•	unforeseen changes in the market and economic condition affecting the acquired business or joint venture;

•	possibility of impairment charges if an acquired business does not meet the performance expectations upon which the acquisition price was based; and

•	diversion of management’s attention and focus from existing operations to the integration of the acquired or merged business and its personnel.

Our business will suffer if we fail to successfully integrate acquired companies, businesses and restaurant concepts.

In the future, we may acquire companies, businesses, restaurant concepts and other assets. The successful integration of any companies, businesses, restaurant concepts and assets we acquire into our operations, on a cost-effective basis, can be critical to our future performance. The amount and timing of the expected benefits of any acquisition, including potential synergies, are subject to significant risks and uncertainties. The integration of acquisitions with our operations could be expensive, require significant attention from management, may impose substantial demands on our operations or other projects and may impose challenges on the combined business including, without limitation, consistencies in business standards, procedures, policies and business cultures.

We cannot guarantee that any acquired companies, businesses, restaurant concepts or assets will be successfully integrated with our operations in a timely or cost-effective manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies, revenue enhancements or cost savings could have an adverse effect on our business, financial condition and results of operations.

We depend upon frequent deliveries of food and other supplies, in most cases from a limited number of suppliers, which subjects us to the possible risks of shortages, interruptions and price fluctuations.

Our ability to maintain consistent quality throughout our restaurants depends in part upon our ability to acquire fresh products, including beef, fresh seafood, quality produce and related items from reliable sources in accordance with our specifications. In addition, we rely on one or a limited number of suppliers for certain ingredients. This dependence on one or a limited number of suppliers, as well as the limited number of alternative suppliers of beef and quality seafood, subjects us to the possible risks of shortages, interruptions and price fluctuations in beef and seafood. If any of our suppliers is unable to obtain financing necessary to operate its business or its business is otherwise adversely affected, does not perform adequately or otherwise fails to distribute products or supplies to our restaurants, or terminates or refuses to renew any contract with us, particularly with respect to one of the suppliers on which we rely heavily for specific ingredients, we may be unable to find an alternative supplier in a short period of time or if we can, it may not be on acceptable terms. While we do not rely on any single-source supplier that we believe could not be replaced with one or more alternative suppliers without undue disruption, any delay in our ability to replace a supplier in a short period of time on acceptable terms could increase our costs or cause shortages at our restaurants that may cause us to remove certain items from a menu or increase the price of certain offerings, which could adversely affect our business and results of operations.

Our business is subject to seasonal and other periodic fluctuations and past results are not indicative of future results.

Our net sales and net income have historically been subject to seasonal fluctuations. Net sales and operating income typically reach their highest levels during the fourth quarter of the fiscal year due to holiday business and the first quarter of the fiscal year due in part to the redemption of gift cards sold during the holiday season. In addition, certain of our restaurants, particularly those located in south Florida, typically experience an increase in customer traffic during the period between Thanksgiving and Easter due to an increase in population in these markets during that portion of the year.

Our quarterly results have been and will continue to be affected by the timing of new restaurant openings and their associated pre-opening costs, as well as any restaurant closures and exit-related costs and any impairments of goodwill, intangible assets and property, fixtures and equipment. As a result of these and other factors, our financial results for any quarter may not be indicative of the results that may be achieved for a full fiscal year.

Hurricanes and other weather-related disturbances could negatively affect our net sales and results of operations.

Certain of our restaurants are located in regions of the country which are commonly affected by hurricanes and tropical storms. Restaurant closures resulting from evacuations, damage or power or water outages caused by hurricanes, tropical storms, other natural disasters and winter weather could adversely affect our net sales and profitability. To the extent we maintain insurance policies or programs to mitigate the impact of these risks, our cash flows may be adversely impacted by delay in the receipt of proceeds under those policies or the proceeds may not fully offset any such losses.

Risks Relating to Our Separation from FNF

We may not realize any potential benefits that we expect to achieve as an independent, publicly traded company, and we may not enjoy certain benefits we enjoyed as part of the FNF after the separation.

We may not realize any of the potential benefits we expect from our separation from FNF. As an independent, publicly traded company, we believe that our businesses will benefit from, among other things, sharpened focus on the financial and operational resources of our specific business, allowing our management to design and implement a capital structure, corporate strategies and policies that are based primarily on the business characteristics and strategic opportunities of our businesses. We anticipate this will allow us to respond more effectively to industry dynamics and to allow us to create effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the expected benefits. See “Distribution—Reasons for the Distribution.”

We will also incur significant costs in connection with the separation, which may exceed our estimates, and we will experience some negative effects from the separation, including loss of access to some of the financial, managerial and professional resources from which we have benefited in the past. We expect this risk will be somewhat mitigated by the Management Consulting Agreement pursuant to which certain executive officers of FNFV will continue to provide consulting services to us. In addition, completion of the distribution will require a significant amount of our management’s time and effort, which may divert attention from operating and growing our business. By separating from FNF, there is also a risk that we may become more susceptible to market fluctuations and other adverse events than while we were a part of FNF. As part of FNF, we were able to enjoy certain benefits from FNF’s operating diversity and access to capital for investments, benefits that will no longer be available to us following the separation.

If we fail to achieve some or all of the benefits that we expect from the separation on a timely basis or at all, our business, results of operations and financial condition could suffer a material adverse effect.

There can be no assurance that we will have access to the capital markets on terms acceptable to us.

From time to time we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the sources of capital in place that the time of the distribution will permit us to finance our operations for the foreseeable future on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future or at all will be impacted by many factors, including, but not limited to:

•	our financial performance;

•	our credit ratings or absence of a credit rating;

•	the liquidity of the overall capital markets; and

•	the state of the economy.

There can be no assurance, particularly as a new company, that currently has no credit rating, that we will have access to the capital markets on terms acceptable to us.

Our combined historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.

Our combined historical and pro forma financial information included in this information statement does not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or that we may achieve in the future. This is primarily a result of the following factors:

•

our combined historical and pro forma financial results may not fully reflect the costs associated with being a stand-alone public company, including significant changes that will occur in our cost structure, management, financing and business operations as a result of our separation from FNF; and

•

our combined historical and pro forma financial results reflect certain allocations of corporate expenses from FNF which allocations may be different than the comparable expenses that we would have actually incurred as a stand-alone company.

We have made adjustments based upon available information and assumptions that we believe are reasonable to reflect these factors, among others, in our combined historical and pro forma financial information. However, our assumptions may prove not to be accurate, and accordingly, the financial information presented in this information statement should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a stand-alone company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For a description of the components of our historical combined financial information and adjustments reflected in our pro forma financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview” and our combined historical and pro forma financial statements included elsewhere in this information statement.

Until the distribution occurs, FNF has sole discretion to change the terms of the distribution in ways that may be unfavorable to us.

Until the distribution occurs, we are a majority-owned subsidiary of FNF. Accordingly, and in accordance with the Separation and Distribution Agreement, FNF has the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date, and the distribution date. These changes could be unfavorable to us. In addition, FNF may decide at any time not to proceed with the separation or the distribution, in its sole discretion.

We will experience increased costs after the separation or as a result of the separation.

We will need to replicate certain facilities, systems, infrastructure and personnel to which we will no longer have access after our separation from FNF. We will also need to make investments to operate without access to FNF’s existing operational and administrative infrastructure. Although the Management Consulting Agreement is intended to mitigate this risk, we will likely need to retain additional personnel and infrastructure in order to operate as an independent company. These initiatives will be costly to implement. Due to the scope and complexity of the underlying projects, the amount of total costs cannot be accurately estimated at this time.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation and the distribution.

Our financial results previously were included within the consolidated results of FNF, and our reporting and control systems were appropriate for those of subsidiaries of a public company. Prior to the distribution, we are not directly subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 404 of the Sarbanes-Oxley Act of 2002. After the distribution, we will be subject to such reporting and other requirements, which will require, among other things, annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These and other obligations will place significant demands on our management, administrative and operational resources, including accounting and IT resources.

To comply with these requirements, we will need to implement additional financial and management controls, reporting systems and procedures and hire additional staff. We will incur additional annual expenses related to these steps, including with respect to, among other things, director and officer liability insurance, director fees, expenses associated with our Securities and Exchange Commission (“SEC”) reporting obligations, transfer agent fees, increased auditing and legal fees and similar expenses, which expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, results of operations and financial condition.

We also expect that being a public company subject to additional laws, rules and regulations will require the investment of additional resources to ensure ongoing compliance with these laws, rules and regulations.

The distribution could result in significant tax liability to FNF, and we could be required to indemnify FNF for such liability.

FNF has requested an opinion from KPMG LLP, its tax advisor, to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the opinion, the distribution will qualify as a transaction that is tax-free under Section 355 and/or other relevant provisions of the Code, and the distribution is conditioned upon the receipt by FNF of such favorable opinion confirming the distribution’s tax-free status. A United States holder (as defined in “The Distribution—Material U.S. Federal Income Tax Consequences of the Distribution”) of FNFV common stock generally will recognize capital gain or loss with respect to cash received in lieu of a fractional share of our common stock.

The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by FNF and J. Alexander’s. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the distribution, the distribution may not qualify for tax-free treatment. Opinions of tax advisors are not binding on the IRS or the courts. As a result, the conclusions expressed in an opinion could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to you could be materially less favorable.

If the distribution were determined not to qualify as a tax-free transaction under Section 355 of the Code, each United States holder generally would be treated as receiving a distribution taxable as a dividend in an amount equal to the fair market value of the shares of our common stock received by the holder with the consequences described in “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.” In addition, FNF generally would, or could be required to, recognize gain with respect to the distribution and certain related transactions, and we could be required to indemnify FNF for any resulting taxes and related expenses, which could be material.

The distribution and certain related transactions could be taxable to FNF if J. Alexander’s or its stockholders were to engage in certain transactions after the distribution. In such cases, FNF and/or its stockholders could incur significant U.S. federal income tax liabilities, and we could be required to indemnify FNF for any resulting taxes and related expenses, which could be material.

We are agreeing to certain restrictions to preserve the treatment of the distribution as tax-free to FNF and holders of FNFV common stock, which will reduce our strategic and operating flexibility.

If the distribution fails to qualify for tax-free treatment as discussed above, it will be treated as a taxable dividend to holders of FNFV common stock in an amount equal to the fair market value of our stock issued to holders of FNFV common stock. In addition, in that event, FNF would be required to recognize a gain equal to the excess of the sum of the fair market value of our stock on the distribution date over FNF’s tax basis in our stock.

In addition, current tax law generally creates a presumption that the distribution would be taxable to FNF but not to holders of FNFV common stock, if we or our stockholders were to engage in a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the two-year period beginning on the distribution date, unless it is established that the distribution and the transaction are not part of a plan or series of related transactions to effect such a change in ownership. In the case of such a 50% or greater change in our stock ownership, tax imposed on FNF in respect of the distribution would be based on the fair market value of our stock on the distribution date over FNF’s tax basis in our stock.

Under the Tax Matters Agreement that we will enter into with FNF, we will generally be prohibited, except in specified circumstances, for specified periods of up to 24 months following the distribution, from:

•	issuing, redeeming or being involved in other significant acquisitions of our equity securities;

•	voluntarily dissolving or liquidating;

•	transferring significant amounts of our assets;

•	amending our certificate of incorporation or by-laws;

•	failing to engage in the active conduct of a trade or business; or

•	engaging in certain other actions or transactions that could jeopardize the tax-free status of the distribution.

See “Certain Relationships and Related Party Transactions — Agreements with FNF—Tax Matters Agreement.”

In connection with our separation from FNF, we and FNF will undertake potentially significant indemnity obligations. If we are required to perform under these indemnities to FNF, we may need to divert cash to meet those obligations, which could have a material adverse effect on our business, results of operations and financial condition. In the case of FNF’s indemnity, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of any relevant liabilities or that FNF will be able to satisfy its indemnification obligations in the future.

Under the Tax Matters Agreement that we will enter into with FNF, we will agree generally to indemnify FNF for taxes and related losses it suffers as a result of the distribution failing to qualify as a tax-free transaction, if the taxes and related losses are attributable to:

•	direct or indirect acquisitions of our stock or assets (regardless of whether we consent to such acquisitions);

•	negotiations, understandings, agreements or arrangements in respect of such acquisitions; or

•	our failure to comply with certain representations and undertakings from us, including the restrictions described in the preceding risk factor.

See “Certain Relationships and Related Party Transactions — Related Party Transactions —Agreements with FNF — Tax Matters Agreement.” Our indemnity will cover both corporate level taxes and related losses imposed on FNF in the event of a 50% or greater change in our stock ownership described in the preceding risk factor, as well as taxes and related losses imposed on FNF if, due to our representations or undertakings being incorrect or violated, the distribution is determined to be taxable for other reasons.

Indemnities that we may be required to provide FNF may be significant and could have a material adverse effect on our business, results of operations and financial condition, particularly indemnities relating to certain actions that could impact the tax-free nature of the distribution. Despite the Tax Matters Agreement providing to the contrary, third parties could also seek to hold us responsible for any of the liabilities that FNF has agreed to retain. Further, there can be no assurance that the indemnity from FNF will be sufficient to protect us against the full amount of such liabilities, or that FNF will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from FNF any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our business, results of operations and financial condition.

The continued ownership of FNF common stock and FNFV common stock by some of our directors may create, or may create the appearance of, conflicts of interest.

Because of their current or former positions with FNF, certain of our officers and non-employee directors own FNF common stock and FNFV common stock. These holdings in FNF common stock and FNFV common stock may be significant for some of these persons compared to that person’s total assets. Even though our board of directors will include directors who are independent from both FNF and our company, ownership of FNF common stock and FNFV common stock by our directors and officers after the separation may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for FNF than they do for us.

We could have potentially received better terms from unaffiliated third parties than the terms we receive in our agreements with FNF and its affiliates.

The agreements we will enter into with FNF or its affiliates in connection with the separation consist of the Separation and Distribution Agreement, the Tax Matters Agreement, and the Management Consulting Agreement, each of which were negotiated in the context of the separation while we were still a majority-owned subsidiary of FNF. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team independent of FNF. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements negotiated in the context of the separation relate to, among other things, the consideration to be paid to Black Knight Advisory Services, LLC for management services under the Management Consulting Agreement. Arm’s-length negotiations between FNF and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to us. See “Certain Relationships and Related Party Transactions — Agreements with FNF.”

Risks Related to Our Structure

We will be a holding company and our only material asset after completion of the reorganization transactions and the distribution will be our interest in J. Alexander’s Holdings, LLC and, accordingly, we are dependent upon distributions from J. Alexander’s Holdings, LLC to pay taxes and other expenses.

We will be a holding company and will have no material assets other than our ownership of Units of J. Alexander’s Holdings, LLC. We will have no independent means of generating revenue. J. Alexander’s Holdings, LLC will be treated as a partnership for U.S. federal income tax purposes and, as such, will not itself be subject to U.S. federal income tax. Instead, its net taxable income will generally be allocated to its members, including us, according to the membership interests each member owns. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of J. Alexander’s Holdings, LLC and also will incur expenses related to our operations. We intend to cause J. Alexander’s Holdings, LLC to distribute cash to its members, including us, in an amount at least equal to the amount necessary to cover their respective tax liabilities, if any, with respect to their allocable share of the net income of J. Alexander’s Holdings, LLC and to cover dividends, if any, declared by us. To the extent that we need funds to pay our tax or other liabilities or to fund our operations, and J. Alexander’s Holdings, LLC is restricted from making distributions to us under applicable agreements, laws or regulations or does not have sufficient cash to make these distributions, we may have to borrow funds to meet these obligations and operate our business, and our liquidity and financial condition could be materially adversely affected.

Under our Management Consulting Agreement with Black Knight Advisory Services, LLC, we have agreed to pay cash compensation equal to 3% of our annual Adjusted EBITDA which could result in significant increases in management fees and our expenses.

Under our Management Consulting Agreement with the Management Consultant, we will pay 3% of our annual Adjusted EBITDA to the Management Consultant in consideration for management consulting services. In entering into this agreement, we determined that given the level of services to be provided the terms were fair and reasonable to us. As we continue to execute our business plan and grow our concepts, we expect to generate increased Adjusted EBITDA which would result in automatic increases in the amounts payable to the Management Consultant under the Management Consulting Agreement. We have also agreed to issue Class B Units to the Management Consultant reflecting a 10% profits interest in J. Alexander’s Holdings, LLC. Although these arrangements are designed to align the interests of the Management Consultant with our public shareholders, the compensation payable to the Management Consultant could be substantial as we generate increased levels of Adjusted EBITDA. In such circumstances, the amount of profits allocable to our shareholders and the amount of cash flow otherwise available to us for other corporate purposes, including dividends or other distributions to our shareholders, would be reduced.

The issuance of common stock upon exchange of Class B Units may dilute your ownership of common stock.

The Class B Units of J. Alexander’s Holdings, LLC held by members of our management are exchangeable for, at our option, either shares of our common stock or a cash payment from J. Alexander’s Holdings, LLC, and the Class B Units held by the Management Consultant are exchangeable only for shares of common stock, as described under “Certain Relationships and Related Party Transactions – Management Consulting Agreement” and “Our Corporate Structure – J. Alexander’s Holdings, LLC Profits Interest Incentive Plan”. If we elect to issue common stock in respect of these exchanges, your ownership of common stock will be diluted.

If we elect to have J. Alexander’s Holdings, LLC make cash payments for future exchanges of Class B Units, in lieu of issuing shares of common stock, such payments may reduce the amount of overall cash flow that would otherwise be available to us.

If we elect to have J. Alexander’s Holdings, LLC make cash payments in lieu of issuing shares of common stock upon exchanges of Class B Units made by members of our management, such payments may require the payment of significant amounts of cash and may reduce the amount of overall cash flow that would otherwise be available for distribution to us from J. Alexander’s Holdings, LLC. In such event, our ability to successfully execute our growth strategy may be negatively affected.

Risks Related to Ownership of Our Common Stock

Once our common stock begins trading, substantial sales of common stock may occur, which could cause our stock price to decline.

There is currently no public market for our common stock. On September 18, 2015, in connection with the declaration by the board of directors of FNF of the distribution, our common stock is expected to begin trading publicly on a “when-issued” basis. We have not set an initial price for our common stock. The price for our common stock will be established by the public markets. The shares of our common stock that FNF distributes to its stockholders generally may be sold immediately in the public market. Because holders of FNFV common stock did not invest directly in our stock, our business profile may not fit their investment objectives and they may sell our shares following the distribution period.

There is no existing market for our common stock, and we do not know if one will develop. Even if a market does develop, the market price of our shares cannot be predicted.

There is currently no public market for our common stock. We intend to apply to list our common stock on the NYSE, but we cannot predict the prices at which our common stock may trade after the distribution. The combined market prices of our common stock and FNFV common stock after the distribution may not equal or exceed the market value of FNFV common stock immediately before the distribution. In addition, we cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market on the NYSE, or how liquid that market may become. An active public market for our common stock may not develop or be sustained after the distribution. If an active trading market does not develop or is not sustained, you may have difficulty selling any shares of our common stock.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price. Our quarterly operating results may fluctuate significantly because of several factors, including:

•	the timing of new restaurant openings and related expenses;

•	restaurant operating expenses for our newly-opened restaurants, which are often materially greater during the first several quarters of operation than thereafter;

•	labor availability and costs for hourly and management personnel;

•	profitability of our restaurants, especially in new markets;

•	changes in interest rates;

•	increases and decreases in same store sales;

•	impairment of long-lived assets and any loss on restaurant closures;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to the consumption of beef, poultry, seafood or other products we serve;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets;

•	increases in infrastructure costs; and

•	fluctuations in commodity prices.

Our fiscal year ends on the Sunday closest to December 31 and generally contains 52 weeks. As a result of this format, we will periodically have a fiscal year which contains 53 weeks of operation, including a 14-week fourth quarter. Fiscal year 2015 represents such a year.

Seasonal factors and the timing of holidays also cause our revenue to fluctuate from quarter to quarter. Net sales and operating income typically reach their highest levels during the fourth quarter of the fiscal year due to holiday business and the first quarter of the fiscal year due in part to the redemption of gift cards sold during the holiday season. As a result of these factors, our quarterly and annual operating results and same store sales may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year, and same store sales for any particular future period may decrease. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

The market price of our common stock may be volatile and you may not be able to sell your shares at an acceptable price.

The market price of our stock could fluctuate significantly, and you may not be able to resell your shares at an acceptable price. Those fluctuations could be based on various factors in addition to those otherwise described in this information statement, including those described under “—Risks Related to Our Business” and the following:

•	our operating performance and the performance of our competitors or restaurant companies in general and fluctuations in our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•

the failure of security analysts to cover our common stock after this offering or changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

•	global, national or local economic, legal and regulatory factors unrelated to our performance;

•	announcements by us or our competitors of new locations or menu items, capacity changes, strategic investments or acquisitions;

•	actual or anticipated variations in our or our competitors’ operating results, and our and our competitors’ growth rates;

•	failure by us or our competitors to meet analysts’ projections or guidance that we or our competitors may give the market;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the arrival or departure of key personnel;

•	the number of shares to be publicly traded after the distribution;

•	future sales or issuances of our common stock, including sales or issuances by us, our officers or directors and our significant shareholders, including Newport; and

•	other developments affecting us, our industry or our competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. These broad market and restaurant industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes, may cause declines in the market price of our common stock. If the market price of our common stock after the distribution does not exceed the initial trading price, you may not realize any return on your investment in us and may lose some or all of your investment.

As we operate in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or our products. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

The market price of our common stock could decline due to the number of shares of common stock eligible for future sale upon the exchange of Class B Units.

The market price of our common stock could decline as a result of issuances of additional shares of our common stock eligible for future sale upon the exchange of Class B Units, or the perception that such issuances could occur. These issuances, or the possibility that these issuances may occur, may also make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate. After completion of the spin-off, approximately 14.7% of the ownership interests in J. Alexander’s Holdings, LLC will be Class B Units held by certain members of our management and the Management Consultant. Based on the value of J. Alexander’s Holdings, LLC (determined primarily by reference to the trading price of our common stock) above a specified hurdle amount and time-based vesting provisions, vested Class B Units may be immediately exchanged for our common stock or, for those held by members of our management, for cash, at our option.

Our charter and bylaws and provisions of Tennessee law may discourage or prevent strategic transactions, including a takeover of our Company, even if such a transaction would be beneficial to our shareholders.

Provisions contained in our charter and bylaws and provisions of the Tennessee Business Corporation Act could delay or prevent a third party from entering into a strategic transaction with us, as applicable, even if such a transaction would benefit our shareholders. For example, our charter and bylaws:

•	divide our board of directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change in control;

•

authorize the issuance of “blank check” preferred stock that could be issued by us upon approval of our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive;

•	do not permit cumulative voting in the election of directors, which could otherwise make it easier for a smaller minority of shareholders to elect director candidates;

•	do not permit shareholders to take action upon less than unanimous written consent;

•	provide that special meetings of the shareholders may be called only by or at the direction of the board of directors, the chairman of our board of directors or the chief executive officer;

•	require advance notice to be given by shareholders for any shareholder proposals or director nominees;

•	require a super-majority vote of the shareholders to amend certain provisions of our charter; and

•

allow our board of directors to make, amend or repeal our bylaws but only allow shareholders to amend or repeal our bylaws upon the approval of 66 2/3 % or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

In addition, we are subject to certain provisions of Tennessee law that limit, in some cases, our ability to engage in certain business combinations with significant shareholders. See “Description of Capital Stock.”

These restrictions and provisions could keep us from pursuing relationships with strategic partners and from raising additional capital, which could impede our ability to expand our business and strengthen our competitive position. These restrictions could also limit shareholder value by impeding a sale of us or J. Alexander’s Holdings, LLC.

Under the Tax Matters Agreement that we will enter into with FNF, we will generally be prohibited, except in specified circumstances, for specified periods of up to 24 months following the distribution from consenting to certain acquisitions of significant amounts of our stock.

As discussed above, an acquisition or further issuance of our equity securities could trigger a tax to FNF, requiring us under the Tax Matters Agreement to indemnify FNF for such tax. This indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock prices and trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any future determination to declare and pay cash dividends will be at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, cash requirements, contractual restrictions and such other factors as our board of directors deems relevant. In addition, our current credit facility restricts our ability to pay dividends. Our ability to pay dividends may also be limited by covenants of any future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. See “Dividend Policy.”

We will incur increased costs as a result of being a public company.

As a public, exchange listed company, we expect to incur significant legal, accounting and other expenses that we did not incur as a private company, particularly after we are no longer an emerging growth company as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, and the JOBS Act, have created uncertainty for public companies and increased costs and time that boards of directors and management must devote to complying with these rules and regulations. The Sarbanes-Oxley Act and related rules of the SEC and the NYSE regulate corporate governance practices of public companies. We expect compliance with these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities. For example, we will be required to adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. We currently estimate that the additional costs we will incur as a result of being a public company will range from $750,000 to $1,000,000 annually.

Our reported financial results may be adversely affected by changes in accounting principles applicable to us.

Generally accepted accounting principles in the U.S. are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. In addition, the SEC has announced a multi-year plan that could ultimately lead to the use of International Financial Reporting Standards by U.S. issuers in their SEC filings. Any such change could have a significant effect on our reported financial results.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined under the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of our fiscal year following the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, (2) the last day our first fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period and (4) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

If we are unable to implement and maintain the effectiveness of our internal control over financial reporting, our independent registered public accounting firm may not be able to provide an unqualified report on our internal controls, which could adversely affect our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules adopted by the SEC and the PCAOB, starting with the second annual report that we file with the SEC after the consummation of the distribution, our management will be required to report on the effectiveness of our internal control over financial reporting. In addition, once we no longer qualify as an emerging growth company under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above, our independent registered public accounting firm will also need to attest to the effectiveness of our internal control over financial reporting under Section 404. We may encounter problems or delays in completing the implementation of any changes necessary to our internal control over financial reporting to conclude such controls are effective. If we conclude and, once we no longer qualify as an emerging growth company under the JOBS Act, our independent registered public accounting firm concludes, that our internal control over financial reporting is not effective, investor confidence and our stock price could decline.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of NYSE rules, and result in a breach of the covenants under our financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the price of our common stock.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our charter and bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Tennessee law. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. We will enter into indemnification agreements with our director nominees and amended indemnification agreements with each of our directors and officers. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Tennessee, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the issuer or any of its subsidiaries or was serving at the issuer’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both, and may result in future limitations under the tax code that could reduce the rate at which we utilize any net operating loss carryforwards to reduce our taxable income. Preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control and may have the effect of reducing the market price of our common stock and diluting their ownership interest in our Company.

FORWARD-LOOKING STATEMENTS

We caution that certain information contained in this information statement is forward-looking information that involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements contained herein. All statements other than statements of historical fact included in this information statement, including our unaudited pro forma financial data, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “would,” “can,” “should,” “likely,” “anticipate,” “potential,” “estimate,” “pro forma,” “continue,” “expect,” “project,” “intend,” “seek,” “plan,” “believe,” “target,” “outlook,” “forecast,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements appear in a number of places throughout this information statement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including among other things, the following risks and uncertainties:

•	the impact of, and our ability to adjust to, general economic conditions and changes in consumer preferences;

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our ability to open new restaurants and operate them profitably, including our ability to locate and secure appropriate sites for restaurant locations, obtain favorable lease terms, attract customers to our restaurants or hire and retain personnel;

•	our ability to successfully develop and improve our Stoney River concept;

•	our ability to successfully transition certain of our existing J. Alexander’s locations to Redlands Grill locations;

•	our ability to obtain financing on favorable terms, or at all;

•	the strain on our infrastructure caused by the implementation of our growth strategy;

•	the significant competition we face for customers, real estate and employees;

•	the impact of economic downturns or other disruptions in markets in which we have revenue or geographic concentrations within our restaurant base;

•	our ability to increase sales at existing J. Alexander’s, Redlands Grill and Stoney River restaurants and improve our margins at existing Stoney River restaurants;

•	the impact of increases in the price of, and/or reductions in the availability of, commodities, particularly beef;

•	the impact of negative publicity or damage to our reputation, which could arise from concerns regarding food safety and food-borne illnesses or other matters;

•	the impact of proposed and future government regulation and changes in healthcare, labor and other laws;

•	our expectations regarding litigation or other legal proceedings;

•	our inability to cancel and/or renew leases and the availability of credit to our landlords and other retail center tenants;

•	operating and financial restrictions imposed by our credit facility, our level of indebtedness and any future indebtedness;

•	the impact of the loss of key executives and management-level employees;

•	our ability to enforce our intellectual property rights;

•	the impact of information technology system failures or breaches of our network security;

•	the impact of any future impairment of our long-lived assets, including goodwill;

•	the impact of any future acquisitions, joint ventures or other initiatives;

•	the impact of shortages, interruptions and price fluctuations on our ability to obtain ingredients from our limited number of suppliers;

•	our expectations regarding the seasonality of our business;

•	the impact of hurricanes and other weather-related disturbances; and

•	the other matters described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this information statement. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this information statement. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this information statement in the context of these risks and uncertainties.

OUR CORPORATE STRUCTURE

Fidelity National Financial, Inc. Acquisition of Stoney River

Prior to April 2012, Stoney River was a steakhouse concept owned and operated by O’Charley’s, Inc., a multi-concept restaurant company that, as of December 25, 2011, operated and franchised over 340 restaurants under three concepts: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks (the previous name of Stoney River Steakhouse and Grill).

In April 2012, FNF acquired O’Charley’s, Inc., which at that time was a publicly-traded company with shares of common stock listed for trading on the NASDAQ Global Select Market. O’Charley’s, Inc. became a wholly-owned subsidiary of FNFV. Upon completion of the foregoing transactions, the outstanding shares of common stock of O’Charley’s were delisted, and O’Charley’s, Inc. was subsequently converted into O’Charley’s, LLC. In May 2012, FNFV transferred its ownership in O’Charley’s, LLC to FNH, a joint venture controlled by FNFV and Newport.

Fidelity National Financial, Inc. Acquisition of J. Alexander’s Corporation

In September 2012, FNF acquired JAC, which is the predecessor to J. Alexander’s, LLC and at that time was a publicly-traded company with shares of common stock listed for trading on the NASDAQ Global Market. JAC became a wholly-owned subsidiary of FNFV. The outstanding shares of common stock of JAC were delisted upon consummation of the acquisition, and JAC was subsequently converted to J. Alexander’s, LLC.

Structure Prior to the Reorganization Transactions

In February 2013, J. Alexander’s Holdings, LLC was formed as a Delaware limited liability company by FNFV. On February 25, 2013, FNFV contributed 100% of the membership interests of J. Alexander’s, LLC to J. Alexander’s Holdings, LLC in exchange for a 72.1% membership interest in J. Alexander’s Holdings, LLC and FNH contributed 100% of the membership interests of Stoney River Management Company, LLC and its subsidiaries and related assets (the “Stoney River Assets”) to J. Alexander’s Holdings, LLC in exchange for a 27.9% membership interest in J. Alexander’s Holdings, LLC. J. Alexander’s Holdings, LLC then contributed the Stoney River Assets to J. Alexander’s, LLC. Additionally, in February 2013, J. Alexander’s Holdings, LLC assumed from FNFV a promissory note payable to FNF in the principal amount of $20,000,000 (the “FNF Note”). The FNF Note accrued interest at 12.5%, with the interest and principal due and payable in full on January 31, 2016. In May 2015, J. Alexander’s Holdings, LLC repaid the FNF Note in full.

Restatement of Operating Agreement; Issuance of Class B Units

On January 1, 2015, J. Alexander’s Holdings, LLC issued profits interests, designated as Class B Units, to members of our management, including our named executive officers. In connection therewith, J. Alexander’s Holdings, LLC entered into an Amended and Restated Limited Liability Company Agreement with its members and adopted the 2015 Management Incentive Plan described below.

J. Alexander’s Holdings, LLC Profits Interest Plan

On January 1, 2015, J. Alexander’s Holdings, LLC adopted its 2015 Management Incentive Plan and granted equity incentive awards to our management team and other key employees in the form of Class B Units. The Class B Units are profits interests in J. Alexander’s Holdings, LLC. Each Class B Unit represents a non-voting equity interest in J. Alexander’s Holdings, LLC that entitles the holder to a percentage of the profits and appreciation in the equity value of J. Alexander’s Holdings, LLC arising after the date of grant.

Holders of Class B Units will participate in allocations and distributions by J. Alexander’s Holdings, LLC following such time as a specified hurdle amount has been previously distributed to holders of Units. The hurdle amount for the Class B Units issued to our management in January 2015 was set at $180 million, which at such time was a reasonable premium to the estimated liquidation value of the equity of J. Alexander’s Holdings, LLC. The Class B Units issued to our management vest with respect to 50% of the Grant Units on the second anniversary of the date of grant and with respect to the remaining 50% on the third anniversary of the date of grant.

Vested Class B Units may be exchanged for, at our option, either (i) cash in an amount equal to the amount that would be distributed to the holder of those Class B Units by J. Alexander’s Holdings, LLC upon a liquidation of J. Alexander’s Holdings, LLC assuming the aggregate amount to be distributed to all members of J. Alexander’s Holdings, LLC were equal to our market capitalization on the date of exchange, (net of any assets and liabilities of J. Alexander’s Holdings Inc. that are not assets or liabilities of J. Alexander’s Holdings, LLC) or (ii) shares of our common stock with a fair market value equal to the cash payment under (i) above.

The Class B Units issued to our management have been be classified as equity awards, and compensation expense based on the grant date fair-value is being recognized over the applicable vesting period of the grant in our consolidated financial statements.

In connection with the Reorganization Transactions, we issued additional Class B Units to the Management Consultant. For a description of the terms of these Class B Units, see “Our Corporate Structure — The Management Consultant’s Profits Interests”.

Distribution of Interests in J. Alexander’s Holdings, LLC

On August 18, 2014, FNH distributed its 27.9% interest in J. Alexander’s Holdings, LLC to FNFV, Newport and certain individual equity holders in FNH. As a result of this distribution, FNH no longer holds an ownership interest in J. Alexander’s Holdings, LLC.

Indebtedness

On September 3, 2013, we entered into a loan agreement with Pinnacle Bank for a credit facility that includes a three-year $1,000,000 revolving line of credit and a seven-year $15,000,000 mortgage loan (the “Mortgage Loan”). The Mortgage Loan presently bears interest at LIBOR plus 250 basis points, with a minimum interest rate of 3.25% per annum and a maximum interest rate of 6.25% per annum and will mature on October 3, 2020. The revolving line of credit note bears interest at LIBOR plus 250 basis points, with a minimum interest rate of 3.25% per annum. The revolving line of credit note will mature on September 3, 2016. We used proceeds from the Mortgage Loan to retire our previously outstanding mortgage debt.

On December 9, 2014, we executed an Amended and Restated Loan Agreement which encompasses the two existing credit facilities discussed above and also included a five-year, $15,000,000 development line of credit. On May 20, 2015, we executed a Second Amended and Restated Loan Agreement, which increased the development line of credit to $20,000,000 over a five-year term and also included a five-year, $10,000,000 term loan (the “Term Loan”), the proceeds of which were used to repay in full the $10,000,000 due under a note to FNF which was scheduled to mature January 31, 2016. Both the development line of credit and the Term Loan bear interest at LIBOR plus 220 basis points. The Term Loan is structured on an interest only basis for the first 24 months of the term, followed by a 36 month amortization period. The indebtedness outstanding under these facilities with Pinnacle Bank is secured by liens on certain personal property of J. Alexander’s Holdings, LLC and its subsidiaries, subsidiary guarantees and a mortgage lien on certain real property.

The following diagram illustrates our corporate structure prior to the reorganization transactions.

The Reorganization Transactions

In anticipation of an initial public offering of our shares, beginning in August 2014 we commenced an internal restructuring that will result in the organizational and ownership structure described below immediately prior to the distribution. We refer to these transactions as the “reorganization transactions.”

Formation of J. Alexander’s Holdings, Inc.

The issuer was incorporated in the State of Tennessee on August 15, 2014 for the initial purpose of engaging in an initial public offering and has engaged only in activities in contemplation of such offering and the distribution. Upon its formation, 1,000 shares of common stock were issued to FNFV in exchange for a nominal cash purchase price equal to the par value of such shares.

Contributions of J. Alexander’s Holdings, LLC to J. Alexander’s Holdings and J. Alexander’s Holdings to FNF

In June 2015, FNFV formed JAX Investments and transferred to it 1% of the Class A membership interests in J. Alexander’s Holdings, LLC. Prior to the distribution, FNFV, Newport, and all holders of membership interests in J. Alexander’s Holdings, LLC, other than JAX Investments and the holders of Class B Units, will exchange their membership interests in J. Alexander’s Holdings, LLC for shares of our common stock. These transactions will result in (i) us holding directly and indirectly 100% of the Class A membership interests in J. Alexander’s Holdings, LLC; and (ii) FNF owning 87.44% of our common stock immediately prior to the distribution.

The Management Consultant

In connection with the distribution, J. Alexander’s Holdings, LLC will enter into a management consulting agreement (the “Management Consulting Agreement”) with Black Knight Advisory Services, LLC (the “Management Consultant”), a newly formed limited liability company owned by certain officers and directors of FNFV and J. Alexander’s Holdings, Inc. The Management Consultant will provide corporate and strategic advisory services to us. Under the Management Consulting Agreement, we will (i) issue Class B units to the Management Consultant, as described below, and (ii) pay the Management Consultant an annual base fee equal to 3% of our Adjusted EBITDA for each fiscal year during the term of the Management Consulting Agreement. We will also reimburse the Management Consultant for its direct out-of-pocket costs incurred for management services provided to us. The Management Consulting Agreement will continue in effect for an initial term of seven years and will be renewed for successive one-year periods thereafter unless earlier terminated (i) by us upon at least six months’ prior notice or (ii) by the Management Consultant upon 30 days’ prior notice. In the event that we terminate or either we or the Management Consultant fail to renew the Management Consulting Agreement prior to the tenth anniversary thereof, we will be obligated to pay to the Management Consultant an early termination payment equal to the product of (i) the annual base fee for the most recent fiscal year and (ii) the difference between ten and the number of years that have elapsed under the Management Consulting Agreement, provided that in the event of such a termination following a change of control event with respect to us, the multiple of the annual base fee to be paid to the Management Consultant shall not exceed three. In addition, all unvested Class B Units will become immediately vested.

The principals of the Management Consultant and our executive management team have complementary skills. Specifically, our executive management team has substantial experience in the restaurant industry, particularly the upscale dining segment, and the principals of the Management Consultant have substantial experience in mergers, acquisitions, accessing public capital markets, and corporate governance, as well as extensive knowledge of and input on our business, strategic plan, and finances. Rather than hiring additional executive management personnel with these skills or outsourcing to another consulting firm without the experience, background and insight on our business, we determined that using the services of the Management Consultant was the most cost effective way to provide us with these services. Factors considered included the cost savings from screening, recruiting and hiring such persons into our Company, reducing the burden on our operational management team to integrate and educate new officers or consultants, and the fact that the compensation payable to the Management Consultant is based on the performance of the Company.

The Management Consultant’s Profits Interest

Immediately prior to the distribution, J. Alexander’s Holdings, LLC will amend and restate its operating agreement to, among other things, (i) reflect the new members of J. Alexander’s Holdings, LLC and (ii) provide for the issuance to the Management Consultant of non-voting Class B Units, in an amount equal to 10% of the outstanding units of J. Alexander’s Holdings, LLC. Each Class B Unit represents an equity interest in J. Alexander’s Holdings, LLC that entitles the holder to a percentage of the profits and appreciation in the equity value of J. Alexander’s Holdings, LLC arising after the date of grant. The Class B Units issued to the Management Consultant will vest in equal installments over a three year period. The Class B Units issued to the Management Consultant will vest in full upon a change in control of us, our termination of the Management Consulting Agreement without cause, failure to renew the Management Consulting Agreement any time prior to the ten year anniversary thereof, or the termination of the Management Consulting Agreement by the Management Consultant as a result of our breach of the Management Consulting Agreement. Distributions with respect to the Class B Units will only be made in the event that certain specified hurdle amounts have been achieved. At the request of the holder, vested Class B Units may be exchanged for shares of our common stock.

Following the termination of the Management Consulting Agreement for any reason, the Management Consultant will have 90 days to exchange its vested Class B Units. After the expiration of this 90-day period, any Class B Units then held by the Management Consultant will be forfeited. For more information regarding the Class B Units, see “Certain Relationships and Related Party Transactions – Management Consulting Agreement.”

The diagram below shows our organizational structure immediately following the completion of the reorganization transactions described herein and the distribution.

See “Certain Relationships” and Related Party Transactions.

THE DISTRIBUTION

General

On February 18, 2015, FNF announced its intention to pursue the disposition of our Company through the distribution of our common stock to holders of FNFV common stock.

In September 2015, FNF intends to issue a dividend on FNFV common stock consisting of all of the shares of our common stock that FNF will own on the date of the distribution. These shares will represent 87.44% of our outstanding shares of common stock immediately prior to the distribution. The dividend will be paid on September 28, 2015, the distribution date, in the amount of 0.17229 shares of our common stock for every one outstanding share of FNFV common stock as described below to each stockholder on September 22, 2015, the record date.

Please note that you will not be required to pay any cash or other consideration for the shares of our common stock distributed to you or to surrender or exchange your shares of FNFV common stock to receive the dividend of our common stock.

The Distribution as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the Distribution will be completed. Please see “Certain Relationships and Related Party Transactions — Agreements with FNF” for additional information.

FNF

Currently, FNF is engaged, through its subsidiaries, in multiple business segments in the United States and around the world as follows:

FNF Core Operations

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Title. This segment consists of the operations of FNF’s title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title related services including collection and trust activities, trustee sales guarantees, recordings and reconveyances, and home warranty insurance. This segment also includes the transaction services business consisting of other title related services used in production and management of mortgage loans, including mortgage loans that go into default.

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BKFS. This segment provides core technology and data and analytics services through leading software systems and information solutions that facilitate and automate many of the business processes across the life cycle of a mortgage.

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FNF Core Corporate and Other. This segment consists of the operations of FNF’s holding company, certain other unallocated corporate overhead expenses, and other smaller real estate and insurance related operations.

FNFV

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Restaurant Group. This segment consists of our operations and the operations of ABRH, in which FNF has a 55% ownership interest. ABRH is the owner and operator of the O’Charley’s, Ninety Nine Restaurants, Max & Erma’s, Village Inn and Bakers Square concepts.

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FNFV Corporate and Other. This segment primarily consists of FNF’s share in the operations of certain of its equity investments, including Ceridian, Digital Insurance in which FNF owns 96%, and other smaller operations which are not title related.

Strategic Evaluation and Reasons for the Distribution

In 2014, and continuing into 2015, FNF’s senior management and board of directors undertook a strategic review of FNF’s businesses, including an assessment of the market and growth characteristics of each of its businesses and the role of each business within FNF’s overall business portfolio. Factors considered by FNF’s management and board of directors as part of the strategic review included:

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portfolio clarification and enhanced management focus — holders of FNFV common stock will benefit from portfolio clarity as separating our upscale dining concepts business from FNF’s other business will allow each management team greater flexibility to pursue growth strategies and allocate capital appropriately within their respective market opportunities;

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favorable market characteristics — upscale dining is a large and fast growing market with different valuation methodologies, capital requirements and marketing efforts, and we are well-positioned to capitalize on this opportunity;

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favorable market conditions and competitive position for the upscale dining concepts business — the upscale dining industry has rebounded substantially since 2009, and FNF concluded that we are uniquely positioned to execute against opportunities throughout the United States;

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FNF cash deployment—given FNF’s positive cash balance and strong cash flows, FNF’s management and board of directors weighed alternatives available to return excess cash to holders of FNFV common stock;

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potential benefits and detriments of separating the upscale dining concepts business- FNF’s management and board of directors considered the potential benefits and detriments that could result from a spin-off, including: (i) potential market reaction to the increased autonomy and flexibility afforded to J. Alexander’s to pursue its growth strategies; (ii) potential market perception of J. Alexander’s no longer being part of FNF; (iii) potential perception of employees of J. Alexander’s if separated from FNF; and (iv) the significant management time and effort required to effect the spin-off.

Upon evaluating the foregoing factors, FNF’s management and board of directors considered various possible alternatives for structuring FNF’s business, specifically including a sale of the J. Alexander’s business and an initial public offering, and the implications that those alternatives would have on the holders of FNFV common stock and on the prospects for growth of our business. The most strongly considered alternative was an initial public offering of the common stock of J. Alexander’s Holdings, Inc. and a restructuring where J. Alexander’s Holdings, Inc. would have become the managing member of J. Alexander’s Holdings, LLC. After filing a registration statement with the SEC to effect an underwritten public offering of our common stock, FNF’s board of directors determined that, due to the Company’s minimal leverage, substantial public offering costs and proceeds effectively at a 10-15% discount to the fully distributed value of the Company’s common stock, the public offering was not in the best interests of the holders of FNFV common stock, or the business. Furthermore, the current structure which contemplates a distribution of the Company’s common stock to holders of FNFV common stock will avoid the dilution to their existing holdings, which would have resulted from the public offering. The FNF board of directors ultimately concluded, using its reasonable business judgment, that the transaction, as currently structured, maximizes the value of the Company for the benefit of the holders of FNFV stock.

As a result of its strategic review, FNF’s management and board of directors believe it is in the best interests of holders of FNFV common stock to separate the upscale dining concepts business from FNF’s other businesses. FNF’s management and board of directors believe that the separation will allow the creation of an independent public company focused on the upscale dining concepts which would be better positioned in management’s view to meet our long-term revenue growth objectives and generate stockholder value. FNF’s management and board of directors both believe that the upscale dining concepts business will have the opportunity to benefit from the increased fit and focus of a separation including:

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Enhanced Stock Value. Because the FNFV common stock represents the economic performance of a portfolio of equity securities, it trades primarily with reference to the FNFV business segment’s net asset value. This value may be less than the full, undiscounted value of the assets underlying the FNFV business segments. The discount in value is attributable to a variety of factors, including FNF’s holding company status (the “Holding Company Discount”), the complexity of the tracking stock structure (the “Tracking Stock Discount”), and multiple layers of financial reporting. Following the distribution, we will own the upscale dining concepts business and holders of FNFV common stock will also hold our common stock. Thus, the restructuring will eliminate the holding company and tracking stock arrangement with respect to the upscale dining concepts business which is intended to reduce the Holding Company Discount and Tracking Stock Discount now applied to the FNFV common stock. Accordingly, as discussed in more detail below, FNF believes that our ability to use stock to grow the Company by making acquisitions and compensate employees will be enhanced and our higher market capitalization will increase the liquidity of our common stock.

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Growth through Acquisitions. We intend to continue to grow our business, both organically and through acquisitions, and may, at times, issue equity as consideration for such future acquisition. Reducing the Holding Company Discount and Tracking Stock Discount is intended to enable us to issue equity at a higher valuation multiple following the distribution thereby enhancing our ability to make such acquisitions.

•

Improve Management and Executive Compensation. FNF now seeks, and following the distribution both we and FNF will continue to seek, to attract and retain highly qualified management and employees through incentive programs that include equity-based compensation. Under FNF’s Omnibus Plan, key employees can receive restricted stock, stock options, stock appreciation rights, restricted stock units, performance shares, performance units or other stock-based awards referencing shares of FNFV common stock. Following the distribution, we will implement a similar equity-based compensation plan. Any aggregate increase in value to the FNFV common stock and J. Alexander’s common stock that may result from the distribution may enhance equity rights that officers and employees already have in FNFV common stock. Accordingly, the distribution may provide both us and FNF with a more effective tool to motivate and reward employees and management. Further, FNF management believes that more directly aligning the interests of the employees of the upscale dining concepts business with the interests of the upscale dining concepts business will allow us to better attract prospective employees with appropriate skill sets, motivate key employees, and retain key employees for the long term.

•

Optimization of Debt and Equity Structures. Following the distribution, our debt will not be consolidated on the FNF balance sheet. This is expected to benefit us by permitting us to (i) more easily raise debt capital to support future acquisitions and (ii) optimize our capital structure.

•

Management Independence from FNF Combined with Continuity of Key Advisors. We will have increased autonomy to pursue our strategic initiatives, acquisitions and other growth opportunities that may not be appropriate under the current combined structure and to deploy our capital as our management team sees fit and FNF would be insulated from any risks inherent in those pursuits. Also, retaining certain members of FNF’s senior management permits us the continued benefit of the knowledge and expertise of FNF’s management, which is familiar with our business and has enabled us to grow. The FNF management team brings a wide range of skills that complement our executive management and we believe that the synergistic gains to be derived from our collective managerial attributes would be challenging and costly to replicate. We believe there are limited options to engage a consulting firm that provides the experience in mergers and acquisitions, access to strategic financing sources, capacity to structure beneficial financing arrangements and demonstrated track record of delivering positive results. Moreover, it would otherwise be difficult to obtain the services of a firm of this high caliber in exchange for compensation contingent upon the performance of the company and enhanced value to its stockholders. We expect FNF’s senior management to positively impact our long term growth by developing acquisition strategies, developing and implementing corporate strategy, including, without limitation, business planning and improving the operating and financial performance of the company, and advising on debt and equity financings, as further described in the Management Consulting Agreement. We and FNF ultimately concluded that leveraging these existing management resources and working relationships was more cost effective than hiring new personnel or retaining a new consulting firm.

•	Strategic Focus. FNF management will have a sharpened focus on its title, information mortgage services and other businesses.

•	Investor Transparency. A separation will provide greater transparency for investors in J. Alexander’s.

•	Investor Alignment. Separate, publicly traded equity securities will provide greater alignment of management incentives with stockholder interests.

FNF’s management and board of directors believe that given our experienced management team, position in the marketplace, and strong cash flows, we will be able to advance our business goals and strategic growth initiatives.

The Number of Shares You Will Receive

It is expected that for every one share of FNFV common stock that you own at 5:00 p.m., New York City time on September 22, 2015, the record date, you will receive 0.17229 shares of our common stock on the distribution date.

It is important to note that if you sell your shares of FNFV common stock between the record date and the distribution date in the “regular way” market, you will also be selling your right to receive the share dividend in the distribution. Please see “—Trading Between the Record Date and Distribution Date” for more information.

Trading Between the Record Date and Distribution Date

Beginning on September 18, 2015 and continuing up to and including September 28, 2015, the distribution date, there are expected to be two markets in FNFV common stock: a “regular way” market and an “ex-distribution” market. Shares of FNFV common stock that trade on the regular way market will trade with an entitlement to shares of our common stock to be distributed in the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock to be distributed in the distribution. Therefore, if you own shares of FNFV common stock at 5:00 p.m., New York City time, on the record date and sell those shares on the regular way market on or prior to the distribution date, you will also be selling the shares of our common stock that would have been distributed to you in the distribution. However, if you sell those shares of FNFV common stock on the ex-distribution market on or prior to the distribution date, you will still receive the shares of our common stock that were to be distributed to you in the distribution based on your ownership of the shares of FNFV common stock.

Furthermore, beginning on September 18, 2015 and continuing up to and including the distribution date, there is expected to be a “when-issued trading” market in our common stock. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for shares of our common stock that will be distributed to holders of FNFV common stock on the distribution date. If you owned shares of FNFV common stock at 5:00 p.m., New York City time, on the record date, then you are entitled to shares of our common stock to be distributed in the distribution. You may trade this entitlement to shares of our common stock, without the shares of FNFV common stock that you own, on the when-issued trading market. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin.

When and How You Will Receive the Dividend

FNF will pay the dividend on September 28, 2015 by releasing its shares of our common stock to be distributed in the distribution to Computershare, the distribution agent. As part of the distribution, we will adopt a book-entry share transfer and registration system for our common stock. This means that instead of receiving physical share certificates, registered holders of FNFV common stock entitled to the distribution will have their shares of our common stock distributed on the date of the distribution credited to book-entry accounts established for them by our transfer agent. The transfer agent will mail an account statement to each such registered holder stating the number of shares of our common stock credited to the holder’s account.

For those holders of FNFV common stock who hold their shares through a broker, bank or other nominee, our transfer agent will credit the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers’ accounts with our common stock. We and FNF anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with our common stock on the same day that their accounts are credited, which is expected to be the distribution date.

The distribution agent will not deliver any fractional shares of our common stock in connection with the distribution. Instead, the distribution agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur between the record date and the distribution date. Such holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. Such cash payments will be made to the holders in the same accounts in which the underlying shares are held. If you physically hold FNFV stock certificates, your check for any cash that you may be entitled to receive instead of fractional shares of our common stock will be included together with the account statement in the mailing that our transfer agent expects to send out on the distribution date.

None of FNF, our company, the distribution agent or our or FNF’s transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. Neither our company nor FNF will pay any interest on the proceeds from the sale of fractional shares.

Material U.S. Federal Income Tax Consequences of the Distribution

The following discussion summarizes the material U.S. federal income tax consequences of the distribution for a U.S. holder of FNFV common stock (international holders of FNFV common stock should consult their own tax advisors) that holds such common stock as a capital asset for tax purposes. The discussion is of a general nature and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax exempt entities, persons holding FNFV common stock in a tax-deferred or tax-advantaged account or persons holding FNFV common stock as a hedge against currency risk, as a position in a “straddle,” or as part of a “hedging” or “conversion” transaction for tax purposes.

This summary applies only to U.S. holders. A “U.S. holder” is a beneficial owner of FNFV common stock that is (i) an individual U.S. citizen or resident, (ii) a U.S. domestic corporation or other entity taxable as a corporation or (iii) otherwise subject to U.S. federal income tax on a net income basis in respect of such common stock.

This summary does not address all of the tax considerations that may be relevant to a holder of FNFV common stock. For example, we do not address:

•	the U.S. federal income tax consequences applicable to a stockholder that is treated as a partnership for U.S. federal income tax purposes;

•	the U.S. federal income tax consequences applicable to stockholders in, or partners, members or beneficiaries of, an entity that holds FNFV common stock;

•	the U.S. federal estate, gift or alternative minimum tax consequences of the distribution;

•	the tax considerations relevant to U.S. holders whose functional currency is not the U.S. dollar; or

•	the tax considerations relevant to holders of FNFV employee stock options, restricted stock or other compensatory awards.

This summary is based on laws, regulations, rulings, interpretations and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. It is not intended to be tax advice.

You should consult your own tax advisor as to all of the tax consequences of the distribution to you in light of your own particular circumstances, including the consequences arising under state, local and foreign tax laws, as well as possible changes in tax laws that may affect the tax consequences described herein.

General

FNF has requested an opinion from KPMG LLP, its tax advisor, to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the opinion, the distribution will qualify as a transaction that is tax-free under Section 355 and other provisions of the Code, and the distribution is conditioned upon the receipt by FNF of such favorable opinion confirming the distribution’s tax-free status.

Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, if the distribution qualifies fully as tax-free, then, in general, for U.S. federal income tax purposes:

•

no gain or loss will be recognized by, and no amount will be includible in the income of, FNF as a result of the distribution, other than taxes arising out of foreign and other internal restructurings undertaken in connection with the separation and with respect to any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury regulations relating to consolidated returns;

•	no gain or loss will be recognized by, and no amount will be includible in the income of, a U.S. holder of FNFV common stock solely as a result of the receipt of our common stock in the distribution;

•	the holding period for our common stock received in the distribution will include the period during which the FNFV common stock was held; and

•

the tax basis of the FNFV common stock immediately prior to the distribution will be apportioned between such FNFV common stock and the shares of our common stock received, including any fractional share of our common stock deemed received in the distribution, based upon relative fair market values at the time of the distribution.

An opinion of our advisors represents their best professional judgment but is not binding on the IRS or any court. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by FNF and J. Alexander’s Holdings. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the distribution, the distribution may not qualify for tax-free treatment. If, on audit, the IRS were successful in asserting the position that the distribution is taxable, the above consequences would not apply and both FNF and holders of FNFV common stock could be subject to tax.

If the distribution were taxable to FNF and the holders of FNFV common stock, then in general:

•	FNF would recognize a gain equal to the excess of the sum of the fair market value of our common stock on the date of the distribution over FNF’s tax basis in our common stock;

•

Each U.S. holder of FNFV common stock that receives shares of our common stock in the distribution would be treated as if the U.S. holder received a taxable distribution equal to the full value of the shares of our common stock received, which would be taxed (i) as a dividend to the extent of the U.S. holder’s pro rata share of FNFV’s current and accumulated earnings and profits (including the gain to FNFV described in the preceding bullet point), then (ii) as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its FNFV common stock, and finally (iii) as capital gain with respect to the remaining value;

•

an individual U.S. holder would generally be subject to U.S. federal income tax at favorable rates with respect to the portion of the distribution that was treated as a dividend or capital gain, subject to exceptions for certain short-term and hedged positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates; and

•

a U.S. holder would not be subject to U.S. federal income tax with respect to the portion of the distribution that was treated as a return of capital, although its tax basis in its FNFV common stock would thereby be reduced.

If the IRS were successful in asserting the position that the distribution is taxable, we could be required to indemnify FNF (including in respect of claims asserted by its stockholders) for the taxes described above and related losses. In addition, current tax law generally creates a presumption that the distribution would be taxable to FNF, but not to the holders of FNFV common stock, if we or our stockholders were to engage in a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the two-year period beginning on the distribution date, unless it is established that the distribution and the transaction are not part of a plan or series of related transactions to effect such a change in ownership. If the distribution were taxable to FNF due to such a 50% or greater change in our stock ownership, FNF would recognize a gain equal to the excess of the fair market value of our common stock on the date of the distribution over FNF’s tax basis therein and we could be required to indemnify FNF for the tax on such gain and related losses. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements with FNF—Tax Matters Agreement.”

Cash in Lieu of Fractional Shares

No fractional shares of our common stock will be issued in the distribution. All fractional shares resulting from the distribution will be aggregated and sold by the distribution agent, and the proceeds will be distributed to the owners of such fractional shares. A holder that receives cash in lieu of a fractional share of our common stock as a part of the distribution will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share determined as described under “The Distribution—General” above. An individual U.S. holder would generally be subject to U.S. federal income tax at favorable rates with respect to such a capital gain, assuming that the U.S. holder had held all of its FNFV common stock for more than one year.

Payments of cash in lieu of a fractional share of our common stock made in connection with the distribution may, under certain circumstances, be subject to “backup withholding” and information reporting, unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and non-U.S. holders will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is supplied to the IRS.

Information Reporting

U.S. Treasury regulations require certain U.S. holders that receive our common stock pursuant to the distribution to attach to their U.S. federal income tax return for the year in which the distribution occurs a statement setting forth certain information relating to the distribution. Within a reasonable period after the distribution, FNF will provide holders of FNFV common stock who receive our common stock in the distribution with the information necessary to comply with such requirement. In addition, all U.S. holders are required to retain permanent records relating to the amount, basis, and fair market value of our common stock received in the distribution and to make those records available to the IRS upon request.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions under the terms of current and any future agreements governing our indebtedness. Any future determination to declare and pay cash dividends will be at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, cash requirements, contractual restrictions and such other factors as our board of directors deems relevant.

In addition, since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings, cash flow and ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends. The ability of our subsidiaries to pay dividends is currently restricted by the terms of our credit facility and may be further restricted by any future indebtedness we or they incur. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment. See “Risk Factors—Risks Related to Ownership of Our Common Stock—We do not intend to pay dividends for the foreseeable future.”

CAPITALIZATION

The following table sets forth our capitalization as of June 28, 2015 on (i) an actual basis and (ii) a pro forma basis, assuming the separation, the distribution and the other transactions described in this information statement had occurred on June 28, 2015.

This table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing elsewhere in this information statement. We are providing the capitalization table below for information purposes only, and it may not reflect the capitalization or financial condition that would have resulted had we been operating as a separate, independent entity on June 28, 2015 and is not necessarily indicative of our future capitalization or financial condition.

	As of June 28, 2015
Dollars in thousands	J. Alexander’s Holdings, LLC Actual(1)	J. Alexander’s Holdings, Inc. Pro Forma(2)

Cash and cash equivalents	$15,152	$12,652

Debt(2):
Pinnacle Bank Credit Facility	22,084	22,084

Total debt	22,084	22,084

Member’s/shareholders’ equity:
Member’s equity	102,612	-
Preferred stock, $0.001 par value, 10 million shares authorized, no shares outstanding actual or pro forma as adjusted	-	-
Common stock, $0.001 par value per share, 30 million shares authorized, no shares outstanding actual and 15 million shares outstanding pro forma as adjusted	-	15
Additional paid in capital	-	87,844
Retained earnings	-	(2,500)
Non-controlling interests	-	14,753

Total member’s/shareholders’ equity	102,612	100,112

Total capitalization	$124,696	$122,196

(1)

As of June 28, 2015, J. Alexander’s Holdings, LLC directly or indirectly held all of our assets and liabilities, and J. Alexander’s Holdings, Inc., which was incorporated on August 15, 2014, did not hold any significant assets or liabilities. Accordingly, the actual capitalization as of June 28, 2015 presents that of J. Alexander’s Holdings, LLC.

(2)	Debt amounts do not include accrued interest.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated statements of operations for the six months ended June 28, 2015 and the fiscal year ended December 28, 2014 present our consolidated results of operations giving pro forma effect to the reorganization transactions and the distribution as if they had occurred at the beginning of fiscal 2014. The unaudited pro forma consolidated balance sheet as of June 28, 2015 presents our unaudited pro forma consolidated balance sheet giving pro forma effect to the reorganization transactions and the distribution as if they had occurred as of the balance sheet date. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the reorganization transactions and the distribution on the historical financial information of J. Alexander’s Holdings, LLC.

The unaudited pro forma consolidated statements of operations and balance sheet information should be read in conjunction with information found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this information statement.

In connection with the distribution and the related transactions, we will record in our consolidated statement of operations at the time of the transaction, a one-time charge of $2,500,000 related to the payment of special recognition bonuses to certain senior executives and other employees as described in “Executive Compensation – Narrative Disclosure to Summary Compensation Table – Special Recognition Bonus.” Because this charge is non-recurring in nature, we have not given effect to this transaction in the unaudited pro forma consolidated statements of operations. However, this has been reflected as an adjustment to retained earnings in the unaudited pro forma consolidated balance sheet as of June 28, 2015.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our results of operations or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial condition had the reorganization transactions and the spin-off occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 28, 2015

(in thousands)

	J. Alexander’s Holdings, LLC (1)	Reorganization and Distribution Adjustments		J. Alexander’s Holdings, Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$15,152	$(2,500)	(9)	$12,652
Accounts and notes receivable	225	-		225
Accounts receivable from related party	1	-		1
Inventories	2,156	-		2,156
Prepaid expenses and other current assets	2,216	-		2,216

Total current assets	19,750	(2,500)		17,250

Other assets	4,141	-		4,141
Property and equipment, at cost, less accumulated depreciation and amortization of $21,592 as of June 28, 2015	85,934	-		85,934
Goodwill	15,737	-		15,737
Trade name and other indefinite-lived intangibles	25,155	-		25,155
Deferred Charges, less accumulated amortization of $163 as of June 28, 2015	627	-		627

Total assets	$151,344	(2,500)		$148,844

Liabilities and Membership Equity
Current liabilities:
Accounts payable	$4,504	$-		$4,504
Accrued expenses and other current liabilities	9,730	-		9,730
Unearned revenue	2,400	-		2,400
Current portion of long-term debt	1,667	-		1,667

Total current liabilities	18,301	-		18,301

Long-term debt, net of portion classified as current	20,417	-		20,417
Deferred compensation obligations	5,803	-		5,803
Other long-term liabilities	4,211	-		4,211

Total liabilities	48,732	-		48,732

Members’ / shareholders’ equity:
Members’ equity	102,612	(102,612)		-
Preferred stock, $0.001 par value, 10 million shares authorized, no shares outstanding actual or pro forma adjusted	-	-		-
Common stock, $0.001 par value per share, 30 million shares authorized, no shares outstanding actual and 15 million shares outstanding pro forma adjusted	-	15	(2)(3)	15
Additional paid in capital	-	87,844	(2)(3)(4)	87,844
Retained earnings	-	(2,500)	(9)	(2,500)

Total members’ / shareholders’ equity attributable to J. Alexander’s Holdings, Inc.	102,612	(17,253)		85,359

Non-controlling interests	-	14,753	(4)	14,753

Total liabilities and equity	$151,344	$(2,500)		$148,844

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months ended June 28, 2015

(in thousands, except per share data)

	J. Alexander’s Holdings, LLC (1)	Reorganization and Distribution Adjustments		J. Alexander’s Holdings, Inc. Pro Forma

Net sales	$109,275	$-		$109,275
Costs and expenses:
Cost of sales	34,596	-		34,596
Restaurant labor and related costs	32,636	-		32,636
Depreciation and amortization of restaurant property and equipment	4,039	-		4,039
Other operating expenses	21,550	-		21,550

Total restaurant operating expenses	92,821	-		92,821
Transaction and integration expenses	2,113	(2,113)	(10)	-
General and administrative expenses	7,863	1,774	(5)(6)	9,637
Asset impairment charges and restaurant closing costs	2	-		2
Pre-opening expense	2	-		2

Total operating expenses	102,801	(339)		102,462

Operating income	6,474	339		6,813
Other income (expense):
Interest expense	(776)	374	(11)	(402)
Other, net	48	-		48

Total other income (expense)	(728)	374		(354)

Income from continuing operations before income taxes	5,746	713		6,459
Income tax (expense) benefit	(21)	(2,433)	(7)	(2,454)

Income from continuing operations	5,725	(1,720)		4,005
Income from continuing operations attributable to non-controlling interests	-	590	(4)	590
Income from continuing operations attributable to J. Alexander’s Holdings, Inc.	$-	$3,415		$3,415

Earnings per share:
Weighted average of common stock outstanding
Basic	N/A			15,000
Diluted	N/A			17,390
Income from continuing operations available to common shareholders per share (8)
Basic	N/A			$0.23
Diluted	N/A			$0.20

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 28, 2014

(in thousands, except per share data)

	J. Alexander’s Holdings, LLC (1)	Reorganization and Distribution Adjustments		J. Alexander’s Holdings, Inc. Pro Forma

Net sales	$202,233	$-		$202,233
Costs and expenses:
Cost of sales	64,591	-		64,591
Restaurant labor and related costs	61,539	-		61,539
Depreciation and amortization of restaurant property and equipment	7,652	-		7,652
Other operating expenses	40,440	-		40,440

Total restaurant operating expenses	174,222	-		174,222
Transaction and integration expenses	785	(785)	(10)	-
General and administrative expenses	14,450	3,423	(5)(6)	17,873
Asset impairment charges and restaurant closing costs	5	-		5
Pre-opening expense	681	-		681

Total operating expenses	190,143	2,638		192,781

Operating income	12,090	(2,638)		9,452
Other income (expense):
Interest expense	(2,908)	2,240	(11)	(668)
Other, net	104	-		104

Total other income (expense)	(2,804)	2,240		(564)

Income from continuing operations before income taxes	9,286	(398)		8,888
Income tax (expense) benefit	(328)	(3,050)	(7)	(3,378)

Income from continuing operations	8,958	(3,448)		5,510

Income from continuing operations attributable to non-controlling interests	-	578	(4)	578

Income from continuing operations attributable to J. Alexander’s Holdings, Inc.	$-	$4,932		$4,932

Earnings per share:
Weighted average of common stock outstanding
Basic	N/A			15,000
Diluted	N/A			16,499
Income from continuing operations available to common shareholders per share (8)
Basic	N/A			$0.33
Diluted	N/A			$0.30

(1)

We have historically operated our business through J. Alexander’s Holdings, LLC and its subsidiaries. As of June 28, 2015, J. Alexander’s Holdings, LLC held all of our assets and liabilities and J. Alexander’s Holdings, Inc. did not have assets or liabilities and did not conduct operations. Accordingly, the unaudited pro forma consolidated statements of operations for the year ended December 28, 2014 and the six months ended June 28,

2015 and the unaudited pro forma consolidated balance sheet as of June 28, 2015 present the historical results of J. Alexander’s Holdings, LLC as a starting point for the pro forma amounts.

(2)

Represents the adjustments to reflect the reorganization transactions wherein common stock was authorized and issued to FNF, Newport, and other holders of Class A Units in exchange for their contribution of membership interests in J. Alexander’s Holdings, LLC. As a result of this contribution, we will be the sole managing member of J. Alexander’s Holdings, LLC. Accordingly, pursuant to ASC 810, we will consolidate the financial results of J. Alexander’s Holdings, LLC into our financial statements and record a non-controlling interest for the Class B membership units in J. Alexander’s Holdings, LLC not owned by us.

(3)

Represents the recapitalization of J. Alexander’s Holdings, Inc. (to result in 15 million shares of common stock outstanding), and the distribution transaction wherein FNF distributed its ownership of J. Alexander’s Holdings, Inc. common stock to the holders of FNFV common stock by issuing 0.17229 shares of J. Alexander’s Holdings, Inc. common stock for every one share of FNFV stock held on the record date for the distribution.

(4)

Represents the allocation of shareholders’ equity between non-controlling interests and equity allocable to J. Alexander’s Holdings, Inc. On the statements of operations for the six months ended June 28, 2015 and the year ended December 28, 2014, this represents the allocation of the non-controlling interests in the income of J. Alexander’s Holdings, LLC relating to the membership units not owned by us.

(5)

Represents the estimated impact of the Class B Units issued in connection with the reorganization and distribution pursuant to the Management Consulting Agreement on general and administrative expenses. The estimated impact of these grants totals $2,772 and $1,386 for the year ended December 28, 2014 and the six month period ended June 28, 2015, respectively. These amounts were calculated by estimating the fair value of the grants using the Black-Scholes-Merton valuation model, and assumes no change in the fair value of the awards at either of the reporting dates presented.

(6)

Represents the estimated impact of the annual base fee of 3% of annual Adjusted EBITDA payable to the Management Consultant pursuant to the Management Consulting Agreement. The estimated impact of this fee totals $651 and $388 for the year ended December 28, 2014 and the six month period ended June 28, 2015, respectively. These amounts were calculated using the Adjusted EBITDA amounts derived from the unaudited pro forma financial information for the respective periods. The Adjusted EBITDA used in this calculation is consistent with that definition of Adjusted EBITDA presented as a Non-GAAP financial measure within this Information Statement.

(7)

J. Alexander’s Holdings, Inc. currently has no significant assets or liabilities, conducts no operations, and is a wholly-owned subsidiary of FNF. As such, it is included in the consolidated income tax returns of FNF. As a result of the reorganization and distribution transactions, J. Alexander’s Holdings, Inc. will be subject to applicable federal and certain state and local income taxes with respect to its share of allocable taxable income of J. Alexander’s Holdings, LLC, which will result in higher income taxes and an increase in income taxes paid. As a result, this reflects an adjustment to corporate income taxes to reflect a blended statutory tax rate of 38%, which includes a provision for U.S. federal income taxes. J. Alexander’s Holdings, LLC will continue to remain a partnership for U.S. federal, state and local income tax purposes.

(8)

Pro forma basic income from continuing operations per share was computed by dividing the pro forma continuing income from operations attributable to our common shareholders by the 15 million shares of common stock outstanding after completion of the distribution. Pro forma diluted income from continuing operations per share was computed by dividing the pro forma continuing income from operations attributable to our common shareholders by the shares of common stock outstanding after completion of the distribution and the effect of Class B Units both currently outstanding and those that will be issued in connection with the distribution. This adjustment assumes all Class B Units have met their respective hurdle rates.

(9)	Reflects the payment of the special recognition bonus in connection with the distribution. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Special Recognition Bonus.”

(10)

Reflects the adjustment to the pro forma consolidated statements of operations to reflect the exclusion of transaction and integration costs that would have been incurred prior to the periods presented had the reorganization and distribution transactions occurred at the beginning of 2014.

(11)

Reflects the refinancing of the FNF Note which occurred on May 20, 2015 with Pinnacle Bank under the Second Amended and Restated Loan Agreement. The interest rate of the FNF Note was 12.5%, and interest expense recorded in the historical financial statements related to that note was $2,479 and $493 for the year ended December 28, 2014 and the six month period ended June 28, 2015, respectively. The new $10,000 term loan under the Second Amended and Restated Loan Agreement bears interest at LIBOR plus 220 basis points, and the interest rate at June 28, 2015 was 2.3875%. This calculation assumes that the interest rate was 2.3875% for all periods presented, and therefore interest for the year-ended December 28, 2014 and the six months ended June 28, 2015 was $238 and $119, respectively. The adjustment for the refinancing in the Unaudited Pro Forma Consolidated Statements of Operations for the periods presented is the difference between the interest actually recorded in the historical financial statements and the interest calculated under the new $10,000 term loan using these assumptions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We have no material operations to date and, therefore, the information below is presented for J. Alexander’s Holdings, LLC, which, upon completion of the reorganization transactions and the distribution, will be our consolidated subsidiary and will directly or indirectly hold all of our consolidated operations. The following selected historical consolidated financial data of J. Alexander’s Holdings, LLC should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this information statement. The statements of operations for the periods of January 2, 2012 to September 30, 2013 and October 1, 2012 to December 30, 2012 and for fiscal years 2013 and 2014 are derived from, and qualified by reference to, the audited consolidated financial statements of J. Alexander’s Holdings, LLC included elsewhere in this information statement and should be read in conjunction with those financial statements and notes thereto. Results for the six months ended June 28, 2015 and June 29, 2014 are not necessarily indicative of results that may be expected for the entire year.

The unaudited pro forma financial data included as Supplemental Pro Forma MD&A Information in the table below for the fiscal year ended December 30, 2012 represents the combination of the Successor 2012 period and the Predecessor 2012 period and the adjustments reflecting the JAC acquisition as if it had occurred on January 1, 2012. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The unaudited pro forma consolidated financial data included as Supplemental Pro Forma MD&A Information does not reflect any of the synergies or cost reductions that may have resulted from the JAC acquisition and does not include any restructuring costs or other one-time charges that may have been incurred. The Supplemental Pro Forma MD&A Information results are for informational purposes only and do not reflect the actual results that we would have achieved had the JAC acquisition been completed as of January 1, 2012 and are not indicative of our future results of operations.

Financial information for all periods presented has been adjusted to reflect the impact of discontinued operations for comparative purposes.

Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including many changes that will occur in the operations and capitalization of our company as a result of our separation from FNF.

	Successor	Successor	Supplemental Pro Forma MD&A Information	Successor	Predecessor	Successor
Dollars in thousands	Year Ended December 28, 2014(1)	Year Ended December 29, 2013(1)	Year Ended December 30, 2012, as adjusted(1)	October 1, 2012 to December 30, 2012(1)	January 2, 2012 to September 30, 2012(1)	Six Months Ended
						June 28, 2015(1)	June 29, 2014(1)

			(unaudited)			(unaudited)	(unaudited)

Statement of Operations Data:

Net sales	$202,233	$188,223	$156,896	$40,341	$116,555	$109,275	$102,196

Cost of sales	64,591	61,432	49,741	12,883	36,858	34,596	32,339

Restaurant labor and related costs	61,539	59,032	50,835	12,785	38,050	32,636	30,711

Depreciation and amortization of restaurant property and equipment	7,652	7,228	5,837	1,425	4,117	4,039	3,777

Other operating expenses	40,440	39,016	31,274	7,849	23,175	21,550	20,491

General and administrative expense	14,450	11,981	10,439	2,330	8,109	7,863	6,537

Pre-opening expense	681	-	-	-	-	2	21

Transaction and integration expenses	785	(217)	-	183	4,537	2,113	102

Asset impairment charges and restaurant closing costs	5	2,094	-	-	-	2	4

Total operating expenses	190,143	180,566	148,126	37,455	114,846	102,801	93,982

Operating income	12,090	7,657	8,770	2,886	1,709	6,474	8,214

Interest expense	2,908	2,888	957	187	1,174	776	1,491

Other, net	104	3,055	94	26	(161)	48	76

Income from continuing operations before income taxes	9,286	7,824	7,907	2,725	374	5,746	6,799

Income tax (expense) benefit	(328)	(138)	(226)	(1)	79	(21)	(37)
Loss from discontinued operations, net	(443)	(4,785)	(1,918)	(506)	(1,412)	(211)	(224)

Net income (loss)	$8,515	$2,901	$5,763	$2,218	$(959)	$5,514	$6,538

Balance Sheet Data Cash and cash equivalents	$13,301	$18,069	-	$11,127	$6,853	$15,152	$23,938

Working capital (deficit)(2)	(4,102)	1,001	-	(640)	(1,416)	1,449	8,132
Total assets	150,908	151,101	-	132,749	83,872	151,344	156,121
Total debt	22,921	34,640	-	20,654	17,648	22,084	33,781
Total membership equity	96,889	88,455	-	91,394	42,508	102,612	94,975

(1)

We utilize a 52- or 53-week accounting period which ends on the Sunday closest to December 31, and each quarter typically consists of 13 weeks. The period January 2, 2012 to September 30, 2012, included 39 weeks of operations, and the period October 1, 2012 to December 30, 2012, included 13 weeks of operations. Fiscal years 2014 and 2013 each included 52 weeks of operations. Each of the six-month periods ended June 28, 2015 and June 29, 2014 included 26 weeks of operations.

(2)	Defined as total current assets minus total current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations for the 26 weeks ended June 28, 2015 and June 29, 2014 and for the fiscal years ended December 28, 2014 and December 29, 2013, and the three months ended December 30, 2012 and the nine months ended September 30, 2012 should be read in conjunction with “Selected Historical Consolidated Financial Data” and the consolidated financial statements and related notes to those statements included elsewhere in this information statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this information statement, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should review the section entitled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by, the forward-looking statements contained in this information statement.

Overview

We own and operate three complementary upscale dining restaurant concepts: J. Alexander’s, Redlands Grill and Stoney River Steakhouse and Grill (“Stoney River”). For more than 20 years, J. Alexander’s guests have enjoyed a contemporary American menu, polished service and an attractive ambiance. In February 2013, our team brought our quality and professionalism to the steakhouse category with the addition of the Stoney River concept. Stoney River provides “white tablecloth” service and food quality in a casual atmosphere at a competitive price point. Our newest concept, Redlands Grill, offers customers a different version of our contemporary American menu and a distinct architectural design and feel.

Our business plan has evolved over time to include a collection of restaurant concepts dedicated to providing guests with what we believe to be the highest quality food, high levels of professional service and a comfortable ambiance. By offering multiple restaurant concepts and utilizing unique non-standardized architecture and specialized menus, we believe we are positioned to continue to scale and grow our overall restaurant business in an efficient manner in urban and affluent suburban areas. We want each of our restaurants to be perceived by our guests as a locally managed, stand-alone dining experience. This differentiation permits us to successfully operate each of our concepts in the same geographic market. If this strategy continues to prove successful, we may expand beyond our current three concept model in the future.

While each concept operates under a unique trade name, each of our restaurants is identified as a “J. Alexander’s Holdings” restaurant. As of June 28, 2015, we operated a total of 41 locations across 14 states. We currently plan to transition a total of between 12 and 15 of our J. Alexander’s restaurants to Redlands Grill restaurants. Other restaurant locations may be added or converted in the future as we determine how best to position our multiple concepts in a given geographic market.

We believe our concepts deliver on our guests’ desire for freshly-prepared, high quality food and high quality service in a restaurant that feels “unchained” with architecture and design that varies from location to location. As a result, we have delivered strong growth in same store sales, average weekly sales, net sales and Adjusted EBITDA. Through our combination with Stoney River, we have grown from 33 restaurants across 13 states in 2008 to 41 restaurants across 14 states as of June 28, 2015. Our growth in same store sales since 2008 has allowed us to invest significant amounts of capital to drive growth through the continuous improvement of existing locations, the development of plans to open new restaurants, and the hiring of personnel to support our growth plans.

We plan to execute the following strategies to continue to enhance the awareness of our concepts, grow our revenue and improve our profitability by:

•	Pursuing new restaurant development;

•	Expanding beyond our current three restaurant concepts;

•	Increasing our same store sales through providing high quality food and service; and

•	Improving our margins and leverage infrastructure.

We resumed our new restaurant development program in 2013 and believe there are opportunities to open four to five new restaurants annually starting in 2016. We are actively pursuing development opportunities within all of our concepts and, as discussed elsewhere in this information statement, we are currently evaluating approximately 30 locations in approximately 20 separate markets in order to meet our stated growth objectives. The next new restaurant opening will be a Stoney River restaurant, which is scheduled to open during the fourth quarter of 2015.

Recent Transactions

The following events had an impact on the presentation of our results of operations over the past three years:

•

In September 2012, FNF acquired JAC. JAC was subsequently converted from a corporation to a limited liability company, J. Alexander’s, LLC, on October 30, 2012. The acquisition was treated as an acquisition for accounting purposes with FNF as the acquirer and JAC as the acquiree. In February 2013, the operations of Stoney River were contributed to J. Alexander’s by FNH. Additionally, in February 2013, J. Alexander’s Holdings, LLC assumed the $20,000,000 FNF Note, which was accounted for as a distribution of capital. The note accrued interest at 12.5%, and the interest and principal were payable in full on January 31, 2016. During the years ended December 28, 2014 and December 29, 2013, $2,479,000 and $2,139,000 of interest expense payable to FNF was recorded related to this note. In May 2015, this note was repaid in full.

•	During 2013, we closed three underperforming J. Alexander’s restaurants:

¡	Chicago, Illinois—closed February 2013

¡	Orlando, Florida—closed April 2013

¡	Scottsdale, Arizona—closed April 2013

For financial reporting purposes, the Orlando and Scottsdale locations were deemed to represent discontinued operations while results related to the Chicago location are reflected as a component of continuing operations.

Performance Indicators

We use the following key metrics in evaluating our performance:

Same Store Sales. We include a restaurant in the same store restaurant group starting in the first full accounting period following the eighteenth month of operations. Our same store restaurant base consisted of 31 restaurants at December 30, 2012, and 40 restaurants at each of December 29, 2013, December 28, 2014 and June 28, 2015. Changes in same store restaurant sales reflect changes in sales for the same store group of restaurants over a specified period of time. This measure highlights the performance of existing restaurants, as the impact of new restaurant openings is excluded.

Measuring our same store restaurant sales allows us to evaluate the performance of our existing restaurant base. Various factors impact same store sales including:

•	consumer recognition of our concepts and our ability to respond to changing consumer preferences;

•	overall economic trends, particularly those related to consumer spending;

•	our ability to operate restaurants effectively and efficiently meet guest expectations;

•	pricing;

•	guest customer traffic;

•	spending per guest and average check amounts;

•	local competition;

•	trade area dynamics; and

•	introduction of new menu items.

J. ALEXANDER’S AVERAGE WEEKLY SAME STORE SALES
(Dollars Rounded to the Nearest $100)
	Average Weekly Same Store Sales

	Q1	Q2	Q3	Q4
2009	$91,900	$83,400	$77,900	$86,700
2010	92,000	87,200	84,800	92,900
2011	97,300	92,600	88,900	97,700
2012	101,600	96,200	91,400	99,700
2013	106,700	101,100	95,800	105,000
2014	111,800	105,600	100,500	110,100
2015	118,600	110,600

	Average Weekly Same Store Sales Growth Rate

	Q1	Q2	Q3	Q4
2010	0.1%	4.6%	8.9%	7.2%
2011	5.8%	6.2%	4.8%	5.2%
2012	4.4%	3.9%	2.8%	2.0%
2013	5.0%	5.1%	4.8%	5.3%
2014	4.8%	4.5%	4.9%	4.9%
2015	6.1%	4.7%

Average Weekly Sales. Average weekly sales per restaurant is computed by dividing total restaurant sales for the period by the total number of days all restaurants were open for the period to obtain a daily sales average. The daily sales average is then multiplied by seven to arrive at average weekly sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly sales per restaurant.

Average Weekly Same Store Sales. Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation include only those for restaurants in operation at the end of the period which have been open for more than eighteen months. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly same store sales per restaurant.

Average Check. Average check is calculated by dividing total restaurant sales by guest counts for a given time period. Total restaurant sales includes food, alcohol and beverage sales. Average check is influenced by menu prices and menu mix. Management uses this indicator to analyze trends in customers’ preferences, the effectiveness of menu changes and price increases and per guest expenditures.

Average Unit Volume. Average unit volume consists of the average sales of our restaurants over a certain period of time. This measure is calculated by multiplying Average Weekly Sales by the relevant number of weeks for the period presented. This indicator assists management in measuring changes in customer traffic, pricing and development of our concepts.

Cost of Sales. Cost of sales, as defined below, is an important metric to management because it is the only truly variable component of cost relative to the sales volume while other components of cost can vary significantly due to the ability to leverage fixed costs at higher sales volumes.

Guest Counts. Guest counts are measured by the number of entrees ordered at our restaurants over a given time period.

Our business is subject to seasonal fluctuations. Historically, the percentage of our annual revenues earned during the first and fourth quarters has been higher due, in part, to increased gift card redemptions and increased private dining during the year-end holiday season. In addition, we operate on a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. Each quarterly period has 13 weeks, except for a 53-week year when the fourth quarter has 14 weeks. As many of our operating expenses have a fixed component, our operating income and operating income margins have historically varied from quarter to quarter. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter, or for the full fiscal year.

Key Financial Definitions

Net Sales. Net sales consist primarily of food and beverage sales at our restaurants, net of any discounts, such as management meals and employee meals, associated with each sale. Net sales are directly influenced by the number of operating weeks in the relevant period, the number of restaurants we operate and same store sales growth.

Cost of Sales. Cost of sales is comprised primarily of food and beverage expenses and is presented net of earned vendor rebates. Food and beverage expenses are generally influenced by the cost of food and beverage items, distribution costs and menu mix. The components of cost of sales are variable in nature, increase with revenues, are subject to increases or decreases based on fluctuations in commodity costs, including beef prices, and depend in part on the controls we have in place to manage cost of sales at our restaurants.

Restaurant Labor and Related Costs. Restaurant labor and related costs includes restaurant management salaries, hourly staff payroll and other payroll-related expenses, including management bonus expenses, vacation pay, payroll taxes, fringe benefits and health insurance expenses.

Depreciation and Amortization. Depreciation and amortization principally includes depreciation on restaurant fixed assets, including equipment and leasehold improvements, and amortization of certain intangible assets for restaurants. We depreciate capitalized leasehold improvements over the shorter of the total expected lease term or their estimated useful life. As we accelerate our restaurant openings, depreciation and amortization is expected to increase as a result of our increased capital expenditures.

Other Operating Expenses. Other operating expenses includes repairs and maintenance, credit card fees, rent, property taxes, insurance, utilities, operating supplies and other restaurant-level related operating expenses.

Pre-opening Expenses. Pre-opening expenses are costs incurred prior to opening a restaurant, and primarily consist of manager salaries, relocation costs, recruiting expenses, employee payroll and related training costs for new employees, including rehearsal of service activities, as well as lease costs incurred prior to opening. In addition, pre-opening expenses include marketing costs incurred prior to opening as well as meal expenses for entertaining local dignitaries, families and friends. We currently target pre-opening costs per restaurant at $625,000.

General and Administrative Expenses. General and administrative expenses are comprised of costs related to certain corporate and administrative functions for both concepts that support development and restaurant operations and provide an infrastructure to support future company growth. These expenses reflect management, supervisory and staff salaries and employee benefits, travel, information systems, training, corporate rent, depreciation of corporate assets, professional and consulting fees, technology and market research. These expenses are expected to increase as a result of costs associated with being a public company as well as costs related to our anticipated growth. As we are able to leverage these investments made in our people and systems, we expect these expenses to decrease as a percentage of net sales over time.

Interest Expense. Interest expense consists primarily of interest on our outstanding indebtedness. Our debt issuance costs are recorded at cost and are amortized over the lives of the related debt under the effective interest method.

Income Tax (Expense) Benefit. This represents expense related to the taxable income at the federal, state and local level. The predecessor entity, JAC, was organized as a C-corporation, and therefore filed federal and state income tax returns, as required in various jurisdictions. JAC was converted to J. Alexander’s, LLC on October 30, 2012, and thereafter the filing requirements and related tax liability at both the federal and state level were passed through to the ultimate parent corporation, FNF. Concurrent with the combination with Stoney River, partnership tax treatment became effective, and the federal and state tax filing requirements for J. Alexander’s Holdings, LLC went into effect. Although partnership returns for J. Alexander’s Holdings, LLC are filed in most jurisdictions, effectively passing the tax liability to the partners, there are a small number of jurisdictions, Tennessee being one of them, that do not recognize limited liability companies structured as partnerships as disregarded entities for state income tax purposes. In those jurisdictions, J. Alexander’s Holdings, LLC is liable for any applicable state income tax. J. Alexander’s Holdings, LLC is also liable for franchise taxes in the various jurisdictions in which it operates, which are recorded as a component of general and administrative expense. J. Alexander’s Holdings, LLC will continue to be treated as a partnership for U.S. federal, state, and local income tax purposes after the reorganization and distribution transactions are completed.

Discontinued Operations. On April 3, 2013 we closed our Orlando, FL location and on April 15, 2013 we closed our Scottsdale, AZ location. We determined that these closures met the criteria for classification as discontinued operations. See Note 2(c) “Summary of Significant Accounting Policies—Discontinued Operations” in the notes to our consolidated financial statements for more information.

Basis of Presentation

The Consolidated Statements of Operations and Cash Flows are presented for four periods: January 2, 2012 through September 30, 2012 (the “Predecessor Period”) (which relates to the period immediately preceding the JAC acquisition), October 1, 2012 through December 30, 2012, the year ended December 29, 2013, and the year ended December 28, 2014 (the “Successor Periods”). The supplemental pro forma results for the year ended December 30, 2012 provided herein represent the addition of the Predecessor and Successor periods as well as pro forma adjustments to reflect the JAC acquisition as if it had occurred prior to the beginning of the period presented (these combined and adjusted results are referred to herein as “Supplemental Pro Forma MD&A Information” or the “2012 period, as adjusted”). The Consolidated Financial Statements for the Successor Periods reflect the JAC acquisition under the purchase method of accounting. The results of the Successor Periods are not comparable to the results of the Predecessor Period due to the difference in the basis of presentation of purchase accounting as compared to historical cost. These adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The results reflected in the Supplemental Pro Forma MD&A Information are for informational purposes only and do not reflect the actual results we would have achieved had the JAC acquisition been completed as of the beginning of the year and are not indicative of our future results of operations. Results of Stoney River are included only for periods after February 24, 2013.

The 10 locations that began the transition from a J. Alexander’s restaurant to a Redlands Grill restaurant during 2015 have been included in the J. Alexander’s results of operations, average weekly same store sales calculations and all applicable other disclosures due to the timing of the applicable transitions.

Results of Operations

The following tables set forth, for the periods indicated, our consolidated results, including our results expressed as a percentage of net sales, and other selected operating data:

($ in thousands)	26 Weeks Ended		Percent Change

	June 28, 2015	June 29, 2014	2015 vs. 2014

	(unaudited)	(unaudited)	(unaudited)
Net sales	$109,275	$102,196	6.9%
Costs and expenses:
Cost of sales	34,596	32,339	7.0%
Restaurant labor and related costs	32,636	30,711	6.3%
Depreciation and amortization of restaurant property and equipment	4,039	3,777	6.9%
Other operating expenses	21,550	20,491	5.2%

Total restaurant operating expenses	92,821	87,318	6.3%

Transaction and integration expenses	2,113	102	NM
General and administrative expenses	7,863	6,537	20.3%
Asset impairment charges and restaurant closing costs	2	4	NM
Pre-opening expense	2	21	NM

Total operating expenses	102,801	93,982	9.4%

Operating income	6,474	8,214	-21.2%
Other income (expense):
Interest expense	(776)	(1,491)	-48.0%
Other, net	48	76	-36.8%

Total other (expense)	(728)	(1,415)	-48.6%

Income from continuing operations before income taxes	5,746	6,799	-15.5%
Income tax (expense)	(21)	(37)	-43.2%
Loss from discontinued operations, net	(211)	(224)	-5.8%

Net income	$5,514	$6,538	-15.7%

As a Percentage of Net Sales:	26 Weeks Ended

	June 28, 2015	June 29, 2014

Costs and expenses:
Cost of sales	31.7%	31.6%
Restaurant labor and related costs	29.9%	30.1%
Depreciation and amortization of restaurant property and equipment	3.7%	3.7%
Other operating expenses	19.7%	20.1%

Total restaurant operating expenses	84.9%	85.4%
Transaction and integration expenses	1.9%	0.1%
General and administrative expenses	7.2%	6.4%
Asset impairment charges and restaurant closing costs	*	*
Pre-opening expense	*	*

Total operating expenses	94.1%	92.0%

Operating income	5.9%	8.0%

Other income (expense):
Interest expense	-0.7%	-1.5%
Other, net	*	0.1%

Total other expense	-0.7%	-1.4%

Income from continuing operations before income taxes	5.3%	6.7%

Income tax (expense)	*	*
Loss from discontinued operations, net	-0.2%	-0.2%

Net income	5.0%	6.4%

* Less than 0.1%

NM means not meaningful

Twenty-six Weeks Ended June 28, 2015 compared to Twenty-six Weeks Ended June 29, 2014

Net Sales

Net sales increased by $7,079,000, or 6.9%, in the first six months of 2015 compared to the corresponding period of 2014, due to a $614,000 increase in same store revenue at Stoney River restaurants, a $4,019,000 increase in same store revenue at J. Alexander’s restaurants, and the impact of a new J. Alexander’s restaurant which opened in Columbus, Ohio during November 2014. Due to atypically severe winter weather conditions during the first quarter of both periods, our concepts lost 32 days of revenue due to weather-related restaurant closures during the first quarter of 2015, compared to 36 revenue days during the first quarter of 2014. In addition, one of the J. Alexander’s restaurants was closed for 35 days during the first quarter of 2015 while undergoing a major remodel. Further, during the second quarter of 2014, we recorded a change in estimate related to the Stoney River gift card program which resulted in additional breakage of $373,000 being recognized in revenue. No similar adjustments were recorded during 2015.

Average weekly same store sales on a consolidated basis totaled $103,700 during the first six months of 2015, a 5.4% increase over the $98,400 recorded during the first six months of 2014. Average weekly same store sales at J. Alexander’s restaurants for the first six months of 2015 increased by 5.4% to $114,600, compared to $108,700, in the corresponding period of 2014. At Stoney River, average weekly sales totaled $71,000, for the first six months of 2015, an increase of 5.8% over the $67,100 in average weekly sales for the first six months of 2014.

The average check per guest at J. Alexander’s in the first six months of 2015 was $30.68, representing an increase of approximately 4.1% from $29.47 in the corresponding period in 2014. Average menu prices increased by approximately 3.4% in the first six months of 2015 compared to the corresponding period in 2014. These price increase estimates reflect nominal amounts of menu price changes, without regard to any change in product mix because of price increases, and may not reflect amounts actually paid by customers. Weekly average guest counts increased on a same store basis by approximately 1.2% in the first six months of 2015 compared to the corresponding period of 2014.

At Stoney River, the average check per guest in the first six months of 2015 was $45.38, representing an increase of approximately 2.3% from $44.35 during the first six months of 2014. Weekly average guest counts increased on a same store basis by approximately 3.5% in the first six months of 2015 compared to the first six months of 2014.

Restaurant Costs and Expenses

Total restaurant operating expenses were 84.9% of net sales in the first six months of 2015, down from 85.4% in the corresponding period of 2014. The decrease in the 2015 period was due primarily to the effect of higher sales in the same store base of restaurants combined with favorable trends in certain other operating expenses such as utilities and advertising. Restaurant operating profit margins were 15.1% in the first six months of 2015 compared to 14.6% in the corresponding period of 2014.

Cost of sales increased to 31.7% of net sales in the first six months of 2015 from 31.6% of net sales in the corresponding period of 2014 due primarily to increases in the price of beef, which were partially offset by the effect of higher menu prices as well as reductions in various other cost categories such as seafood, pork, and produce. Management estimates inflation totaled 4.5% within the J. Alexander’s concept and 5.9% within the Stoney River concept during the first six months of 2015. Beef purchases represent the largest component of consolidated cost of sales and comprise approximately 32.6% of this expense category. We purchase beef at weekly market prices. Prices paid for beef within the J. Alexander’s restaurants were higher in the first six months of 2015 than in the corresponding period of 2014 by approximately 12.6%, and at Stoney River, prices paid for beef were up 8.3% in the first six months of 2015 compared to the same period of 2014.

Our beef purchases currently remain subject to variable market conditions and we anticipate that prices for beef over the remainder of 2015 will exceed those paid in previous comparable periods, perhaps substantially. We continually monitor the beef market and if there are significant changes in market conditions or attractive opportunities to contract at fixed prices arise, we will consider entering into a fixed price purchasing agreement.

Restaurant labor and related costs decreased to 29.9% of net sales in the first six months of 2015 from 30.1% in the corresponding period of 2014 due primarily to the effect of higher average weekly same store sales in each concept.

Depreciation and amortization of restaurant property and equipment remained flat at 3.7% of net sales for the first six months of 2015 as compared to the corresponding period in 2014, as the favorable effect of higher average weekly same store sales offset additional depreciation expense related to capital expenditures within each concept, including an extensive remodel of one J. Alexander’s location in the first quarter of 2015 and the impact of the new J. Alexander’s restaurant opened in the fourth quarter of 2014.

Other operating expenses decreased to 19.7% of net sales in the first six months of 2015 from 20.1% of net sales in the corresponding period of 2014, primarily due to the favorable effect of higher average weekly same store sales and decreases in property insurance expense, utilities and advertising expense associated with Stoney River.

General and Administrative Expenses

Total general and administrative expenses increased by $1,326,000 in the first six months of 2015 compared to the corresponding period of 2014. As a percentage of net sales, general and administrative expense totaled 7.2% for the first six months of 2015 compared to 6.4% during the corresponding period of 2014. The more significant components of the increase during 2015 include non-cash compensation expense associated with the profits interest plan implemented on January 1, 2015, increased incentive compensation accruals, increased salaries and wages, additional payroll processing fees, increased rent expenses, increased franchise tax expense, increased employee relocation costs, and increased expense associated with legal, accounting, auditing and other professional fees, which more than offset the favorable effect of higher average weekly same store sales per restaurant.

Transaction and Integration Expenses

We incurred non-recurring transaction and integration expenses totaling $2,113,000 during the six months ended June 28, 2015, compared to $102,000 for the first six months of 2014. Transaction costs typically consist primarily of legal and consulting costs, accounting fees, and, to a lesser extent, other professional fees and miscellaneous costs. Integration costs consist primarily of consulting and legal costs. During the first six months of 2015, we incurred transaction costs related to the spin-off transaction totaling $820,000. Further, due to the abandonment of the initial public offering in the second quarter of 2015, deferred offering costs totaling $1,293,000 previously capitalized as other current assets were expensed during the second quarter of 2015.

Other Income (Expense)

Interest expense decreased by $715,000 in the first six months of 2015 compared to the corresponding period in 2014, primarily as a result of our prepayment of $10,000,000 of the 12.5%, $20,000,000 FNF note payable during December 2014, and the refinancing of the remaining $10,000,000 of the FNF note on May 20, 2015 at a substantially lower interest rate.

Discontinued Operations

During 2013, three underperforming J. Alexander’s restaurants were closed and two of these locations were considered to be discontinued operations. Losses from discontinued operations totaling $211,000 and $224,000 for the six-month periods ended June 28, 2015 and June 29, 2014, respectively, consist solely of exit and disposal costs which are primarily related to continued obligations under leases.

Year Ended December 28, 2014 Compared to Year Ended December 29, 2013

The following tables set forth, for the periods indicated, our consolidated results, including our results expressed as a percentage of net sales, and other selected operating data:

	Year Ended December 28, 2014	Year Ended December 29, 2013	Percent Change 2014 vs. 2013

Net sales	$202,233	$188,223	7.4%
Costs and expenses:
Cost of sales	64,591	61,432	5.1%
Restaurant labor and related costs	61,539	59,032	4.2%
Depreciation and amortization of restaurant property and equipment	7,652	7,228	5.9%
Other operating expenses	40,440	39,016	3.6%

Total restaurant operating expenses	174,222	166,708	4.5%

Transaction and integration expenses	785	(217)	NM
General and administrative expenses	14,450	11,981	20.6%
Asset impairment charges and restaurant closing costs	5	2,094	-99.8%
Pre-opening expense	681	-	NM

Total operating expenses	190,143	180,566	5.3%

Operating income	12,090	7,657	57.9%

Other income (expense):
Interest expense	(2,908)	(2,888)	0.7%
Gain on extinguishment of debt	-	2,938	NM
Other, net	104	117	-11.1%

Total other income (expense)	(2,804)	167	NM

Income from continuing operations before income taxes	9,286	7,824	18.7%

Income tax (expense) benefit	(328)	(138)	137.7%
Loss from discontinued operations, net	(443)	(4,785)	-90.7%

Net Income (loss)	$8,515	$2,901	193.5%

As a Percentage of Net Sales
	Year Ended December 28, 2014	Year Ended December 29, 2013

Costs and expenses
Cost of sales	31.9%	32.6%
Restaurant labor and related costs	30.4%	31.4%
Depreciation and amortization of restaurant property and equipment	3.8%	3.8%
Other operating expenses	20.0%	20.7%

Total restaurant operating expenses	86.1%	88.6%
Transaction and integration expenses	0.4%	-0.1%
General and administrative expenses	7.1%	6.4%
Asset impairment charges and restaurant closing costs	*	1.1%
Pre-opening expense	0.3%	*

Total operating expenses	94.0%	95.9%

Operating income	6.0%	4.1%
Other income (expense):
Interest expense	-1.4%	-1.5%
Gain on extinguishment of debt	*	1.6%
Other, net	0.1%	0.1%

Total other income (expense)	-1.4%	0.1%

Income from continuing operations before income taxes	4.6%	4.2%
Income tax (expense) benefit	-0.2%	-0.1%
Loss from discontinued operations, net	-0.2%	-2.5%

Net income (loss)	4.2%	1.5%

*Less than 0.1%

NM means not meaningful

Net Sales

Net sales totaled $202,233,000 in 2014 compared to $188,223,000 in 2013, an increase of $14,010,000. This increase is attributed to $7,252,000 of additional revenue related to the 30 J. Alexander’s locations open during both 2014 and 2013, an increase of $6,563,000 related to Stoney River, and the impact of the new J. Alexander’s restaurant which opened in Columbus, Ohio during November 2014, which more than offset the $409,000 decrease in revenue associated with the closure of the J. Alexander’s in Chicago, Illinois during 2013. The increase at Stoney River was attributed partially to a full 52 weeks of operations during 2014 compared to 44 weeks of revenue during 2013.

Average weekly same store sales on a consolidated basis totaled $96,800 in 2014, a 3.2% increase over the $93,800 recorded during 2013. Average weekly same store sales per restaurant for J. Alexander’s totaled $107,000 during 2014 compared to $102,200 during 2013. For the Stoney River restaurants, average weekly same store sales totaled $66,200 during 2014 as compared to $64,200 for the 44 weeks subsequent to the transfer by FNH of the Stoney River Assets to us in 2013.

With respect to the J. Alexander’s operations, the average check per guest in 2014 was $29.69, up approximately 3.7% compared to $28.62 in 2013. Management estimates that average menu prices increased by approximately 3.1% in 2014 compared to 0.9% in 2013. These price increase estimates reflect nominal amounts of menu price changes, without regard to any change in product mix because of price increases, and may not reflect amounts actually paid by customers. Weekly average guest counts increased on a same store basis by approximately 1.0% during 2014.

For the Stoney River concept, the estimated average check per guest during 2014 was $45.31 up approximately 10.2% compared to $41.11 during the 44 weeks of operations included in 2013. Weekly average guest counts decreased on a same store basis by approximately 7.2% in 2014 compared to the 44 weeks of operations included in 2013. This decrease in guest counts is attributable primarily to the fact that since we began operating Stoney River we have reduced, and in some markets eliminated, the coupons and other discounts previously offered to Stoney River guests. Also contributing to this decline was our conversion in the third quarter of 2013 of one Stoney River location that had previously been open for lunch to a dinner-only restaurant.

We recognize revenue from reductions in liabilities for gift cards which, although they do not expire, are considered to be only remotely likely to be redeemed (based on historical redemption rates). These revenues are included in net sales in the amounts of $772,000 for 2014 and $213,000 for 2013. Based on our historical experience, we consider the probability of redemption of a J. Alexander’s gift card to be remote when it has been outstanding for 24 months. With respect to outstanding Stoney River gift cards, breakage was historically calculated as a percent of gift cards sold and we continued to apply this historical methodology to the Stoney River population of gift cards outstanding subsequent to the transfer by FNH of the Stoney River Assets to us through the period ended March 30, 2014. During the second quarter of 2014, we recorded a change in estimate related to the Stoney River gift card program which resulted in additional breakage of $373,000 being recognized. Prospectively, we will calculate breakage for Stoney River consistent with the approach utilized for J. Alexander’s.

Restaurant Costs and Expenses

Total restaurant operating expenses were 86.1% of net sales in 2014 compared to 88.6% of net sales in 2013. The decrease in 2014 was due to the combination of improved sales in the same store base of restaurants, favorable trends in cost of sales at each concept, and the favorable impact of closing the underperforming J. Alexander’s in Chicago, which was partially offset by operating losses incurred relative to the new J. Alexander’s which opened in Columbus, Ohio during November 2014. Restaurant Operating Profit Margins were 13.9% in 2014 compared to 11.4% in 2013.

Cost of sales decreased to 31.9% of net sales in 2014 compared to 32.6% of net sales in 2013 primarily due to improvements realized within the Stoney River restaurants. Cost of sales at Stoney River decreased to 35.5% of net sales in 2014 compared to 40.0% of net sales for the 44 weeks of operations included in 2013 due to continued improvements in kitchen efficiencies, menu mix and sourcing. In addition, the effect of higher sales at J. Alexander’s restaurants more than offset estimated inflation of 4.8% within the J. Alexander’s concept, resulting in cost of sales totaling 31.2% in 2014 compared to 31.3% in 2013.

Beef purchases represent the largest component of consolidated cost of sales and comprise approximately 30% of this expense category. We purchase beef weekly at market prices. Prices paid for beef within the J. Alexander’s restaurants were higher in 2014 than in 2013 by approximately 8.3%.

Our beef purchases currently remain subject to variable market conditions and we anticipate that prices for beef in 2015 will exceed those paid in 2014, perhaps substantially. We continually monitor the beef market and if there are significant changes in market conditions or attractive opportunities to contract at fixed prices arise, we will consider entering into a fixed price purchasing agreement.

Restaurant labor and related costs decreased to 30.4% of net sales in 2014 compared to 31.4% of net sales in 2013 due primarily to the effect of higher average weekly same store sales in our concepts.

Depreciation and amortization of restaurant property and equipment totaled 3.8% of net sales for each of 2014 and 2013, as the favorable effects of higher average weekly same store sales was offset by additional depreciation expense related to capital expenditures within the Stoney River restaurants.

Other operating expenses decreased to 20.0% of net sales in 2014 compared to 20.7% of net sales in 2013 primarily due to the favorable effect of higher average weekly same store sales and decreases in both repair and maintenance expense as well as advertising expense associated with Stoney River.

General and Administrative Expenses

General and administrative expenses totaled $14,450,000 in 2014 compared to $11,981,000 in 2013, an increase of $2,469,000. As a percentage of net sales, general and administrative expense totaled 7.1% of net sales in 2014 compared to 6.4% in 2013. The increase during 2014 is attributed primarily to increased incentive compensation accruals, additional staffing of selected new positions, additional management training costs, increased expense associated with accounting and auditing fees, and non-cash expense related to the accounting for certain executive salary continuation agreements which more than offset the favorable effect of higher average weekly same store sales per restaurant.

Transaction and Integration Expenses

During 2013, we incurred certain nonrecurring transaction and integration costs of $189,000 in connection with the acquisition of J. Alexander’s and the contribution of the Stoney River Assets to us. This amount was offset by receipt of $406,000 in insurance proceeds under our directors and officers liability policy for costs previously incurred in connection with certain shareholder litigation.

During 2014, we incurred transaction and integration costs of $785,000 as indirect costs related to the contemplated initial public offering of our common stock. Transaction costs consisted primarily of legal and consulting costs, accounting fees and to a lesser extent other professional fees and miscellaneous costs. Integration costs consisted primarily of consulting and legal costs. In addition, we capitalized deferred offering costs of $1,675,000 consisting primarily of direct, incremental legal and accounting fees relating to the pursuit of an initial public offering. Such deferred offering costs would be offset against proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed.

Asset Impairment Charges

During 2013, we closed the J. Alexander’s restaurant in Chicago. At the time the decision to close the restaurant was made, an analysis was performed for asset impairment, and this restaurant was determined to be an impaired location and the related long-lived assets with a carrying amount of $1,583,000 were written down to their fair value of zero, resulting in a non-cash impairment charge of $1,583,000.

In addition to asset impairment charges, we expensed $511,000 of restaurant closing costs in 2013 relative to the Chicago location, which is also presented in the “Asset impairment charges and restaurant closing costs” line item. Restaurant closing costs consisted largely of accruals of remaining rent payments, net of estimated sublease, as well as brokerage fees, lease break payments, moving costs and travel.

We did not incur any impairment charges in 2014.

Pre-Opening Expenses

Pre-opening expense consists of expenses incurred prior to opening a new restaurant and include principally manager salaries and relocation costs, payroll and related costs for training new employees, travel and lodging expenses for employees who assist with training new employees, and cost of food and other expenses associated with practice of food preparation and service activities. Pre-opening expense also includes rent expense for leased properties for the period of time between taking control of the property and the opening of the restaurant. In 2014, we incurred $681,000 of pre-opening expense related to the opening of a new J. Alexander’s in Columbus, Ohio in the fourth quarter of 2014.

Other Income (Expense)

Interest expense totaled $2,908,000 in 2014 compared to $2,888,000 in 2013. Interest expense of $2,479,000 and $2,139,000 in 2014 and 2013, respectively, was recorded relative to the FNF Note.

In 2013, we obtained a new credit facility and our previous mortgage loan was paid off. A gain on the debt extinguishment of $2,938,000 was recorded as the reacquisition price was less than the carrying amount of the debt, due to the fact that the carrying value included a fair-value adjustment made in connection with the purchase accounting for the JAC acquisition.

Income Taxes

We reported income tax expense of $328,000 in 2014 compared to $138,000 in 2013.

Discontinued Operations

During 2013, we closed the J. Alexander’s restaurants in Orlando and Scottsdale. The Orlando restaurant had been previously classified as an impaired asset, with substantially all of its assets written down to their fair value of zero. At the time the decision to close these restaurants was made, an analysis was performed for asset impairment, and both restaurants were determined to be impaired locations and the related long-lived assets with a carrying amount of $2,657,000 were written down to their fair value of zero, resulting in a non-cash impairment charge of $2,657,000.

In addition to asset impairment charges, we expensed $1,827,000 of restaurant closing costs in 2013 relative to these two locations, which is also presented in the “Loss from discontinued operations, net” line item. Restaurant closing costs consisted largely of accruals of remaining rent payments, net of estimated subleases as well as brokerage fees, lease break payments, moving costs and travel.

During 2014, restaurant closing costs totaled $443,000 and were included in the “Loss from discontinued operations, net” line item and consisted solely of exit and disposal costs related to the Orlando and Scottsdale closings.

Year Ended December 29, 2013 Compared to Supplemental Pro Forma MD&A Information for the Year Ended December 30, 2012

This supplemental discussion of 2012 results reflected in the Supplemental Pro Forma MD&A Information as compared to 2013 results is included to provide a more meaningful discussion of trends as compared to the discussion of historical successor and predecessor periods included later in this section. The following tables set forth, for the periods indicated, our consolidated results, with percentages expressed as a percentage of net sales:

	Successor	Supplemental Pro Forma MD&A Information (1)
($ in thousands)	Year Ended December 29, 2013	Year Ended December 30 2012, as adjusted
		(unaudited)
Net sales	$188,223	$156,896
Costs and expenses:
Cost of sales	61,432	49,741
Restaurant labor and related costs	59,032	50,835
Depreciation and amortization of restaurant property and equipment	7,228	5,837
Other operating expenses	39,016	31,274

Total restaurant operating expenses	166,708	137,687

Transaction and integration expenses	(217)	-
General and administrative expenses	11,981	10,439
Asset impairment charges and restaurant closing costs	2,094	-

Total operating expenses	180,566	148,126

Operating income	7,657	8,770
Other income (expense):
Interest expense	(2,888)	(957)
Gain on extinguishment of debt	2,938	-
Other, net	117	94

Total other income (expense)	167	(863)

Income from continuing operations before income taxes	7,824	7,907
Income tax (expense) benefit	(138)	(226)
Loss from discontinued operations, net	(4,785)	(1,918)

Net income	$2,901	$5,763

As a Percentage of Net Sales:

	Successor	Supplemental Pro Forma MD&A Information(1)
	Year Ended December 29, 2013	Year Ended December 30, 2012, as adjusted
		(unaudited)
Costs and expenses:
Cost of sales	32.6%	31.7%
Restaurant labor and related costs	31.4%	32.4%
Depreciation and amortization of restaurant property and equipment	3.8%	3.7%
Other operating expenses	20.7%	19.9%

Total restaurant operating expenses	88.6%	87.8%
Transaction and integration expenses	-0.1%	*
General and administrative expenses	6.4%	6.7%
Asset impairment charges and restaurant closing costs	1.1%	*

Total operating expenses	95.9%	94.4%

Operating income	4.1%	5.6%
Other income (expense):
Interest expense	-1.5%	-0.6%
Gain on extinguishment of debt	1.6%	*
Other, net	0.1%	0.1%

Total other income (expense)	0.1%	-0.6%

Income from continuing operations before income taxes	4.2%	5.0%
Income tax (expense) benefit	-0.1%	-0.1%
Loss from discontinued operations, net	-2.5%	-1.2%

Net income	1.5%	3.7%

*Less	than 0.1%

(1)

Supplemental Pro Forma MD&A Information for the year ended December 30, 2012 gives effect to the JAC acquisition as if it had occurred on January 1, 2012. The adjustments reflected in the statement of operations presented as Supplemental Pro Forma MD&A Information are comprised of the following:

•	the elimination of $4,720,000 of transaction and integration costs related to the JAC acquisition;

•	the addition of $295,000 in restaurant depreciation expense to reflect the impact of a full year of depreciation of the increased fair value basis of property, plant and equipment;

•

the addition of $250,000 of non-cash rent expense to reflect the restart of straight-line rent expense at the beginning of the year and a full year of amortization of favorable lease assets and unfavorable lease liabilities;

•

a reduction of interest expense of $404,000 to reflect a full year of amortization of the fair value debt adjustment and the elimination of deferred loan cost amortization as of the beginning of the year;

•	the elimination of $229,000 of stock option expense that would not have been incurred had the transaction taken place prior to the beginning of the year; and

•	the addition of $304,000 of income tax expense to reflect the provision for income taxes on the adjusted pre-tax income.

Net Sales

Net sales increased by $31,327,000 or 20.0%, in 2013 compared to the 2012 period, as adjusted, due to $28,295,000 of revenue related to the addition of the Stoney River concept, and a $5,317,000 increase in revenue at the same store J. Alexander’s restaurants open for both periods, which more than offset the $2,285,000 decrease in revenue associated with the closure of the Chicago J. Alexander’s location.

Average weekly same store sales per J. Alexander’s restaurant increased by 5.0% to $102,200 during 2013 compared to $97,300 in the 2012 period, as adjusted. For the Stoney River restaurants, average weekly net sales per restaurant totaled $64,200 for the 44 weeks of 2013 that we operated Stoney River.

With respect to the J. Alexander’s operations, the estimated average check per guest in 2013 was $28.63, up approximately 1.9% from the estimated $28.09 in the 2012 period, as adjusted. Average menu prices increased by approximately 0.9% in 2013 compared to the 2012 period, as adjusted. These price increase estimates reflect nominal amounts of menu price changes, without regard to any change in product mix because of price increases, and may not reflect amounts actually paid by customers. Estimated weekly average guest counts increased on a same store basis by approximately 1.3% in 2013 compared to the estimated 2012 period, as adjusted.

For the Stoney River concept, the average estimated check per guest during 2013 was $41.11, up approximately 8.5% from the estimated $37.88 during the comparable 44 weeks of 2012. Estimated weekly average guest counts decreased on a same store basis by approximately 12.0% in 2013 compared to 2012 estimates. The decrease in guest counts is primarily attributable to a decline in the coupons and discounts provided to our guests after we began operating Stoney River and the transition of one location to dinner-only as previously discussed.

We recognize revenue from reductions in liabilities for gift cards which, although they do not expire, are considered to be only remotely likely to be redeemed based on historical redemption rates. These revenues are included in net sales in the amounts of $213,000 for 2013 and $171,000 for the 2012 period, as adjusted.

Restaurant Costs and Expenses

Total restaurant operating expenses were 88.6% of net sales in 2013, up from 87.8% in the 2012 period, as adjusted. The increase in 2013 was due primarily to the impact of the Stoney River restaurants. Restaurant operating expenses as a percentage of net sales at the Stoney River locations were higher than the J. Alexander’s locations in part due to the costs of integrating those ten restaurants into the J. Alexander’s systems, increased labor training costs to ensure consistent quality across our restaurants, and lower average unit volumes. These higher costs more than offset the combined favorable impact of higher sales within the J. Alexander’s same store group of restaurants and the impact of closing the underperforming J. Alexander’s in Chicago. Restaurant Operating Profit Margins were 11.4% in 2013 compared to 12.2% in the 2012 period, as adjusted.

Cost of sales increased to 32.6% of net sales in 2013 from 31.7% of net sales in the 2012 period, as adjusted, due the impact of higher food costs at the Stoney River restaurants. For the 44 weeks that the Stoney River restaurants were included in the 2013 results, cost of sales were 40.0% compared to 31.3% for the J. Alexander’s restaurants in 2013, which was down from 31.7% in the 2012 period, as adjusted. There was no measurable inflation present during 2013 compared to the 2012 period, as adjusted.

Beef purchases represent the largest component of consolidated cost of sales and comprise approximately 30% of this expense category. We purchase beef weekly at market prices. Prices paid for beef within the J. Alexander’s restaurants were lower in 2013 than in the 2012 period, as adjusted, by approximately 4.2%.

Restaurant labor and related costs decreased to 31.4% of net sales in 2013 from 32.4% in the 2012 period, as adjusted, due primarily to the effect of higher average weekly sales per restaurant in the J. Alexander’s restaurants and the favorable impact of closing the Chicago J. Alexander’s restaurant.

Depreciation and amortization of restaurant property and equipment totaled 3.8% of net sales for 2013 and 3.7% in the 2012 period, as adjusted. The favorable impact of higher average weekly same store sales at the J. Alexander’s restaurants was offset by additional depreciation expense related to capital expenditures at Stoney River.

Other operating expenses increased to 20.7% of net sales in 2013 from 19.9% of net sales in the 2012 period, as adjusted. The 2013 increase reflects the impact of increased costs related to Stoney River, particularly in the area of repair and maintenance expense, which more than offset the favorable effect of higher average weekly same store sales per restaurant in the J. Alexander’s concept and the favorable impact of closing the Chicago J. Alexander’s restaurant.

General and Administrative Expenses

Total general and administrative expenses increased by $1,542,000 in 2013 compared to the 2012 period, as adjusted, $1,354,000 of which related to the addition of the Stoney River restaurant operations. As a percentage of net sales, general and administrative expense totaled 6.4% in 2013 compared to 6.7% for the 2012 period, as adjusted, as the favorable impact of improved average weekly same store sales at J. Alexander’s, reduced management training costs, reduced non-cash expense associated with the accounting for certain executive salary continuation agreements and certain efficiencies associated with no longer being a stand-alone publicly held company more than offset increases related to Stoney River, incentive compensation, rent, depreciation and amortization, travel and employee relocation costs.

Asset Impairment Charges and Restaurant Closing Costs

As disclosed above, during 2013 we closed the J. Alexander’s restaurant in Chicago. At the time the decision to close the restaurant was made, an analysis was performed for asset impairment, and this restaurant was determined to be an impaired location and the related long-lived assets with a carrying amount of $1,583,000 were written down to their fair value of zero, resulting in a non-cash impairment charge of $1,583,000.

In addition to asset impairment charges, we expensed $511,000 of restaurant closing costs in 2013 related to the Chicago location. Restaurant closing costs consisted largely of accruals of remaining rent payments, net of estimated subleases. Additionally, brokerage fees, lease break payments, moving costs and travel are included in restaurant closing costs.

Other Income (Expense)

Interest expense increased by $1,931,000 in 2013 compared to the 2012 period, as adjusted, primarily due to interest expense associated with the $20,000,000 FNF Note, and the adjustments recorded in the adjusted period to properly reflect the amortization of the fair value of debt adjustment for a full year.

Income Taxes

Income tax expense of $138,000 included in 2013 reflects the net return to provision adjustment associated with the preparation of the 2012 returns. For the 2012 period, as adjusted, we have reflected a tax provision of $226,000 based on the adjusted pre-tax income of $5,989,000, indicating an effective tax rate of 3.8% for the adjusted period.

Discontinued Operations

As noted above, during 2013 we closed the J. Alexander’s restaurants in Orlando and Scottsdale. The Orlando restaurant had been previously classified as an impaired asset, with substantially all of its assets written down to their fair value of zero. At the time the decision to close these restaurants was made, an analysis was performed for asset impairment, and both restaurants were determined to be impaired locations and the related long-lived assets with a carrying amount of $2,657,000 were written down to their fair value of zero, resulting in a non-cash impairment charge of $2,657,000.

In addition to asset impairment charges, we expensed $1,827,000 of restaurant closing costs in 2013 relative to these two locations, which is also presented in the “Loss from discontinued operations, net” line item. Restaurant closing costs consisted largely of accruals of remaining rent payments, net of estimated subleases. Additionally, brokerage fees, lease break payments, moving costs and travel are included in restaurant closing costs.

Finally, we incurred operating losses of $301,000 relative to these locations during 2013 compared to operating losses of $1,918,000 in the 2012 period, as adjusted.

Year Ended December 29, 2013 Compared to Periods from January 2, 2012 to September 30, 2012 (Predecessor Period) and October 1, 2012 to December 30, 2012 (Successor Period)

The nine months ended September 30, 2012 and the three months ended December 30, 2012 are distinct reporting periods as a result of the JAC acquisition. The following tables set forth, for the periods indicated, our consolidated results, including our results expressed as a percentage of net sales, and other selected operating data:

	Successor		Predecessor	Percent Change
	December 29, 2013	October 1, 2012 to December 30, 2012	January 2, 2012 to September 30, 2012	2013 v. 2012
Net sales	$ 188,223	$ 40,341	$ 116,555	20.0%
Costs and expenses:
Cost of sales	61,432	12,883	36,858	23.5%
Restaurant labor and related costs	59,032	12,785	38,050	16.1%
Depreciation and amortization of restaurant property and equipment	7,228	1,425	4,117	30.4%
Other operating expenses	39,016	7,849	23,175	25.8%

Total restaurant operating expenses	166,708	34,942	102,200	21.6%
Transaction and integration expenses	(217)	183	4,537	-104.6%
General and administrative expenses	11,981	2,330	8,109	14.8%
Asset impairment charges and restaurant closing costs	2,094	—	—	NM

Total operating expenses	180,566	37,455	114,846	18.6%

Operating income	7,657	2,886	1,709	66.6%
Other income (expense):
Interest expense	(2,888)	(187)	(1,174)	112.2%
Gain on extinguishment of debt	2,938	—	—	NM
Stock option expense	—	—	(229)	-100.0%
Other, net	117	26	68	24.5%

Total other income (expense)	167	(161)	(1,335)	-111.2%

Income from continuing operations before income taxes	7,824	2,725	374	152.5%
Income tax (expense) benefit	(138)	(1)	79	-276.9%
Loss from discontinued operations, net	(4,785)	(506)	(1,412)	149.5%

Net income (loss)	$ 2,901	$ 2,218	$ (959)	130.4%

As a Percentage of Net Sales	Successor		Predecessor
	December 29, 2013	October 1, 2012 to December 30, 2012	January 2, 2012 to September 30, 2012
Costs and expenses
Cost of sales	32.6%	31.9%	31.6%
Restaurant labor and related costs	31.4%	31.7%	32.6%
Depreciation and amortization of restaurant property and equipment	3.8%	3.5%	3.5%
Other operating expenses	20.7%	19.5%	19.9%
Total restaurant operating expenses	88.6%	86.6%	87.7%
Transaction and integration expenses	-0.1%	0.5%	3.9%
General and administrative expenses	6.4%	5.8%	7.0%
Asset impairment charges and restaurant closing costs	1.1%	*	*
Total operating expenses	95.9%	92.8%	98.5%
Operating income	4.1%	7.2%	1.5%
Other income (expense):
Interest expense	-1.5%	-0.5%	-1.0%
Gain on extinguishment of debt	1.6%	*	*
Stock option expense	*	*	-0.2%
Other, net	0.1%	0.1%	0.1%
Total other income (expense)	0.1%	-0.4%	-1.1%
Income from continuing operations before income taxes	4.2%	6.8%	0.3%
Income tax (expense) benefit	-0.1%	*	0.1%
Loss from discontinued operations, net	-2.5%	-1.3%	-1.2%
Net income (loss)	1.5%	5.5%	-0.8%

*Less than 0.1%

NM means not meaningful

Net Sales

Net sales totaled $188,223,000 in 2013 compared to $116,555,000 for the 2012 Predecessor Period and $40,341,000 for the 2012 Successor Period. Net sales for 2013 include $28,295,000 associated with the addition of the Stoney River concept and a $5,317,000 increase in net sales for the 30 J. Alexander’s restaurants open for all relevant periods, which more than offset the $2,285,000 decrease associated with the closure of the Chicago J. Alexander’s location.

Average weekly same store sales per restaurant for J. Alexander’s totaled $102,200 during 2013 compared to $96,400 for the 2012 Predecessor Period and $99,700 for the 2012 Successor Period. For the Stoney River restaurants, average weekly same store sales per restaurant totaled $64,200 for the 44 weeks subsequent to the transfer by FNH of the Stoney River Assets to us.

With respect to the J. Alexander’s operations, the average check per guest, in 2013 was $28.63, compared to $27.97 for the Predecessor Period and $28.44 for the Successor Period. Management estimates that average menu prices increased by approximately 0.9% in 2013 compared to 3.9% for the 2012 Predecessor Period and 1.9% for the 2012 Successor Period. Weekly average guest counts decreased on a same store basis by approximately 1.5% during the Predecessor period and 0.5% during the 2012 Successor Period.

For the Stoney River concept, the estimated average check per guest during 2013 was $41.11.

We recognize revenue from reductions in liabilities for gift cards which, although they do not expire, are considered to be only remotely likely to be redeemed based on historical redemption rates. These revenues are included in net sales in the amounts of $213,000 for 2013, $26,000 for the 2012 Predecessor Period and $145,000 for the 2012 Successor Period.

Restaurant Costs and Expenses

Total restaurant operating expenses were 88.6% of net sales in 2013, compared to 87.7% for the 2012 Predecessor Period and 86.6% for the 2012 Successor Period. The 2013 percentage reflects the impact of the Stoney River restaurants, which were not as profitable as the J. Alexander’s locations in part due to the costs of integrating those ten restaurants into the J. Alexander’s systems, increased labor training costs to ensure consistent quality across our restaurants, and lower average unit volumes. The favorable impact of higher average weekly same store sales within the J. Alexander’s restaurants combined with the favorable impact of closing the underperforming J. Alexander’s in Chicago were offset by the difference in the Stoney River profitability. Restaurant Operating Profit Margins were 11.4% in 2013 compared to 12.3% for the 2012 Predecessor Period and 13.4% for the 2012 Successor Period.

Cost of sales totaled 32.6% of net sales in 2013 compared to 31.6% for the 2012 Predecessor Period and 31.9% for the 2012 Successor Period. The 2013 percentage reflects the impact of higher food costs at the Stoney River restaurants. For the 44 weeks that the Stoney River restaurants were included in the 2013 results, cost of sales was 40.0% compared to 31.3% for the J. Alexander’s restaurants in 2013.

Beef purchases represent the largest component of consolidated cost of sales and comprise approximately 30% of this expense category. We purchase beef weekly at market prices. Prices paid for beef within the J. Alexander’s restaurants were lower in 2013 than in the 2012 Predecessor Period by approximately 4.9% and the 2012 Successor Period by approximately 2.5%.

Restaurant labor and related costs totaled 31.4% of net sales in 2013 compared to 32.6% for the 2012 Predecessor Period and 31.7% for the 2012 Successor Period. The 2013 percentage reflects the favorable effect of higher average weekly same store sales in the J. Alexander’s restaurants and the favorable impact of closing the Chicago J. Alexander’s restaurant.

Depreciation and amortization of restaurant property and equipment totaled 3.8% of net sales for 2013 compared to 3.5% for both the Predecessor Period and the Successor Period in 2012. The 2013 percentage reflects additional depreciation expense associated with the allocation of FNF’s purchase price for JAC to the acquired assets based on estimated fair values as of October 1, 2012 and additional depreciation expense related to capital expenditures within the Stoney River group of restaurants.

Other operating expenses totaled 20.7% of net sales in 2013 compared to 19.9% for the 2012 Predecessor Period and 19.5% for the 2012 Successor Period. The 2013 increase reflects the impact of increased costs related to Stoney River, particularly in the area of repair and maintenance expense, which more than offset the favorable effect of higher average weekly same store sales per restaurant in the J. Alexander’s concept and the favorable impact of closing the Chicago J. Alexander’s restaurant.

General and Administrative Expenses

General and administrative expenses totaled $11,981,000 in 2013 compared to $8,109,000 for the 2012 Predecessor Period and $2,330,000 for the 2012 Successor Period. The 2013 total includes

$1,354,000 related to the addition of the Stoney River restaurant operations. As a percentage of net sales, general and administrative expense totaled 6.4% in 2013 compared to 7.0% for the Predecessor Period and 5.8% for the 2012 Successor Period.

Asset Impairment Charges

During 2013, we closed the J. Alexander’s restaurant in Chicago. At the time the decision to close the restaurant was made, an analysis was performed for asset impairment, and this restaurant was determined to be an impaired location and the related long-lived assets with a carrying amount of $1,583,000 were written down to their fair value of zero, resulting in a non-cash impairment charge of $1,583,000.

In addition to asset impairment charges, we expensed $511,000 of restaurant closing costs in 2013 relative to the Chicago location, which is also presented in the “Asset impairment charges and restaurant closing costs” line item. Restaurant closing costs consisted largely of accruals of remaining rent payments, net of estimated subleases. Additionally, brokerage fees, lease break payments, moving costs and travel are included in restaurant closing costs.

There were no asset impairment charges during either the Predecessor Period or the Successor Period.

Other Income (Expense)

Interest expense totaled $2,888,000 in 2013 compared to $1,174,000 for the 2012 Predecessor Period and $187,000 for the 2012 Successor Period. The 2013 total includes $2,139,000 of interest expense associated with the $20,000,000 FNF Note.

In 2013, we obtained a new credit facility and the previous mortgage loan was paid off. A gain on the debt extinguishment of $2,938,000 was recorded as the reacquisition price was less than the carrying amount of the debt, due to the fact that the carrying value included a fair-value adjustment made in connection with the purchase accounting for the JAC acquisition.

Income Taxes

Income tax expense of $138,000 included in 2013 reflects the net return to provision adjustment associated with the preparation of the 2012 returns. Income tax benefit for the 2012 Predecessor Period totaled $79,000 compared to expense of $1,000 for the 2012 Successor Period.

Discontinued Operations

During 2013, we closed the J. Alexander’s restaurants in Orlando and Scottsdale. The Orlando restaurant had been previously classified as an impaired asset, with substantially all of its assets written down to their fair value of zero. At the time the decision to close these restaurants was made, an analysis was performed for asset impairment, and both restaurants were determined to be impaired locations and the related long-lived assets with a carrying amount of $2,657,000 were written down to their fair value of zero, resulting in a non-cash impairment charge of $2,657,000.

In addition to asset impairment charges, we expensed $1,827,000 of restaurant closing costs in 2013 relative to these two locations, which is also presented in the “Loss from discontinued operations, net” line item. Restaurant closing costs consisted largely of accruals of remaining rent payments, net of estimated subleases. Additionally, brokerage fees, lease break payments, moving costs and travel are included in restaurant closing costs.

We incurred operating losses of $301,000 relative to these locations during 2013 compared to operating losses of $1,412,000 for the 2012 Predecessor Period and $506,000 for the 2012 Successor Period.

Liquidity And Capital Resources

Liquidity

J. Alexander’s Holdings, Inc. was incorporated in the State of Tennessee on August 15, 2014. Following the consummation of the reorganization and distribution transactions, we will be a holding company, and as the sole managing member, will control the business and affairs of J. Alexander’s Holdings, LLC and its subsidiaries, and we will consolidate J. Alexander’s Holdings, LLC and subsidiaries into our financial statements. There are currently no restrictions on our ability to obtain cash from our subsidiaries present in current credit facilities, subsidiary operating agreements or other material agreements. Our principal sources of cash are cash and cash equivalents on hand, cash flow from operations and available borrowings under our credit facility. As of June 28, 2015, cash and cash equivalents totaled $15,152,000. Our capital needs are primarily for the development and construction of new restaurants, maintenance of and improvements to our existing restaurants, and meeting debt service requirements and operating lease obligations. Based on our current growth plans, we believe our cash on hand, expected cash flows from operations and available borrowings under our credit facility will be sufficient to finance our planned capital expenditures and other operating activities for the next twelve months.

Consistent with many other restaurant companies, we use operating lease arrangements for many of our restaurants. We believe that these operating lease arrangements provide appropriate leverage for our capital structure in a financially efficient manner.

Our liquidity may be adversely affected by a number of factors, including a decrease in guest traffic or average check per customer due to changes in economic conditions, as described elsewhere in this information statement under the heading “Risk Factors.”

Cash Flows

The table below shows our net cash flows from operating, investing and financing activities for the Successor and Predecessor periods, as indicated (in thousands):

	Successor					Predecessor
	Twenty-six weeks ended June 28, 2015	Twenty-six weeks ended June 29, 2014	Fiscal year ended December 28, 2014	Fiscal year ended December 29, 2013	October 1, 2012 to December 20, 2012	January 2, 2012 to September 20, 2012
	(unaudited)	(unaudited)

Net cash provided by (used in)

Operating activities	$ 7,455	$ 9,377	$ 17,955	$ 15,907	$ 5,656	$ 3,036

Investing activities	(4,599)	(2,630)	(10,693)	(6,126)	(1,159)	(2,608)

Financing activities	(1,005)	(878)	(12,030)	(2,839)	(223)	(7,941)

Net increase (decrease) in cash and cash equivalent	$ 1,851	$ 5,869	$ (4,768)	$ 6,942	$ 4,274	$ (7,513)

Operating Activities. Net cash flows provided by operating activities decreased to $7,455,000 for the first six months of 2015 from $9,377,000 for the corresponding period of 2014, a decrease of

$1,922,000. Our operations generate receipts from customers in the form of cash and cash equivalents, with receivables related to credit card payments considered cash equivalents due to their relatively short settlement period, and the majority of our expenses are paid within a 30-day pay period. Therefore, increases in restaurant operating profit generally increase our cash flows from operations. While restaurant operating income did increase by $1,576,000 in the first six months of 2015 compared to the corresponding period of 2014, the payment of incentive compensation related to fiscal 2014 during the first quarter of 2015 was approximately $995,000 higher than corresponding payments during the first quarter of 2014. Additionally, during the first six months of 2015, we have made payments related to transaction costs totaling $1,155,000, and there were no such payments in the first half of 2014. An additional use of cash in 2015 has been interest totaling $781,000 compared to interest payments in the first half of 2014 of $216,000, an increase of $565,000. We have also paid $139,000 more in income taxes during the first six months of 2015 as compared to the first six months of 2014. The timing and size of year-end and second quarter check runs also resulted in a decrease to cash flow from operations of approximately $449,000 in the first half of 2015 compared to the first half of 2014.

Net cash flows provided by operating activities totaled $17,955,000 in fiscal year 2014 compared to $15,907,000 in fiscal year 2013, an increase of $2,048,000. The increase is attributable partially to the increase in restaurant operating profit of $6,496,000 in 2014 as compared to fiscal 2013. Additionally, transaction and integration costs paid in 2014 totaled $330,000, down from approximately $625,000 in such net disbursements in fiscal 2013. Also in 2013, cash flows from operations decreased due to the payment of certain severance benefits of approximately $985,000. These increases in cash flows in 2014 compared to 2013 were partially offset by an increase in bonus payments funded in 2014 of $1,232,000, a reduction in tax refunds received in 2014 of $331,000, and the payment of certain pre-opening costs in the fourth quarter of 2014 totaling approximately $559,000. An additional use of cash in 2014 was the payment of interest accrued on the FNF Note that had accrued through December 14, 2014. As a result, cash interest payments in 2014 were $3,811,000 more than in 2013.

Net cash flows provided by operating activities increased to $15,907,000 in fiscal year 2013 from $5,656,000 in the successor period of 2012 and $3,036,000 in the predecessor period of 2012. The increase is partially attributable to the increase in restaurant operating profit of $1,761,000 in 2013 as compared to the predecessor and successor 2012 periods combined. Additionally, the predecessor and successor periods of 2012 included cash outflows from transaction costs paid related to the FNF acquisition of approximately $3,880,000, while the 2013 fiscal year included cash outflows of approximately $1,610,000 related to the same acquisition and payout of certain severance benefits discussed above. Further, the effect of the refinancing of our long-term debt and the interest accrual from the FNF Note had the combined effect of increasing cash flow from operations in 2013 by approximately $2,430,000 over the predecessor and successor periods of 2012 combined. We also paid approximately $535,000 less in taxes in 2013 as compared to the predecessor and successor periods of 2012.

Investing Activities. Net cash used in investing activities for the 26 weeks ended June 28, 2015 totaled $4,599,000 compared to $2,630,000 in the corresponding period of 2014, with the increase in 2015 being attributed primarily to capital expenditures related to the completion of the J. Alexander’s restaurant which opened in Columbus, Ohio during November 2014 and a major remodel of a J. Alexander’s restaurant which took place during the first quarter of 2015.

Net cash used in investing activities for the fiscal year ended December 28, 2014 totaled $10,693,000 and was related primarily to the construction of a new J. Alexander’s restaurant in Columbus, Ohio, remodeling projects at five restaurants totaling $1,785,000, and capital expenditures for routine replacement of equipment and image maintenance.

Net cash used in investing activities for the fiscal year ended December 29, 2013 totaled $6,126,000 and was related primarily to capital expenditures for remodeling projects at five restaurants totaling $1,639,000 as well as capital expenditures for routine replacement of equipment and image maintenance totaling $4,487,000.

For the Successor period from October 1, 2012 to December 30, 2012, net cash used in investing activities totaled $1,159,000 and was related to capital expenditures for routine replacement of equipment and image maintenance for the J. Alexander’s restaurants. For the Predecessor period from January 2, 2012 to September 30, 2012, net cash used in investing activities totaled $2,608,000 and was related primarily to capital expenditures for routine replacement of equipment and image maintenance for the J. Alexander’s restaurants.

Financing Activities. Net cash used in financing activities for the 26 weeks ended June 28, 2015 totaled $1,005,000 compared to $878,000 in the corresponding period of 2014. The amounts for both periods primarily relate to servicing of the outstanding debt. Additionally, in the first six months of 2015, we paid debt issuance costs associated with our refinancing on May 20, 2015 of $118,000.

Net cash used in financing activities for the fiscal year ended December 28, 2014 totaled $12,030,000 and consisted primarily of $11,719,000 in payments on outstanding debt, with $10,000,000 of this amount representing a prepayment of obligations due under the $20,000,000 note payable to FNF.

Net cash used in financing activities for the fiscal year ended December 29, 2013 totaled $2,839,000 and consisted of payments related to servicing mortgage debt totaling $17,716,000, proceeds from refinancing the mortgage debt in the amount of $15,000,000, and payment of debt issuance costs associated with the refinancing of the mortgage totaling $123,000.

For the Successor period from October 1, 2012 to December 30, 2012, net cash used in financing activities totaled $223,000 and was related primarily to servicing the outstanding mortgage debt. For the Predecessor period from January 2, 2012 to September 30, 2012, net cash used in financing activities totaled $7,941,000 and was primarily related to the repurchase of outstanding stock options in connection with the JAC acquisition totaling $7,643,000, mortgage debt service totaling $832,000 and proceeds from the exercise of stock options totaling $254,000.

Capital Resources

Long-Term Capital Requirements

Our capital requirements are primarily dependent upon the pace of our growth plan and resulting new restaurants. Our growth plan is dependent on many factors, including economic conditions, real estate markets, restaurant locations and nature of lease agreements. Our capital expenditure outlays are also dependent on costs for maintenance in our existing restaurants as well as information technology and other general corporate capital expenditures.

The capital resources required for a new restaurant depend on the concept, the size of the building and whether the restaurant is a ground-up build-out or a conversion. We estimate development costs, net of landlord contributions and excluding pre-opening costs, will range from $4,500,000 to $5,500,000 for a new J. Alexander’s or Redlands Grill, and $3,500,000 to $4,500,000 for a new Stoney River. In addition, we expect to spend approximately $625,000 per restaurant for pre-opening expenses and pre-opening rent expense.

In addition to new store development, we plan to remodel two of our Stoney River restaurants and five of our J. Alexander’s restaurants during 2015. During 2014, we remodeled two J. Alexander’s restaurants and three Stoney River restaurants at an average cost of $357,000 per location. During 2013, we remodeled three J. Alexander’s restaurants and two Stoney River restaurants at an average cost of $385,000 per location. We expect to complete three to four J. Alexander’s or Redlands Grill remodels each year at an average cost of $250,000 to $300,000 per location.

For 2015, we currently estimate capital expenditure outlays will range between $14,000,000 and $15,000,000, net of any tenant incentives and excluding pre-opening costs. These estimates anticipate the opening of one new restaurant in Memphis, Tennessee, commencement of construction of one new J. Alexander’s restaurant, as well as capital expenditures to improve our existing restaurants and for general corporate purposes.

We believe that we can fund our growth plan with cash on hand, cash flows from operations and, if necessary, by the use of our credit facility, depending upon the timing of expenditures.

Short-Term Capital Requirements

Our operations have not required significant working capital. Many companies in the restaurant industry operate with a working capital deficit. Guests pay for their purchases with cash or by credit card at the time of the sale while restaurant operations do not require significant inventories or receivables. In addition, trade payables for food and beverage purchases and other obligations related to restaurant operations are not typically due for approximately 30 days after the sale takes place. Since requirements for funding accounts receivable and inventories are relatively insignificant, virtually all cash generated by operations is available to meet current obligations. We had working capital of $1,449,000 at June 28, 2015 as compared to a working capital deficit of $4,102,000 at December 28, 2014. Management does not believe a low working capital position or working capital deficits impair our overall financial condition.

Credit Facility

Our prior mortgage loan outstanding as of December 30, 2012, which was obtained in 2002 in the original amount of $25,000,000, had an effective annual interest rate, including the effect of the amortization of deferred loan costs, of 8.6% and was payable in equal monthly installments of principal and interest of approximately $212,000, through November 2022.

In 2009, we obtained a bank loan agreement that provided for a three-year $5,000,000 revolving line of credit from Pinnacle Bank, which could be used for general corporate purposes and expired on May 22, 2012. We refinanced the loan as a $6,000,000 line of credit from Pinnacle Bank with substantially similar terms on June 27, 2012. The revolving line of credit was secured by liens on certain personal property, subsidiary guaranties, and a negative pledge on certain real property and there were no outstanding amounts borrowed under the line of credit as of December 30, 2012.

On September 3, 2013, the mortgage loan obtained in 2002 was paid in full. At that time, the previous line of credit agreement from Pinnacle Bank was also refinanced, and we obtained a new $16,000,000 credit facility with Pinnacle Bank that provided two new loans from Pinnacle Bank. The borrower under this credit facility was J. Alexander’s, LLC, and the credit facility was guaranteed by J. Alexander’s Holdings, LLC and all of its significant subsidiaries. The new credit facility consisted of a three-year $1,000,000 revolving line of credit, which replaced the previous line of credit and may be used for general corporate purposes, and a seven-year $15,000,000 Mortgage Loan. On December 9, 2014, we executed an Amended and Restated Loan Agreement which encompasses the two existing credit facilities discussed above dated September 3, 2013 and also included a five-year, $15,000,000 development line of credit. On May 20, 2015, we executed a Second Amended and Restated Loan Agreement (the “Loan Agreement”), which increased the development line of credit to $20,000,000 over a five-year term and also included a five-year, $10,000,000 term loan (the “Term Loan”), the proceeds of which were used to repay in full the $10,000,000 outstanding under a note to FNF which was scheduled to mature January 31, 2016. The indebtedness outstanding under these facilities is secured by liens on certain personal property of J. Alexander’s Holdings, LLC and its subsidiaries, subsidiary guaranties, and a mortgage lien on certain real property.

The 2013 refinancing was accounted for as a debt extinguishment, as an alternative lender was selected with respect to the new term loan. A $2,938,000 gain relative to the transaction was recorded, as the reacquisition price was less than the carrying amount of the debt as of the date of refinancing, which was due to the fact that the carrying amount of the debt included an adjustment made in purchase accounting to record the mortgage debt at fair value. In connection with the 2013, 2014 and 2015 refinancing transactions, lender and legal fees in the amount of $123,000, $175,000 and $173,000, respectively were incurred, which were capitalized as deferred loan costs and are being amortized over the respective lives of the loans under the credit facility.

Any amount borrowed under the 2013 revolving line of credit bears interest at an annual rate of 30 day LIBOR plus a margin equal to 2.50%, with a minimum interest rate of 3.25% per annum. The Mortgage Loan bears interest at an annual rate of 30 day LIBOR plus a margin equal to 2.50%, with a minimum and maximum interest rate of 3.25% and 6.25% per annum, respectively. Both the development line of credit and the Term Loan bear interest at LIBOR plus 220 basis points. The Term Loan is structured on an interest only basis for the first 24 months of the term, followed by a 36 month amortization. The Loan Agreement, among other things, permits payments of tax dividends to members, limits capital expenditures, asset sales and liens and encumbrances, prohibits dividends, and contains certain other provisions customarily included in such agreements.

The Loan Agreement also includes certain financial covenants. A fixed charge coverage ratio of at least 1.25 to 1 as of the end of any fiscal quarter based on the four quarters then ending must be maintained. The fixed charge coverage ratio is defined in the loan agreement as the ratio of (a) the sum of net income for the applicable period (excluding the effect on such period of any extraordinary or nonrecurring gains or losses, including any asset impairment charges, restaurant closing expenses, changes in valuation allowance for deferred tax assets, and non-cash deferred income tax benefits and expenses and up to $1,000,000 (in the aggregate for the term of the loans) in uninsured losses) plus depreciation and amortization plus interest expense plus rent payments plus noncash share based compensation expense minus the greater of either actual store maintenance capital expenditures (excluding major remodeling or image enhancements) or the total number of stores in operation for at least 18 months multiplied by $40,000 to (b) the sum of interest expense during such period plus rent payments made during such period plus payments of long term debt and capital lease obligations made during such period, all determined in accordance with GAAP.

In addition, the maximum adjusted debt to EBITDAR ratio must not exceed 4.0 to 1 at the end of any fiscal quarter. Under the Loan Agreement, EBITDAR is measured based on the then ending four fiscal quarters and is defined as the sum of net income for the applicable period (excluding the effect on such period of any extraordinary or nonrecurring gains or losses, including any asset impairment charges, restaurant closing expenses, changes in valuation allowance for deferred tax assets and non-cash deferred income tax benefits and expenses and up to $1,000,000 (in the aggregate for the term of the loans) in uninsured losses) plus an amount that in the determination of net income for the applicable period has been deducted for (i) interest expense; (ii) total federal, state, foreign, or other income taxes; (iii) all depreciation and amortization; (iv) rent payments; and (v) non-cash share based compensation, all as determined in accordance with GAAP. Adjusted debt is (i) funded debt obligations net of any short-term investments, cash and cash equivalents plus (ii) rent payments multiplied by seven. The $20,000,000 FNF Note was subordinated to borrowings outstanding under the credit facility and, for purposes of calculating the financial covenants, this note and related interest expense were excluded from the calculations.

If an event of default shall occur and be continuing under the Loan Agreement, the commitment under the Loan Agreement may be terminated and any principal amount outstanding, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable. J. Alexander’s, LLC was in compliance with these financial covenants as of December 28, 2014 and for all reporting periods during the year then ended.

No amounts were outstanding under the revolving line of credit or the development line of credit at December 28, 2014, or subsequent to that time through June 28, 2015. At June 28, 2015, $12,084,000 was outstanding under the Mortgage Loan and an additional $10,000,000 was outstanding under the Term Loan. The Second Amended and Restated Loan Agreement in place at June 28, 2015 is secured by the real estate, equipment and other personal property of six of the J. Alexander’s restaurant locations and six Redlands Grill locations with an aggregate net book value of $33,374,000 at June 28, 2015.

Deferred loan costs were $271,000 and $120,000, net of accumulated amortization expense of $28,000 and $3,000 at December 28, 2014 and December 29, 2013, respectively. Deferred loan costs are being amortized to interest expense using the effective interest method over the life of the related debt.

The carrying value of the debt balance under the Term Loan at December 28, 2014, is considered to approximate its fair value because of the proximity of the debt refinancing discussed above to the fiscal year-end.

As of December 28, 2014, the aggregate maturities of long term debt for the five fiscal years succeeding December 28, 2014 are as follows:

•	2015—$1,671,000;

•	2016—$11,667,000;

•	2017—$1,667,000;

•	2018—$1,667,000;

•	2019—$1,667,000; and

•	$4,582,000 thereafter.

Contractual Obligations

The following table summarizes our contractual obligations as of December 28, 2014 (in thousands):

	Total	Less than 1 year	1-3 years(2)	3-5 years	More than 5 years
Long-term debt	$22,921	$1,671	$13,334	$3,334	$4,582
Interest payments on long-term debt(1)	3,078	395	2,061	411	211
Operating leases	30,427	6,028	10,417	7,386	6,596

Total	$56,426	$8,094	$25,812	$11,131	$11,389

(1) Interest payments on current credit facility estimated at current interest rate of 3.25%.

(2) Includes $10,000,000 principal amount and related interest due on note payable to FNF which was repaid in full on May 20, 2015.

We believe that cash on hand, net cash provided by operating activities and available borrowings under our credit facility will be sufficient to fund currently anticipated working capital, planned capital expenditures and debt service. We were in compliance with the financial covenants of our debt agreements as of June 28, 2015. Should we fail to comply with these covenants, management would likely request waivers of the covenants, attempt to renegotiate them or seek other sources of financing. However, if these efforts were not successful, the unused portion of our revolving line of credit would not be available for borrowing and amounts outstanding under our debt agreements could become immediately due and payable, and there could be a material adverse effect on our financial condition and operations.

We regularly review acquisitions and other strategic opportunities, which may require additional debt or equity financing. We currently do not have any pending agreements or understandings with respect to any acquisition or other strategic opportunities.

Off Balance Sheet Arrangements

As of June 28, 2015, we had no financing transactions, arrangements or other relationships with any unconsolidated affiliated entities. Additionally, we are not a party to any financing arrangements involving synthetic leases or trading activities involving commodity contracts. Operating lease commitments for leased restaurants and office space are disclosed in Note 12, “Leases,” and Note 16, “Contingencies,” to the Consolidated Financial Statements.

Contingent Obligations

From 1975 through 1996, we operated restaurants in the quick-service restaurant industry. The discontinuation of these quick-service restaurant operations included disposals of restaurants that were subject to lease agreements which typically contained initial lease terms of 20 years plus two additional option periods of five years each. In connection with certain of these dispositions, we may remain secondarily liable for ensuring financial performance as set forth in the original lease agreements. We can only estimate our contingent liability relative to these leases, as any changes to the contractual arrangements between the current tenant and the landlord subsequent to the assignment are not required to be disclosed to us. A summary of our estimated contingent liability as of June 28, 2015, is as follows (in thousands):

Wendy’s restaurants (10 leases)	$2,050
Mrs. Winner’s Chicken & Biscuits restaurants (1 lease)	200

Total contingent liability relating to assigned leases	$2,250

We have never been required to pay any such contingent liabilities.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements, which have been prepared in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, management evaluates its estimates and judgments, including those related to its accounting for gift card revenue, property and equipment, leases, impairment of long-lived assets, income taxes, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. Management believes the following critical accounting policies are those which involve the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

Revenue Recognition for Gift Cards

We record a liability for gift cards at the time they are sold to a guest by our gift card subsidiaries. Upon redemption of gift cards, net sales are recorded and the liability is reduced by the amount of card values redeemed. Reductions in liabilities for gift cards which, although they do not expire, are considered to be only remotely likely to be redeemed (based on historical redemption rates) and for which there is no legal obligation to remit balances under unclaimed property laws of the relevant jurisdictions (“breakage”), have been recorded as revenue and are included in net sales in our Consolidated Statements of Operations.

Based on our historical experience, we consider the probability of redemption of a J. Alexander’s gift card to be remote when it has been outstanding for 24 months. With respect to outstanding Stoney River gift cards, breakage has historically been calculated as a percent of gift cards sold and we continued to apply this historical methodology to the Stoney River population of gift cards outstanding subsequent to FNH’s transfer of the Stoney River Assets through the period ended March 30, 2014. During the second quarter of 2014, we recorded a change in estimate related to the Stoney River gift card program which resulted in additional breakage of $373,000 being recognized. Prospectively, we will calculate breakage for Stoney River consistent with the approach utilized for J. Alexander’s.

Goodwill and Other Intangible Assets

We account for our goodwill and intangible assets in accordance with Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and Other. In accordance with ASC 350, goodwill and intangible assets, primarily trade names, which have indefinite useful lives, are not being amortized. However, both goodwill and trade names are subject to annual impairment testing in accordance with ASC Topic 350.

The impairment evaluation for goodwill is conducted annually as of the fiscal year-end date, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. We first perform a qualitative assessment of impairment for these assets, which includes an analysis of macroeconomic factors, industry and market conditions, internal cost factors, overall financial performance and entity-specific events. If the qualitative analysis results in a determination that further testing must be done, a quantitative impairment test is then performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. The estimated fair value of the reporting unit is generally determined on the basis of discounted future cash flows. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference.

The evaluation of the carrying amount of other intangible assets with indefinite lives is made annually by comparing the carrying amount of these assets to their estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows of the restaurant concepts. We make assumptions regarding future profits and cash flows, expected growth rates, terminal value, and other factors which could significantly impact the fair value calculations. If the estimated fair value is less than the carrying amount of the other intangible assets with indefinite lives, then an impairment charge is recorded to reduce the asset to its estimated fair value.

The assumptions used in the estimate of fair value are generally consistent with the past performance of each reporting unit and other intangible assets and are also consistent with the projections and assumptions that are used in current operating plans. These assumptions are subject to change as a result of changing economic and competitive conditions.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the asset’s estimated useful life or the expected lease term which generally includes renewal options. Improvements are capitalized while repairs and maintenance costs are expensed as incurred. Because significant judgments are required in estimating useful lives, which are not ultimately known until the passage of time and may be dependent on proper asset maintenance, and in the determination of what constitutes a capitalized cost versus a repair or maintenance expense, changes in circumstances or use of different assumptions could result in materially different results from those determined based on our estimates.

Lease Accounting

We are obligated under various lease agreements for certain restaurant facilities. At inception each lease is evaluated to determine whether it is an operating or capital lease. For operating leases, we recognize rent expense on a straight-line basis over the expected lease term. Capital leases are recorded as an asset and an obligation at an amount equal to the lesser of the present value of the minimum lease payments during the lease term or the fair market value of the leased asset.

Certain of our leases include rent holidays and/or escalations in payments over the base lease term, as well as the renewal periods. The effects of the rent holidays and escalations have been reflected in rent expense on a straight-line basis over the expected lease term, which begins when we take possession of or are given control of the leased property and includes cancelable option periods when it is deemed to be reasonably assured that we will exercise our options for such periods because we would incur an economic penalty for not doing so. Rent expense incurred during the construction period for a leased restaurant is included in pre-opening expense.

Leasehold improvements and, when applicable, property held under capital lease for each leased restaurant facility are amortized on the straight-line method over the shorter of the estimated life of the asset or the expected lease term used for lease accounting purposes. Percentage rent expense is based upon sales levels and is typically accrued when it is deemed probable that it will be payable. Allowances for tenant improvements received from lessors are recorded as deferred rent obligations and credited to rent expense over the term of the lease on a straight-line basis.

Judgments made by management about the probable term for each restaurant facility lease affect the payments that are taken into consideration when calculating straight-line rent expense and the term over which leasehold improvements and assets under capital lease are amortized. These judgments may produce materially different amounts of depreciation, amortization and rent expense than would be reported if different assumed lease terms were used.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes generally include, but are not necessarily limited to, a current period operating loss or cash flow deficit. Our assessment of recoverability of property and equipment is performed on a restaurant-by-restaurant basis. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds the estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The impairment assessment process requires the use of estimates and assumptions regarding future cash flows, operating incomes, and other factors, which are subject to a significant degree of judgment. These include, among other factors, assumptions made regarding a restaurant’s future period of operation, sales and operating costs and local market expectations. These estimates can be significantly impacted by changes in the economic environment and overall operating performance. Additional impairment charges could be triggered in the future if expected restaurant performance does not support the carrying amounts of the underlying long-lived restaurant assets or if management decides to close a restaurant location.

Income Taxes

The predecessor entity, JAC, was organized as a C-corporation, and therefore filed federal and state income tax returns, as required in various jurisdictions. JAC was converted to J. Alexander’s LLC on October 30, 2012, and thereafter the filing requirements and related tax liability at both the federal and state level were passed through to the ultimate parent corporation, FNF. In 2013, partnership tax treatment became effective, and the federal and state tax filing requirements for J. Alexander’s Holdings, LLC went into effect. Although partnership returns for J. Alexander’s Holdings, LLC are filed in most jurisdictions, effectively passing the tax liability to the partners, there are a small number of jurisdictions, Tennessee being one of them, that do not recognize limited liability companies structured as partnerships as disregarded entities for state income tax purposes. In those jurisdictions, we are liable for any applicable state income tax.

Based upon the structure outlined above, certain components of our provision for income taxes must be estimated. These include, but are not limited to, effective state tax rates, the need for a valuation allowance on any established deferred tax assets and estimates related to depreciation expense allowable for tax purposes. These estimates are made based on the best available information at the time the tax provision is prepared. Income tax returns are generally not filed, however, until several months after year-end. All tax returns are subject to audit by federal and state governments, usually years after the returns are filed, and could be subject to differing interpretations of the tax laws.

The above listing is not intended to be a comprehensive listing of all of our accounting policies and estimates. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. For further information, refer to the Consolidated Financial Statements and notes thereto included elsewhere in this filing which contain accounting policies and other disclosures required by GAAP.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (FASB) issued ASU No. 2014 08 Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU No. 2014 08 improves the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under current GAAP, many disposals, some of which may be routine in nature and not a change in an entity’s strategy, are reported in discontinued operations. Additionally, the amendments in this ASU require expanded disclosures for discontinued operations. The amendments in this ASU also require an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. The ASU is effective for annual financial statements with years that begin on or after December 15, 2014. J. Alexander’s Holdings, LLC will adopt this guidance in fiscal year 2015 and is currently evaluating the impact on its Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The core principle of the standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU will replace most existing revenue recognition guidance in GAAP. New qualitative and quantitative disclosure requirements aim to enable financial statement users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual periods beginning after December 15, 2016. Early adoption is not permitted. The ASU permits the use of either the retrospective or cumulative effect transition method. J. Alexander’s Holdings, LLC has not yet selected a transition method or determined the effect, if any, that this ASU will have on its Consolidated Financial Statements and related disclosures.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This ASU requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by this ASU. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, and require retrospective presentation for all periods presented. J. Alexander’s Holdings, LLC will adopt this guidance in fiscal year 2016 and does not expect the impact of adopting this ASU to have a significant impact on its Consolidated Financial Statements and related disclosures.

Impact of Inflation and Other Factors

Over the past five years, inflation has not significantly impacted our operations. However, the impact of inflation on labor, food and occupancy costs could, in the future, significantly impact our operations. We pay many of our employees hourly rates related to the applicable federal or state minimum wage. Food costs as a percentage of revenues have been somewhat stable due to our continued focus on procurement efficiencies and menu price adjustments, although no assurance can be made that we can continue to improve our procurement or that we will be able to raise menu prices in the future. By owning a number of our properties, we avoid certain increases in occupancy costs. Costs for construction, taxes, repairs, maintenance and insurance all impact our occupancy costs. We believe our current strategy, which is to seek to maintain operating margins through a combination of menu price increases, cost controls, careful evaluation of property and equipment needs, and efficient purchasing practices has been an effective tool for dealing with inflation. There can be no assurances that future inflation or other cost pressures will be offset by this strategy.

Seasonality and Quarterly Results

Our business operations are subject to seasonal fluctuations comparable to most restaurants. Net sales and operating income typically reach their highest levels during the fourth quarter of the fiscal year due to holiday traffic and the first quarter of the fiscal year due in part to the redemption of gift cards sold during the holiday season. In addition, certain of our restaurants, particularly those located in south Florida, typically experience an increase in customer traffic during the period between Thanksgiving and Easter due to an increase in population in these markets during that portion of the year. Certain of our restaurants are located in areas subject to hurricanes and tropical storms, which typically occur during our third and fourth quarters, and which can negatively affect our net sales and operating results. As a result of these and other factors, our financial results for any given quarter may not be indicative of the results that may be achieved for a full fiscal year. A summary of our quarterly results for 2014 and 2013 appears in Note 20 to our Audited Consolidated Financial Statements.

Quantitative And Qualitative Disclosures About Market Risk

Interest Rate Risk

The inherent risk in market risk sensitive instruments and positions primarily relates to potential losses arising from adverse changes in interest rates.

We are exposed to market risk from fluctuations in interest rates. For fixed rate debt, interest rate changes affect the fair market value of the debt but do not impact earnings or cash flows. Conversely for variable rate debt, which represents all borrowings outstanding or available under our credit facility, interest rate changes generally do not affect the fair market value of the debt, but do impact future earnings and cash flows, assuming other factors are held constant. As of the date of this information statement, we had no outstanding borrowings on our revolving line of credit or our development line of credit. Both the mortgage loan and revolving line of credit bear interest at an annual rate of 30 day LIBOR plus a margin of 2.5%, with a minimum of 3.25% per annum, whereas the term loan and the development line of credit bear interest at a rate of 30 days LIBOR plus a margin of 2.2%. Assuming a full drawdown on the $1,000,000 revolving line of credit and the $20,000,000 development line of credit, and assuming that the variable rate debt was at the minimum rate of 3.25% per annum, a hypothetical immediate one percentage point change in interest rates would be expected to have an impact on pre-tax earnings and cash flows of approximately $435,000 over the course of 12 months.

Commodity Price Risk

We are exposed to market price fluctuations in beef, seafood, produce and other food product prices. Given the historical volatility of beef, seafood, produce and other food product prices, these fluctuations can materially impact our food and beverage costs. While we have taken steps to qualify multiple suppliers who meet our standards as suppliers for our restaurants and have entered into agreements with suppliers for some of the commodities used in our restaurant operations, there can be no assurance that future supplies and costs for such commodities will not fluctuate due to weather and other market conditions outside of our control. Consequently, such commodities can be subject to unforeseen supply and cost fluctuations. Dairy costs can also fluctuate due to government regulation. Because we typically set our menu prices in advance of our food product prices, our menu prices cannot immediately take into account changing costs of food items. To the extent that we are unable to pass the increased costs on to our guests through price increases, our results of operations would be adversely affected. We do not use financial instruments to hedge our risk to market price fluctuations in beef, seafood, produce and other food product prices at this time.

INDUSTRY AND COMPETITION

Industry & Competition

The restaurant industry is fragmented and intensely competitive. We believe guests make their dining decisions based on a variety of factors such as menu offering, taste, quality and price of food offered, perceived value, service, atmosphere, location and overall dining experience. Our competitive landscape primarily includes boutique chef-driven local concepts serving American cuisine and run by local restaurant operators as well as some select regional and national upscale dining concepts. According to the NRA, U.S. restaurant industry sales in 2014 were $683 billion, an increase of 3.6% over 2013 sales, and are projected to grow 3.8% to $709 billion in 2015.

We compete in the full service category as defined by Technomic. Each of our concepts falls into this category, which is defined as establishments with a relatively broad menu along with table, counter, and/or booth service and a wait staff. Within full service, we compete in the upscale/polished casual sub-category which is defined as full service restaurants with a chic décor that resembles a fine dining setting, with well-planned and expertly executed lunch and dinner menus at an average check of around $25.00 to $50.00. Within Technomic’s Top 500 restaurants, the full-service category achieved nearly $73 billion in sales in the U.S. in 2014, representing a 3.6% growth rate over 2013.

Depending on the specific concept, our restaurants compete with a number of restaurants within their markets, including both locally-owned restaurants and restaurants that are part of regional or national chains. We believe we have two primary types of competitors:

•	Competitors with similar menus and operational characteristics; and

•	Competitors that market to the same demographic using different menus and formats.

The number, size and strength of our competitors varies widely by region, however we believe that we benefit from our goal of providing our guests with a combination of check average, food quality and intense levels of service that we believe to be unique in the markets in which we compete.

Our concepts have different competitors:

J. Alexander’s and Redlands Grill: In virtually all of our markets, we compete primarily against locally-owned boutique restaurants or locally-managed restaurant groups with similar menus and similar concept attributes at check averages that approximate ours. To a lesser extent we compete with restaurant groups, both regional and national, that market to the same upscale restaurant customer and may have menus, formats and check averages that differ from ours. Del Frisco’s Grill, Kona Grill and Seasons 52 are concepts that would fall within this second category.

Stoney River: Because of the difference in price point and day part (dinner only), Stoney River has a different set of competitors than J. Alexander’s and Redlands Grill. Stoney River generally competes with restaurants that are considered steakhouses or have a steakhouse format. In each market where we have locations our primary competitors are locally-owned and operated steakhouses that compete at similar price points. We also compete with national steakhouse chains, commonly referred to as “white tablecloth” steakhouses, that market to the upscale steakhouse customer, such as The Palm, Ruth’s Chris Steak House, Morton’s The Steakhouse, Del Frisco’s Double Eagle Steak House, and Fleming’s Prime Steakhouse and Wine Bar.

BUSINESS

Our Company

We own and operate three complementary upscale dining restaurant concepts: J. Alexander’s, Redlands Grill and Stoney River Steakhouse and Grill (“Stoney River”). For more than 20 years, J. Alexander’s guests have enjoyed a contemporary American menu, polished service and an attractive ambiance. In February 2013, our team brought our quality and professionalism to the steakhouse category with the addition of the Stoney River concept. Stoney River provides “white tablecloth” service and food quality in a casual atmosphere at a competitive price point. Our newest concept, Redlands Grill, offers customers a different version of our contemporary American menu and a distinct architectural design and feel.

Our business plan has evolved over time to include a collection of restaurant concepts dedicated to providing guests with what we believe to be the highest quality food, high levels of professional service and a comfortable ambiance. By offering multiple restaurant concepts and utilizing unique non-standardized architecture and specialized menus, we believe we are positioned to continue to scale and grow our overall restaurant business in an efficient manner in urban and affluent suburban areas. We want each of our restaurants to be perceived by our guests as a locally-managed, stand-alone dining experience. This multiple concept strategy permits us to successfully operate each of our concepts in the same geographic market and avoid being perceived as a “chain”. If this strategy continues to prove successful, we may expand beyond our current three concepts in the future.

While each concept operates under a unique trade name, each of our restaurants is identified as a “J. Alexander’s Holdings” restaurant. As of June 28, 2015, we operated a total of 41 locations across 14 states. We are currently planning to transition between 12 and 15 of our J. Alexander’s restaurants to Redlands Grill restaurants. Other restaurant locations may be added or converted in the future as we determine how best to position our multiple concepts in a given geographic market.

(1)

Adjusted EBITDA presented for the 2012 period, as adjusted. See - Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Year Ended December 29, 2013 Compared to Supplemental Pro Forma MD&A Information for the Year Ended December 30, 2012 for a discussion of the adjustments included.

(2)	Stoney River is reflected in the 2014 and YTD through June 28, 2015 periods only.

Restaurant Positioning Strategy

Our business plan has evolved over time to include a collection of restaurant concepts dedicated to providing guests with the highest quality of food, levels of professional service, and ambiance in each of the markets being served. Through unique, non-standardized architecture and specialized menu items, we strive to have each of our restaurants to be perceived as a locally-managed, stand-alone dining experience. Although we have and will continue to develop distinct concepts, we will identify all of our restaurants as a “J. Alexander’s Holdings Restaurant.” We believe our restaurant branding strategy enhances our ability to expand feature menu offerings available to guests on a seasonal or rotational basis and facilitate expansion into certain markets which may currently have one of our concepts. We also believe that having multiple concepts will allow us to expand in markets that might not otherwise have been considered viable for expansion opportunities.

In the upscale segment of the restaurant industry, a “chain” classification is generally perceived negatively. We determined that in order to compete with upscale independent restaurants we would need to offer the service, food quality, and building design standards that more resemble an independently owned restaurant than a national chain restaurant group. We differentiate ourselves from chain restaurants by insuring that no two J. Alexander’s have the exact same menu, emphasizing feature items which are typically changed on a daily basis, and executing a 95 percent made-from-scratch menu. In addition, the architecture of each of our restaurants is designed to meet the needs of individual markets and create a unique dining experience at each location.

In further execution of this strategy we have begun to transition some of our existing J. Alexander’s locations to Redlands Grill. Effective March 9, 2015, the J. Alexander’s restaurant on West End Avenue in Nashville, Tennessee began the process of transitioning to a Redlands Grill, and the Birmingham, Alabama J. Alexander’s began the transition process on March 23, 2015. During the second quarter of 2015, we began transitioning eight additional locations to the Redlands Grill concept. Assuming the initial transitions are successfully completed, we anticipate a total of between 12 and 15 Redlands Grill locations will be operational by the end of fiscal 2015. The benefits of converting existing J. Alexander’s restaurants to Redlands Grill are twofold. In larger metropolitan areas and midsize markets, we can operate an additional restaurant, and in other markets, conversions will reduce the number of J. Alexander’s national locations. This multiple concept strategy will allow us to expand the number of units we operate without directly competing with ourselves in major metropolitan markets and offer our consumers a differentiated look and feel while preserving the made-from-scratch and upscale service our patrons have come to expect.

The end result of this strategy is to have less of a chain image and allow us to compete more effectively with independently owned upscale American style dining restaurants. Determining the specific number of restaurants that should operate under the name J. Alexander’s, Redlands Grill or another brand name requires ongoing evaluation, which we expect to refine over time. The Patient Protection and Affordable Healthcare Act of 2010 defines any restaurant with 20 or more locations as being a chain and requires such restaurants to post the caloric content of each menu item. Although we were aware of and analyzed the impact of this requirement, it did not have a material impact on our decision to implement our current strategy. To the extent that this law grouped us with national fast food and casual dining restaurants, it affirmed our belief that being identified as a chain is inconsistent with our upscale concept.

In this information statement, we identify each of J. Alexander’s and Redlands Grill as a “J. Alexander’s.” Accordingly, unless the context is otherwise, references to J. Alexander’s means J. Alexander’s and Redlands Grill and other similar restaurants to be developed under separate trade names offering a contemporary American menu.

Our Concepts

J. Alexander’s

The first J. Alexander’s restaurant was opened in 1991 in Nashville, Tennessee. For over twenty years, J. Alexander’s has been a quality-focused upscale dining restaurant offering a contemporary American menu in a lively environment with attentive, courteous and professional service. J. Alexander’s menu centers around made-from-scratch items with a focus on fresh ingredients providing guests a variety of high quality menu options. We believe J. Alexander’s restaurants have a low table to server ratio which, when coupled with our intensive training program and team approach to table service, allows our servers to provide better, more detail-oriented and attentive service. As of June 28, 2015 we had 21 J. Alexander’s locations in 10 states.

The J. Alexander’s menu features prime rib of beef; hardwood-grilled steaks, seafood and chicken; pasta; salads; soups; and assorted sandwiches, appetizers and desserts. We place special emphasis on high quality and sustainable seafood and daily specials which enable us to efficiently take advantage of variances in food costs. We also incorporate local “farm-to-table” produce to provide menu variety to our guests. As a part of our commitment to quality, the majority of our soups, sauces, salsa, salad dressings and desserts are made daily from scratch; our steaks are cut in house; and our beef, chicken, seafood and select vegetable offerings are grilled over a genuine hardwood fire. All of our steaks are U.S.D.A. choice beef (or higher) with a targeted aging of 21 to 38 days. We use only Certified Angus Beef ® for all strip steaks and chuck rolls. We grind chuck fresh daily for our hand-pattied burgers. The J. Alexander’s food menu is complemented by a comprehensive wine list that offers both familiar varietals as well as wines exclusive to our restaurants.

J. Alexander’s restaurants are open for lunch and dinner, seven days a week. The breadth of our menu offering helps generate significant traffic at both lunch and dinner. Lunch entrées range in price from $12.00 to $35.00, while appetizers and entrée salads range from $8.00 to $19.00. Dinner entrée prices range from $12.00 to $35.00, and dinner appetizers and entrée salads range from $8.00 to $19.00. In 2014, lunch and dinner represented approximately 32% and 68% of sales, respectively. Alcohol was 18% of sales for the same period. Our average unit volumes were approximately $5,600,000 in 2014 and some of our restaurants exceed $8,000,000 in annual sales. The average check for J. Alexander’s in 2014 was $29.69.

Architecturally, J. Alexander’s restaurants employ contemporary designs and unique features contributing to a high-end, upscale environment. Each J. Alexander’s location incorporates natural materials such as stone and wood and, for the much of our history, have been craftsman style. Our J. Alexander’s restaurants include open floor plans, and in some cases exposed structural steel, in each case giving the restaurants a contemporary feel. The architectural design varies from location to location depending on the space available and several locations include unique attributes such as fire pits or patios. All locations feature original artwork, full bars and open kitchens. We believe this gives our restaurants a boutique, unchained feel which is an important facet of our design and site strategy. J. Alexander’s locations range in size from 6,900 to 9,000 square feet and can accommodate up to 220 guests, on average.

Stoney River Steakhouse and Grill

Stoney River is an upscale steakhouse concept that seeks to provide the quality and service of fine dining steakhouses at a lower price point. Stoney River has a high quality steakhouse menu and a broad selection of non-steak entrées with an emphasis on featured items. We believe Stoney River restaurants have a low table to server ratio in line with that of “white tablecloth” steakhouses. This, coupled with our intensive training program and team approach to table service, allows our servers to provide better, more attentive service. In 2014, Stoney River Legendary Steaks began operating as Stoney River Steakhouse and Grill. As of June 28, 2015, we had ten Stoney River restaurants in six states.

Stoney River offers a high quality steakhouse menu, but unlike menus of many of its more expensive competitors, the menu is not à la carte, and a side item is included with all filets and steaks. Stoney River’s menu features its popular Coffee-Cured Filet Mignon made with select tenderloin, as well as other U.S.D.A. top choice (or higher) aged beef options. Particularly when compared to steakhouse competitors, Stoney River places special emphasis on a broad selection of steak alternatives including baby back ribs, ahi tuna, pasta, chicken, salmon and other popular non-steak dishes. Beef currently accounts for approximately 70% of our entrée sales. Stoney River also offers an extensive wine list, including high quality and unique selections. The quality of the beef and inclusion of a side item offers our guests a premium offering at a more reasonable price than many steakhouse competitors.

Each restaurant is open for dinner seven days a week, and several are open for lunch or Sunday brunch. Entrées range in price from approximately $12.00 to $42.00, and appetizers and entrée salads range in price from approximately $8.00 to $23.00. Each location has a full bar and alcohol and wine represented approximately 21% of sales in 2014. Our year-to-date average weekly same store sales as of June 28, 2015 were $71,000. During the 26 weeks ended June 28, 2015, the average check for Stoney River was $45.38.

Stoney River’s basic restaurant design is modeled after an elite and modern mountain lodge style building. As we complete our planned remodeling program we will elevate the decor to a more updated contemporary feel. We have remodeled five restaurants to date and expect to have remodeled two additional locations by the end of fiscal 2015. Stoney River locations range in size from 6,400 to 8,000 square feet and can accommodate up to 260 guests on average, including private dining spaces. Most locations offer private dining as an option, and private dining accounted for approximately 7.4% of net sales in 2014.

Redlands Grill

Redlands Grill offers a broad contemporary American cuisine featuring expanded menu offerings on a seasonal or rotational basis. Menu offerings include made-from-scratch flatbreads, sushi, and a strong emphasis on farm-to-table seasonal vegetables. We anticipate that over time the Redlands Grills will have more sushi and contemporary products like in-restaurant prepared flatbreads compared to a J. Alexander’s Restaurant which will emphasize center of the plate proteins. Redlands Grill will offer a brunch menu in locations that can support a brunch program. For example, the Redlands Grill on West End Avenue in Nashville, Tennessee features a high quality sushi program, a signature coffee-cured ribeye, jumbo fried shrimp, shrimp louie entrée salad, Croque Madame, French press coffee service and unique desserts such as a “deconstructed” ice cream sundae and numerous other feature items not offered in all J. Alexander’s locations. On Sundays, Redlands Grill offers a wide selection of made-from-scratch brunch items including Belgian waffles, eggs benedict, huevos ranchero, quiche, omelettes and lemon and ricotta hotcakes. The Redlands Grill on West End also has a more extensive wine program than a typical J. Alexander’s Restaurant, with an award-winning wine program that offers 35 wines by the glass and maintains over 140 bottles. Each restaurant is open for lunch and dinner seven days a week. Menu items are priced substantially similar to those at J. Alexander’s restaurants.

Since 1997 we have specifically designed restaurants with different architecture to meet the needs of individual markets. When a restaurant is transitioned from a J. Alexander’s to a Redlands

Grill, the architecture remains unique to that site. The J. Alexander’s on West End Avenue in Nashville was the first location we transitioned to a Redlands Grill. The architecture has a contemporary urban streetscape similar to a restaurant in San Francisco or New York. It is the only restaurant in our portfolio with this architectural design. Currently, we operate 10 Redlands Grills in six states and plan to transition a total of 12 to 15 locations to this concept by the end of fiscal 2015.

Our Competitive Strengths

Over the more than 20 year operating history of our restaurants, we have developed and refined the following strengths:

Three Distinct Yet Complementary Concepts

J. Alexander’s, Redlands Grill and Stoney River are concepts with more than 40 years of combined history, strong brand value and exceptional customer loyalty in their core markets. They blend what we believe are the best attributes of fine and casual dining: a focus on high quality food made with fresh ingredients in a scratch kitchen, exceptional service, diverse menus and individualized interior and exterior design unique to each community. Each concept has a distinct identity, and the differentiation in menu and restaurant design is substantial enough that they can successfully operate in the same markets or retail locations.

Over time, we anticipate that we will continue to grow with our multi-concept strategy. Each restaurant concept will have 15 to 20 restaurants competing in the upscale casual dining segment of the restaurant industry. All of our restaurants will take advantage of our professional service system, made-from-scratch high-quality menu items, and our unique architectural designs supported by upscale ambiance. We believe that this strategy will increase our national footprint and overall competitive advantage.

Delivering a Superior Dining Experience with the Highest Quality Service at a Reasonable Price Point

Our restaurant concepts provide a broad range of high-quality menu items that are intended to appeal to a wide range of consumer tastes and which are served by a courteous, professional and well-trained wait-staff. We provide this high-end experience at a reasonable and attractive price point, which we believe helps us cultivate long-term, loyal and highly satisfied guests who place a premium on the price-value relationship that our concepts offer.

Premium, Freshly Made Cuisine. All of our concepts are committed to preparing high quality food from innovative menus. We are selective in our choice of ingredients and menu offerings, including the grades of beef and the freshness of seafood and vegetables we serve. Substantially all protein and vegetable offerings are delivered fresh to our restaurants and are not frozen in transport or in storage prior to being served, and are predominantly preservative and additive-free. We offer made-to-order items prepared from scratch, with approximately 95% of our items, including stocks, sauces and desserts, made in-house daily. Our food menu is complemented by comprehensive wine lists that offer both familiar varietals as well as wines exclusive to our restaurants. While each restaurant concept’s menu has its own distinctive profile, we strive to continuously innovate with new ingredients and local “farm-to-table” produce to provide specials and limited time featured items to keep the experience new and interesting for our guests. All of our new menu items are developed through a process designed to meet our high standards. An important component of the quality assurance system is the preparation of taste plates. Within each concept, 100% of menu items are taste-tested daily by a manager to ensure that only the highest quality, properly prepared food meeting or exceeding our specifications is served in each restaurant. A key position in each restaurant is the Quality Control coordinator (“QC”). This position is always staffed by a fully-trained manager who inspects every plate of food before it is served to our guests. We believe that the QC inspection by a member of management is a significant and vital factor in maintaining consistent, high food quality.

Outstanding Service. We believe that prompt, courteous and efficient service delivered by a knowledgeable staff is an integral part of our concepts. We enforce strict guidelines on professional appearance for servers as well as timeliness of service. To be sure that all staff are working together to achieve the highest guest satisfaction we employ a low table to server ratio which, when coupled with team serving by a dedicated staff, we believe ensures our guests receive the best service.

Sophisticated Experience. Our concepts use a variety of architectural designs and building finishes to provide guests with beautiful, upscale décor with contemporary and timeless finishes. We are aggressive with our repair and maintenance program in all locations, ensuring that no restaurant ever looks “highly trafficked” or dated. This results in a lesser need for periodic remodels to reimage a location to acceptable standards.

Attractive Unit Economics and Consistent Execution

We believe that we have a long standing track record of consistently producing high average weekly sales and average unit sales volumes and have proven the viability of our concepts in multiple markets and regions. We have successfully increased our average weekly sales at a compound annual growth rate of 3.2%, from $88,400 in fiscal year 2008 to $107,000 in fiscal year 2014 for the J. Alexander’s restaurant concept. Our highest volume J. Alexander’s restaurant generated net sales of approximately $8,400,000 in 2014. From fiscal 2008 to fiscal year 2014, we increased our Restaurant Operating Profit Margin by 5.9% from 9.8% to 15.7% at J. Alexander’s. Since we began operating Stoney River, we have been able to increase the average weekly sales at the Stoney River restaurants even while implementing significant operational improvements and remodeling several locations. We believe that additional remodels of locations in each of our concepts will contribute to increases in same store sales. Once operational for 36 months, we are targeting average unit volumes and Restaurant Operating Profit Margins for new locations to exceed system-wide fiscal year 2014 levels for all of our concepts.

Strong Cultural Focus on Continuous Training

We believe that our stringent employee hiring standards, coupled with our extensive and continuous training programs for all employees provide outstanding service to our guests at each of our concepts. We prefer to promote our restaurant general managers and regional management from within the organization and approximately 55% of those roles are currently filled by individuals promoted from within. We believe that this helps to ensure that our unique focus and culture of excellent service are thoroughly disseminated throughout our restaurants. We seek to hire management prospects from top culinary programs nationwide and to train them in the J. Alexander’s service levels and processes. It can take 3 to 5 years of experience in our system for a management trainee to be qualified for promotion to general manager in one of our locations. We also provide ongoing training opportunities for our back of the house and kitchen staff to ensure they maintain and improve their skills and learn how best to prepare our current and new menu items.

Sophisticated and Scalable Back Office and Operations

We have been in operation for over twenty years and have a long history of operating high volume restaurants. We employ a sophisticated menu development process that has successfully created replicable recipes with a focus on maximizing gross margin by highly efficient use of perishable food inventories to create unique and inviting recipes. Our recipes are developed to use high quality ingredients sourced from long standing relationships with high quality vendors. Most of our protein purchases are negotiated directly with our suppliers. We believe this not only reduces overall food costs but enables us to enforce strict standards on orders and adherence to the detailed instruction manual we provide to producers. Because we deal directly with producers, we are also able to take advantage of seasonal products and provide “farm-to-table” options that change with the seasons and ingredient availability through our unique “featured items” menu. Direct relationships with vendors also provide us cost and flexibility advantages that may not be available from third party distributors. We also have a shared services model for our back-office that centralizes certain functionality at our corporate headquarters. Services shared between our concepts include staff training, real estate development, purchasing, human resources, information technology, finance and accounting, further contributing to the complementary nature of our two concepts. We believe that the teams we have put in place to manage these functions, and other non-restaurant operations functions, are capable of managing the number of restaurants in our current growth plan with limited additional hires.

From high quality food vendors to technology and maintenance vendors, we believe that we have developed long term relationships with a highly sophisticated team of vendors capable of effectively servicing our needs as we execute our growth plan. The quality and depth of both our vendor relationships and our shared services have resulted in a scalable platform with the bench strength to support our planned growth with limited adjustments.

Experienced Management Team

We are led by a management team with significant experience in all aspects of restaurant operations. Our experienced team of industry veterans at the executive level has an average of 30 years of restaurant experience and our 41 general managers, as of July, 2015, have an average tenure at J. Alexander’s, Redlands Grill and Stoney River of approximately 9.8 years, 10.6 years and 6.1 years, respectively. Despite a difficult economic environment, this management team has achieved 22 consecutive fiscal quarters of same store sales growth, has improved our financial performance, integrated the Stoney River operations, restarted development efforts, and launched Redlands Grill.

In addition, pursuant to the Management Consulting Agreement, we will continue to be able to leverage key management resources of FNFV which have contributed significantly to our growth and financial performance since we were acquired by FNF in 2012.

Our Growth Strategies

We believe there are significant opportunities to grow our business, strengthen our competitive position and enhance our concepts through the implementation of the following strategies:

Deliver Consistent Same Store Sales

We believe that we will be able to continue to generate same store sales growth by consistently providing an attractive price/value proposition for our guests through excellent service in an upscale environment. We remain focused on delivering freshly prepared, contemporary American cuisine to our guests, with exceptional quality and service for the price. Though the core menu at each concept will remain unchanged, we will continue to explore potential additions as well as limited-time featured food and drink offerings that are rotated on a weekly basis. As a result, we are able to adapt to changing consumer tastes and incorporate local offerings to reinforce our boutique restaurant feel. We continue to explore ways to increase the number of occasions and flexibility of dining options for our guests, and most recently have begun to test Sunday brunch items at select J. Alexander’s restaurants.

We have a program of continuous investment in all of our locations to maintain our store images at the highest level, and target spending $75,000 to $100,000 per year in maintenance capital expenditures per restaurant to do so. We may also selectively undertake more extensive remodels of existing units to improve back of the house efficiencies and the front of the house experience, or relocations in the event of demographic shifts in a market. We believe our investment in remodeling and relocation will generate incremental comparable sales at affected restaurants.

Pursue Disciplined New Restaurant Growth in Target Markets

We believe each of our concepts has significant growth potential and we are in the early stages of our growth story. Historically, we have focused on organic rather than new restaurant growth but in 2012 began to establish a new restaurant development pipeline. We believe there are significant opportunities to grow our concepts on a nationwide basis in both existing and new markets where we believe we can generate attractive unit economics.

We are constantly evaluating potential sites for new restaurant openings and currently have approximately 30 locations in approximately 20 separate markets under various stages of review and development. We believe that having a large number of sites under review at any one time is necessary in order to meet our development goals. In our experience, sites under analysis often will not result in a new restaurant location for any number of reasons, including the delay or cancelation of larger development projects on which a future restaurant may depend, the loss of potential site locations to competitors, or our ultimate determination that a site under review is not appropriate for one of our concepts. We believe that the number of available and potential sites under review by us, the anticipated costs of opening a new restaurant location, and our current capital resources will support four to five new store openings annually starting in 2016. However, our ability to open any particular number of restaurants in any calendar year is dependent upon many factors, risks and uncertainties beyond our control as discussed more fully elsewhere in this information statement under the heading “Risk Factors—Risks Related to Our Business.”

We expect that the development of our Redlands Grill concept will further accelerate growth by allowing us to expand into certain markets which may currently have a J. Alexander’s and/or Stoney River restaurant that might not otherwise have been considered viable for expansion opportunities. Assuming the initial transitions of certain J. Alexander’s are successfully completed, management anticipates a total of 12 to 15 Redlands Grill locations will be operational by the end of fiscal 2015.

Improve Margins and Leverage Infrastructure

We believe that our corporate infrastructure can support a restaurant base greater than our existing footprint. As we continue to grow, we expect to drive greater efficiencies in our supply chain and leverage our technology and existing support infrastructure. We will continue to optimize restaurant operating costs at existing Stoney River restaurants as we continue to implement our best practices at those locations. As we grow our restaurant base, we expect to leverage our corporate infrastructure to enhance margins as general and administrative expenses grow at a slower rate than our restaurant base and revenues.

Properties

As of June 28, 2015, we operate 21 J. Alexander’s restaurants, 10 Redlands Grill restaurants, and 10 Stoney River restaurants. The following table gives the locations of, and describes our interest in, the land and buildings used in connection with our restaurants:

	Site and Building Owned by the Company			Site Leased and Building Owned by the Company			Site Leased to the Company			Total
Location	JAX	SR	RG	JAX	SR	RG	JAX	SR	RG

Alabama			1							1
Colorado	1									1
Florida	1		1	3		1				6
Georgia		1	1	1	1			1		5
Illinois	2	1								3
Kansas	1									1
Kentucky		1				1				2
Louisiana				1						1
Maryland								2		2
Michigan	1			1			1			3
Missouri					1					1
Ohio	1		2	2		1				6
Tennessee	2		1		1		1	1	1	7
Texas				1			1			2

Total	9	3	6	9	3	3	3	4	1	41

JAX = J. Alexander’s restaurants

SR = Stoney River restaurants

RG = Redlands Grill restaurants

National Restaurant Location Distribution

Most of our restaurant lease agreements may be renewed at the end of the initial term (generally 15 to 20 years) for periods of five or more years. Certain of these leases provide for minimum rentals plus additional rent based on a percentage of the restaurant’s gross sales in excess of specified amounts. These leases usually require us to pay all real estate taxes, insurance premiums and maintenance expenses with respect to the leased premises.

Our corporate offices are located in leased office space in Nashville, Tennessee. In addition to the properties listed in the table above, we remain party to two additional leases for closed locations, one of which we have subleased to a third party through the term of the original lease. Additionally, as of July 2015, we are party to one lease for a Stoney River restaurant to be constructed in Memphis, Tennessee during 2015 and one additional lease for a J. Alexander’s location to be opened in 2016.

Certain of our owned restaurants are mortgaged as security for our credit facility. See Note 10, “Debt,” to the Consolidated Financial Statements.

Restaurant Design and Site Selection Process

Site Selection

We have developed a targeted site acquisition and qualification process incorporating management’s experience as well as extensive data collection, analysis and interpretation. We are actively developing restaurants in both new and existing markets, and we will continue to expand in selected regions throughout the U.S. We identify and work with a local broker to conduct preliminary research regarding potential markets and locations. The preliminary research includes an analysis of traffic patterns, parking, access, demographic characteristics, population density, level of affluence, consumer attitudes or preferences and current or expected co-retail and restaurant tenants. The brokers then present potential sites to our real estate department. If our financial criteria for the site are satisfied, our Chief Executive Officer and Chief Operating Officer visit the site and, subject to board approval, our management negotiates the lease.

For each of our concepts, our key site criteria is that the population within a five mile radius has a high concentration of our targeted guest, which includes individuals in the upper income demographic of major metropolitan areas that dine out frequently. In addition, we target high concentrations of retail and upscale office developments to support our lunch offering at J. Alexander’s and Redlands Grill and, in certain situations, at our Stoney River restaurants. We also prefer locations with high visibility and ample parking spaces. To the extent that the majority of our Stoney River restaurants offer dinner only, the population of sites that satisfy our selection criteria will be broader relative to this concept than the population that satisfies our criteria for a new J. Alexander’s or Redlands Grill.

Restaurant Design

We do not have a standard prototype for each concept with respect to size, location or layout, which enables us to be flexible in our real estate selection process. This allows us to use a combination of new builds and conversions for our new locations. Our restaurants are generally free-standing structures using a variety of interior and exterior finishes and materials which have been developed to allow each location a unique design with a common look and feel within each concept. Each location has been designed to provide a high level of curb appeal as well as a comfortable dining experience. While our restaurants are individually designed to create an unchained feel, all locations benefit from a focus on a contemporary and comfortable aesthetic that we believe compliments our food and creates a consistent dining experience across all of our concepts. This flexibility in design has allowed us to utilize a variety of locations and spaces, making the best use of the real estate available.

Many of our J. Alexander’s and Redlands Grill building designs utilize craftsman-style architecture, featuring natural materials such as stone, wood and weathered copper. Others reflect a blend of international and craftsman architecture featuring elements such as steel, concrete, stone and glass, subtly incorporated to give a contemporary feel. Several of our restaurants also feature a patio complemented by an exposed fire pit. J. Alexander’s and Redlands Grill locations typically contain approximately 6,900 to 9,000 square feet with seating for an average of approximately 220 guests. For J. Alexander’s and Redlands Grill locations, we estimate that a new build, excluding land, will require a total cash investment of $4,500,000 to $5,500,000 (excluding any tenant incentives).

Stoney River locations typically contain approximately 6,400 to 8,000 square feet with seating for an average of approximately 260 guests. Most of our Stoney River locations include private dining spaces, which represented 7.4% of sales at Stoney River in 2014. For Stoney River locations we estimate that each new build will require a total cash investment of $3,500,000 to $4,500,000 (excluding any tenant incentives).

The flexibility of our concepts has enabled us to open restaurants in a wide variety of locations, including high-density residential areas and near shopping malls, lifestyle centers and other high-traffic locations. On average, it takes us approximately 12 to 18 months from identification of the specific site to opening the doors for business. In order to maintain consistency of food and customer service as well as the unique atmosphere at our restaurants, we have set processes and timelines to follow for all restaurant openings.

Hiring and Training

We are highly focused on providing an unparalleled experience to our guests. Achieving this experience is intricately tied to careful hiring, thorough training and an apprenticeship for management trainees that provides intimate knowledge of every facet of our restaurants. We have implemented a sophisticated and stringent hiring and training program. Maintaining the uniqueness of culture, with our focus on quality and training, starts with hiring. Excluding the needs of new restaurants, we hire approximately 60 to 75 new management trainees annually. With new locations, we believe this number will increase to approximately 90 to 95 per year. We focus our recruiting efforts on approximately fifteen of the best culinary programs in the country where we believe our long relationships with the schools enable us to identify and recruit the most promising students. These graduates typically spend three to five years at J. Alexander’s before they are promoted to a department responsibility or a general manager role. During that time they experience every job in the restaurant. Because of our focus on quality and training, we have traditionally found that some of our most successful managers have been hired from within.

Every employee, regardless of previous experience, goes through a thirteen week training program at the beginning of their employment. Certain positions start the “on the job” portion of their training during that thirteen week training period, also working shifts in their designated job as they complete the training program. Since FNH transferred the Stoney River Assets to us, our hiring and training practices have been rolled out across all of the Stoney River restaurants.

Suppliers

To ensure that we can maintain consistent price and quality throughout our restaurants, we use centralized contracts with a network of third-party vendors, suppliers and distributors to provide our required items. We provide each vendor with a strict set of specifications to ensure that our food quality is maintained at the highest level. Where possible, we may also take advantage of local farms or purveyors to provide in-season products to supplement our regular menu with recipes featuring high quality local or “farm-to-table” products. When prices rise on any of our commodities, we work with our menu development team to create new and unique menu additions that can make the most efficient use of the products we have purchased or to improve the food margin of products on the menu.

Beef is the largest percentage of our food costs, representing approximately 31.7% of total food and beverage costs in 2014. We purchase our beef directly from the producers, rather than through a distributor or third party supplier. We believe that direct relationships with these vendors provide us cost and flexibility advantages that may not be available from third party distributors. We have purchased beef from our current beef supplier for multiple consecutive years and anticipate this will continue for the foreseeable future. We do not hedge our beef purchases, and instead rely on our direct purchases and menu innovation to offset potential price increases.

While most of our current supply contracts are for no longer than one year, we have been purchasing from many of our suppliers for many years and believe that our relationships are strong, and their financial position secure. However, we believe that we do not rely on any single-source supplier that could not be replaced with one or more alternative suppliers without disruption. Should there be any disruption in our supply chain, we believe we have created a set of product specifications that can be met by a number of common restaurant suppliers.

Seasonality

Our net sales and net income have historically been subject to seasonal fluctuations. Net sales and operating income typically reach their highest levels during the fourth quarter of the fiscal year due to holiday business and the first quarter of the fiscal year due in part to the redemption of gift cards sold during the holiday season. In addition, certain of our restaurants, particularly those located in south Florida, typically experience an increase in customer traffic during the period between Thanksgiving and Easter due to an increase in population in these markets during that portion of the year. Certain of our restaurants are located in areas subject to hurricanes and tropical storms, which typically occur during our third and fourth quarters, and which can negatively affect our net sales and operating results. As a result of these and other factors, our financial results for any given quarter may not be indicative of the results that may be achieved for a full fiscal year.

Intellectual Property and Trademarks

We own a number of trademarks and service marks registered with the PTO. We have registered the following marks with the PTO, among others: “J. Alexander’s Restaurant,” “Redlands Grill,” “Black River Angus Beef,” “Black River Premium Beef,” “Legendary Steaks,” “Stoney River,” “Stoney River Legendary Steaks,” and “Stoney River Legendary Filet.” In addition, we have also registered the Internet domain names www.jalexanders.com, www.jalexandersholdings.com, www.redlandsgrill.com, and www.stoneyriver.com, among others, and have registered certain copyrights with the U.S. Copyright Office, including copyrights with respect to the J. Alexander’s menu and the J. Alexander’s cocktail menu.

We believe that our trademarks, service marks and other intellectual property rights have significant value and are important to the marketing of our concepts, and it is our policy to protect and defend vigorously our rights to such intellectual property. However, we cannot predict whether steps taken to protect such rights will be adequate. See “Risk Factors—Risks Related to Our Business—The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to the names and marks used by our restaurants, which could adversely affect the value of our concepts.”

Regulatory, Environmental, Health and Safety Matters

Environmental

We are subject to federal, state and local environmental laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, or exposure to, hazardous or toxic substances (“environmental laws”). These environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third-parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. We are not aware of any environmental laws that will materially affect our earnings or competitive position, or result in material capital expenditures relating to our restaurants. However, we cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered, interpreted or enforced, or the amount of future expenditures that we may need to make to comply with, or to satisfy claims relating to, environmental laws. It is possible that we will become subject to environmental liabilities at our properties, and any such liabilities could materially affect our business, financial condition or results of operations. See “Risk Factors—Risks Related to Our Business—Compliance with environmental laws may negatively affect our business.”

Health and Safety

We are subject to extensive and varied federal, state and local government regulation, including regulations relating to the sale of food and alcoholic beverage, public and occupational health and safety, sanitation and fire prevention. We operate each of our restaurants in accordance with standards and procedures designed to comply with applicable codes and regulations. However, an inability to obtain or retain health department or other licenses would adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurants.

In addition, in order to develop and construct restaurants, we must comply with applicable zoning, land use and environmental regulations. Such regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies could delay or even prevent construction and increase development costs for new restaurants. We are also required to comply with the accessibility standards mandated by the ADA, which generally prohibits discrimination in accommodation or employment based on disability. The ADA became effective as to public accommodations and employment in 1992. Construction and remodeling projects completed by us at J. Alexander’s since January 1992 and Stoney River since March 2013 have taken into account the requirements of the ADA. We may in the future have to modify restaurants, by adding access ramps or redesigning certain architectural fixtures for example, to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, our current expectation is that any such actions will not require substantial capital expenditures.

A significant amount of our revenues is attributable to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including the minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Of the 14 states where we operate, most have dram-shop statutes or recognize a cause of action for damages relating to sales of alcoholic beverages to obviously intoxicated persons and/or minors. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

In addition, we are subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing similar matters including minimum wages, overtime, workplace safety and other working conditions. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters, and we have been party to such matters in the past. See “Risk Factors—Risks Related to Our Business—Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition and results of operations.”

PPACA, enacted in March 2010, requires chain restaurants with 20 or more locations in the United States operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. A number of states, counties and cities have also enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information to customers, or have enacted legislation restricting the use of certain types of ingredients in restaurants. Many of these requirements are inconsistent or are interpreted differently from one jurisdiction to another. While our ability to adapt to consumer preferences is a strength of our concepts, the effect of such labeling requirements on consumer choices, if any, is unclear at this time. See “Risk Factors—Risks Related to Our Business—Legislation and regulations requiring the display and provision of nutritional information for our menu offerings and new information or attitudes regarding diet and health could result in changes in consumer consumption habits that could adversely affect our results of operations.”

There is also a potential for increased regulation of certain food establishments in the United States, where compliance with Hazard Analysis & Critical Control Points (“HACCP”) management systems may now be required. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from raw material production, procurement and handling, to manufacturing, distribution and consumption of the finished product. Many states have required restaurants to develop and implement HACCP programs and the United States government continues to expand the sectors of the food industry that must adopt and implement HACCP programs. For example, the Food Safety Modernization Act, signed into law in January 2011, granted the FDA new authority regarding the safety of the entire food system, including through increased inspections and mandatory food recalls. We anticipate that the new requirements may impact our industry. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise harm our business. See “Risk Factors—Risks Related to Our Business—Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition and results of operations.”

We are also subject to laws and regulations relating to information security, privacy, cashless payments, gift cards and consumer credit protection and fraud, and any failure or perceived failure to comply with these laws and regulations could harm our reputation or lead to litigation, which could adversely affect our financial condition.

Information Technology

All of our restaurants use computerized point of sale systems created by Micros Systems, which we believe are scalable to support our future growth plans. We utilize a Windows-based accounting software package and a network that enables electronic communication throughout the Company. In addition, all of our restaurants utilize touch screen point-of-sale and electronic gift card systems, and also employ a theoretical food costing program, all of which were specifically designed for the restaurant industry. We use our management information systems to develop pricing strategies, identify food cost issues, monitor new product acceptance and evaluate restaurant-level productivity. The system also supplies sales, bank deposit and variance data to our accounting department on a daily basis. We use this data to generate daily sales information and weekly consolidated reports regarding sales and other key measures, as well as preliminary weekly detailed profit and loss statements for each location with final reports following the end of each period. We expect to continue to develop our management information systems to assist management in analyzing business issues and to improve efficiency.

Employee Matters

As of June 28, 2015, we employed approximately 3,200 persons, including 46 on the corporate staff. We believe that our employee relations are good. We are not a party to any collective bargaining agreements.

Legal Proceedings

We are a defendant from time to time in various claims or legal proceedings arising in the ordinary course of our business, including claims relating to injury or wrongful death under “dram shop” laws, labor-related claims, workers’ compensation matters, discrimination and similar matters, claims resulting from “slip and fall” accidents, claims relating to lease and contractual obligations, federal and state tax matters and claims from guests or employees alleging illness, injury or other food quality, health or operational concerns. We do not believe that any of the legal proceedings pending against us as of the date of this information statement will have a material adverse effect on our liquidity or financial condition. We may incur liabilities, receive benefits, settle disputes, sustain judgments or accrue expenses relating to legal proceedings in a particular fiscal year which may adversely affect our results of operations, or on occasion, receive settlements that favorably affect our results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding the current members of our board of directors, our director nominees and executive officers.

Name	Age	Position

Lonnie J. Stout II	68	President and Chief Executive Officer and Director
Mark A. Parkey	52	Vice President, Chief Financial Officer and Treasurer
J. Michael Moore	55	Vice President and Chief Operating Officer
Raymond R. Quirk	68	Director
Douglas K. Ammerman	63	Director
Timothy T. Janszen	51	Director
Frank R. Martire	66	Director
Ronald B. Maggard, Sr.	64	Director

Lonnie J. Stout II

Mr. Stout has been a director and President and Chief Executive Officer of the issuer since its formation. Prior to that time, he was a director/manager
(as applicable), President and Chief Executive Officer of JAC, J. Alexander’s
Holdings, LLC and J. Alexander’s, LLC, positions he has held since May
1986. Mr. Stout joined JAC in 1979 and since that time has held various leadership roles, including Executive Vice President and Chief Financial
Officer of JAC from October 1981 to May 1984, and a member of the board of directors of JAC from 1982 until October 2012, and served as Chairman from
July 1990 until October 2012. He is a certified public accountant, inactive, as well as a Chartered Global Management Accountant and a graduate of
Tennessee Technological University. Mr. Stout has over 30 years of experience in the hospitality, food services and restaurant business. His industry knowledge and experience make him a vital component to our board of directors.

Mark A. Parkey

Mr. Parkey has served as Vice President, Chief Financial Officer and Treasurer of the issuer since its formation. He has held the same positions at J. Alexander’s Holdings, LLC and J. Alexander’s, LLC since May 2013. Prior to becoming the Chief Financial Officer, Mr. Parkey served as Vice President of JAC from May 1999 to October 2012, Controller of JAC from May 1997 to October 2012, Vice President and Controller of J. Alexander’s Holdings, LLC and J. Alexander’s, LLC from October 2012 until August 2013 and as the Director of Finance of JAC from January 1993 to May 1997. He is a certified public accountant, inactive, as well as a Chartered Global Management Accountant and a graduate of Harding University. His previous experience includes positions as audit manager with the accounting firms Ernst & Young LLP and Steele Martin Jones & Company, PLC (formerly Steele Carter and Martin).

J. Michael Moore

Mr. Moore has served as Vice President and Chief Operating Officer of the issuer since its formation. He has held the same positions at J. Alexander’s
Holdings, LLC and J. Alexander’s, LLC since May 2013. Prior to becoming

Chief Operating Officer, Mr. Moore served as Vice President of Human
Resources and Administration of JAC from November 1997 to October 2012, and of J. Alexander’s Holdings, LLC and J. Alexander’s, LLC from October
2012 to July 2013. Mr. Moore also served as Director of Human Resources and Administration of JAC from August 1996 to November 1997 and as the
Director of Operations of J. Alexander’s Restaurants, Inc. from March 1993 to
April 1996. Mr. Moore joined JAC in 1991 as General Manager of the first
J. Alexander’s restaurant, and since that time, Mr. Moore has supervised the training and opening of all J. Alexander’s restaurants. He is a graduate of
Emory and Henry College. His previous experience includes operational management as area director with Brinker International, Inc.

Raymond R. Quirk

Mr. Quirk has served as the Chief Executive Officer of FNF since December 2013. Before that, Mr. Quirk served as President of FNF beginning in April 2008. Mr. Quirk served as Co-President of FNF from May 2007 until April 2008, and as Co-Chief Operating Officer of FNF from October 2006 until May 2007. Mr. Quirk was appointed as President of FNF in 2002. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally.

Douglas K. Ammerman

Mr. Ammerman has served as a director of FNF since July 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He serves as a director of William Lyon Homes, Inc., El Pollo Loco, Inc., Stantec Inc. and Remy International, Inc. Within the past five years, Mr. Ammerman also has served as a director of Quiksilver, Inc. Mr. Ammerman’s qualifications to serve on the FNF board of directors include his financial and accounting background and expertise, including his 18 years as a partner with KPMG and his experience as a director on the boards of directors of other companies.

Timothy T. Janszen

Mr. Janszen has been the Chief Executive Officer of Newport Global Advisors since September 2005. Mr. Janszen serves as an Operating Manager at NGA
Blocker, LLC. He also serves as Principal Executive Officer and Operating
Manager of NGA Holdco, L.L.C. Prior to joining Newport Global Advisors,
Mr. Janszen held a number of positions, including Managing Director, at AIG
Global Investment Group, which he had joined in 2001. Mr. Janszen received a
Bachelor of Science in Business Administration from Xavier University in
Cincinnati, Ohio in 1986. Mr. Janszen has been a director of the issuer since its formation. Additionally, Mr. Janszen has served on the board of managers of J.
Alexander’s Holdings, LLC and J. Alexander’s, LLC since February 2013 and
January 2013, respectively. As a member of our board of directors, Mr. Janszen contributes strategic, financial and capital markets expertise through his career with investment advisory firms. Mr. Janszen also contributes insights on board leadership developed through his service on the board of directors of several other companies.

Frank R. Martire

Mr. Martire serves as Executive Chairman of the Board of Fidelity National
Information Services (“FIS”), a Fortune 500 company that has over $6.5 billion in revenue and 40,000 employees. Prior to joining FIS, Mr. Martire served as
President and Chief Executive Officer of FIS from 2009 to January 1, 2015, following FNF’s acquisition of Metavante Technologies, Inc., where he served as

Chairman of the Board. Mr. Martire also served as President of Metavante,
President and Chief Operating Officer for Call Solutions and President and Chief
Operating Officer for the Financial Institution Systems and Services Group at
Fiserv, Inc.

Ronald B. Maggard, Sr.

Mr. Maggard, Sr. co-founded Maggard Enterprises, Inc., a former franchisee of Long John Silver and A&W restaurants in 1970 and has been its Chairman of the Board and President since 1972. He was a franchisee of quick-service restaurants for over 30 years. Mr. Maggard served as a director of Santa
Barbara Restaurant Group and former Chairman of Checkers/Rally’s until
2002 and a former director of Carl Karcher Enterprises from 2003-2004. He is currently a director of American Blue Ribbon Holdings and a director of
HyperActive Technologies, Inc. As a member of our board of directors,
Mr. Maggard contributes his extensive experience in restaurant operations.

Overview of our Board Structure

Our amended and restated charter provides that our board of directors will consist of between three and 15 directors. The exact number of directors will be fixed from time to time by a majority of our board of directors. Initially, our board of directors will have six (6) members. In accordance with our amended and restated charter, our board of directors will be divided into three classes of directors, designated Class I, Class II and Class III, each class with overlapping three-year terms. Each class will constitute, as nearly as possible, one-third of the total number of directors.

In accordance with our amended and restated charter, one class of directors will be elected at each annual meeting of shareholders to serve for a three-year term. However, because we will be a newly established public company, the term of the initial Class I directors will terminate on the date of the 2016 annual meeting of shareholders; the term of the initial Class II directors will terminate on the date of the 2017 annual meeting of shareholders, and the term of the initial Class III directors will terminate on the date of the 2018 annual meeting of shareholders. At each annual meeting of shareholders beginning in 2016, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. As a result, approximately one-third of our board of directors will be elected each year. There will be no limit on the number of terms a director may serve on our board of directors.

Neither FNF nor Newport, nor any other person or shareholder, will have contractual rights to designate nominees for election to our board of directors. Nominees to our board of directors will be designated and elected in accordance with our amended and restated bylaws and our amended and restated charter. We will establish a standing nominating committee which will be responsible for evaluating and recommending director nominees for election to our board of directors.

Our amended and restated charter provides that, subject to any rights of any voting group established pursuant to our amended and restated bylaws or any applicable shareholders’ agreement, any director may be removed from office at any time but only for cause and only by (i) the affirmative vote of the holders of 66 2/3% of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class or (ii) the affirmative vote of a majority of the entire board of directors then in office. In addition, our amended and restated charter will provide that any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors will administer this oversight function directly, with support from its two standing committees, the audit committee and the compensation committee, each of which addresses risks specific to its respective areas of oversight. In particular, our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also will monitor compliance with legal and regulatory requirements. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Independent Directors

Our Corporate Governance Guidelines will provide that following any phase-in period permitted under the NYSE listing standards, our board of directors will consist of a majority of independent directors. We expect that upon completion of the distribution, Douglas K. Ammerman, Timothy T. Janszen, Frank R. Martire and Ronald B. Maggard, Sr. will be independent, non-management directors who meet the criteria for independence required by the applicable NYSE and SEC rules. Our board of directors will evaluate our relationships of each director and nominee and makes a recommendation to our board of directors as to whether to make an affirmative determination that such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director will be one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of the NYSE.

Our board of directors will evaluate the independence of directors and director nominees under the criteria established by the NYSE for director independence and for audit committee membership.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Corporate Governance section of our website, www.jalexandersholdings.com.

Audit Committee.

Our Audit Committee following the distribution will consist of Douglas K. Ammerman (Chair) Frank R. Martire and Timothy T. Janszen all of whom satisfy the independence, financial literacy, experience and expertise requirements of our Corporate Governance Guidelines, Section 10A-3 of the Exchange Act, the applicable NYSE listing standards and any other applicable regulatory requirements currently in effect. In addition, we have determined that Mr. Ammerman qualifies as an “audit committee financial expert” as such term is defined under the rules and regulations of the SEC. The functions of this committee will include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and other matters;

•	preparing the report of the audit committee that the SEC requires in our annual proxy statement;

•	overseeing risks associated with financial matters such as accounting, internal controls over financial reporting and financial policies;

•	reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee, including compliance of the audit committee with its charter.

Following the distribution, both our independent registered public accounting firm and management personnel will periodically meet privately with our audit committee.

Compensation Committee.

Our Compensation Committee following the distribution will consist of Frank R. Martire (Chair), Ronald B. Maggard, Sr. and Douglas K. Ammerman, all of whom satisfy the independence requirements of our Corporate Governance Guidelines, the applicable NYSE listing standards and any other applicable regulatory requirements currently in effect. The functions of our compensation committee will include, among other things:

•	reviewing and recommending to our board of directors the compensation and other terms of employment of our executive officers;

•	reviewing and recommending to our board of directors performance goals and objectives relevant to the compensation of our executive officers;

•	evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to Board members;

•	administering our equity incentive plans;

•	reviewing and recommending to our board of directors policies with respect to incentive compensation and equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	evaluating and overseeing risks associated with compensation policies and practices;

•

reviewing and recommending to our board of directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers and other members of senior management;

•	preparing the report of the compensation committee that the SEC requires in our annual proxy statement;

•	reviewing the adequacy of its charter on an annual basis; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance of the compensation committee with its charter.

Nominating and Corporate Governance Committee

Our Nominating and Governance Committee following the distribution will consist of Ronald B. Maggard, Sr. (Chair) and Douglas K. Ammerman, both of whom satisfy the independence requirements of our Corporate Governance Guidelines, the applicable NYSE listing standards and any other applicable regulatory requirements currently in effect. Nominating functions to be exercised by our board of directors will include, among other things:

•	identify, review and evaluate candidates to serve on our board of directors;

•	determine the minimum qualifications for service on our board of directors;

•	evaluate director performance on our board of directors and applicable committees of our board of directors;

•	evaluate, nominate and recommend individuals for membership on our board of directors; and

•	consider nominations by shareholders of candidates for election to our board of directors.

Corporate governance functions to be exercised by our board of directors will include, among other things:

•	consider and assess the independence of members of our board of directors;

•	develop, as appropriate, a set of corporate governance principles, and review and make any changes to such principles;

•	periodically review our policy statements; and

•	evaluate, at least annually, the performance of its committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers have served as a member of the board of directors or compensation committee of any related entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code will be posted on our corporate website, at www.jalexandersholdings.com. Any amendments to our code of conduct will be disclosed on our Internet website promptly following the date of such amendment or waiver.

EXECUTIVE COMPENSATION

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to a “smaller reporting company” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our Chief Executive Officer and the two most highly compensated executive officers other than our Chief Executive Officer, whom we collectively refer to as the “named executive officers” in this information statement.

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation awarded to, earned by, or paid to the named executive officers for 2014 and 2013 in their capacity as employees and officers of our subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation on ($)(2)	All Other Compensation on ($)(3)(4)	Total ($)
Lonnie J. Stout II	2014	485,217	792,464	112,841	1,390,522
President, Chief Executive	2013	430,400	253,149	29,846	713,395
Officer and Director

Mark A. Parkey	2014	203,667	166,316	172,743	542,726
Vice President and Chief	2013	188,350	73,504	253,678	515,532
Financial Officer

J. Michael Moore	2014	203,667	166,316	153,050	523,033
Vice President and Chief	2013	197,311	76,914	215,032	489,257
Operating Officer

(1)

Amounts shown are not reduced to reflect the named executive officers’ contributions to our 401(k) and deferred compensation plans. Amounts shown are amounts actually earned by the named executive officer during the year. Amounts reflect raises effective in mid-year 2013 and 2014.

(2)	Amounts shown reflect the amounts earned by the named executive officers pursuant to the Bonus Plan (as defined below) for 2014 and 2013.

(3)

Amounts shown reflect the value to each of the named executive officers of: the expense recognized by us relating to the vested benefit under their Amended and Restated Salary Continuation Agreements; contributions allocated by us pursuant to our 401(k) plan; auto allowance; reimbursements for certain auto-related expenses; our reimbursement of employee medical insurance contributions; payments received under a supplemental medical reimbursement insurance plan; payments of supplemental disability insurance premiums; and certain other benefits that vary by the named executive officer, including group life insurance premiums, tax preparation and planning services, a health club membership stipend and the limited use of Company-owned tickets to Tennessee Titans games.

(4)

The following table details for each named executive officer the expense recognized by us over the 2014 and 2013 fiscal years relating to the named executive officer’s vested Amended and Restated Salary Continuation Agreement benefits. No amounts were actually paid to the employee.

Named Executive Officer	Non- Cash Expense Recognized Relating to the Vested Benefit Under the Amended and Restated Salary Continuation Agreements
	2013	2014
Lonnie J. Stout II	—(a)	$88,617
Mark A. Parkey	$222,918	$139,856
J. Michael Moore	$184,361	$127,903

(a)

As a result of forecasted interest rates for the 15-year period during which Mr. Stout is eligible to receive his vested benefit, we recognized income for the 2013 fiscal year relating to our obligations with respect to Mr. Stout’s Amended and Restated Salary Continuation Agreement. Consequently, no amount of expense is reported in the “All Other Compensation” column of the Summary Compensation Table with respect to Mr. Stout’s Amended and Restated Salary Continuation Agreement.

Narrative Disclosure to Summary Compensation Table

Compensation Philosophy.    The executive compensation program, which has been administered by J. Alexander’s Holdings, LLC’s board of managers, and following the distribution, will be administered by the compensation committee of our board of directors, compensates management primarily through a combination of base salary and annual cash incentives. The goal of the executive compensation program is to attract and retain talent through incentives that reward outstanding Company and individual performance and the creation of shareholder value. Base salaries are intended to provide cash compensation at a level appropriate for the named executive officer’s experience and responsibilities. Our incentive compensation, which for both 2013 and 2014 took the form of a cash incentive program, is designed to align a portion of the management incentives with the interests of our equity holders.

Base Salary.    Base salaries are reviewed annually and may be adjusted in light of individual past performance, tenure, any change in the named executive officer’s position or responsibilities within our organization, or rates of inflation. We review the base salary of the Chief Executive Officer and receive recommendations from the Chief Executive Officer regarding base salaries for the other named executive officers. Base salaries of the named executive officers are listed in the table below.

Named Executive Officer	July 1, 2014 Base Salary	July 1, 2015 Base Salary
Lonnie J. Stout II	$550,000	$550,000
Mark A. Parkey	$208,000	$215,000
J. Michael Moore	$208,000	$215,000

Cash-Based Incentive Compensation. Part of our compensation philosophy is to incentivize the named executive officers using cash-based incentive compensation tied primarily to our business objectives. We approve the payment of annual cash incentive compensation, if earned, because we believe they reward executives for achieving our shorter-term business objectives.

In 2014, all named executive officers participated in our cash incentive bonus plan (the “Bonus Plan”) under which they were eligible to receive a cash payment based on the achievement of certain performance targets. Performance targets are set annually by the board of directors and communicated to participants. The amount of the cash payment is a percentage of the officer’s annual base salary earned by the officer during the applicable fiscal year. Each participant in the Bonus Plan is assigned an annual award target expressed as a percentage of the participant’s base salary earned during the applicable fiscal year. This annual award target is generally determined based on seniority, level of responsibility within our organization, and such person’s ability to influence profitability, meet our stated objectives of operational excellence and ensure the integrity of our financial statements and our reputation in the business community. In addition, our board of directors has the discretionary authority to modify the annual award target based on its assessment of the individual participant’s performance.

The Bonus Plan is designed to provide 100% of a participant’s annual award target for achieving targeted performance, 50% of a participant’s annual award target for achieving a minimum acceptable (threshold) level of performance (typically, 90% of the targeted performance level), and up to a maximum of 200% of a participant’s annual award target for achieving maximum performance (typically, 120% of the targeted performance level). Payouts between the threshold and maximum amounts are interpolated in 1% increments in relation to the performance level achieved. No payments will be made for performance below the threshold level.

The performance targets for 2013 were calculated based on our achievement of designated levels of earnings before net interest expense, income taxes, depreciation, amortization, any pre-opening expenses, certain impairment charges, if applicable, along with adjustments for other items that do not reflect our performance for a given fiscal year (the “Plan Adjusted EBITDA”). Plan Adjusted EBITDA for 2013 did not include the operational results of Stoney River, as the Plan Adjusted EBITDA targets were established prior to the transfer by FNH of the Stoney River Assets to us. The table below summarizes the potential cash incentives for each of our named executive officers based on our achievement of the threshold, target and maximum Adjusted Plan EBITDA goals for 2013.

Named Executive Officer	Threshold Plan Adjusted EBITDA	Target Plan Adjusted EBITDA	Maximum Plan Adjusted EBITDA
Lonnie J. Stout II	17.5% of Base Salary	35% of Base Salary	70% of Base Salary
Mark A. Parkey	12.5% of Base Salary	25% of Base Salary	50% of Base Salary
J. Michael Moore	12.5% of Base Salary	25% of Base Salary	50% of Base Salary

As a result of our achievement of Plan Adjusted EBITDA between the target and maximum goals, each named executive officer received an award equal to approximately 156% of their targeted award level for 2013, using the interpolation method described above. Consequently, Mr. Stout received a cash award pursuant to the Bonus Plan equal to 54.64% of his base salary earned in 2013 and Messrs. Parkey and Moore each received a cash award pursuant to the Bonus Plan equal to 39.03% of their respective base salaries earned in 2013.

The performance targets for 2014 were calculated based on our achievement of Plan Adjusted EBITDA which, for 2014, was based on the performance of both J. Alexander’s and Stoney River. The table below summarizes the potential cash incentives for each of our named executive officers based on our achievement of the threshold, target and maximum Plan Adjusted EBITDA goals for 2014.

Named Executive Officer	Threshold Plan Adjusted EBITDA	Target Plan Adjusted EBITDA	Maximum Plan Adjusted EBITDA
Lonnie J. Stout II	50% of Base Salary	100% of Base Salary	200% of Base Salary
Mark A. Parkey	25% of Base Salary	50% of Base Salary	100% of Base Salary
J. Michael Moore	25% of Base Salary	50% of Base Salary	100% of Base Salary

As a result of our achievement of Plan Adjusted EBITDA between the target and maximum goals, each named executive officer received an award equal to approximately 163% of their targeted award level for 2014, using the interpolation method described above. Consequently, Mr. Stout received a cash award pursuant to the Bonus Plan equal to 163% of his base salary earned in 2014 and Messrs. Parkey and Moore each received a cash award pursuant to the Bonus Plan equal to 82% of their respective base salaries earned in 2014.

Cash Bonuses. On occasion, we have awarded discretionary cash bonus payments to the named executive officers to reward superior individual performance during a fiscal year. No discretionary cash bonus payments were made during 2013 or 2014.

Special Recognition Bonuses. J. Alexander’s Holdings, LLC’s board of managers has determined that a special recognition bonus program is appropriate to reward a group of our senior executives and other employees in recognition of their efforts and exceptional contributions to us in connection with the distribution and related transactions. Prior to completion of the distribution, J. Alexander’s Holdings, LLC’s board of managers will determine the amount of the special recognition bonus to be paid to Mr. Stout, and together with Mr. Stout, the board of managers will determine the bonus payments for other senior executives and other employees. Based on individual contributions in furtherance of the distribution, it is anticipated that Messrs. Stout, Parkey and Moore will receive special recognition bonuses upon completion of the distribution in amounts to be determined in accordance with the preceding sentence.

Profits Interest Incentive Awards. On January 1, 2015, J. Alexander’s Holdings, LLC adopted a Management Incentive Plan and issued Class B Units of J. Alexander’s Holdings, LLC to each of our named executive officers as well as other members of our management in the amounts set forth below.

Named Executive Officer	Class B Units issued in 2015
Lonnie J. Stout II	442,500
Mark A. Parkey	132,750
J. Michael Moore	132,750

Equity Incentive. In September 2015, our board of directors approved the J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan (the “Plan”). The Plan provides for the grant of non-statutory or incentive stock options, restricted stock, restricted stock units, and other stock-based awards to the Company’s employees, officers, directors or consultants. 1,500,000 shares are reserved for issuance under the Plan. The compensation committee of the board of directors administers the Plan, selects the individuals to whom options will be granted, determines the number of options to be granted, and the term and exercise price of each option. Stock options granted pursuant to the terms of the Plan generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant. The term of the options granted under the Plan cannot be greater than 10 years. As of the date of this information statement, no awards have been issued under the Plan.

Employment Agreements. On December 26, 2008, JAC entered into employment agreements with Messrs. Stout, Parkey and Moore, which were each subsequently amended on July 30, 2012. The agreements provide that each of the named executive officers will continue to serve in their current offices and such other office or offices to which he may be appointed or elected by our board of directors for the term of the agreement. Following the initial three-year term, each agreement has been subject to successive one-year automatic renewals unless either party gives written notice to the other party not less than 90 days prior to the end of the then-current term that it is electing not to extend the agreement. Each agreement provides for the named executive officer to continue to receive his current annual base salary as well as customary benefits, including remuneration pursuant to our cash compensation incentive plans (assuming applicable performance targets are met) or any long-term incentive award plans offered generally to our executives and health insurance. Pursuant to the terms of each agreement, we will also reimburse the named executive officer for all reasonable business expenses incurred by such named executive officer in performance of his duties. Compensation payable under the agreements will be, following the completion of the distribution, subject to annual review by the compensation committee of our board of directors, and may be increased as the compensation committee deems advisable.

Each agreement provides for certain payments upon the termination of the named executive officer’s employment. Details of these payments and obligations are discussed below under the heading “Potential Payments Upon Termination or Change in Control.” In addition to these payments, if (i) the named executive officer is terminated other than as a result of death or for “cause” and (ii) the named executive officer does not obtain substantially similar health insurance coverage as provided for in his employment agreement, then once the period for which we are obligated to provide health insurance coverage under the employment agreement ends, we must use commercially reasonable efforts to make available to the named executive officer health insurance benefits for the named executive officer and his dependents under our then-existing health insurance plan at the named executive officer’s expense (and at no additional cost to us). Further, pursuant to the terms of each of the agreements, each named executive officer is prohibited from (i) competing with us (A) during the term of his employment and (B) for a period of one year following termination of employment if the named executive officer receives payments under the employment agreements in connection with termination without “cause” or by the named executive officer for “good reason” and (ii) soliciting, without our written consent, the services of our executive officers (or otherwise soliciting our executive officers to terminate their employment or agency with us) for a period of one year following termination of employment if the named executive officer receives payments under the employment agreements in connection with termination without “cause” or by the named executive officer for “good reason.” The named executive officer is also subject to certain confidentiality and non-disclosure obligations.

Retirement Benefits. We provide a vested salary continuation benefit as the primary retirement benefit for certain senior executives, including our named executive officers. Each named executive officer receives this retirement benefit through Amended and Restated Salary Continuation Agreements between us and such named executive officer. A description of the vested salary continuation benefits provided to each named executive officer under these agreements is described below under “Potential Payments upon Termination or Change in Control.” In addition, we provide the named executive officers certain other retirement benefits, including participation in our 401(k) plan and a non-qualified deferred compensation plan. Each plan allows the named executive officer to defer a portion of his compensation income on a pre-tax basis through contributions to the plan. We will match 25% of the named executive officer’s total elective contributions up to 3% of the named executive officer’s compensation for the plan year (taking into account elective contributions to both plans). Earnings, gains and losses on deferral accounts under the non-qualified deferred compensation plan are determined quarterly and credited to participant accounts based on the gains or losses of hypothetical measurement funds selected by the plan’s administrative committee. We do not provide above-market or preferential earnings on deferred compensation.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

None of the named executive officers had any outstanding equity awards at the end of fiscal 2014.

Potential Payments Upon Termination or Change in Control

Payments Pursuant to the Employment Agreements. Under each of the employment agreements discussed above under “Narrative Disclosure to Summary Compensation Table,” if we terminate the employment of the named executive officer with “cause,” or the named executive officer terminates employment without “good reason,” we are required to pay the named executive officer his salary, prior year bonus (if any) and benefits, in each case, already earned but unpaid through the date of such termination (the “accrued obligations”).

If we terminate the employment of Mr. Stout without “cause,” including non-renewal by us, or if Mr. Stout resigns for “good reason,” Mr. Stout will receive the accrued obligations and will also be entitled to receive (i) a lump sum cash payment equal to 2.99 times his base salary then in effect, (ii) a lump sum cash payment equal to 2.99 times the greater of (a) the cash bonus paid, or earned but not yet paid, in respect of the previous fiscal year or (b) the average bonus paid, or earned but not yet paid, in respect of the last three fiscal years, and (iii) health insurance benefits substantially commensurate with our standard health insurance benefits for Mr. Stout and his spouse and dependents for a period of up to two years, with such benefits terminating prior to the end of such two-year period if he receives substantially similar coverage and benefits from a subsequent employer. For each of Messrs. Parkey and Moore, the applicable severance amounts payable under their respective employment agreements in the event of a termination of employment by us without “cause” or a resignation by the named executive officer for “good reason” include (i) the accrued obligations, (ii) a lump sum cash payment equal to 2.00 times his base salary then in effect, (iii) a lump sum cash payment equal to 2.00 times the greater of (a) the cash bonus paid, or earned but not yet paid, in respect of the previous fiscal year or (b) the average bonus paid, or earned but not yet paid, in respect of the last three fiscal years and (iii) health insurance benefits substantially commensurate with our standard health insurance benefits for the named executive officers and his spouse and dependents for a period of up to two years, with such benefits terminating prior to the end of such two-year period if he receives substantially similar coverage and benefits from a subsequent employer. For Mr. Stout, who is also party to a Severance Benefits Agreement (more fully described below under “—Payments Made Pursuant to the Severance Benefits Agreement”) entitling him to 18 months’ salary upon termination of employment by us without “cause” or resignation by him for “reason,” the applicable severance amounts payable under the employment agreements in the event of termination without “cause” and for “good reason” are reduced by amounts actually paid under his Severance Benefits Agreement.

Under the employment agreements, in the event of termination without “cause” or if the named executive officer resigns for “good reason,” each within the 36-month period following a “change in control,” each named executive officer will be entitled to receive the severance payments and benefits described above, however, for Messrs. Moore and Parkey the severance multiple is increased from 2.00 to 2.99 and for each of Messrs. Stout, Moore and Parkey the duration of the health insurance benefits continuation is increased from a period of up to two years to a continuation of up three years. In addition, all unvested equity incentive plan awards held by the named executive officer will vest upon a termination without “cause” or if the named executive officer resigns for “good reason” within the 36-month period following a change in control.

Under the employment agreements, we may terminate the employment of the named executive officers with “cause” upon the occurrence of any of the following events (after we have provided proper notice and given the named executive officer the opportunity to remedy the condition in accordance with the procedures set forth in his respective employment agreement): (i) conviction of a felony or a crime involving misappropriation or embezzlement; (ii) willful and material wrongdoing on the part of the named executive officer, including, but not limited to, acts of dishonesty or fraud, which have a material adverse effect on us or any of our subsidiaries; (iii) repeated material failure of the named executive officer to follow our direction or the direction of our board of directors regarding the material duties of employment; or (iv) material breach by the named executive officer of a material obligation under his employment agreement.

Under the employment agreements, the named executive officers may terminate their employment for “good reason” within two years of the occurrence of any of the following events (after the named executive officers have provided proper notice and given us the opportunity to remedy the condition in accordance with the procedures set forth in his respective employment agreement): (i) a material reduction by us in the named executive officer’s title or position, or a material reduction by us in the named executive officer’s authority, duties or responsibilities (which, in the case of Mr. Stout, includes no longer serving on our board of directors) or the assignment by us to the named executive officers of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; (ii) a material reduction in the named executive officer’s base salary; (iii) any material breach of the named executive officer’s employment agreement by us; or (iv) our requiring the named executive officer to relocate his office location more than 50 miles from Nashville, Tennessee.

In the employment agreements, “change in control” is defined to include (i) the acquisition of 35% or more of the combined voting power of our then outstanding securities by any person, entity or group; (ii) the change in ownership of a majority of the combined voting power of our then outstanding securities as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination transaction, sales of all or substantially all assets or contested election, or any combination of the foregoing; or (iii) a change, during any period of two consecutive years, in a majority of our directors, unless such newly elected directors were approved by a vote of at least two-thirds of the directors in office at the beginning of such period.

Each of the named executive officers’ employment agreements provides for certain tax reimbursement payments to the extent any payment made under the employment agreement becomes subject to excise taxes imposed by Section 4999 of the Code or any interest or penalties incurred by the named executive officer with respect to such excise tax.

Payments Made Pursuant to the Severance Benefits Agreement. In 1989, JAC entered into a Severance Benefits Agreement with Mr. Stout (the “Severance Benefits Agreement”) pursuant to which Mr. Stout would receive lump sum payments representing 18 months of his salary upon termination by us without “cause” or resignation by Mr. Stout for “reason.” Under the Severance Benefits Agreement, Mr. Stout has “reason” to terminate his employment if his present job responsibilities change or there is a decrease in his compensation or some other economic loss; provided, however, that the assignment of Mr. Stout to a position at FNH in its main corporate office or upscale division office in Nashville, Tennessee with similar duties and responsibilities and substantially similar salary and benefits or their equivalent value as Mr. Stout’s salary and benefits prior to the acquisition of JAC by FNF will not give rise to his right to terminate his employment for “reason.” Under the Severance Benefits Agreement, Mr. Stout would not be entitled to severance benefits if he were terminated for “cause.” Under the Severance Benefits Agreement, we will have “cause” only if termination was the result of an act or acts of dishonesty by Mr. Stout constituting a felony and resulting in or intended to result in substantial gain or personal enrichment at our expense. As described above, any payments actually made under the Severance Benefits Agreement to Mr. Stout will offset and reduce any amounts that become payable under his employment agreement.

Payments Made Pursuant to the Amended and Restated Salary Continuation Agreements. We are also a party to Amended and Restated Salary Continuation Agreements with each of the named executive officers that provide for annual retirement benefits payable upon termination of employment. This type of annual retirement benefit was implemented by JAC over 30 years ago and is the primary retirement benefit for the named executive officers. The amounts described below assume that terminations occurred as of December 28, 2014.

The Amended and Restated Salary Continuation Agreements, which may be updated or replaced by new agreements from time to time prior to a change in control, and were in fact amended in connection with, and prior to, the acquisition of JAC by FNF, provide for an annual retirement benefit of 50% of the employee’s base salary on the date of his termination of service with us for any reason other than death if such termination occurs on or after attaining the age of 65. Pursuant to letter agreements that amended the terms of the Amended and Restated Salary Continuation Agreements, for the purpose of calculating benefits under the Amended and Restated Salary Continuation Agreements, Messrs. Stout’s and Moore’s base salary is set at their respective base salaries on the date of the acquisition of JAC by FNF, which was $430,400 and $176,700, respectively; for Mr. Parkey, base salary is set at $200,000 pursuant to his July 1, 2014 letter agreement. The retirement benefit is payable over 15 years commencing within 30 days of the employee’s retirement. The same benefit is available to the beneficiaries of an employee who dies while in office, but after age 65. The Amended and Restated Salary Continuation Agreements also provide that in the event an employee dies while in our employ before attaining the age of 65, his beneficiaries will receive specified benefit payments for a period of ten years, or until such time as the employee would have attained age 65, whichever period is longer. The payments in this instance are 100% of the employee’s base salary, in the amounts set forth above, for the first year after death and 50% of the employee’s base salary, in the amounts set forth above, each year thereafter in the death benefits period. The annual payment for the first year after death for Messrs. Stout, Parkey and Moore would be $430,400, $200,000 and $176,700, respectively.

In connection with the acquisition of JAC by FNF, the Amended and Restated Salary Continuation Agreements with each of the named executive officers were amended to suspend our obligation and that of our successors to establish and fund a “rabbi trust” with respect to certain retirement benefits upon a change in control of JAC (which occurred when FNF acquired JAC in 2012), in exchange for FNF’s guarantee of our obligations under the Amended and Restated Salary Continuation Agreements until (a) FNH beneficially owns any interest in JAC or its successors and permitted assigns (which occurred in 2013), at which time FNH will also guarantee the performance of our obligations under the Amended and Restated Salary Continuation Agreements, and (b) FNF no longer retains direct or indirect beneficial ownership of at least 40% of JAC or its successors and permitted assigns, at which time, upon the occurrence of both (a) and (b), our obligations under the Amended and Restated Salary Continuation Agreement to fund a “rabbi trust” will resume, and upon the establishment and funding by us of the “rabbi trust,” FNF’s guarantee will terminate; provided, however, that FNH’s guarantee of our obligations under the Amended and Restated Salary Continuation Agreements will continue in force until all such obligations are satisfied. As FNF will not retain a beneficial ownership of at least 40% of J. Alexander’s Holdings, LLC, successor to JAC, the distribution will trigger our obligation to fund a “rabbi trust” under the Amended and Restated Salary Continuation Agreements.

Our obligations under the Amended and Restated Salary Continuation Agreements, if termination had occurred on December 28, 2014, are described in the table below. None of our non-employee directors are party to a Salary Continuation Agreement.

If a termination of service had occurred on December 28, 2014, the annual retirement benefit for each of Mr. Stout, Mr. Parkey and Mr. Moore under the Amended and Restated Salary Continuation Agreements would have been $215,200, $100,000 and $88,350, respectively. Payments to Mr. Stout would have commenced 30 days following his termination. Pursuant to an election made in accordance with the terms of their respective Amended and Restated Salary Continuation Agreements, payments to Messrs. Parkey and Moore would have been scheduled to commence once the named executive officer attained the age of 65.

The following table summarizes our obligations under the employment agreements, Mr. Stout’s Severance Benefits Agreement and the Amended and Restated Salary Continuation Agreements to the named executive officers upon (i) a termination of employment or (ii) a termination of employment without cause or a resignation for good reason within the 36-month period following a change in control assuming, in each case, that such termination and change in control occurred on December 28, 2014:

Name	Termination by Company for Cause; by Executive Without Good Reason; or the Result of Disability	Termination by Company Without Cause or by Executive for Good Reason not Following a Change in Control	Termination by Company Without Cause or by Executive for Good Reason Following a Change in Control
Lonnie J. Stout II
Employment Agreement(1)	—	$3,188,967	$3,188,967
Severance Benefits Agreement(2)	—	$825,000	$825,000
Salary Continuation Agreement(3)	$2,595,326	$2,595,326	$2,595,326

Mark A. Parkey
Employment Agreement(1)		$748,632	$1,119,205
Salary Continuation Agreement(3)	$657,059	$657,059	$657,059

J. Michael Moore
Employment Agreement(1)		$748,632	$1,119,205
Salary Continuation Agreement(3)	$672,991	$672,991	$672,991

Total	$3,925,376	$9,436,607	$10,177,753

(1)

Termination amounts payable to each named executive officer under the Employment Agreements are payable as lump sum payments. For Mr. Stout, payments under his Employment Agreement are reduced by amounts actually paid under his Severance Benefits Agreement. Consequently, the amounts reported as payments under Mr. Stout’s Employment Agreement are reduced by the amounts that would be paid pursuant to his Severance Benefits Agreement.

(2)

Termination amounts payable to Mr. Stout under his Severance Benefits Agreement are payable as lump sum payments. Amounts represent 18 months of base salary. Messrs. Parkey and Moore are not parties to a Severance Benefits Agreement.

(3)

Assuming a termination on December 28, 2014, amounts indicated for each named executive officer represent the present value of benefits to be paid over a period of fifteen years, which would have been scheduled to commence once the named executive officer attained the age of 65, or, in the case of Mr. Stout, 30 days following his termination.

Upon termination by us without cause or by the named executive officer for good reason, or upon termination as the result of disability, each named executive officer would be eligible for certain continued health insurance benefits for him and his dependents, for a period of two years or for a period of three years upon a termination in connection with a change in control. No payments would be made upon a change in control not involving a termination.

Director Compensation

Our current directors were appointed in connection with our formation in 2014, and did not receive compensation for their service as a director for the year ended December 28, 2014. In addition, our directors who were also non-employee members of the board of managers of J. Alexander’s Holdings, LLC did not receive any compensation for their service as a manager of J. Alexander’s Holdings, LLC during the year ended December 28, 2014. Following the distribution, our director compensation program will be comprised of a cash component and an equity component. We anticipate that the cash component of our director compensation program will consist of:

•	an annual cash retainer for non-employee directors;

•	meeting fees for each board and committee meeting attended, with differing amounts paid for meetings attended in-person and meetings attended telephonically;

•	an annual cash retainer for acting as a chair of the audit committee and for acting as a member of the audit committee; and

•	an annual cash retainer for acting as a chair of any other committee and for acting as a member of any other committee.

We will also reimburse our directors for their travel and related out-of-pocket expenses in connection with attending board, committee and shareholders’ meetings. In addition, we anticipate that annual equity awards will be an aspect of director compensation. Directors who are also employees, such as Mr. Stout, will not receive any additional compensation for their services as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our charter and bylaws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the following is a description of each transaction since January 3, 2013, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

The Distribution

The distribution will be accomplished by FNF distributing all of the shares of our common stock that it owns to holders of FNFV common stock entitled to such distribution, as described under “Distribution.” Completion of the distribution will be subject to satisfaction or waiver by FNF of the conditions to the separation and distribution described below under “—Agreements with FNF—Separation and Distribution Agreement.” After the distribution, we will be an independent, publicly owned company.

Agreements with FNF

We have provided below a summary description of the Separation and Distribution Agreement and the key related agreements we will enter into with FNF and related parties prior to the distribution. These agreements effect the separation and distribution and also provide a framework for our ongoing relationship with FNF. This description, which summarizes the material terms of these agreements, is not necessarily complete. You should read the full text of these agreements, forms of which have been filed with the SEC as exhibits to the registration statement of which this information statement forms a part. FNF and we intend to execute the Separation and Distribution Agreement and the ancillary agreements before the distribution.

Because the separation and distribution involves the separation of FNF’s existing businesses, we negotiated these agreements with FNF while we were a majority-owned subsidiary of FNF. Accordingly, during this time our directors and officers were directors, officers and employees of FNF and, as such, had an obligation to serve the interests of FNF. We believe our officers and officers of FNF negotiated these arrangements in good faith taking into account the interests of their respective companies in the separation.

Separation and Distribution Agreement

The Separation and Distribution Agreement will contain the key provisions relating to the separation of our business from that of FNF and the distribution. The Separation and Distribution Agreement includes procedures by which FNF and we will become separate and independent companies. It will also contain the conditions that must be satisfied, or waived by FNF, prior to completion of the separation and distribution.

Pre-Distribution Occurrences. The Separation and Distribution Agreement will provide, subject to the terms and conditions contained in the agreement and prior to the distribution, that the following will occur:

•	the transfer by FNFV to JAX Investments of a 1% Class A membership interest in J. Alexander’s Holdings, LLC;

•

the contribution by all members of J. Alexander’s Holdings, LLC, other than JAX Investments and members of our management, of their membership interests in J. Alexander’s Holdings, LLC to us in exchange for our issuance of shares of our common stock to them;

•	the distribution by FNFV to FNF of all of FNFV’s shares of our common stock; and

•

the recapitalization of our common stock such that the number of shares of our common stock issued and outstanding and owned by FNF immediately before the distribution shall be in an amount calculated on the basis of the following: 0.17229 shares of our common stock with respect to every one share of FNFV common stock issued and outstanding immediately before the distribution.

Distribution. The Separation and Distribution Agreement will provide that the completion of the separation and distribution are subject to several conditions that must be satisfied, or waived by FNF, including:

•	the board of directors of FNF shall have given final approval of the separation and distribution, which approval the board of directors of FNF may give in its sole and absolute discretion;

•	the SEC shall have declared effective the registration statement of which this information statement forms a part, and no stop order shall be in effect with respect to the registration statement;

•

the actions and filings necessary or appropriate to comply with federal and state securities and blue sky laws and any comparable foreign laws shall have been taken and where applicable become effective or been accepted;

•	the NYSE shall have accepted for listing the shares of our common stock to be issued in the distribution, subject to official notice of issuance;

•	no order by any court or other legal or regulatory restraint preventing completion of the separation or the distribution shall be threatened or in effect;

•

FNF shall have received an opinion from KPMG LLP, its tax advisor, satisfactory to FNF, to the effect that the distribution of our shares by FNF to the holders of FNFV common stock will qualify as a distribution that is tax-free under Section 355 and other related provisions of the Code;

•	all consents and governmental or other regulatory approvals required in connection with the transactions contemplated by the Separation and Distribution Agreement shall have been received;

•	each of the Tax Matters Agreement and Management Consulting Agreement shall have been entered into prior to the distribution and remain in full force and effect;

•	FNF shall have established the record date for determining holders of FNFV common stock entitled to receive shares of our common stock pursuant to the distribution;

•	the distribution will not violate or result in a breach of law or any material agreement;

•	each of the other pre-distribution occurrences shall have occurred; and

•	the board of directors of FNF shall not have determined that any event or development has occurred or exists that makes it inadvisable to effect the distribution.

Indemnification. In general, under the Separation and Distribution Agreement, we will indemnify FNF and its representatives and affiliates against certain liabilities, to the extent relating to, arising out of or resulting from:

•	our failure to pay, perform or otherwise promptly discharge any of our liabilities or any of our contracts or agreements in accordance with their respective terms;

•	any of our liabilities, any of our assets or the operation of our business or prior businesses, whether arising prior to or after the distribution;

•	any breach by us of the Separation and Distribution Agreement;

•

any untrue statement or alleged untrue statement of a material fact or material omission or material alleged omission to state a material fact required to be stated in the registration statement of which this information statement forms a part or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, other than certain information relating to FNF; and

•

our failure to substitute a subsidiary or affiliate, owned by us immediately prior to the distribution but after the reorganization, for any subsidiary or affiliate of FNF, owned by FNF immediately after the distribution, as guarantor or primary obligor for any of our agreements or liabilities.

In general, under the Separation and Distribution Agreement, FNF will indemnify us and our representatives and affiliates against certain liabilities to the extent relating to, arising out of or resulting from:

•	the failure of FNF to pay, perform or otherwise promptly discharge any liability of FNF or any FNF contract or agreement in accordance with its respective terms;

•	any of FNF’s liabilities, any of its assets or the operation of its retained businesses (other than our business), whether arising prior to or after the distribution;

•	any breach by FNF of the Separation and Distribution Agreement;

•

any untrue statement or alleged untrue statement of a material fact or material omission or material alleged omission to state a material fact required to be stated in the registration statement of which this information statement forms a part or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, only for certain information relating to FNF; and

•

the failure by FNF to substitute a subsidiary or affiliate of FNF, owned by FNF immediately after the distribution, for any of our subsidiaries or affiliates, owned by us immediately prior to the distribution but after the reorganization, as guarantor or primary obligor for any FNF agreement or liability.

Indemnification with respect to taxes will be governed by the Tax Matters Agreement.

Access to Information. Under the Separation and Distribution Agreement, the following terms govern access to information:

•

after the distribution, subject to applicable confidentiality provisions and other restrictions, we and FNF will each give the other any information within that company’s possession that the requesting party reasonably needs (a) to comply with the requirements imposed on the requesting party by a governmental authority, (b) for use in any proceeding to satisfy audit, accounting, insurance claims, regulatory, litigation or other similar requirements, (c) to comply with its obligations under the Separation and Distribution Agreement or certain of the ancillary agreements or (d) to enable the requesting party’s auditors to be able to complete their audit and preparation of financial statements and to meet the requesting party’s timetable for dissemination of its financial statements;

•	we and FNF will retain certain significant information owned or in our respective possession in accordance with our and FNF’s practices from time to time; and

•

we and FNF will, subject to applicable confidentiality provisions and other restrictions, use reasonable best efforts to make available to the other party, our respective past and present directors, officers, employees and other personnel and agents to the extent reasonably required in connection with any proceedings in which the other party may become involved.

Limited Representations and Warranties. Pursuant to the Separation and Distribution Agreement, we and FNF will make customary representations and warranties only with respect to our capacity to enter into and the validity and enforceability of the Separation and Distribution Agreement and the ancillary agreements.

Termination and Amendment. The Separation and Distribution Agreement may be terminated or amended at any time prior to the distribution by FNF, in its sole discretion. In the event of the termination of the Separation and Distribution Agreement, neither party shall have any further liability to the other party.

Expenses. In general, FNF will be responsible for expenses incurred in connection with the transactions contemplated in the Separation and Distribution Agreement prior to the distribution.

Tax Matters Agreement. The Tax Matters Agreement will govern both our and FNF’s rights and obligations after the distribution with respect to taxes for both pre- and post-distribution periods. Under the Tax Matters Agreement, FNF generally will be required to indemnify us for any income taxes attributable to its operations or our operations and for any non-income taxes attributable to its operations, in each case for all pre-distribution periods as well as any taxes arising from transactions effected to consummate the separation and distribution, and we generally will be required to indemnify FNF for any non-income taxes attributable to our operations for all pre-distribution periods and for any taxes attributable to our operations for post-distribution periods.

We will generally be required to indemnify FNF against any tax resulting from the distribution (and against any claims made against FNF in respect of any tax imposed on its stockholders), in each case if that tax results from (i) an issuance of a significant amount of our equity securities, a redemption of a significant amount of our equity securities or our involvement in other significant acquisitions of our equity securities (excluding the distribution described in this information statement), (ii) other actions or failures to act by us (such as those described in the following paragraph) or (iii) any of our representations or undertakings referred to in the Tax Matters Agreement being incorrect or violated. FNF will generally be required to indemnify us for any tax resulting from the distribution.

In addition, to preserve the tax-free treatment to FNF of the distribution, for specified periods of up to 24 months following the distribution, we will generally be prohibited, except in specified circumstances, from:

•	issuing, redeeming or being involved in other significant acquisitions of our equity securities (excluding the distribution described in this information statement);

•	voluntarily dissolving or liquidating;

•	transferring significant amounts of our assets;

•	amending our certificate of incorporation or by-laws in any material respect;

•	failing to comply with the tax requirement for a spin-off that we engage in the active conduct of a trade or business after the spin-off; or

•	engaging in other actions or transactions that could jeopardize the tax-free status of the distribution.

Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS and does not affect the several liability of FNF and us for all U.S. federal taxes of the consolidated group relating to periods before the distribution date.

Management Consulting Agreement

Immediately prior to the distribution, J. Alexander’s Holdings, LLC will enter into the Management Consulting Agreement with the Management Consultant pursuant to which the Management Consultant will provide corporate and strategic advisory services to us. Under the Management Consulting Agreement, J. Alexander’s Holdings, LLC will issue the Management Consultant non-voting Class B Units in an amount equal to 10% of the outstanding units of J. Alexander’s Holdings, LLC, and pay the Management Consultant an annual fee equal to 3% of our Adjusted EBITDA for each fiscal year during the term of the Management Consulting Agreement. We will also reimburse the Management Consultant for its direct out-of-pocket costs incurred for management services provided to us. Under the Management Consulting Agreement, “Adjusted EBITDA” means our net income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items.

Each Class B Unit represents a non-voting equity interest in J. Alexander’s Holdings, LLC that entitles the holder thereof to a percentage of the profits and appreciation in the equity value of J. Alexander’s Holdings, LLC arising after the date of grant. The Management Consultant will only participate in distributions by J. Alexander’s Holdings, LLC following such time as a specified hurdle amount has been previously distributed to holders of Class A Units of J. Alexander’s Holdings, LLC (i.e., the Company and its wholly-owned subsidiary, JAX Investments). The hurdle amount with respect to the Class B Units issued to the Management Consultant will be based on the volume weighted average of the closing price of our common stock over the five trading days preceding the distribution. None of the Class B Units will be vested upon issuance. Instead, the Class B Units issued to the Management Consultant will vest with respect to one-third of such Class B Units on each of the first, second and third anniversaries of the date of grant.

The vesting of the Class B Units issued to the Management Consultant will be subject to acceleration upon a change in control of us, our termination of the Management Consulting Agreement without cause or the termination of the Management Consulting Agreement by the Management Consultant as a result of our breach of the Management Consulting Agreement.

Vested Class B Units may be exchanged for shares of our common stock. However, upon termination of the Management Consulting Agreement for any reason, Management Consultant must exchange its Class B Units within 90 days, or such units will be forfeited.

The Management Consulting Agreement will continue in effect for an initial term of seven years and be renewed for successive one-year periods thereafter unless earlier terminated (i) by us upon at least six months’ prior notice to the Management Consultant or (ii) by the Management Consultant upon 30 days’ prior notice to us. In the event that we terminate the Management Consulting Agreement prior to the tenth anniversary thereof, or the Management Consultant terminates the Management Consulting Agreement within 180 days after a change of control event with respect to us, we will be obligated to pay to the Management Consultant an early termination payment equal to the product of (i) the annual base fee for the most recent fiscal year and (ii) the difference between ten and the number of years that have elapsed under the Management Consulting Agreement, provided that in the event of such a termination following a change of control event, the multiple of the annual base fee to be paid shall not exceed three.

The principal member of the Management Consultant is William P. Foley, II, Senior Managing Director of FNFV. The other members of the Management Consultant consist of certain of our officers and directors and officers and directors of FNFV, including Lonnie J. Stout II, our President, Chief Executive Officer and one of our directors; Brent B. Bickett, Managing Director of FNFV; Greg Lane, FNFV’s Managing Director and General Counsel; Michael Gravelle, FNFV’s Managing Director and Corporate Secretary; Richard L. Cox, FNFV’s Managing Director and Chief Financial Officer; and David Ducommun, FNFV’s Managing Director—Corporate Finance.

FNF Promissory Note

In February 2013, in connection with the contribution of all of the outstanding membership interests in J. Alexander’s, LLC by FNFV to J. Alexander’s Holdings, LLC, J. Alexander’s Holdings, LLC assumed from FNFV the FNF Note, dated as of January 31, 2013. The note accrued interest at 12.5% per annum, and the interest and principal were to be payable in full on January 31, 2016. During the fiscal year ended December 29, 2014, $2,479,000 of interest expense payable to FNF was recorded related to this note. During the six months ended June 28, 2015, interest expense associated with the FNF Note was $493,000. The FNF Note was repaid in full in May 2015.

Transactions with ABRH, LLC

Following the transfer by FNH of the Stoney River Assets to us in February 2013, the former operating parent company of Stoney River, ABRH, LLC, a wholly owned subsidiary of FNH, continued to process transactions for the Stoney River restaurants in order to assist in the transition of point-of-

sale systems, the accounts payable function, the payroll function and third-party gift card sales. Although no management or service fees were paid for these services, monies were transferred between ABRH, LLC and J. Alexander’s Holdings, LLC on a regular basis. Further, J. Alexander’s Holdings, LLC began utilizing the internal audit function of ABRH, LLC to perform internal controls testing on behalf of FNF, as well as to perform certain operational audits at the restaurant level. J. Alexander’s Holdings, LLC is billed by ABRH, LLC for these services, which totaled approximately $50,000 of general and administrative expense for the year ended December 28, 2014.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Tennessee law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Policies and Procedures for Related Party Transactions

Our code of business conduct and ethics states that a “conflict of interest” occurs when an individual’s private interests interfere in any way, or appear from the perspective of a reasonable person to interfere in any way, with our interests as a whole, and provides further that a conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. We believe that a conflict exists whenever an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of our business and that conflicts of interest may arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our code of business conduct and ethics provides directors and employees must avoid conflicts or the appearance of conflicts, and that employees should avoid any outside financial interests that might conflict with our interests. Such outside interests could include, among other things:

•	Personal or family financial interests in, or indebtedness to, enterprises that have business relations with us, such as relatives who are employed by or own an interest in consultants or suppliers;

•	Acquiring any interest in outside entities, properties, etc., in which we have an interest or potential interest;

•

Conduct of any business not on our behalf with any consultant, contractor, supplier, or distributor doing business with us or any of their officers or employees, including service as a director or officer of, or employment or retention as a consultant by, such persons; or

•	Serving on the board of directors of an outside entity whose business competes with our business.

Under our code of business conduct and ethics, employees are required to report any material transaction or relationship that could result in a conflict of interest to our compliance officer.

Our audit committee will be responsible for the review, approval, or ratification of any potential conflict of interest transaction involving any of our directors or executive officers, director nominees, any person known by us to be the beneficial owner of more than five percent of any class of our voting securities, or any family member of or related party to such persons, including any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC.

In reviewing any such proposed transaction, our audit committee will be tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

All related party transactions described in this section occurred prior to establishment of our audit committee and as such, these transactions were not subject to the approval and review procedures set forth above, but were approved by our board of directors as a whole, as constituted at the time of such approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, 87.44% of the outstanding shares of our common stock are owned by FNF. After the distribution, FNF will not own any shares of our common stock.

The following table sets forth information regarding beneficial ownership of our common stock after the distribution and giving effect to the reorganization transactions described under “Corporate Structure,” by:

•	each person whom we expect to own beneficially more than 5% of our common stock;

•	each of our directors and named executive officers individually; and

•	all directors and executive officers as a group.

Following the distribution, we are expected to have outstanding an aggregate of approximately 15 million shares of common stock based upon approximately 76,130,021 shares of FNFV common stock outstanding on September 8, 2015, excluding treasury shares and assuming no exercise, vesting or settlement of FNF equity awards in shares of FNFV common stock, and applying the distribution ratio of 0.17229 shares of our common stock for every one share of FNFV common stock held as of the record date. Unless otherwise noted in the footnotes following the table, (i) the persons as to whom the information is given had sole voting and investment power over the stock shown as beneficially owned and (ii) the address for each beneficial owner listed below is: c/o J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260 Nashville, Tennessee 37203.

The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders

Newport Global Opportunities Fund AIV-A LP(1)	1,627,500	10.85%

BlackRock, Inc. (2)	1,236,218	8.24%

Eminence Capital LP (3)	1,008,028	6.72%

Directors and Executive Officers
Lonnie J. Stout II	0	*
Mark A. Parkey	172	*
J. Michael Moore	0	*
Raymond R. Quirk (4)	62,326	*
Douglas K. Ammerman	2,456	*
Timothy T. Janszen (5)	1,627,500	10.85%
Frank R. Martire	0	*
Ronald B. Maggard, Sr.	1,174	*
All directors and executive officers as a group (8 persons)	1,693,629	11.29%

*	Indicates less than one percent.

(1)

The address for Newport Global Opportunities Fund AIV-A LP is 21 Waterway Avenue, Suite 150, The Woodlands, Texas 77380. Newport Global Advisors is the investment manager to Newport and, as a result, Newport Global Advisors, under the direction of its Investment Committee comprised of Timothy T. Janzen and Ryan L. Langdon, holds voting and dispositive power with respect to the shares of our common stock held by Newport.

(2)	Based on a Schedule 13G/A filed February 6, 2015, BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022, may be deemed to be the beneficial owner of these shares.

(3)

Based on a Schedule 13G filed February 17, 2015, Eminence Capital, LP., whose address is 65 East 55th Street, 25th Floor, New York, New York 10022, may be deemed to have voting and dispositive power over the shares. Ricky Sandler is the Chief Executive Officer of Eminence Capital, LP and may be deemed to be the beneficial owner of these shares.

(4)	Includes 59,470 shares of common stock held by Quirk 2002 Trust and 2,710 shares of common stock held by the Raymond Quirk 2004 Trust.

(5)

Reflects 1,627,500 shares of common stock held by Newport. Mr. Janszen is the Chief Executive Officer of Newport Global Advisors. Newport Global Advisors is the investment manager to Newport Global Opportunities Fund AIV-A LP. As a result, as the Chief Executive Officer of Newport Global Advisors, Mr. Janszen may be deemed to have beneficial ownership of the securities over which Newport has voting or dispositive power. Mr. Janszen’s address is c/o Newport Global Advisors LP, 21 Waterway Avenue, Suite 150, The Woodlands, Texas 77380.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated charter and amended and restated bylaws that will be in effect upon the consummation of the distribution. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated charter and amended and restated bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this information statement is a part.

General

Our authorized capital stock consists of 30 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share.

Common Stock

Common stock outstanding. All shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. However, we do not intend to pay dividends for the foreseeable future. See “Dividend Policy.”

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock, then outstanding, if any.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences and limitations thereof, including dividend rights, specification of par value, conversion rights, voting rights, terms of redemption, specification of par value, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of J. Alexander’s Holdings, Inc. without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no shares of preferred stock issued and outstanding and we have no plans to issue any preferred stock.

Election and Removal of Directors; Vacancies

Our amended and restated charter provides that our board of directors will consist of between three and 15 directors. The exact number of directors will be fixed from time to time by a majority of our board of directors. In accordance with our amended and restated charter, our board of directors will be divided into three classes of directors, designated Class I, Class II and Class III, each class with overlapping three-year terms. Each class will constitute, as nearly as possible, one-third of the total number of directors.

In accordance with our amended and restated charter, one class of directors will be elected at each annual meeting of shareholders to serve for a three-year term. However, because we will be a newly established public company, the term of the initial Class I directors will terminate on the date of the 2016 annual meeting of shareholders; the term of the initial Class II directors will terminate on the date of the 2017 annual meeting of shareholders and the term of the initial Class III directors will terminate on the date of the 2018 annual meeting of shareholders. At each annual meeting of shareholders beginning in 2016, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. As a result, approximately one-third of our board of directors will be elected each year. There will be no limit on the number of terms a director may serve on our board of directors.

Neither Newport nor any other shareholder will have contractual rights to designate nominees for election to our board of directors. Following the distribution, nominees to our board of directors will be designated and elected in accordance with our amended and restated bylaws and our amended and restated charter. The nominating committee of our board of directors will be responsible for evaluating and recommending director nominees for election to our board of directors. At this time, FNF has two members of our board of directors and Newport has one member that is affiliated with such entity and it is anticipated that each of FNF and Newport will continue to have one or more members of our board of directors that is an affiliate of such entity.

Our amended and restated charter provides that, subject to any rights of any voting group established pursuant to our amended and restated bylaws or any applicable shareholders agreement, any director may be removed from office at any time but only for cause and only by (i) the affirmative vote of the holders of 66 2⁄3% of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class or (ii) the affirmative vote of a majority of the entire board of directors then in office. In addition, our amended and restated charter will provide that any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.

No Cumulative Voting

The Tennessee Business Corporation Act provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated charter provides otherwise. Our amended and restated charter will not provide for cumulative voting.

Limits on Written Consents

The Tennessee Business Corporation Act permits shareholder action by unanimous written consent and, if a corporation’s charter so provides, by written consent of holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Our amended and restated charter permits shareholder action only by unanimous written consent.

Shareholder Special Meetings

Our amended and restated charter and our amended and restated bylaws provide that special meetings of shareholders may be called at any time, but only by the chairman of our board of directors, our chief executive officer, or by our board of directors, and not by our shareholders.

Amendment of Amended and Restated Charter

Our amended and restated charter provides that the provisions of our amended and restated charter relating to our capital structure, voting rights, dividends, distributions upon liquidation, dissolution or winding up, preferred stock, preemptive rights, board of directors, limited liability of directors, indemnification of directors, control share acquisitions, business combinations, action taken by written consent of our shareholders, special meetings of shareholders, forum exclusivity and amendment of our amended and restated charter or our amended and restated bylaws in a manner inconsistent with such provisions may be amended only by the affirmative vote of holders of at least 66 2⁄3% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the votes entitled to be cast on the amendment will generally be required to amend other provisions of our amended and restated charter.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws provide that such bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, by a majority of our board of directors, and any bylaws adopted by our board of directors may be amended or repealed by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class; provided, however, that no provision of our bylaws may be adopted, amended or repealed which will interpret or qualify, or impair or impede the implementation of any provision of our charter or which is otherwise inconsistent with the provisions of our charter.

Other Limitations on Shareholder Actions

Our amended and restated bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder who is a shareholder of record who is entitled to vote at the meeting, or who is a shareholder that holds such stock through a nominee or “street name” holder of record and can demonstrate to us that such indirect ownership of such stock and such shareholder’s entitlement to vote such stock on such business, and who has given our secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. To be timely, such notice must be delivered to our secretary:

•

in the case of an annual meeting of shareholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us; and

•

in the case of a special meeting of shareholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated charter provides that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director to fullest extent permitted by the Tennessee Business Corporation Act. Currently, the Tennessee Business Corporation Act prohibits the elimination or limitation of liability of directors for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	unlawful distributions under Section 48-18-302 of the Tennessee Business Corporation Act.

As a result, neither we nor our shareholders have the right, through shareholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, except in the situations described above.

Our amended and restated charter provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company against all expenses, liabilities and losses arising out of the fact that the person is or was our director or officer or served any other enterprise at our request as a director, officer, employee, manager, agent or trustee. We will also advance to such persons expenses related to such action, suits or proceedings when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us.

Forum Selection

The Court of Chancery of the State of Tennessee will be the sole and exclusive forum for any shareholder to bring (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or employees to us or our shareholders, (3) any action asserting a claim against us or our directors, officers or employees arising pursuant to any provision of the Tennessee Business Corporation Act or our charter or bylaws, or (4) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of, and consented, to the foregoing forum selection provisions.

Corporate Opportunities

Our amended and restated charter provides that we renounce any interest or expectancy in the business opportunities that are from time to time presented to our non-employee directors, other than such opportunity expressly presented to such directors in their capacities as our directors, and such directors will not be liable to us or our shareholders for breach of any fiduciary or other duty by reason of the fact that they personally or on behalf of any other person pursue or acquire such business opportunity, direct such business opportunity to another person or fail to present such business opportunity, or information regarding such business opportunity, to us. Some of our directors are affiliates of FNF and Newport. See “Risk Factors—Risks Related to Our Structure.”

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated charter and bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Tennessee Anti-Takeover Law and Provisions of Our Charter and Bylaws

Under the Tennessee Business Combination Act and subject to certain exceptions, we may not engage in any “business combination” with an “interested shareholder” for a period of five years after the date on which the person became an interested shareholder unless the “business combination” or the transaction in which the shareholder becomes an “interested shareholder” is approved by our board of directors prior to the date the “interested shareholder” attained that status.

For purposes of the Tennessee Business Combination Act, “business combinations” generally include:

•	mergers, consolidations or share exchanges;

•

sales, leases, exchanges, mortgages, pledges, or other transfers of assets representing 10% or more of the market value of consolidated assets, the market value of our outstanding shares, or our consolidated net income;

•	issuances or transfers of shares from us to the interested shareholder;

•	plans of liquidation;

•	transactions in which the interested shareholder’s proportionate share of the outstanding shares of any class of securities is increased; or

•	financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder.

Subject to certain exceptions, an “interested shareholder” generally is a person who, together with his or her affiliates and associates, owns, or within five years did own, 10% or more of our outstanding voting stock.

After the five-year moratorium, we may complete a business combination if the transaction complies with all applicable charter and bylaw requirements and applicable Tennessee law and:

•	is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder; or

•

meets certain fair price criteria including, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (a) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (b) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, or (c) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

We are currently subject to the Tennessee Business Combination Act, and we intend to remain subject to such act after the completion of the distribution.

Under our amended and restated charter, we intend to be elect to be subject to the Tennessee Control Share Acquisition Act which prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a “control share acquisition” unless such voting rights have been previously approved by the disinterested shareholders.

The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price in excess of fair market value, from a holder of 3% or more of our securities who has beneficially owned such securities for less than two years, unless the purchase has been approved by a majority of the outstanding shares of each class of our voting stock or we make an offer of at least equal value per share to all holders of shares of such class. The Tennessee Greenmail Act may make a change of control more difficult.

The Tennessee Investor Protection Act (the “Investor Protection Act”) applies to tender offers directed at corporations, such as J. Alexander’s Holdings, Inc., that have “substantial assets” in Tennessee and that are either incorporated in or have a principal office in Tennessee. The Investor Protection Act requires an offer or making a tender offer for an offeree company to file a registration statement with the Commissioner of Commerce and Insurance. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information concerning the takeover offer and may call for hearings. The Investor Protection Act does not apply to an offer that the offeree company’s board of directors recommends to shareholders.

In addition to requiring the offeror to file a registration statement with the Commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Investor Protection Act prohibits fraudulent, deceptive, or manipulative acts or practices by either side and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company or any of its respective affiliates has engaged in or is about to engage in a violation of the Investor Protection Act. Upon proper showing, the chancery court may grant injunctive relief. The Investor Protection Act further provides civil and criminal penalties for violations.

Listing on the New York Stock Exchange

We intend to list the common stock on the NYSE under the symbol “JAX”. We have not yet filed an application to have our common stock approved for listing. We intend to file such application following the filing of the registration statement of which this information forms a part.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is: Computershare, 250 Royall Street, Canton, MA 02021.

Recent Sales of Unregistered Securities

In August 2014, in connection with our formation, we issued 1,000 shares of common stock to FNFV for an aggregate consideration of $1.00. These securities were issued in reliance on the exemption contained in Section 4(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the sale.

In connection with the reorganization transaction, prior to the distribution, we will issue to FNFV, Newport Holdings and each other person holding membership interests of J. Alexander’s Holdings, LLC, approximately 15 million shares of common stock in consideration of the delivery to us of all of the outstanding limited liability company membership interests of J. Alexander’s Holdings, LLC held by such persons. These shares of common stock will be issued in reliance on the exemption contained in Section 4(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

DELIVERY OF INFORMATION STATEMENT

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement to those stockholders. This process, known as “householding,” is intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. Unless contrary instructions from one or more stockholders sharing an address have been received, only one copy of this information statement will be delivered to those multiple stockholders sharing an address.

If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the information statement, the stockholder should notify his or her intermediary or, if shares are registered in the stockholder’s name, should contact us at the address and telephone number provided below. Any stockholder who currently receives multiple copies of the information statement at his or her address and would like to request “householding” of communications should contact his or her intermediary or, if shares are registered in the stockholder’s name, should contact us at the address and telephone number provided below. Additionally, we will deliver, promptly upon written or oral request directed to the address or telephone number below, a separate copy of the information statement to any stockholders sharing an address to which only one copy was mailed.

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that the holders of FNFV common stock will receive in the distribution. This information statement forms a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to our company and the distribution, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 3401 West End Avenue, Suite 260 Nashville, Tennessee 37203 or (615) 269-1900.

After the distribution, we will be subject to the information and periodic reporting requirements of the Exchange Act, as amended, and we will file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.jalexandersholdings.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this information statement.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Report of Independent Auditors	F-2
Consolidated Balance Sheets as of December 28, 2014 and December 29, 2013	F-3
Consolidated Statements of Operations for the Year ended December 28, 2014, December 29, 2013 and periods from October 1, 2012 to December 30, 2012 and from January 2, 2012 to September 30, 2012	F-4

Consolidated Statements of Membership Equity for the Year ended December 28, 2014, December 29, 2013 and periods from October 1, 2012 to December 30, 2012 and from January 2, 2012 to September 30, 2012

F-5
Consolidated Statements of Cash Flows for the Year ended December 28, 2014, December 29, 2013 and periods from October 1, 2012 to December 30, 2012 and from January 2, 2012 to September 30, 2012	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 28, 2015 and December 28, 2014	F-32
Condensed Consolidated Statements of Operations for the six months ended June 28, 2015 and June 29, 2014	F-33
Condensed Consolidated Statements of Cash Flows for the six months ended June 28, 2015 and June 29, 2014	F-34
Notes to Unaudited Condensed Consolidated Financial Statements	F-35

J. Alexander’s Holdings, Inc.

The financial statements of J. Alexander’s Holdings, Inc. have been omitted from this presentation because the entity has not commenced operations, and has no activities except in connection with its formation as described under “Our Corporate Structure”.

Report of Independent Registered Public Accounting Firm

The Board of Managers

J. Alexander’s Holdings, LLC:

We have audited the accompanying consolidated balance sheets of J. Alexander’s Holdings, LLC as of December 28, 2014 and December 29, 2013, and the related consolidated statements of operations, membership equity, and cash flows for the years ended December 28, 2014 (Successor) and December 29, 2013 (Successor) and periods from October 1, 2012 to December 30, 2012 (Successor) and from January 2, 2012 to September 30, 2012 (Predecessor). These consolidated financial statements are the responsibility of J. Alexander’s Holdings, LLC’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J. Alexander’s Holdings, LLC as of December 28, 2014 and December 29, 2013, and the results of its operations and its cash flows for the years ended December 28, 2014 (Successor) and December 29, 2013 (Successor) and periods from October 1, 2012 to December 30, 2012 (Successor) and from January 2, 2012 to September 30, 2012 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective September 26, 2012, Fidelity National Financial, Inc. acquired all of the outstanding stock of J. Alexander’s Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the period before acquisition and, therefore, is not comparable.

Nashville, Tennessee	/s/ KPMG LLP
April 3, 2015	KPMG LLP

J. ALEXANDER’S HOLDINGS, LLC

Consolidated Balance Sheets

December 28, 2014 and December 29, 2013

(In thousands)

Assets		2014		2013

Current assets:
Cash and cash equivalents	$	13,301	$	18,069
Accounts and notes receivable		250		202
Accounts receivable from related party		—		150
Inventories		2,306		2,112
Prepaid expenses and other current assets		3,003		1,483

Total current assets		18,860		22,016

Other assets		4,405		4,631
Property and equipment, net		86,263		83,216
Goodwill		15,737		15,737
Trade name and other indefinite-lived intangibles		25,155		25,155
Deferred charges, less accumulated amortization of $104 and $33 as of December 28, 2014 and December 29, 2013, respectively		488		346

Total assets	$	150,908	$	151,101

Liabilities and Membership Equity

Current liabilities:
Accounts payable	$	5,719	$	4,568
Accrued expenses and other current liabilities		12,014		8,547
Accrued expenses due to related party		92		2,150
Unearned revenue		3,466		4,031
Current portion of long-term debt and obligations under capital leases		1,671		1,719

Total current liabilities		22,962		21,015
Long-term debt and obligations under capital leases, net of portion classified as current		11,250		12,921
Long-term debt due to related party		10,000		20,000
Deferred compensation obligations		5,555		4,955
Other long-term liabilities		4,252		3,755

Total liabilities		54,019		62,646

Membership equity		96,889		88,455

Total liabilities and membership equity	$	150,908	$	151,101

See accompanying notes to consolidated financial statements.

J. ALEXANDER’S HOLDINGS, LLC

Consolidated Statements of Operations

Years ended December 28, 2014 and December 29, 2013 and periods from
October 1, 2012 to December 30, 2012 and from January 2, 2012 to September 30, 2012 (In thousands)

		Successor						Predecessor
						October 1, 2012 to		January 2, 2012 to
		December 28,		December 29,		December 30,		September 30,
		2014		2013		2012		2012

Net sales	$	202,233	$	188,223	$	40,341	$	116,555

Costs and expenses:
Cost of sales		64,591		61,432		12,883		36,858
Restaurant labor and related costs		61,539		59,032		12,785		38,050
Depreciation and amortization of restaurant property and equipment		7,652		7,228		1,425		4,117
Other operating expenses		40,440		39,016		7,849		23,175

Total restaurant operating expenses		174,222		166,708		34,942		102,200

Transaction and integration expenses		785		(217)		183		4,537
General and administrative expenses		14,450		11,981		2,330		8,109
Asset impairment charges and restaurant closing costs		5		2,094		—		—
Pre-opening expense		681		—		—		—

Total operating expenses		190,143		180,566		37,455		114,846

Operating income		12,090		7,657		2,886		1,709

Other income (expense):
Interest expense		(2,908)		(2,888)		(187)		(1,174)
Gain on extinguishment of debt		—		2,938		—		—
Stock option expense		—		—		—		(229)
Other, net		104		117		26		68

Total other income (expense)		(2,804)		167		(161)		(1,335)

Income from continuing operations before income taxes		9,286		7,824		2,725		374

Income tax (expense) benefit		(328)		(138)		(1)		79
Loss from discontinued operations, net		(443)		(4,785)		(506)		(1,412)

Net income (loss)	$	8,515	$	2,901	$	2,218	$	(959)

See accompanying notes to consolidated financial statements.

J. ALEXANDER’S HOLDINGS, LLC
Consolidated Statements of Membership Equity
Years ended December 28, 2014 and December 29, 2013 and periods from
October 1, 2012 to December 30, 2012 and from January 2, 2012 to September 30, 2012
(In thousands, except share data)

Predecessor	Outstanding shares		Common stock		Additional paid-in capital		Retained earnings		FNF		FNH		Newport		Other Minority Investors		Total

Balances at January 1, 2012	5,993,453	$	300	$	34,581	$	14,904	$	—	$	—	$	—	$	—	$	49,785
Share-based compensation	—		—		792		—		—		—		—		—		792
Exercise of stock options	42,553		2		251		—		—		—		—		—		253
Repurchase of outstanding stock options	—		—		(7,643)		—		—		—		—		—		(7,643)
Tax benefit of option repurchase	—		—		280		—		—		—		—		—		280
Other	(218)		—		—		—		—		—		—		—		—
Net loss	—		—		—		(959)		—		—		—		—		(959)

Balances at September 30, 2012	6,035,788	$	302	$	28,261	$	13,945	$	—	$	—	$	—	$	—	$	42,508

Successor
Cancellation of Predecessor common stock and additional paid-in capital and elimination of Predecessor retained earnings	(6,035,788)		(302)		(28,261)		(13,945)		—		—		—		—		(42,508)
Establishment of membership interest	—		—		—		—		87,519		—		—		—		87,519

Balances at October 1, 2012	—	$	—	$	—	$	—	$	87,519	$	—	$	—	$	—	$	87,519

Contributions of capital	—		—		—		—		1,657		—		—		—		1,657
Net income	—		—		—		—		2,218		—		—		—		2,218

Balances at December 30, 2012	—	$	—	$	—	$	—	$	91,394	$	—	$	—	$	—	$	91,394

Stoney River Contribution	—		—		—		—		—		14,160		—		—		14,160
Distribution through note payable	—		—		—		—		(20,000)		—		—		—		(20,000)
Allocation of membership interests in conjunction with the contribution	—		—		—		—		(9,647)		9,647		—		—		—
Net income	—		—		—		—		2,029		872		—		—		2,901

Balances at December 29, 2013	—	$	—	$	—	$	—	$	63,776	$	24,679	$	—	$	—	$	88,455

FNH distribution of membership interests	—		—		—		—		14,504		(26,371)		10,258		1,609		—
Tax distributions	—		—		—		—		(64)		(15)		(2)		—		(81)
Net income	—		—		—		—		6,507		1,707		260		41		8,515

Balances at December 28, 2014	—	$	—	$	—	$	—	$	84,723	$	—	$	10,516	$	1,650	$	96,889

See accompanying notes to consolidated financial statements.

J. ALEXANDER’S HOLDINGS, LLC
Consolidated Statements of Cash Flows
Years ended December 28, 2014 and December 29, 2013 and periods from
October 1, 2012 to December 30, 2012 and from January 2, 2012 to September 30, 2012
(In thousands)
	Successor			Predecessor
	December 28, 2014	December 29, 2013	October 1, 2012 to December 30, 2012	January 2, 2012 to September 30, 2012
Cash flows from operating activities:
Net income (loss)	$8,515	$2,901	$2,218	$(959)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization of property and equipment	7,946	7,530	1,536	4,418
Amortization of lease assets and liabilities, deferred charges, and fair value of debt	348	(226)	(155)	61
Asset impairment charges	—	4,240	—	—
Gain on debt extinguishment	—	(2,938)	—	—
Share-based compensation expense	—	—	—	792
Excess tax benefits related to stock options exercised or repurchased	—	—	—	(280)
Deferred income taxes	(277)	—	—	—
Other, net	172	405	63	218
Changes in assets and liabilities:
Accounts and notes receivable	102	722	90	(322)
Inventories	(194)	132	(280)	109
Prepaid expenses and other current assets	155	(82)	574	(954)
Accounts payable	516	377	(527)	217
Accrued expenses and other current liabilities	(212)	913	1,128	(138)
Unearned revenue	(565)	407	820	(736)
Deferred compensation obligations	600	263	48	523
Other assets and liabilities	849	1,263	141	87

Net cash provided by operating activities	17,955	15,907	5,656	3,036

Cash flows from investing activities:
Purchase of property and equipment	(10,536)	(6,610)	(1,159)	(2,535)
Other investing activities	(157)	484	—	(73)

Net cash used in investing activities	(10,693)	(6,126)	(1,159)	(2,608)

Cash flows from financing activities:
Proceeds from borrowing under long-term debt agreement	—	15,000	—	—
Payments on long-term debt and obligations under capital leases	(11,719)	(17,716)	(292)	(832)
Payments of debt issuance costs	(75)	(123)	—	—
Repurchase of outstanding stock options	—	—	—	(7,643)
Proceeds from the exercise of stock options	—	—	—	254
Excess tax benefits related to stock options exercised or repurchased	—	—	—	280
Payment of offering costs	(155)	—	—	—
Other financing activities	(81)	—	69	—

Net cash used in financing activities	(12,030)	(2,839)	(223)	(7,941)

(Decrease) increase in cash and cash equivalents	(4,768)	6,942	4,274	(7,513)
Cash and cash equivalents at beginning of period	18,069	11,127	6,853	14,366

Cash and cash equivalents at end of period	$13,301	$18,069	$11,127	$6,853

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$808	$489	$497	$225
Property and equipment obligations accrued at end of period	1,444	808	489	497
Cash paid for interest	5,010	1,199	363	1,127
Cash paid for income taxes	92	45	1	579
Noncash related-party note accounted for as a distribution of capital	—	20,000	—	—
Noncash deferred offering costs accrued at end of period	1,520	—	—	—

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(1)	Organization and Business

On September 26, 2012 (the J. Alexander’s Acquisition Date), Fidelity National Financial, Inc. (FNF) acquired substantially all of the outstanding common stock of J. Alexander’s Corporation, a publicly traded company, in a tender offer, followed by a merger (the J. Alexander’s Acquisition), after which FNF owned all of the outstanding common stock of J. Alexander’s Corporation. The outstanding shares of common stock were delisted and deregistered from the NASDAQ Global Select Market, and J. Alexander’s Corporation was subsequently converted from a corporation to a limited liability company, J. Alexander’s, LLC (the Operating Company), on October 30, 2012. The J. Alexander’s Acquisition was treated as an acquisition for accounting purposes with FNF as the acquirer and J. Alexander’s Corporation as the acquiree, and resulted in FNF owning a 100% interest in the Operating Company. Purchase accounting was applied as of October 1, 2012, as the four days between the purchase transaction and the beginning of the fourth quarter were not considered significant. FNF also contributed the ownership of the Operating Company to Fidelity National Special Opportunities, Inc. (FNSO), a wholly owned subsidiary of FNF, subsequent to the J. Alexander’s Acquisition. FNSO was subsequently converted to Fidelity National Financial Ventures, LLC (FNFV). For purposes of these Consolidated Financial Statements, FNSO, FNFV and FNF are collectively referred to as “FNF”. References herein to operations and assets of J. Alexander’s Holdings, LLC may also refer to its consolidated subsidiaries.

On February 6, 2013, J. Alexander’s Holdings, LLC was formed as a Delaware limited liability company, and on February 25, 2013 (the Contribution Date), 100% of the membership interests of the Operating Company were contributed by FNF to J. Alexander’s Holdings, LLC in exchange for a 72.1% membership interest in J. Alexander’s Holdings, LLC. Additionally, on February 25, 2013, 100% of the membership interests of Stoney River Management Company, LLC and subsidiaries (Stoney River) were contributed by Fidelity Newport Holdings, LLC (FNH), a majority-owned subsidiary of FNF, to J. Alexander’s Holdings, LLC in exchange for a 27.9% membership interest in J. Alexander’s Holdings, LLC (the Contribution). J. Alexander’s Holdings, LLC then contributed Stoney River to the Operating Company.

On May 6, 2014, FNF converted FNSO to FNFV. Other than certain tax consequences, this change in the organization of the entity holding a majority of the membership interests had no effect on the operations of J. Alexander’s Holdings, LLC. On August 18, 2014, FNH distributed its 27.9% membership interest in J. Alexander’s Holdings, LLC on a pro rata basis to the owners of the FNH membership interests. The distribution resulted in FNFV holding an 87.4% membership interest in J. Alexander’s Holdings, LLC. Also after the distribution, Newport Global Opportunities Fund AIV-A LP holds a 10.9% membership interest in J. Alexander’s Holdings, LLC, and the remaining 1.7% membership interests are held by other minority investors.

J. Alexander’s Holdings, LLC, through the Operating Company and its subsidiaries, owns and operates full-service, upscale restaurants under the J. Alexander’s and Stoney River Steakhouse and Grill concepts. At December 28, 2014 and December 29, 2013, restaurants operating within the J. Alexander’s concept consisted of 31 and 30 restaurants, respectively, in 12 states, and restaurants operating within the Stoney River Steakhouse and Grill concept consisted of 10 locations within six states. At December 30, 2012, restaurants operating within the J. Alexander’s concept consisted of 33 restaurants in 13 states, three of which were subsequently closed as discussed in note 3(c) below. The restaurants are concentrated primarily in the East, Southeast, and Midwest regions of the United States. J. Alexander’s Holdings, LLC does not have any restaurants operating under franchise agreements.

On August 15, 2014, J. Alexander’s Holdings, Inc., an affiliate of J. Alexander’s Holdings, LLC, was incorporated in the state of Tennessee. On October 28, 2014, J. Alexander’s Holdings, Inc. filed a registration statement on Form S-1 with the United States Securities and Exchange Commission relating to a proposed initial public offering of its common stock and a restructuring pursuant to which J. Alexander’s Holdings, Inc. would become the managing member of J. Alexander’s Holdings, LLC. On February 18, 2015, FNF announced its intentions to pursue a spin-off of J. Alexander’s Holdings, LLC to shareholders of FNFV as an alternative to the structure in the proposed initial public offering of the J. Alexander’s Holdings, Inc. common stock. The structure related to this proposed course of action is currently under evaluation.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation and Basis of Presentation

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP) and include the accounts of J. Alexander’s Holdings, LLC as well as the accounts of its wholly owned subsidiaries. All intercompany profits, transactions, and balances have been eliminated. J. Alexander’s Holdings, LLC is a majority-owned subsidiary of FNF.

Financial information through the J. Alexander’s Acquisition Date is referred to as “Predecessor” company information, which has been prepared using the previous basis of accounting. The financial information for periods beginning October 1, 2012 is referred to as “Successor” company information and reflects the financial statement effects of recording fair value adjustments and the capital structure resulting from the J. Alexander’s Acquisition. Unless the context otherwise requires, all references to “Successor” refer either to J. Alexander’s, LLC or J. Alexander’s Holdings, LLC for the periods subsequent to the J. Alexander’s Acquisition Date. The Predecessor operated under a different ownership and capital structure and the application of acquisition accounting affects the comparability of results of operations for periods before and after the J. Alexander’s Acquisition. Black lines have been drawn to separate the Successor’s financial information from that of the Predecessor.

(b)	Fiscal Year

The J. Alexander’s Holdings, LLC fiscal year ends on the Sunday closest to December 31, and each quarter typically consists of 13 weeks. The period from January 2, 2012 to September 30, 2012, included 39 weeks of operations, and the period from October 1, 2012 to December 30, 2012, included 13 weeks of operations. Fiscal years 2014 and 2013 each included 52 weeks of operations.

(c)	Discontinued Operations

During the year ended December 29, 2013, three underperforming J. Alexander’s restaurants were closed. The decision to close these restaurants was the result of an extensive review of the J. Alexander’s restaurant portfolio that examined each restaurant’s recent and historical financial and operating performance, its position in the marketplace, and other operating considerations. Two of these restaurants were considered to be discontinued operations. The $443 loss from discontinued operations for fiscal 2014 consists solely of exit and disposal costs. For fiscal 2013, net sales from the closed restaurants included in discontinued operations were $1,941 and the loss was $4,785.

The loss consists of $2,657 in asset impairment charges, $1,827 of exit and disposal costs, and a loss from operations of $301. For the period October 1, 2012 through December 30, 2012, net sales related to these two locations and included in discontinued operations for comparative purposes were $1,314 and the loss was $506, all of which was from operations. For the period January 2, 2012 through September 30, 2012, net sales associated with these two restaurants were $4,306 and the loss was $1,412, all of which was from operations There were no related assets reclassified as held for sale related to these closures, as there were no significant remaining assets related to these locations subsequent to the asset impairment charges being recorded.

(d)	Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less when purchased. Cash also consists of payments due from third-party credit card issuers for purchases made by guests using the issuers’ credit cards. The issuers typically remit payment within three to four days of a credit card transaction.

(e)	Accounts and Notes Receivable

Accounts receivable are primarily related to income taxes due from governmental agencies and vendor rebates, which have been earned but not yet received. Related-party accounts receivable relate to payments made by third-party gift card resellers to the previous operating company of Stoney River, which is owned by FNH, for the Stoney River gift card sales made through those distribution channels subsequent to the Contribution.

(f)	Inventory

Inventories are stated at the lower of cost or market, with cost being determined on a first-in, first-out basis.

(g)	Property and Equipment, Net

J. Alexander’s Holdings, LLC states property and equipment at cost less accumulated depreciation and amortization. Depreciation and amortization expense is calculated using the straight-line method. The useful lives of assets are typically 30–40 years for buildings and land improvements and two–10 years for furniture, fixtures, and equipment. Leasehold improvements are amortized over the lesser of the useful life or the remaining lease term, generally inclusive of renewal periods. Equipment under capital leases is amortized to its expected residual value at the end of the lease term. Gains or losses are recognized upon the disposal of property and equipment, and the asset and related accumulated depreciation and amortization are removed from the accounts. Maintenance, repairs, and betterments that do not enhance the value of or increase the life of the assets are expensed as incurred. J. Alexander’s Holdings, LLC capitalizes all direct external costs associated with obtaining the land, building, and equipment for each new restaurant, as well as construction period interest. All direct external costs associated with obtaining the dining room and kitchen equipment, signage, and other assets and equipment are also capitalized.

Certain direct and indirect costs are capitalized as building and leasehold improvement costs in conjunction with capital improvement projects at existing restaurants and acquiring and developing new restaurant sites. Such costs are amortized over the life of the related assets.

(h)	Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over fair value of net assets acquired in the J. Alexander’s Acquisition. Intangible assets include trade names, deferred loan costs, and liquor licenses at certain restaurants. Goodwill, trade names, and liquor licenses are not subject to amortization, but are tested for impairment annually as of the fiscal year-end date, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount of the goodwill or indefinite-lived intangible asset exceeds its fair value.

J. Alexander’s Holdings, LLC performed the fiscal 2014 annual review of goodwill in accordance with Accounting Standards Update (ASU) 2011-08, Testing Goodwill for Impairment, which allows for the performance of a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test. The qualitative assessment includes an analysis of macroeconomic factors, industry and market conditions, internal cost factors, overall financial performance and entity-specific events. ASU 2012-02, Testing Indefinite-lived Intangible Assets for Impairment, also provides an entity the option to perform a qualitative assessment with regard to the testing of its indefinite-lived intangible assets. J. Alexander’s Holdings, LLC performed the fiscal 2014 annual review of impairment for its indefinite-lived intangibles in accordance with this guidance. It was determined that no impairment of goodwill or indefinite-lived intangible assets existed as of December 28, 2014, December 29, 2013 or December 30, 2012, and accordingly, no impairment losses were recorded.

Deferred loan costs are subject to amortization and are classified in the “Deferred Charges” line item on the Consolidated Balance Sheets. Deferred loan costs are amortized principally by the interest method over the life of the related debt. For the next five fiscal years, scheduled amortization of deferred loan costs is as follows: 2015 – $55; 2016 – $53; 2017 – $51; 2018 – $51; 2019 and thereafter – $61.

(i)	Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge may be recognized for the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group based upon the future highest and best use of the impaired asset or asset group. Fair value is determined by projected future discounted cash flows for each location or the estimated market value of the assets. The asset impairment charges are generally recorded in the Consolidated Statements of Operations in the financial statement line item “Asset impairment charges and restaurant closing costs,” but are also recorded in the line item “Loss from discontinued operations, net” when applicable. Assets to be disposed of are separately presented in the Consolidated Balance Sheets and reported at the lower of carrying amount or fair value less costs to sell, and are no longer depreciated.

In accordance with Accounting Standards Codification (ASC) Topic 360, Property, Plant, and Equipment, and in connection with the preparation of the J. Alexander’s Holdings, LLC financial statements for fiscal year 2013, long-lived assets held and used associated with three underperforming J. Alexander’s restaurants with a carrying amount of $4,240 were written down to their fair value of $0 resulting in an impairment charge of $4,240 being included in net income for the year ended December 29, 2013. Approximately $2,657 of the total impairment charge was related to the two locations that were determined to be discontinued operations, and the remaining $1,583 associated with the third location is presented in the “Asset impairment charges and restaurant closing costs” line item. Each restaurant was closed during fiscal 2013 and long-lived assets were either impaired and disposed of as of the date on which the restaurant ceased operations or transferred to other locations.

No impairment charges were recorded for the year ended December 28, 2014 or for the period October 1, 2012 through December 30, 2012 or the period January 2, 2012 through September 30, 2012.

(j)	Operating Leases

J. Alexander’s Holdings, LLC has land only, building only, and land and building leases that are recorded as operating leases. Most of the leases have rent escalation clauses and some have rent holiday and contingent rent provisions. The rent expense under these leases is recognized on the straight-line basis over an expected lease term, including cancelable option periods when it is reasonably assured that such option periods will be exercised because failure to do so would result in a significant economic penalty. J. Alexander’s Holdings, LLC begins recognizing rent expense on the date that it becomes legally obligated under the lease and takes possession of or is given control of the leased property. Rent expense incurred during the construction period for a leased restaurant location is included in pre-opening expense. Contingent rent expense is based upon sales levels and is typically accrued when it is deemed probable that it will be payable. Tenant improvement allowances received from landlords under operating leases are recorded as deferred rent obligations.

The same lease life that is used for the straight-line rent calculation is also used for assessing leases for capital or operating lease accounting.

(k)	Revenue Recognition

Restaurant revenues are recognized when food and service are provided. Unearned revenue represents the liability for gift cards, which have been sold but not redeemed. Upon redemption, net sales are recorded and the liability is reduced by the amount of card values redeemed. Reductions in liabilities for gift cards that, although they do not expire, are considered to be only remotely likely to be redeemed and for which there is no legal obligation to remit balances under unclaimed property laws of the relevant jurisdictions (breakage), have been recorded as revenue and are included in net sales in the Consolidated Statements of Operations. Based on historical experience, management considers the probability of redemption of a gift card to be remote when it has been outstanding for 24 months.

J. Alexander’s Holdings, LLC records breakage related to sold gift cards when the likelihood of redemption becomes remote. During the second quarter of 2014,

J. Alexander’s Holdings, LLC obtained sufficient information to reliably estimate breakage associated with Stoney River gift cards under this policy and recorded breakage as a component of net sales and reduced the associated unearned revenue liability by the same amount. Breakage of $772, $213, $145 and $26 related to gift cards was recorded in fiscal 2014, fiscal 2013, the period October 1, 2012 through December 30, 2012, and the period January 2, 2012 through September 30, 2012, respectively.

(l)	Vendor Rebates

Vendor rebates are received from various nonalcoholic beverage suppliers, and to a lesser extent, suppliers of food products and supplies. Rebates are recognized as a reduction to cost of sales in the period in which they are earned.

(m)	Advertising Costs

Costs of advertising are charged to expense at the time the costs are incurred. Advertising expense totaled $203, $510, $19 and $52 during fiscal year 2014, fiscal year 2013, the period October 1, 2012 through December 30, 2012, and the period January 2, 2012 through September 30, 2012, respectively.

(n)	Transaction and Integration Costs

J. Alexander’s Holdings, LLC has historically grown through improving operations, food quality and the guest experience. However, during the periods presented as discussed above in note 1, both the J. Alexander’s Acquisition and the Contribution transactions occurred, resulting in certain nonrecurring transaction and integration costs being incurred. During the year ended December 29, 2013, and the periods from October 1, 2012 through December 30, 2012, and January 2, 2012 through September 30, 2012, respectively, transaction and integration costs of approximately $189, $183 and $4,537 were incurred. In fiscal 2013, J. Alexander’s Holdings, LLC received $406 in insurance proceeds from its insurance carrier under its directors and officers liability policy for costs previously incurred relating to certain shareholder litigation, which is netted against the $189 of transaction costs incurred, resulting in income of $(217) being presented for the 2013 period.

Also, during fiscal 2014, transaction and integration costs of approximately $785 were incurred related to the ongoing offering transaction as indirect costs. Transaction costs typically consist primarily of legal and consulting costs, accounting fees, accelerated expense associated with repurchased stock options, and to a lesser extent other professional fees and miscellaneous costs. Integration costs typically consist primarily of consulting and legal costs.

(o)	Deferred Offering Costs

Deferred offering costs, which primarily consist of direct, incremental legal and accounting fees relating to the pursuit of an initial public offering, are capitalized within other current assets. Such deferred offering costs would be offset against proceeds upon the consummation of an offering. In the event the offering is terminated, deferred offering costs will be expensed. J. Alexander’s Holdings, LLC has incurred $1,675 in such costs as of December 28, 2014.

(p)	Income Taxes

J. Alexander’s Holdings, LLC is a limited liability company. For federal and most state and local taxing jurisdictions, the revenues, expenses, and credits of a limited liability company are allocated to its members. For federal and most state and local taxing jurisdictions, which would comprise the majority of the J. Alexander’s Holdings, LLC filing jurisdictions, no provision, assets or liabilities have been recorded in the accompanying Consolidated Financial Statements for these specific jurisdictions since the conversion to a limited liability company. However, J. Alexander’s Holdings, LLC has a significant presence in the state of Tennessee and other local jurisdictions, which requires it to file income tax returns.

For those jurisdictions in which income tax returns must be filed, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

The benefits of uncertain tax positions are recognized in the financial statements only after determining a more-likely than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, these probabilities are reassessed and any appropriate changes are recorded in the financial statements. Uncertain tax positions are accounted for by determining the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. This determination requires the use of judgment in assessing the timing and amounts of deductible and taxable items. Tax positions that meet the more-likely than-not recognition threshold are recognized and measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties accrued related to unrecognized tax benefits or income tax settlements are recognized as components of income tax expense.

(q)	Concentration of Credit Risk

Financial instruments that are potentially exposed to a concentration of credit risk are cash and cash equivalents and accounts receivable. Operating cash balances are maintained in noninterest-bearing transaction accounts, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250. Additionally, J. Alexander’s Holdings, LLC invests cash in a money market fund, which invests primarily in U.S. Treasury securities and is also insured by the FDIC up to $250. J. Alexander’s Holdings, LLC places cash with high-credit-quality financial institutions, and at times, such cash may be in excess of the federally insured limit. However, there have been no losses experienced related to these balances, and the credit risk is believed to be minimal. Also, J. Alexander’s Holdings, LLC believes that its risk related to cash equivalents from third-party credit card issuers for purchases made by guests using the issuers’ credit cards is not significant due to the number of banks involved and the fact that payment is typically received within three to four days of a credit card transaction. Therefore, J. Alexander’s Holdings, LLC does not believe it has significant risk related to its cash and cash equivalents accounts.

Concentrations of credit risk with respect to accounts receivable are related principally to receivables from governmental agencies related to refunds of franchise and income taxes. J. Alexander’s Holdings, LLC does not believe it has significant risk related to accounts receivable due to the nature of the entities involved.

(r)	Use of Estimates

Management has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the periods presented to prepare these Consolidated Financial Statements in conformity with GAAP. Significant items subject to such estimates and assumptions include those related to the accounting for gift card breakage, estimates of useful lives of property and equipment and leasehold improvements, the carrying amount of intangible assets, fair market valuations, determination of lease terms, and accounting for impairment losses, contingencies, and litigation. Actual results could differ from these estimates.

(s)	Sales Taxes

Revenues are presented net of sales taxes. The obligation for sales taxes is included in accrued expenses and other current liabilities until the taxes are remitted to the appropriate taxing authorities.

(t)	Pre-opening Expense

Pre-opening costs are accounted for by expensing such costs as they are incurred.

(u)	Comprehensive Income

Total comprehensive income or loss is comprised solely of net income or net loss for all periods presented.

(v)	Segment Reporting

J. Alexander’s Holdings, LLC owns and operates full-service, upscale restaurants under two concepts exclusively in the United States that have similar economic characteristics, products and services, class of customer and distribution methods. J. Alexander’s Holdings, LLC believes it meets the criteria for aggregating its operating segments into a single reportable segment.

(w)	Recently Issued Accounting Standards

In April 2014, the Financial Accounting Standards Board (FASB) issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU No. 2014-08 changes the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under current GAAP, many disposals, some of which may be routine in nature and not a change in an entity’s strategy, are reported in discontinued operations. Additionally, the amendments in this ASU require expanded disclosures for discontinued operations. The amendments in this ASU also require an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. The ASU is effective for annual financial statements with years that begin on or after December 15, 2014. J. Alexander’s Holdings, LLC will adopt this guidance in fiscal year 2015 and does not expect a significant impact on its Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The core principle of the standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU will replace most existing revenue recognition guidance in GAAP. New qualitative and quantitative disclosure requirements aim to enable financial statement users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual periods beginning after December 15, 2016. Early adoption is not permitted. The ASU permits the use of either the retrospective or cumulative effect transition method. J. Alexander’s Holdings, LLC has not yet selected a transition method or determined the effect, if any, that this ASU will have on its Consolidated Financial Statements and related disclosures.

(3)	Significant Transactions

(a)	J. Alexander’s Acquisition

On the J. Alexander’s Acquisition Date, FNF acquired substantially all of the outstanding common stock of J. Alexander’s Corporation. The fair value of the equity was $87,519. Purchase accounting was applied to the net assets of the acquiree as of October 1, 2012, as the time and activity between the J. Alexander’s Acquisition Date and the beginning of the fourth quarter of 2012 was not considered significant.

The purchase price was allocated to net tangible and identifiable intangible assets and liabilities based on their estimated fair values. Management prepared the purchase price allocations and utilized valuations provided by third-party experts. Management reviewed and evaluated the third-party valuations to ensure the reasonableness and accuracy of the assumptions used to determine the fair values. The fair value of the liquor licenses was estimated using a market approach. The fair value of the trade names was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method calculates the approximate royalty saved that is attributable to the sale of products and services using the trade names. The forecasted revenues expected to be generated under the trade names were based on the projected revenues of the respective company-owned restaurants.

Discount rates applied to the estimated cash flows for intangible assets acquired ranged from 13% to 15%, depending on the overall risk associated with the particular cash flow stream and other market factors. The discount rates used are believed to be consistent with those that a market participant would use. These approaches use significant estimates and assumptions including projected future cash flows, discount rates reflecting the risk inherent in future cash flows, perpetual growth rates, determination of appropriate market comparables, and the determination of whether a premium or discount should be applied to the market comparables.

The fair value of either a favorable lease asset or an unfavorable lease liability was also recognized representing the difference between the market rates in effect compared to the various lease payments on individual operating leases. These assets and liabilities are amortized to rent expense on a straight-line basis over each respective operating lease term. Net amortization expense to rent from operations for the period from October 1, 2012 through December 30, 2012 was $25, and for fiscal years 2013 and 2014 was $100 and $90, respectively, for J. Alexander’s concept leases. Additionally, the period from October 1, 2012 through December 30, 2012 included $8 in net amortization income from discontinued operations, and fiscal year 2013 included $342 in net amortization income from discontinued operations. The 2013 discontinued operations amount included a write-off of one restaurant’s unfavorable lease liability and one restaurant’s favorable lease asset, which totals $334 of the $342 in net amortization income, as further discussed in note 2(c) above. There was no impact to the loss from discontinued operations related to the amortization of these assets and liabilities in fiscal 2014.

To determine the fair values of the land, buildings, improvements, and equipment, valuations provided by third-party experts were utilized. Management reviewed and evaluated the third-party valuations to ensure the reasonableness and accuracy of the assumptions used to determine the fair values. The fair values of the owned restaurant land and buildings were estimated using a sales comparison approach. The fair values of the leasehold improvements and equipment were estimated using a replacement cost approach. Also, the fair value of point-of-sale software and restaurant smallwares was estimated using a replacement cost approach.

The fair value associated with mortgage debt was determined based on an estimated market rate for debt with similar terms provided by a third party. Because the estimated market rate was less than that of the existing mortgage rate, a fair value adjustment to increase the debt balance by $3,473 was recorded, and the fair value adjustment was amortized as a reduction to interest expense based on the effective-interest method over the remaining life of the mortgage debt. For fiscal 2013, $360 was recorded as a reduction to interest expense, and for the period October 1, 2012 through December 30, 2012, $175 was recorded as a reduction to interest expense. This mortgage debt was refinanced on September 3, 2013, and a gain for the remaining balance of the fair value adjustment of $2,938 was recorded upon extinguishment.

The purchase price allocation was completed in 2012, and therefore, the measurement period for the transaction was closed as of December 30, 2012. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the J. Alexander’s Acquisition Date:

October 1, 2012
Consideration	$87,519

Fair value of assets and current liabilities:
Net current liabilities (includes cash of $6,853)	(2,564)
Property, plant, and equipment	74,944
Purchased software	136
Favorable operating lease	1,634
Other noncurrent assets	1,897
Identified intangible assets:
Trade names	23,600
Liquor licenses	102

Total assets and current liabilities acquired	99,749

Fair value of noncurrent liabilities:
Long-term mortgage debt	19,852
Unfavorable operating lease	1,761
Deferred tax liability	1,588
Other noncurrent liabilities	4,766

Total noncurrent liabilities assumed	27,967

Goodwill	$15,737

The deferred tax liability of $1,588 was recorded on the Consolidated Balance Sheet as of October 1, 2012, but was subsequently distributed to FNF upon the conversion of the Operating Company to a limited liability company. Subsequent to the J. Alexander’s Acquisition Date and concurrent with the Contribution Date, J. Alexander’s Holdings, LLC also distributed $20,000 to FNF in the form of a note payable.

(b)	Stoney River Contribution

On February 25, 2013, the assets of Stoney River were contributed by FNH to J. Alexander’s Holdings, LLC in exchange for a 27.9% membership interest in the consolidated J. Alexander’s Holdings, LLC entity. This transaction was between entities under the common control of FNF. Therefore, the business combination accounting guidance in ASC Topic 805, Business Combinations, did not apply, and no purchase accounting procedures were necessary. Rather, the assets of Stoney River were measured at their carrying amounts as of the date of transfer and the results of operations are presented prospectively as this was not considered a change in reporting entity. The Consolidated Statement of Operations for fiscal year 2013 includes 10 months of operations of the 10 Stoney River restaurants.

The following table summarizes the carrying values of the assets of Stoney River as of the Contribution Date that were transferred to J. Alexander’s Holdings, LLC:

		February 25, 2013
Current assets (includes cash of $561)	$	1,192
Fixed assets, net of accumulated depreciation of $1,161		14,000
Trade names		1,453
Favorable operating lease, net of $288 in accumulated amortization		1,731
Other noncurrent assets		2

Total assets contributed		18,378

Current liabilities		3,178
Unfavorable operating lease, net of $134 in accumulated amortization		834
Deferred tax liability		21
Other noncurrent liabilities		185

Total liabilities assumed		4,218

Equity contributed	$	14,160

The net amortization to rent expense from operations of the favorable lease asset and the unfavorable lease liability in fiscal 2013 for the Stoney River restaurants totaled $140, and in fiscal 2014 totaled $187.

(c)	Restaurant Closures

As disclosed in notes 2(c) and (i) above, during fiscal 2013, three underperforming J. Alexander’s restaurants were closed. At the time the decision to close the restaurants was made, each was analyzed for asset impairment, and each was determined to be an impaired location and the related long-lived assets with a carrying amount of $4,240 were written down to their fair value of $0, resulting in an impairment charge of $4,240 being included in net income for the year ended December 29, 2013. Approximately $2,657 of the total impairment charge was related to the two locations that were determined to be discontinued operations, and the remaining $1,583 associated with the third location is presented in the “Asset impairment charges and restaurant closing costs” line item.

In addition to asset impairment charges, restaurant closing costs of $2,338 were incurred in fiscal 2013, $1,827 of which related to the two locations determined to be discontinued operations. The remaining $511 associated with the third location is presented in the “Asset impairment charges and restaurant closing costs” line item. Restaurant closing costs consisted largely of accruals of remaining rent payments, net of estimated or actual subleases, and the liabilities for the remaining payments are reflected within the “Other long-term liabilities” line item. Additionally, brokerage fees, lease break payments, and moving and travel costs are included in restaurant closing costs. During fiscal 2014, restaurant closing costs totaled $448, $443 of which related to locations included in discontinued operations and consisted of ongoing rental payments, utilities, insurance and other costs to maintain the closed locations.

(4)	Fair Value Measurements

J. Alexander’s Holdings, LLC utilizes the following fair value hierarchy, which prioritizes the inputs into valuation techniques used to measure fair value. Accordingly, it uses valuation techniques which maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value. The three levels of the hierarchy are as follows:

Level 1	Defined as observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2

Defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3

Defined as unobservable inputs for which little or no market data exists, therefore, requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

In connection with the J. Alexander’s Acquisition in 2012, assets and liabilities were recorded at their estimated fair values on the effective date of the transaction. See note 3 above for additional discussion relative to the approach for determining the fair values of assets and liabilities recorded at that time.

There were no significant assets or liabilities measured at fair value on a recurring basis during fiscal years 2013 or 2014.

The recorded amounts for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current liabilities approximate fair value due to their short-term nature.

(5)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

		December 28, 2014		December 29, 2013
Prepaid insurance	$	439	$	685
Prepaid rent		689		597
Deferred offering costs		1,675		—
Other		200		201

Prepaid expenses and other current assets	$	3,003	$	1,483

(6)	Property and Equipment, Net

Property and equipment, net consisted of the following:

		December 28, 2014		December 29, 2013
Land	$	20,204	$	20,204
Buildings		26,328		25,273
Leasehold improvements		37,961		32,292
Restaurant and other equipment		17,892		14,573
Construction in progress		1,540		808

		103,925		93,150
Less accumulated depreciation		(17,662)		(9,934)

Property and equipment, net	$	86,263	$	83,216

For fiscal years 2014 and 2013, depreciation expense from continuing operations was $7,946 and $7,456, respectively. For the periods October 1, 2012 through December 30, 2012 and January 2, 2012 through September 30, 2012, depreciation expense from continuing operations was $1,448 and $4,152, respectively. The loss on disposition of assets from continuing operations included in the “Other operating expenses” line item, primarily related to the refreshing of assets through store remodels, was $179, $404, $61 and $218 for fiscal year 2014, fiscal year 2013, the period October 1, 2012 through December 30, 2012, and the period January 2, 2012 through September 30, 2012, respectively. In addition to the above amounts, there was depreciation expense included in discontinued operations of $74, $88 and $266 for the year ended December 29, 2013, the period October 1, 2012 through December 30, 2012, and the period January 2, 2012 through September 30, 2012, respectively.

In connection with the preparation of the Consolidated Financial Statements for fiscal year 2013, long-lived assets with a carrying amount of $4,240 were written off resulting in an impairment charge of $4,240, which was included in net income for the year ended December 29, 2013. Fair value is generally determined using projected future discounted cash flows for each restaurant location combined with the estimated salvage value of each restaurant’s furnishings, fixtures, and equipment. The discount rate is the estimated weighted average cost of capital, which management believes is commensurate with the required rate of return that a potential buyer would expect to receive when purchasing a similar restaurant and the related long-lived assets. Assumptions about important factors such as sales and margin change are limited to those that are supportable based upon management’s plans for the restaurant. As these associated restaurants were closed and assets were disposed of upon closure, fair value was determined to be $0 for these associated locations. No impairment charges were recorded during fiscal 2014 or in either period presented for 2012.

(7)	Goodwill and Indefinite-Lived Intangible Assets

Intangible assets consisted of the following:

		December 28, 2014		December 29, 2013
Goodwill	$	15,737	$	15,737
Trade name		25,053		25,053
Liquor licenses		102		102

Intangible assets	$	40,892	$	40,892

(8)	Other Assets

Other assets consisted of the following:

		December 28, 2014		December 29, 2013
Favorable operating leases, net	$	1,835	$	2,520
Cash surrender value of life insurance		1,871		1,806
Deferred tax assets		256		—
Other		443		305

Other assets	$	4,405	$	4,631

(9)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 28, 2014	December 29, 2013
Taxes, other than income taxes	$3,611	$3,365
Income taxes	203	14
Salaries, wages, vacation, and incentive compensation	4,538	3,464
Deferred offering costs and transaction costs	2,127	—
Other	1,535	1,704

Accrued expenses and other current liabilities	$12,014	$8,547

(10)	Debt

Debt and obligations under capital leases consisted of the following:

	December 28, 2014	December 28, 2014	December 29, 2013	December 29, 2013
	Current	Long-term	Current	Long-term
Term loan, LIBOR + 2.5% (floor of 3.25%, ceiling of 6.25%, at 3.25% at December 28, 2014 and December 29, 2013), payable through 2020	$1,667	$11,250	$1,667	$12,916
Note payable to related party, 12.5% interest, payable through 2016	—	10,000	—	20,000
Obligation under capital lease, 9.9% interest, payable through 2015	4	—	52	5

Total debt and obligations under capital leases	$1,671	$21,250	$1,719	$32,921

In 2009, a bank loan agreement was obtained that provided for a three-year $5,000 revolving line of credit, which could be used for general corporate purposes and expired on May 22, 2012. The loan was refinanced as a $6,000 line of credit with substantially similar terms on June 27, 2012. The revolving line of credit was secured by liens on certain personal property, subsidiary guaranties, and a negative pledge on certain real property.

On September 3, 2013, a mortgage loan obtained in 2002 was paid off. At that time, the previous line of credit agreement was also refinanced, and a new $16,000 bank loan that provides two new credit facilities was obtained. The borrower under this loan agreement was J. Alexander’s, LLC, and the loan was guaranteed by J. Alexander’s Holdings, LLC and all significant subsidiaries. These new credit facilities consisted of a three-year $1,000 revolving line of credit, which replaced the previous line of credit and may be used for general corporate purposes, and a seven-year $15,000 term loan with monthly principal payments of $139 plus interest. The credit facilities are secured by liens on certain personal property of J. Alexander’s Holdings, LLC and its subsidiaries, subsidiary guaranties, and a mortgage lien on certain real property. At the time of the refinancing, there were no unamortized deferred loan costs which had previously been capitalized with regard to either the existing term loan or the existing revolving line of credit. Further, there were no borrowed balances outstanding under the previous line of credit.

The refinancing was accounted for as a debt extinguishment as an alternative lender was selected with respect to the term loan. A $2,938 gain relative to the transaction was recorded as the reacquisition price was less than the carrying amount of the debt as of the date of refinancing, which was due to the fact that the carrying amount of the debt included an adjustment made in purchase accounting to record the mortgage debt at fair value. In connection with the transaction, lender and legal fees in the amount of $123 were incurred, which were capitalized as deferred loan costs and are being amortized over the respective lives of the promissory notes.

On December 9, 2014, J. Alexander’s, LLC executed an Amended and Restated Loan Agreement (the Loan Agreement) which encompasses the two existing credit facilities discussed above dated September 3, 2013 and also includes a five-year $15,000 development line of credit. These credit facilities remain secured by the collateral package and guaranties described above in connection with the two credit facilities dated September 3, 2013. In addition, the lender is entitled to a first priority security interest in three additional restaurants in the event the term loan remains outstanding as of June 9, 2015. In connection with the transaction, lender and legal fees in the amount of $175 were incurred, which were capitalized as deferred loan costs and are being amortized over the life of the development line of credit.

In connection with the Contribution, J. Alexander’s Holdings, LLC entered into a $20,000 note payable to FNF (the FNF Note), which was accounted for as a distribution of capital. The note accrues interest at 12.5% annually, and the interest and principal are payable in full on January 31, 2016. Under the terms of the term loan dated September 3, 2013, the FNF Note was subordinated to the term debt. The Loan Agreement included a provision whereby, as long as there were no outstanding events of default, the entire FNF Note could be repaid with proceeds from the ongoing offering transaction and up to $10,000 of the debt associated with the FNF Note could be prepaid regardless of whether the offering transaction were to occur. On December 15, 2014, a payment of $14,569, representing $10,000 of principal on the FNF Note and $4,569 of accrued interest, was made to FNF.

Any amount borrowed under the $1,000 revolving credit facility bears interest at an annual rate of 30-day LIBOR plus a margin equal to 2.50%, with a minimum interest rate of 3.25% per annum. The term loan bears interest at an annual rate of 30-day LIBOR plus a margin equal to 2.50%, with a minimum and maximum interest rate of 3.25% and 6.25% per annum, respectively. Any amount borrowed under the $15,000 development line of credit bears interest at an annual rate of 30-day LIBOR plus a margin equal to 2.20%. The Loan Agreement, among other things, permits payments of tax dividends to members, limits capital expenditures, asset sales and liens and encumbrances, limits dividends, and contains certain other provisions customarily included in such agreements. In addition, dividends may be paid under a formula consisting of a $5,725 base, which amount will be increased annually by $2,500 plus 25% of consolidated net income for the immediately preceding year, beginning with the year which ended December 28, 2014, and reduced by the aggregate amount of such dividends previously paid, if any, from the Loan Agreement’s inception through the measurement date.

The Loan Agreement also includes certain financial covenants. A fixed charge coverage ratio of at least 1.25 to 1 as of the end of any fiscal quarter based on the four quarters then ending must be maintained. The fixed charge coverage ratio is defined in the Loan Agreement as the ratio of (a) the sum of net income for the applicable period (excluding the effect on such period of any extraordinary or nonrecurring gains or losses, including any asset impairment charges, restaurant closing expenses (including lease buy-out expenses), changes in valuation allowance for deferred tax assets, and noncash deferred income tax benefits and expenses and up to $1,000 (in the aggregate for the term of the loans) in uninsured losses) plus depreciation and amortization plus interest expense plus rent payments plus noncash compensation expense plus any other noncash expenses or charges and plus expenses associated with the initial public offering of equity securities of J. Alexander’s Holdings, Inc., regardless of whether the transaction occurs or is delayed, minus the greater of either actual total store maintenance capital expenditures (excluding major remodeling or image enhancements) or the total number of stores in operation for at least 18 months multiplied by $40, to (b) the sum of interest expense during such period plus rent payments made during such period plus payments of long-term debt and capital lease obligations made during such period, all determined in accordance with GAAP.

In addition, the maximum adjusted debt to EBITDAR ratio must not exceed 4.0 to 1 at the end of any fiscal quarter. Under the Loan Agreement, EBITDAR is measured based on the then-ending four fiscal quarters and is defined as the sum of net income for the applicable period (excluding the effect on such period of any extraordinary or nonrecurring gains or losses, including any asset impairment charges, restaurant closing expenses (including lease buy-out expenses), changes in valuation allowance for deferred tax assets and noncash deferred income tax benefits and expenses and up to $1,000 (in the aggregate for the term of the loans) in uninsured losses) plus an amount that in the determination of net income for the applicable period has been deducted for (i) interest expense; (ii) total federal, state, foreign, or other income taxes; (iii) all depreciation and amortization; (iv) rent payments; and (v) noncash compensation expenses, plus any other noncash expenses or charges and plus expenses associated with the ongoing offering transaction, regardless of whether the transaction occurs or is delayed, all as determined in accordance with GAAP. Adjusted debt is (i) funded debt obligations net of any short-term investments, cash and cash equivalents plus (ii) rent payments multiplied by seven. For purposes of calculating the financial covenants, the FNF Note and related interest expense are excluded from the calculations.

If an event of default shall occur and be continuing under the Loan Agreement, the commitment under the Loan Agreement may be terminated and any principal amount outstanding, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable. J. Alexander’s, LLC was in compliance with these financial covenants as of December 28, 2014 and for all reporting periods during the year then ended.

No amounts were outstanding under the revolving line of credit at December 28, 2014. The loan is secured by the real estate, equipment and other personal property of nine of the J. Alexander’s restaurant locations with an aggregate net book value of $24,779 as of December 28, 2014. The real property at these locations is owned by JAX Real Estate, LLC, a wholly owned subsidiary of J. Alexander’s LLC.

Deferred loan costs are $271 and $120, net of accumulated amortization expense of $28 and $3 at December 28, 2014 and December 29, 2013, respectively. Deferred loan costs are being amortized to interest expense using the effective-interest method over the life of the related debt.

The carrying value of the debt balance under the term loan at December 28, 2014 and December 29, 2013 is considered to approximate its fair value because of the proximity of the debt refinancing discussed above to the 2014 and 2013 fiscal year-ends.

The aggregate maturities of long-term debt for the five fiscal years succeeding December 28, 2014 are as follows: 2015 – $1,671; 2016 – $11,667; 2017 – $1,667; 2018 – $1,667; 2019 – $1,667; and $4,582 thereafter.

(11)	Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

		December 28, 2014		December 29, 2013
Deferred rent	$	2,625	$	2,024
Unfavorable lease liabilities, net		1,255		1,662
Uncertain tax positions		346		—
Other noncurrent liabilities		26		69

Other long-term liabilities	$	4,252	$	3,755

(12)	Leases

At December 28, 2014, subsidiaries of J. Alexander’s Holdings, LLC were lessee under both ground leases (the subsidiaries lease the land and build their own buildings) and improved leases (lessor owns the land and buildings) for restaurant locations. These leases are generally operating leases.

Terms for these leases are generally for 15 to 20 years and, in many cases, the leases provide for rent escalations and for one or more five-year renewal options. J. Alexander’s Holdings, LLC is generally obligated for the cost of property taxes, insurance, and maintenance. Certain real property leases provide for contingent rentals based upon a percentage of sales. In addition, a subsidiary of J. Alexander’s Holdings, LLC is a lessee under other noncancelable operating leases, principally for office space. Amortization of leased assets is included in depreciation and amortization of restaurant property and equipment expense and general and administrative expense in the Consolidated Statements of Operations.

The following table summarizes future minimum lease payments under capital and operating leases (excluding renewal options), including those restaurants reported as discontinued operations, having an initial term of one year or more:

	December 28, 2014
	Capital leases	Operating leases
2015	$4	$6,028
2016	—	5,663
2017	—	4,754
2018	—	4,201
2019		3,185
2020 and thereafter	—	6,596

Total minimum lease payments (1)	4	$30,427

Less amount representing interest	—

Present value of minimum lease payments	4
Less current maturities of capitalized lease obligations	(4)

Long-term capitalized lease obligations	$—

(1) Total minimum lease payments under operating leases have not been reduced by minimum sublease rentals of $1,108 due in future periods under noncancelable subleases.

For fiscal years 2014 and 2013 and the periods from October 1, 2012 through December 30, 2012, and January 2, 2012 through September 30, 2012, straight-line base rent expense from continuing operations was $6,321, $5,802, $1,115 and $3,011, respectively. In addition to the aforementioned amounts, there was straight-line base rent expense included in discontinued operations of $266, $347, $168 and $503 for fiscal year 2014, fiscal year 2013, the period from October 1, 2012 through December 30, 2012, and the period from January 2, 2012 through September 30, 2012, respectively. There was no significant contingent rent expense for the any of the periods presented.

(13)	Stock Options

The Predecessor had equity incentive plans in place, under which directors, officers, and key employees were granted options to purchase shares of J. Alexander’s Corporation stock. During the period January 2, 2012 through September 30, 2012, the Predecessor incurred $229 of stock option expense associated with the normal vesting of outstanding options and an additional $563 of accelerated stock option expense associated with the immediate vesting of all options prior to the repurchase of the outstanding options in conjunction with the J. Alexander’s Acquisition. The Predecessor paid $7,643 to repurchase those outstanding options, and the repurchase was accounted for as a reduction to additional paid-in capital (APIC). The Predecessor also received the $280 of excess tax benefits associated with the repurchase, which was accounted for as an increase to APIC. Upon the repurchase, the existing plans were terminated. J. Alexander’s Holdings, LLC has not put any new stock option plans into place.

(14)	Membership Equity

The Members constitute a single class or group of members of J. Alexander’s Holdings, LLC, which was formed with a perpetual life. Except as may be provided by the Delaware Limited Liability Company Act, as amended (the Act), no Member of J. Alexander’s Holdings, LLC is obligated personally for any debt, obligation, or liability of J. Alexander’s Holdings, LLC or of any other Member solely by reason of being a Member of J. Alexander’s Holdings, LLC. No Member has any responsibility to restore any negative balance in its capital account or contribute to the liabilities or obligations of J. Alexander’s Holdings, LLC or return distributions made by J. Alexander’s Holdings, LLC, except as may be required by the Act or other applicable law. No Member has any right to resign or withdraw from J. Alexander’s Holdings, LLC without the consent of the other Members or to receive any distribution or the repayment of the Member’s contribution except as provided in the Amended and Restated Limited Liability Company Agreement.

For the period beginning on the J. Alexander’s Acquisition Date and continuing through the Contribution Date, FNF owned 100% of the membership interests of J. Alexander’s, LLC. Subsequent to the Contribution Date and through August 17, 2014, FNF owned 72.1% of the membership interests directly, and FNH owned 27.9% of the membership interests of J. Alexander’s Holdings, LLC. On August 18, 2014, FNH distributed its 27.9% membership interest in J. Alexander’s Holdings, LLC on a pro rata basis to the owners of the FNH membership interests. The distribution resulted in FNFV holding an 87.4% membership interest in J. Alexander’s Holdings, LLC. Also after the distribution, Newport Global Opportunities Fund AIV-A LP holds a 10.9% membership interest in J. Alexander’s Holdings, LLC, and the remaining 1.7% membership interests are held by other minority investors.

(15)	Income Taxes

The Predecessor, J. Alexander’s Corporation, was organized as a C corporation, and therefore, filed federal and state income tax returns, as required in various jurisdictions. J. Alexander’s Corporation was converted to J. Alexander’s LLC on October 30, 2012, and thereafter, the filing requirements and related tax liability at both the federal and state level were passed through to FNF. At the Contribution Date, partnership tax treatment became effective, and the federal and state tax filing requirements for J. Alexander’s Holdings, LLC went into effect. Although partnership returns for J. Alexander’s Holdings, LLC are filed in most jurisdictions, effectively passing the tax liability to the partners, there are a small number of jurisdictions, Tennessee being one of them, that do not recognize limited liability companies structured as partnerships as disregarded entities for state and local income tax purposes. In those jurisdictions, J. Alexander’s Holdings, LLC is liable for any applicable state or local income tax. J. Alexander’s Holdings, LLC is also liable for franchise taxes in the various jurisdictions in which it operates. A provision for the income tax liability related to these limited state and local jurisdictions has been provided for in the Consolidated Financial Statements for fiscal years 2014 and 2013.

Return-to-provision adjustments have also been made in fiscal year 2013 related to changes in estimates made at the time that the provision for income taxes related to final filings for J. Alexander’s Corporation was prepared. Income tax (expense) benefit related to income (loss) before income taxes is as follows:

	Year ended December 28, 2014	Year ended December 29, 2013	October 1 through December 30, 2012	January 2 through September 30, 2012
Current federal	$—	$(225)	$—	$99
Current state and local	(273)	87	(1)	(20)
Deferred state and local	(55)	—	—	—

Income tax (expense) benefit	$(328)	$(138)	$(1)	$79

The effective tax rate differs from the statutory state and local tax rates due to the impact of permanent and temporary tax differences. These permanent tax differences include nondeductible charges for transaction-related expenses, nondeductible charges for meals and entertainment expenses, nondeductible expense related to the amortization of the favorable and unfavorable operating lease assets and liabilities, FICA Tip credit deductions, and life insurance expense. The significant temporary tax differences affecting the tax rate include timing differences related to depreciation and amortization of property and equipment, deferred compensation expense, and deferred rent.

During the period beginning on October 30, 2012 and ending on December 30, 2012, as well as for the period from the beginning of the 2013 fiscal year and ending on the Contribution Date in 2013, the Operating Company was a single member limited liability company, and tax expense was not allocated by FNF to the Operating Company. Had the Operating Company been a separate tax-paying entity, pro forma tax (expense) benefit would have been $(885) and $89, respectively, for these periods.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As discussed above, certain subsidiaries of J. Alexander’s Holdings, LLC have filing obligations in the specific jurisdictions that do not recognize these entities as disregarded entities. However, in fiscal 2013, tax liabilities and related deferred tax assets were not significant. Significant components of the deferred tax assets at December 28, 2014 are as follows:

December 28, 2014
Deferred tax assets:
Property, plant and equipment	$44
Deferred rent	57
Deferred compensation	70
Net operating loss carryforwards	91

Total deferred tax assets	262
Deferred tax assets valuation allowance	—

Total net deferred tax assets	262

Deferred tax liabilities:
Other	(6)

Total deferred tax liabilities	(6)

Net deferred tax assets	$256

ASC Topic 740, Income Taxes, establishes procedures to measure deferred tax assets and liabilities and assess whether a valuation allowance relative to existing deferred tax assets is necessary. Management assesses the likelihood of realization of the Company’s deferred tax assets and the need for a valuation allowance with respect to those assets based on the weight of available positive and negative evidence. At December 28, 2014, management has determined that no valuation allowance is necessary.

As of the J. Alexander’s Acquisition Date, the value of the net deferred tax liability was determined to be $1,588, which was subsequently distributed to FNF upon the conversion of J. Alexander’s Corporation to a limited liability company and treatment as a pass-through entity. The components of the net deferred tax liability as of the J. Alexander’s Acquisition Date are as follows:

October 1, 2012

Deferred tax assets:
Tax credit carryforwards	$6,982
Other	2,125

Total gross deferred tax assets	9,107
Deferred tax asset valuation allowance	—

Total net deferred tax assets	9,107

Deferred tax liabilities:
Property, plant and equipment	1,807
Trademark intangible	8,850
Other	38

Total gross deferred tax liabilities	10,695

Net deferred tax liability	$(1,588)

Additionally, J. Alexander’s Holdings, LLC has recorded a liability in connection with uncertain tax positions related to state tax issues totaling $0 and $346 as of December 29, 2013 and December 28, 2014, respectively. A reconciliation of the beginning and ending gross amount of unrecognized tax benefit associated with these positions is as follows for the year ended December 28, 2014:

Year ended December 28, 2014
Balance at the beginning of the year	$—
Additions based on tax positions taken during the current year	3,358
Additions based on tax positions taken during prior years	1,757
Reductions related to settlements with taxing authorities and lapses of statutes of limitations	—

Balance at the end of the year	$5,115

In the period from January 2, 2012 through September 30, 2012, federal and state income taxes of $579 were paid and refunds totaling $254 were received. In the period from October 1, 2012 through December 30, 2012, $1 was paid related to federal and state income taxes and refunds totaling $106 were received. In fiscal year 2013, $45 was paid related to federal, state and local income taxes, and refunds totaling $420 were received. In fiscal year 2014, $92 was paid related to state and local income taxes, and refunds totaling $34 of state and local income tax were received.

The tax years 2010 to 2014 remain open to examination by various taxing jurisdictions.

(16)	Contingencies

(a)	Contingent Leases

As a result of the disposition of the Predecessor’s Wendy’s operations in 1996, subsidiaries of J. Alexander’s LLC may remain secondarily liable for certain real property leases with remaining terms of one to five years. The total estimated amount of lease payments remaining on these seven leases at December 28, 2014 was approximately $500. In connection with the sale of the Predecessor’s Mrs. Winner’s Chicken & Biscuit restaurant operations in 1989 and certain previous dispositions, subsidiaries of J. Alexander’s LLC also may remain secondarily liable for certain real property leases with remaining terms of one to four years. The total estimated amount of lease payments remaining on this one lease at December 28, 2014 was approximately $300. Additionally, in connection with the previous disposition of certain other Wendy’s restaurant operations, primarily the southern California restaurants in 1982, subsidiaries of J. Alexander’s LLC may remain secondarily liable for certain real property leases with remaining terms of one to five years. The total estimated amount of lease payments remaining on these five leases as of December 28, 2014 was approximately $450. There have been no payments by subsidiaries of J. Alexander’s LLC of such contingent liabilities in the history of J. Alexander’s LLC. Management does not believe any significant loss is likely.

(b)	Tax Contingencies

J. Alexander’s Holdings, LLC is subject to real property, personal property, business, franchise and income, and sales and use taxes in various jurisdictions within the United States and is regularly under audit by tax authorities. This is believed to be common for the restaurant industry. Management believes the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position or results of operations for J. Alexander’s Holdings, LLC.

(c)	Insurance Reserves

Traditional insurance coverage is maintained for various insurable risks including medical, dental, workers’ compensation, general liability, liquor liability, employment liability, and property policies. The previous owner of Stoney River did not carry traditional insurance coverage, but rather retained a significant portion of those insurable risks. As such, when Stoney River was contributed to J. Alexander’s Holdings, LLC, those risks and related liabilities were also transferred to J. Alexander’s Holdings, LLC and were a component in the current liabilities line item included in note 3(b) above. During 2013, Stoney River was transitioned to traditional third-party insurance coverage under J. Alexander’s Holdings, LLC’s existing policies, and the provisions for losses expected under the prior self-insured programs were adjusted to reflect the known facts and circumstances surrounding each risk. Management believes that the risk of any significant claims being incurred but not reported as of December 28, 2014 is minimal. The total recorded liability for those self-insured risks under the prior programs totaled $18 and $295 at December 28, 2014 and December 29, 2013, respectively.

(d)	Litigation Contingencies

J. Alexander’s Holdings, LLC and its subsidiaries are defendants from time to time in various claims or legal proceedings arising in the ordinary course of business, including claims relating to workers’ compensation matters, labor-related claims, discrimination and similar matters, claims resulting from guest accidents while visiting a restaurant, claims relating to lease and contractual obligations, federal and state tax matters, and claims from guests or employees alleging illness, injury or other food quality, health or operational concerns, and injury or wrongful death under “dram shop” laws that allow a person to sue J. Alexander’s Holdings, LLC based on any injury caused by an intoxicated person who was wrongfully served alcoholic beverages at one of its restaurants.

Management does not believe that any of the legal proceedings pending against it as of the date of this report will have a material adverse effect on its liquidity or financial condition. J. Alexander’s Holdings, LLC may incur liabilities, receive benefits, settle disputes, sustain judgments, or accrue expenses relating to legal proceedings in a particular fiscal year, which may adversely affect its results of operations, or on occasion, receive settlements that favorably affect its results of operations.

(17)	Related-Party Transactions

In connection with the Contribution, J. Alexander’s Holdings, LLC entered into the FNF Note, which was accounted for as a distribution of capital. The $20,000 note accrues interest at 12.5% annually, and the interest and principal are payable in full on January 31, 2016. Under the terms of the term loan dated September 3, 2013, the FNF Note was subordinated to the term debt. The Loan Agreement included a provision whereby, as long as there were no outstanding events of default, the entire FNF Note could be repaid with proceeds from the ongoing offering transaction and up to $10,000 of the debt associated with the FNF Note could be repaid regardless of whether the offering transaction were to occur. On December 15, 2014, a payment of $14,569, representing $10,000 of principal on the FNF Note and $4,569 of accrued interest, was made to FNF. During fiscal years 2014 and 2013, interest expense of $2,479 and $2,139, respectively, was recorded relative to the FNF Note. At December 28, 2014 and December 29, 2013, a liability of $48 and $2,139, respectively, associated with such interest has been reporting in the “Accrued expenses due to related party” line item on the Consolidated Balance Sheet.

FNF also bills J. Alexander’s Holdings, LLC for expenses incurred or payments made on its behalf by FNF, primarily related to third-party consulting fees and travel expenses for employees and the board of managers. These expenses totaled $14 and $31 for 2014 and 2013, respectively, and no accrual was needed for such costs at December 28, 2014 or December 29, 2013. For the period from October 1, 2012 to December 30, 2012, total expense from these transactions amounted to $841. J. Alexander’s Holdings, LLC also reimburses FNF for certain franchise tax payments made on its behalf, and an accrual at December 28, 2014 of $42 is included in the “Accrued expenses due to related party” line item for such payments.

As discussed in detail in note 3(b) above, Stoney River was contributed to J. Alexander’s Holdings, LLC by FNH on the Contribution Date. Subsequent to that date, the former operating parent of Stoney River, ABRH, LLC (ABRH), continued to process transactions for the Stoney River restaurants in order to assist in the transition of point-of-sale systems, the accounts payable function, the payroll function and third-party gift card sales. Although no management or service fees were paid for these services, funds were transferred between ABRH and J. Alexander’s Holdings, LLC on a regular basis, and receivables of $150 from ABRH are included in the J. Alexander’s Holdings, LLC Consolidated Balance Sheet at December 29, 2013. Further, J. Alexander’s Holdings, LLC began utilizing the internal audit function of ABRH to perform internal controls testing on behalf of FNF, as well as to perform certain operational audits at the restaurant level. J. Alexander’s Holdings, LLC is billed by ABRH for these services, which totaled $50 and $34 of general and administrative expense for fiscal years 2014 and 2013, respectively, and at December 28, 2014 and December 29, 2013, an accrual of $1 and $11 was included in the “Accrued expenses due to related party” line item on the Consolidated Balance Sheet.

(18)	Employee Benefit Plans

J. Alexander’s Holdings, LLC maintains a Savings Incentive and Salary Deferral Plan under Section 401(k) of the Internal Revenue Code (the Plan) for the benefit of its employees and their beneficiaries. Under the Plan, qualifying employees can defer a portion of their income on a pretax basis through contributions to the Plan, subject to an annual statutory limit. All employees with at least one thousand hours of service during the 12-month period subsequent to their hire date, or any calendar year thereafter, and who are at least 21 years of age are eligible to participate. For each dollar of participant contributions, up to 3% of each participant’s salary, J. Alexander’s Holdings, LLC makes a minimum 25% matching contribution to the Plan. Matching contributions vest according to a vesting schedule defined in the plan document. Matching contributions totaled $86, $119, $18 and $56 for fiscal year 2014, fiscal year 2013, for the period October 1, 2012 through December 30, 2012, and the period January 2, 2012 through September 30, 2012, respectively.

J. Alexander’s Holdings, LLC has Salary Continuation Agreements, which provide retirement and death benefits to executive officers and certain other members of management. The recorded liability associated with these agreements totaled $5,255 and $4,733 at December 28, 2014 and December 29, 2013, respectively. The expense recognized under these agreements was $522, $199, $35 and $488 for fiscal year 2014, fiscal year 2013, the period October 1, 2012 through December 30, 2012, and the period January 2, 2012 through September 30, 2012, respectively.

J. Alexander’s Holdings, LLC also has a nonqualified deferred compensation plan under which executive officers and certain senior managers may defer receipt of their compensation, including up to 25% of applicable salaries and bonuses, and be credited with matching contributions under the same matching formula and limitations as the Savings Incentive and

Salary Deferral Plan. Amounts that are deferred under this plan, and any matching contributions, are increased by earnings and decreased by losses based on the performance of one or more investment measurement funds elected by the participants from a group of funds, which the plan administrator has determined to make available for this purpose. Participant account balances totaled $300 and $222 at December 28, 2014 and December 29, 2013, respectively.

In 1992, J. Alexander’s Corporation established an Employee Stock Ownership Plan (ESOP), which purchased shares of J. Alexander’s Corporation common stock from a trust created by the late Jack C. Massey, the former Board Chairman of the Predecessor, and the Jack C. Massey Foundation. In connection with the J. Alexander’s Acquisition, this ESOP was terminated, and all vested balances in participants’ accounts were distributed accordingly. In 2014, a favorable determination letter was received from the Internal Revenue Service approving the termination of this ESOP.

(19)	Subsequent Events

On January 1, 2015, J. Alexander’s Holdings, LLC adopted an Amended and Restated LLC Agreement and established a profits interest management incentive plan. On the same date grant awards were issued to certain members of management pursuant to that plan. As a result of the grants made on January 1, 2015, an estimated $1,500 of noncash compensation expense will be recognized based on the awards’ estimated grant-date fair value over the three-year vesting period, with an offsetting credit to membership equity. The Amended and Restated LLC Agreement adopted on January 1, 2015 contained various other changes to provisions, including the establishment of the requirement to make tax distributions to the Members of J. Alexander’s Holdings, LLC beginning in fiscal 2015. Such distributions will have no impact to net income and are not expected to be a significant use of cash in fiscal 2015.

Subsequent events have been evaluated and disclosed through April 3, 2015, the date of issuance of these Consolidated Financial Statements.

(20)	Quarterly Results (Unaudited)

		2014 Quarters ended
		March 30		June 29		September 28		December 28
Net sales	$	52,356	$	49,840	$	46,725	$	53,312
Operating income		4,911		3,303		728		3,148
Income from continuing operations before income taxes		4,175		2,624		16		2,471
Net income (loss)		4,023		2,515		(215)		2,192
		2013 Quarters ended
		March 31		June 30		September 29		December 29
Net sales	$	45,477	$	47,815	$	44,854	$	50,077
Operating income		2,129		1,455		102		3,971
Income from continuing operations before income taxes		1,684		664		2,230		3,246
Net income (loss)		(1,278)		(871)		1,749		3,301

J. ALEXANDER’S HOLDINGS, LLC
Condensed Consolidated Balance Sheets
June 28, 2015 and December 28, 2014
(Unaudited in thousands)
Assets		June 28, 2015		December 28, 2014

Current assets:
Cash and cash equivalents	$	15,152	$	13,301
Accounts and notes receivable		225		250
Accounts receivable from related party		1		—
Inventories		2,156		2,306
Prepaid expenses and other current assets		2,216		3,003

Total current assets		19,750		18,860

Other assets		4,141		4,405
Property and equipment, at cost, less accumulated depreciation and amortization of $21,592 and $17,662 as of June 28, 2015 and December 28, 2014, respectively		85,934		86,263
Goodwill		15,737		15,737
Trade name and other indefinite-lived intangibles		25,155		25,155
Deferred charges, less accumulated amortization of $163 and $104 as of June 28, 2015 and December 28, 2014, respectively		627		488

Total assets	$	151,344	$	150,908

Liabilities and Membership Equity
Current liabilities:
Accounts payable	$	4,504	$	5,719
Accrued expenses and other current liabilities		9,730		12,014
Accrued expenses due to related party		—		92
Unearned revenue		2,400		3,466
Current portion of long-term debt and obligations under capital leases		1,667		1,671

Total current liabilities		18,301		22,962
Long-term debt and obligations under capital leases, net of portion classified as current		20,417		11,250
Long-term debt due to related party		—		10,000
Deferred compensation obligations		5,803		5,555
Other long-term liabilities		4,211		4,252

Total liabilities		48,732		54,019

Membership equity		102,612		96,889

Total liabilities and membership equity	$	151,344	$	150,908

See accompanying notes to condensed consolidated financial statements.

J. ALEXANDER’S HOLDINGS, LLC

Condensed Consolidated Statements of Operations

Six Months Ended June 28, 2015 and June 29, 2014

(Unaudited in thousands)
		June 28,		June 29,
		2015		2014
Net sales	$	109,275	$	102,196
Costs and expenses:
Cost of sales		34,596		32,339
Restaurant labor and related costs		32,636		30,711
Depreciation and amortization of restaurant property and equipment		4,039		3,777
Other operating expenses		21,550		20,491

Total restaurant operating expenses		92,821		87,318
Transaction and integration expenses		2,113		102
General and administrative expenses		7,863		6,537
Asset impairment charges and restaurant closing costs		2		4
Pre-opening expense		2		21

Total operating expenses		102,801		93,982

Operating income		6,474		8,214

Other income (expense):
Interest expense		(776)		(1,491)
Other, net		48		76

Total other (expense)		(728)		(1,415)

Income from continuing operations before income taxes		5,746		6,799
Income tax (expense)		(21)		(37)
Loss from discontinued operations, net		(211)		(224)

Net income	$	5,514	$	6,538

See accompanying notes to condensed consolidated financial statements.

J. ALEXANDER’S HOLDINGS, LLC

Condensed Consolidated Statements of Cash Flows

Six Months ended June 28, 2015 and June 29, 2014

(Unaudited in thousands)
		June 28, 2015		June 29, 2014
Cash flows from operating activities:
Net income	$	5,514	$	6,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment		4,191		3,921
Equity-based compensation expense		259		—
Other, net		302		254
Changes in assets and liabilities:
Accounts and notes receivable		24		205
Prepaid expenses and other current assets		937		(604)
Accounts payable		(658)		(209)
Accrued expenses and other current liabilities		(3,498)		427
Other assets and liabilities, net		384		(1,155)

Net cash provided by operating activities		7,455		9,377

Cash flows from investing activities:
Purchase of property and equipment		(4,541)		(2,510)
Other investing activities		(58)		(120)

Net cash used in investing activities		(4,599)		(2,630)

Cash flows from financing activities:
Proceeds from borrowing under long-term debt agreement		10,000		—
Payments on long-term debt and obligations under capital leases		(10,838)		(859)
Other financing activities		(167)		(19)

Net cash used in financing activities		(1,005)		(878)

Increase in cash and cash equivalents		1,851		5,869

Cash and cash equivalents at beginning of period		13,301		18,069

Cash and cash equivalents at end of period	$	15,152	$	23,938

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$	1,444	$	808
Property and equipment obligations accrued at end of period		886		1,206
Cash paid for interest		781		216
Cash paid for income taxes		206		67

See accompanying notes to condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

(1)	Organization and Business

On September 26, 2012 (the J. Alexander’s Acquisition Date), Fidelity National Financial, Inc. (FNF) acquired substantially all of the outstanding common stock of J. Alexander’s Corporation, a publicly traded company, in a tender offer, followed by a merger (the J. Alexander’s Acquisition), after which FNF owned all of the outstanding common stock of J. Alexander’s Corporation. The outstanding shares of common stock were delisted and deregistered from the NASDAQ Global Select Market, and J. Alexander’s Corporation was subsequently converted from a corporation to a limited liability company, J. Alexander’s, LLC (the Operating Company), on October 30, 2012. The J. Alexander’s Acquisition was treated as an acquisition for accounting purposes with FNF as the acquirer and J. Alexander’s Corporation as the acquiree, and resulted in FNF owning a 100% interest in the Operating Company. Purchase accounting was applied as of October 1, 2012, as the four days between the purchase transaction and the beginning of the fourth quarter were not considered significant. FNF also contributed the ownership of the Operating Company to Fidelity National Special Opportunities, Inc. (FNSO), a wholly owned subsidiary of FNF, subsequent to the J. Alexander’s Acquisition. FNSO was subsequently converted to Fidelity National Financial Ventures, LLC (FNFV). For purposes of these Condensed Consolidated Financial Statements, FNSO, FNFV and FNF are collectively referred to as “FNF”. References herein to operations and assets of J. Alexander’s Holdings, LLC may also refer to its consolidated subsidiaries.

On February 6, 2013, J. Alexander’s Holdings, LLC was formed as a Delaware limited liability company, and on February 25, 2013 (the Contribution Date), 100% of the membership interests of the Operating Company were contributed by FNF to J. Alexander’s Holdings, LLC in exchange for a 72.1% membership interest in J. Alexander’s Holdings, LLC. Additionally, on February 25, 2013, 100% of the membership interests of Stoney River Management Company, LLC and subsidiaries (Stoney River) were contributed by Fidelity Newport Holdings, LLC (FNH), a majority-owned subsidiary of FNF, to J. Alexander’s Holdings, LLC in exchange for a 27.9% membership interest in J. Alexander’s Holdings, LLC (the Contribution). J. Alexander’s Holdings, LLC then contributed Stoney River to the Operating Company.

On May 6, 2014, FNF converted FNSO to FNFV. Other than certain tax consequences, this change in the organization of the entity holding a majority of the membership interests had no effect on the operations of J. Alexander’s Holdings, LLC. On August 18, 2014, FNH distributed its 27.9% membership interest in J. Alexander’s Holdings, LLC on a pro rata basis to the owners of the FNH membership interests. The distribution resulted in FNFV holding an 87.4% membership interest in J. Alexander’s Holdings, LLC. Also after the distribution, Newport Global Opportunities Fund AIV-A LP (Newport) held a 10.9% membership interest in J. Alexander’s Holdings, LLC, and the remaining 1.7% membership interests were held by other minority investors.

On January 1, 2015, J. Alexander’s Holdings, LLC adopted an Amended and Restated LLC Agreement (the LLC Agreement) and established a profits interest management incentive plan. The LLC Agreement established two classes of membership units, Class A Units and Class B Units. The existing membership interests held by FNFV, Newport, and other minority investors were converted to Class A Units on a pro rata basis on the effective date of the LLC Agreement, resulting in FNFV holding 13,929,987 Class A Units, Newport holding 1,728,899 Class A Units, and the remaining minority investors holding a total of 271,114 Class A Units. The total Class A Units outstanding at June 28, 2015 is 15,930,000.

Additionally, profits interest grant awards were issued to certain members of management pursuant to the incentive plan in the form of Class B Units on the effective date of the LLC Agreement. A total of 1,770,000 Class B Units were authorized under the profits interest plan and, as of June 28, 2015, a total of 885,000 Class B Units were issued and outstanding.

From its inception, J. Alexander’s has gone to great lengths to avoid operating as, or being perceived as, a chain concept. The objective from the beginning has been to operate as a collection of restaurants dedicated to providing guests with the highest quality of food, levels of professional service and ambiance in each of the markets being served. In an effort to further this vision, and also to allow selected locations to expand feature menu offerings available to guests on a seasonal or rotational basis, a number of locations previously operated as J. Alexander’s restaurants have been converted to restaurants operating under the name Redlands Grill. During the first half of fiscal 2015, ten locations formerly operated as J. Alexander’s restaurants began the transition to Redlands Grill locations. Management anticipates that use of the Redlands Grill name will also allow for expansion into certain markets which may currently have a J. Alexander’s and/or Stoney River Steakhouse and Grill restaurant that might not otherwise have been considered viable for expansion opportunities. Assuming the initial transitions are successfully completed, management anticipates a total of 12 to 15 Redlands Grill locations will be operational by the end of fiscal 2015.

J. Alexander’s Holdings, LLC, through the Operating Company and its subsidiaries, owns and operates full service, upscale restaurants under the J. Alexander’s, Redlands Grill and Stoney River Steakhouse and Grill concepts. At June 28, 2015 and December 28, 2014, restaurants operating within the J. Alexander’s concept consisted of 21 and 31 restaurants, in 10 and 12 states, respectively, and restaurants operating within the Stoney River Steakhouse and Grill concept consisted of 10 locations within six states. As noted above, during the first half of fiscal 2015, 10 locations within six states formerly operated as J. Alexander’s restaurants began the transition to Redlands Grill locations. Each concept’s restaurants are concentrated primarily in the East, Southeast, and Midwest regions of the United States. J. Alexander’s Holdings, LLC does not have any restaurants operating under franchise agreements.

On August 15, 2014, J. Alexander’s Holdings, Inc., an affiliate of J. Alexander’s Holdings, LLC, was incorporated in the state of Tennessee. On October 28, 2014, J. Alexander’s Holdings, Inc. filed a registration statement on Form S 1 with the United States Securities and Exchange Commission relating to a proposed initial public offering of its common stock and a restructuring pursuant to which J. Alexander’s Holdings, Inc. would become the managing member of J. Alexander’s Holdings, LLC. On February 18, 2015, FNF announced its intentions to pursue a spin off of J. Alexander’s Holdings, LLC to shareholders of FNFV as an alternative to the structure in the proposed initial public offering of the J. Alexander’s Holdings, Inc. common stock. On June 24, 2015, J. Alexander’s Holdings, Inc. filed a request for the withdrawal of the registration statement on Form S-1 and subsequently filed a registration statement on Form 10 on the same date in connection with the aforementioned spin-off.

(2)	Basis of Presentation

(a)	Interim Financial Statements

The accompanying unaudited Condensed Consolidated Financial Statements for the six months ended June 28, 2015 and June 29, 2014, have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnote disclosures required by GAAP for complete financial statements and should be read in conjunction with J. Alexander’s Holdings, LLC’s annual financial statements for the year ended December 28, 2014.

In the opinion of management, all adjustments (including normal recurring accruals and adjustments) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.

Total comprehensive income or loss is comprised solely of net income or net loss for all periods presented.

(b)	Principles of Consolidation

The Condensed Consolidated Financial Statements include the accounts of J. Alexander’s Holdings, LLC as well as the accounts of its wholly-owned subsidiaries. All intercompany profits, transactions, and balances between J. Alexander’s Holdings, LLC and its subsidiaries have been eliminated. J. Alexander’s Holdings, LLC is a majority-owned subsidiary of FNF.

(c)	Fiscal Year

The J. Alexander’s Holdings, LLC fiscal year ends on the Sunday closest to December 31, and each quarter typically consists of 13 weeks. The six months ended June 28, 2015 and June 29, 2014, each included 26 weeks of operations. Fiscal year 2015 will include 53 weeks of operations, and fiscal year 2014 included 52 weeks of operations.

(d)	Discontinued Operations

During the 2013 fiscal year, three underperforming J. Alexander’s restaurants were closed. The decision to close these restaurants was the result of an extensive review of the J. Alexander’s restaurant portfolio that examined each restaurant’s recent and historical financial and operating performance, its position in the marketplace, and other operating considerations. Two of these restaurants were considered to be discontinued operations. The $211 and $224 losses from discontinued operations for the six months ended June 28, 2015 and June 29, 2014, respectively, consist solely of exit and disposal costs which are primarily related to continued obligations under leases. There were no related assets reclassified as held for sale related to these closures, as there were no significant remaining assets related to these locations subsequent to the asset impairment charges being recorded at the time of closure in fiscal 2013.

(e)	Use of Estimates

Management has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenues and expenses during the periods presented to prepare these Condensed Consolidated Financial Statements in conformity with GAAP. Significant items subject to such estimates and assumptions include those related to the accounting for gift card breakage, estimates of useful lives of property and equipment and leasehold improvements, the carrying amount of intangible assets, fair market valuations, determination of lease terms, and accounting for impairment losses, contingencies, and litigation. Actual results could differ from these estimates.

(f)	Segment Reporting

J. Alexander’s Holdings, LLC owns and operates full-service, upscale restaurants under three concepts exclusively in the United States that have similar economic characteristics,

products and services, class of customer and distribution methods. J. Alexander’s Holdings, LLC believes it meets the criteria for aggregating its operating segments into a single reportable segment.

(3)	Significant Transactions

(a)	Transaction and Integration Costs and Deferred Offering Costs

As discussed in the footnotes to the Consolidated Financial Statements for the year ending December 28, 2014, transaction and integration costs were incurred in fiscal 2014 as indirect costs related to the offering transaction discussed in Note 1 above. Additionally, deferred offering costs, which primarily consisted of direct, incremental legal and accounting fees relating to the pursuit of an initial public offering, were capitalized in 2014 within other current assets with the expectation that such costs would be offset against proceeds of the offering. However, as the offering was abandoned during the second quarter of 2015, the deferred offering costs were expensed as transaction costs in this quarter. Additionally, during the first six months of fiscal 2015, transaction costs associated with the spin-off transaction were incurred. Such transaction costs, including the write-off of deferred offering costs, totaled $2,113 and $102 for the six months ended June 28, 2015 and June 29, 2014, respectively. Transaction costs typically consist primarily of legal and consulting costs, accounting fees, and to a lesser extent other professional fees and miscellaneous costs. Integration costs typically consist primarily of consulting and legal costs.

(b)	Profits Interest Plan

As discussed in Note 1 above, on January 1, 2015, a profits interest management incentive plan was adopted, and grants related to 885,000 Class B Units were issued to certain members of management. The applicable hurdle rate for these Class B Units is $180,000, and the grants vest over a three-year period beginning on January 1, 2015, with 50% becoming vested after two years and the remaining 50% vesting at the end of the third year. As a result of the grants made on January 1, 2015, an estimated $1,500 of noncash compensation expense will be recognized based on the awards’ estimated grant date fair value over the three year vesting period, with an offsetting credit to membership equity. During the first six months of 2015, the noncash compensation related to these grants totaled $259, and is included as a component of general and administrative expense on the Condensed Consolidated Statement of Operations.

(c)	Debt

On May 20, 2015, J. Alexander’s, LLC entered into a financing arrangement with the financial institution that is the lender on its existing term loan and lines of credit. Under the terms of the new credit facility, the existing Development Line of Credit was increased from $15,000 to $20,000, with no other significant changes in terms. Further, a new $10,000 term loan was put into place, which refinanced the remaining $10,000 principal balance of the existing FNF Note which was scheduled to mature on January 31, 2016. The new $10,000 term loan bears interest at a rate of 30-day LIBOR plus 220 basis points on a floating rate basis, and requires interest only payments for the first two years and then combined principal and interest payments beginning in month 25 with a final payment due on the 60-month maturity date. Additionally, three restaurant properties were added as collateral in this refinancing, bringing the total of the collateral package to the personal and real property of 12 locations for all of J. Alexander’s, LLC’s term loans and revolving lines of credit. Maturities of long-term debt for the next five fiscal years giving effect to this refinancing are as follows:

2015*	$833
2016	$1,667
2017	$3,889
2018	$5,000
2019	$5,000
Thereafter	$5,694

* 2015 includes remaining six months of maturities.

(4)	Fair Value Measurements

As of June 28, 2015 and June 29, 2014, the fair value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities approximated their carrying value due to their short-term nature. The carrying amounts of the long-term mortgage debt approximate fair value as interest rates and negotiated terms and conditions are consistent with current market rates, as evidenced by the close proximity of recent refinancing transactions to the dates of these Condensed Consolidated Financial Statements.

(5)	Income Taxes

J. Alexander’s Holdings, LLC is a limited liability company. For federal and most state and local taxing jurisdictions in which J. Alexander’s Holdings, LLC operates, the revenues, expenses, and credits of a limited liability company are allocated to its members, and therefore, no provision, assets or liabilities have been recorded in the accompanying Condensed Consolidated Financial Statements for these specific jurisdictions since the conversion of the Operating Company and subsidiaries to limited liability companies.

Although partnership returns for J. Alexander’s Holdings, LLC are filed in most jurisdictions, effectively passing the tax liability to the partners, there are a small number of jurisdictions, Tennessee being one of them, that do not recognize limited liability companies structured as partnerships as disregarded entities for state and local income tax purposes. In those jurisdictions, J. Alexander’s Holdings, LLC is liable for any applicable state or local income tax. J. Alexander’s Holdings, LLC is also liable for franchise taxes in the various jurisdictions in which it operates. A provision for the income tax liability related to these limited state and local jurisdictions has been provided for in the Condensed Consolidated Financial Statements for the six months ended June 28, 2015 and June 29, 2014.

The tax years 2010 to 2014 remain open to examination by various taxing jurisdictions.

The LLC Agreement adopted on January 1, 2015 established the requirement to make tax distributions to the members of J. Alexander’s Holdings, LLC beginning in fiscal 2015. Such distributions will have no impact to net income and are not expected to be a significant use of cash in fiscal 2015.

(6)	Contingencies

(a)	Contingent Leases

As a result of the disposition of the Predecessor’s Wendy’s operations in 1996, subsidiaries of J. Alexander’s, LLC may remain secondarily liable for certain real property leases with remaining terms of one to five years. The total estimated amount of lease payments remaining on these six leases at June 28, 2015 was approximately $1,500. In connection with the sale of the Predecessor’s Mrs. Winner’s Chicken & Biscuit restaurant operations in 1989 and certain previous dispositions, subsidiaries of J. Alexander’s, LLC also may remain secondarily liable for a certain real property lease. The total estimated amount of lease payments remaining on this one lease at June 28, 2015 was approximately $200. Additionally, in connection with the previous disposition of certain other Wendy’s restaurant operations, primarily the southern California restaurants in 1982, subsidiaries of J. Alexander’s, LLC may remain secondarily liable for certain real property leases with remaining terms of one to five years. The total estimated amount of lease payments remaining on these four leases as of June 28, 2015 was approximately $550. There have been no payments by subsidiaries of J. Alexander’s, LLC of such contingent liabilities in the history of J. Alexander’s, LLC. Management does not believe any significant loss is likely.

(b)	Tax Contingencies

J. Alexander’s Holdings, LLC is subject to real property, personal property, business, franchise and income, and sales and use taxes in various jurisdictions within the United States and is regularly under audit by tax authorities. This is believed to be common for the restaurant industry. Management believes the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position or results of operations for J. Alexander’s Holdings, LLC.

(c)	Litigation Contingencies

J. Alexander’s Holdings, LLC and its subsidiaries are defendants from time to time in various claims or legal proceedings arising in the ordinary course of business, including claims relating to workers’ compensation matters, labor-related claims, discrimination and similar matters, claims resulting from guest accidents while visiting a restaurant, claims relating to lease and contractual obligations, federal and state tax matters, and claims from guests or employees alleging illness, injury or other food quality, health or operational concerns, and injury or wrongful death under “dram shop” laws that allow a person to sue J. Alexander’s Holdings, LLC based on any injury caused by an intoxicated person who was wrongfully served alcoholic beverages at one of its restaurants.

Management does not believe that any of the legal proceedings pending against it as of the date of this report will have a material adverse effect on its liquidity or financial condition. J. Alexander’s Holdings, LLC may incur liabilities, receive benefits, settle disputes, sustain judgments, or accrue expenses relating to legal proceedings in a particular fiscal year, which may adversely affect its results of operations, or on occasion, receive settlements that favorably affect its results of operations.

(7)	Related-Party Transactions

In connection with the Contribution, J. Alexander’s Holdings, LLC entered into the FNF Note, which was accounted for as a distribution of capital. The $20,000 note accrued interest at 12.5% annually, and the interest and principal were payable in full on January 31, 2016. Under the terms of J. Alexander’s, LLC’s term loan dated September 3, 2013, the FNF Note was subordinated to the term debt. The Amended and Restated Loan Agreement dated December 9, 2014, included a provision whereby, as long as there were no outstanding events of default, the entire FNF Note could be repaid with proceeds from the ongoing offering transaction and up to $10,000 of the debt associated with the FNF Note could be repaid regardless of whether the offering transaction were to occur. On December 15, 2014, a payment of $14,569, representing

$10,000 of principal on the FNF Note and $4,569 of accrued interest, was made to FNF. Further, as discussed in Note 3(c), on May 20, 2015, J. Alexander’s, LLC entered into a financing arrangement with the financial institution that is the lender on its existing term loan and lines of credit. Under the terms of the new credit facility, a new $10,000 term loan was put into place, the purpose of which was to refinance the remaining $10,000 principal balance of the existing FNF Note. On May 20, 2015, J. Alexander’s Holdings, LLC paid the remaining principal balance of $10,000 as well as accrued interest of $542 to FNF which resulted in the FNF note being paid in full.

During the six months ended June 28, 2015 and June 29, 2014, interest expense of $493 and $1,264, respectively, was recorded relative to the FNF Note. At June 28, 2015 and December 28, 2014, a liability of $0 and $48, respectively, associated with such interest has been reported in the “Accrued expenses due to related party” line item on the Condensed Consolidated Balance Sheet.

FNF also bills J. Alexander’s Holdings, LLC for expenses incurred or payments made on its behalf by FNF, primarily related to third party consulting fees, travel expenses for employees and the board of managers, and franchise tax payments. These expenses totaled $3 and $7 for the six months ended June 28, 2015 and June 29, 2014, respectively, and an accrual of $0 and $42 was needed for such costs at June 28, 2015 and December 28, 2014, respectively.